As filed with the Securities and Exchange Commission on November 22, 2004
                                                  Registration No. 333-118057

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                              ---------------------
                          POST-EFFECTIVE AMENDMENT NO. 1
                                        TO
                                     FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              ---------------------


              PXRE Group Ltd.                                Bermuda                                  98-0214719
 (Exact name of Registrant as specified in
                 charter)
     PXRE Capital Trust IV                             Delaware                                 51-6538948
 (Exact name of Registrant as specified in   (State of incorporation or organization)   (I.R.S. Employer Identification Number)
           certificate of trust)

                              ---------------------

                                   PXRE House
                                110 Pitts Bay Rd.
                                 Pembroke HM 08
                                     Bermuda
                                 (441) 296-5858
   (Address, including zip code, and telephone number, including area code, of registrant's executive offices)

                              ---------------------

                                 CT Corporation
                                111 Eight Avenue
                                   13th Floor
                            New York, New York 10011


 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              ---------------------

                                   Copies to:
                             NANCY H. CORBETT, ESQ.
                         Sidley Austin Brown & Wood LLP
                               787 Seventh Avenue
                            New York, New York 10019
                                 (212) 839-5300

                              ---------------------

         Approximate Date of Commencement of Proposed Sale to the Public: From time to time after this registration statement becomes effective.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|


                                          CALCULATION OF REGISTRATION FEE
==================================== ========================= ===================== ===================== ======================
        TITLE OF EACH CLASS                                      PROPOSED MAXIMUM      PROPOSED MAXIMUM
           OF SECURITIES                   AMOUNT TO BE          AGGREGATE PRICE      AGGREGATE OFFERING         AMOUNT OF
         TO BE REGISTERED                 REGISTERED(1)            PER UNIT(2)             PRICE(2)          REGISTRATION FEE
------------------------------------ ------------------------- --------------------- --------------------- ----------------------
Secondary Offering by Selling
  Shareholders.................
     PXRE Group Ltd.'s
       convertible Series A
       Preferred Shares........           8,957.34 shares(3)                                                       ---
     PXRE Group Ltd.'s
       convertible Series B
       Preferred Shares........           5,971.56 shares(4)                                                       ---
     PXRE Group Ltd.'s
       convertible Series C
       Preferred Shares........           2,985.78 shares(5)                                                       ---
     PXRE Group Ltd.'s
       convertible Class A
       Common Shares...........          6,490,824 shares(6)                                                       ---
     PXRE Group Ltd.'s
       convertible Class B
       Common Shares...........          4,327,215 shares(7)                                                       ---
     PXRE Group Ltd.'s
       convertible Class C
       Common Shares...........          2,163,607 shares(8)                                                       ---
     PXRE Group Ltd. Common
       Shares(1)...............         12,981,646 shares(9)         $22.93(10)      $297,669,142.78(10)        $37,715(11)

==================================== ========================= ===================== ===================== ======================

(1) Represents convertible preferred shares, convertible common shares into which the convertible preferred shares convert, and common shares into which the convertible common shares convert, being registered hereunder held directly by the selling shareholders, or to be held by the selling shareholders upon conversion of their convertible preferred shares into convertible common shares and conversion of the convertible common shares into common shares. Pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement also includes additional shares of convertible preferred stock, convertible common stock and common stock issuable upon stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purposes of computing the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.

(3) Represents PXRE Group Ltd.'s convertible Series A Preferred Shares. The 8,957.34 outstanding convertible Series A Preferred Shares, which includes 5,971.56 A1 Preferred Shares and 2,985.78 A2 Preferred Shares, being registered hereunder are held directly by certain selling shareholders who purchased such Series A Preferred Shares on April 4, 2002 pursuant to a private placement under Section 4(2) of the Securities Act of 1933, as amended, or received such shares as dividends. Each holder of the Series A Preferred Shares has the same rights, preferences and privileges as the other holders of Series A Preferred Shares and, except as specifically described in the description of stock for convertible preferred shares and convertible common shares, which has been filed as an exhibit to this registration statement, the holders of the Series B Preferred Shares and Series C Preferred Shares.

(4) Represents PXRE Group Ltd.'s convertible Series B Preferred Shares. The 5,971.56 outstanding convertible Series B Preferred Shares, which includes 3,981.04 B1 Preferred Shares and 1,990.52 B2 Preferred Shares, being registered hereunder are held directly by certain selling shareholders who purchased such Series B Preferred Shares on April 4, 2002 pursuant to a private placement under Section 4(2) of the Securities Act of 1933, as amended, or received such shares as dividends. Each holder of the Series B Preferred Shares has the same rights, preferences and privileges as the other holders of Series B Preferred Shares and, except as specifically described in the description of stock for convertible preferred shares and convertible common shares, which has been filed as an exhibit to this registration statement, the holders of the Series A Preferred Shares and Series C Preferred Shares.

(5) Represents PXRE Group Ltd.'s convertible Series C Preferred Shares. The 2,985.78 outstanding convertible Series C Preferred Shares, which includes 1,990.52 C1 Preferred Shares and 995.26 C2 Preferred Shares, being registered hereunder, are held directly by certain selling shareholders who purchased such Series C Preferred Shares on April 4, 2002 pursuant to a private placement under Section 4(2) of the Securities Act of 1933, as amended, or received such shares as dividends. Each holder of the Series C Preferred Shares has the same rights, preferences and privileges as the other holders of Series C Preferred Shares and, except as specifically described in the description of stock for convertible preferred shares and convertible common shares, which has been filed as an exhibit to this registration statement, the holders of the Series A Preferred Shares and Series B Preferred Shares.

(6) Represents PXRE Group Ltd.'s convertible Class Common Shares issuable upon conversion of the convertible Class A Preferred Shares. The 6,490,824 convertible Class A Common Shares being registered hereunder, will be held directly by certain selling shareholders upon conversion of the Series A Preferred Shares. Each holder of the Class A Common Shares has the same rights, preferences and privileges as the other holders of Class A Common Shares and, except as specifically described in the description of stock for convertible preferred shares and convertible common shares, which has been filed as an exhibit to this registration statement, the holders of the Class B Common Shares, the Class C Common Shares and the PXRE Group Ltd. Common Shares. The Class A Common Shares shall automatically convert into PXRE Group Ltd. Common Shares on a one-for-one basis upon the transfer of record ownership to any person other than a selling shareholder, an affiliate or limited partner of a selling shareholder or any other person with the consent of the Board of Directors.

(7) Represents PXRE Group Ltd.'s convertible Class B Common Shares issuable upon conversion of the convertible Class B Preferred Shares. The
     4,327,215 convertible Class B Common Shares being registered hereunder, will be held directly by certain selling shareholders upon conversion of the Series B Preferred Shares. Each holder of the Class B Common Shares has the same rights, preferences and privileges as the other holders of Class B Common Shares and, except as specifically described in the description of stock for convertible preferred shares and convertible common shares, which has been filed as an exhibit to this registration statement, the holders of the Class A Common Shares, the Class C Common Shares and the PXRE Group Ltd. Common Shares. The Class B Common Shares shall automatically convert into PXRE Group Ltd. Common Shares on a one-for-one basis upon the transfer of record ownership to any person other than a selling shareholder, an affiliate or limited partner of a selling shareholder or any other person with the consent of the Board of Directors.

(8) Represents PXRE Group Ltd.'s convertible Class C Common Shares issuable upon conversion of the convertible Class C Preferred Shares. The
     2,163,607 convertible Class C Common Shares, being registered hereunder, will be held directly by certain selling shareholders upon conversion of the Series C Preferred Shares. Each holder of the Class C Common Shares has the same rights, preferences and privileges as the other holders of Class C Common Shares and, except as specifically described in the description of stock for convertible preferred shares and convertible common shares, which has been filed as an exhibit to this registration statement, the holders of the Class A Common Shares, the Class B Common Shares and the PXRE Group Ltd. Common Shares. The Class C Common Shares shall automatically convert into PXRE Group Ltd. Common Shares on a one-for-one basis upon the transfer of record ownership to any person other than a selling shareholder, an affiliate or limited partner of a selling shareholder or any other person with the consent of the Board of Directors.

(9) Represents PXRE Group Ltd.'s common shares issuable upon conversion of the convertible common shares into which the convertible preferred shares convert, for which no additional registration fee is payable pursuant to Rule 457(i) under the Securities Act of 1933, as amended. The number of PXRE Group Ltd.'s common shares listed represents the aggregate number of common shares issuable upon conversion of or otherwise in respect of the 12,981,646 shares of PXRE Group Ltd.'s convertible common shares, which includes 6,490,824 convertible Class A Common Shares, 4,327,215 convertible Class B Common Shares and 2,163,607 convertible Class C
     Common Shares, which convertible common shares are issuable upon conversion of the 17,914.672 shares of PXRE Group Ltd.'s convertible preferred shares, which includes 8,957.337 convertible Series A Preferred Shares, 5,971.557 convertible Series B Preferred Shares and 2,985.778 convertible Series C Preferred Shares, respectively, held by the selling shareholders. The holders of PXRE Group Ltd.'s convertible preferred shares and convertible common shares into which they convert do not intend to offer for sale any of such convertible preferred shares or convertible common shares, and have agreed with PXRE Group Ltd. that they will not do so.

(10) Based on the high and low prices reported of the common shares on The New York Stock Exchange on August 2, 2004.


(11) Does not include an additional $119,586,975.00 of securities previously registered by the Registrant of under its Registration Statement on Form S-3 (File No. 333-105589 and 333-105589-01) which are being carried forward pursuant to Rule 429 under the Securities Act of 1933. A registration fee of $16,481.90 was previously paid in connection with that Registration Statement (File No. 333-105589 and 333-105589-01), of which $13,140.14 related to $119,586,975.00 of those securities. In the event that any such previously registered securities are offered and sold prior to the effective date of this Registration Statement, the amount of such securities so offered and sold will not be included in a prospectus hereunder.




         Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included in this registration statement also relates to $119,586,975.00 of remaining unsold securities that were previously registered by the registrant under Registration Statement 333-105589 and 333-105589-01 on Form S-3.

                                EXPLANATORY NOTE


        This registration statement contains a prospectus to be used by PXRE in connection with offerings of its debt securities, common shares, preferred shares, depositary shares and warrants and by any selling shareholders in connection with offerings of convertible preferred shares, convertible common shares or common shares of PXRE, although the selling shareholders do not intend to offer for sale any of the convertible preferred shares or convertible common shares, and have agreed with PXRE not to do so.


     We may sell these securities either separately or in units. We may issue debt securities convertible into common shares or preferred shares. The preferred shares issued may also be convertible into common shares or another series of preferred shares. The prospectus provides a general description of the securities that may be offered.

     Each time we or the selling shareholders sell securities pursuant to the prospectus, to the extent required by applicable law, we will describe in a prospectus supplement, which we or the selling shareholders will deliver with the prospectus, specific information about the offering and the terms of the particular securities offered. In each prospectus supplement we will include the following information, to the extent applicable:

     o    the type and amount of securities proposed to be sold;

     o    the initial public offering price of the securities;

     o the names of any underwriters or agents through or to which we or they will sell the securities;

     o    any compensation of those underwriters or agents; and

     o information about any securities exchanges or automated quotation systems on which the securities will be listed or traded.

     In addition, the prospectus supplement may also add, update or change the information contained in the prospectus. If there is an inconsistency between the information in the prospectus and the prospectus supplement, you should rely on the prospectus supplement. We encourage you to read the prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

     We may not sell these securities or accept any offer to buy these securities until we deliver the prospectus and an accompanying prospectus supplement in final form. We are not using the prospectus and any accompanying prospectus supplement to offer to sell these securities or to solicit offers to buy these securities in any place where the offer or sale is not permitted.

     No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in the prospectus and any accompanying prospectus supplement and, if given or made, such information or representations must not be relied upon as having been authorized by us. The prospectus and any accompanying prospectus supplement do not constitute any offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

The information in this preliminary prospectus is not complete and may be changed. PXRE Group Ltd. may not sell these securities until the Securities and Exchange Commission declares the registration statement effective. This preliminary prospectus is not an offer to sell or the solicitation of an offer to buy these securities in any jurisdiction where the offer or the sale is not permitted.

            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 9, 2004


                                5,251,686 Shares



                                   [PXRE LOGO]




                                PXRE GROUP LTD.

                                 Common Shares

                                  ------------


   We are selling 3,724,803 of our common shares and the selling shareholders are selling 1,526,883 of our common shares. We will not receive any of the proceeds from the sale of the common shares by the selling shareholders.

   Our common shares are listed on the New York Stock Exchange under the symbol "PXT." The last reported sale price on the New York Stock Exchange on November 17, 2004 was $24.01 per share.

   The underwriters have an option to purchase a maximum of 787,753 additional common shares to cover overallotments of shares, of which we would sell 657,318 additional common shares and the selling shareholders would sell 130,435 additional common shares.

   INVESTING IN OUR COMMON SHARES INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE S-9 OF THIS PROSPECTUS SUPPLEMENT AND PAGE 5 OF THE ACCOMPANYING PROSPECTUS.


                                                                                      UNDERWRITING                  PROCEEDS TO THE
                                                                       PRICE TO      DISCOUNTS AND    PROCEEDS TO       SELLING
                                                                        PUBLIC        COMMISSIONS        PXRE         SHAREHOLDERS
                                                                     ------------    -------------    -----------   ---------------
Per Share ........................................................      $23.75          $1.1875        $22.5625         $22.5625
Total ............................................................   $124,727,543      $6,236,377     $84,040,868     $34,450,298


   Delivery of the common shares will be made on or about November 23, 2004.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.



   CREDIT SUISSE FIRST BOSTON                         KEEFE BRUYETTE & WOODS


DOWLING & PARTNERS SECURITIES              FOX-PITT, KELTON              LAZARD



          The date of this prospectus supplement is November 22, 2004.

                                  ------------


                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT


                                                                           PAGE
PROSPECTUS SUPPLEMENT SUMMARY ..............................................S-1
THE OFFERING................................................................S-5
CAUTIONARY STATEMENTS REGARDING
  FORWARD-LOOKING STATEMENTS ...............................................S-7
RISK FACTORS ...............................................................S-9
USE OF PROCEEDS ...........................................................S-25
PRICE RANGE OF COMMON SHARES AND
  DIVIDEND POLICY .........................................................S-25
CAPITALIZATION ............................................................S-26
SELECTED CONSOLIDATED FINANCIAL DATA ......................................S-27
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATION ...............................................................S-31

                                                                           PAGE
BUSINESS ..................................................................S-48
MANAGEMENT ................................................................S-65
SELLING SHAREHOLDERS AND RELATED
  INFORMATION .............................................................S-68
CERTAIN TAX MATTERS .......................................................S-70
UNDERWRITING ..............................................................S-79
NOTICE TO CANADIAN RESIDENTS ..............................................S-81
LEGAL MATTERS..............................................................S-82
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS .................................F-1



                                   PROSPECTUS

                                                                           PAGE
SUMMARY ......................................................................1
WHERE YOU CAN FIND MORE INFORMATION ..........................................4
RISK FACTORS..................................................................5
CAUTIONARY STATEMENT REGARING FORWARD-
 LOOKING STATEMENTS .........................................................20
CONSOLIDATED RATIOS OF EARNINGS TO FIXED
 CHARGES AND EARNINGS TO FIXED CHARGES
 AND PREFERRED SHARE DIVIDENDS ..............................................21
USE OF PROCEEDS..............................................................22
PXRE GROUP LTD...............................................................22
DESCRIPTION OF DEBT SECURITIES...............................................23
DESCRIPTION OF WARRANTS......................................................35

                                                                           PAGE
DESCRIPTION OF SHARE CAPITAL.................................................36
DESCRIPTION OF THE DEPOSITARY SHARES.........................................48
FORMS OF SECURITIES..........................................................51
SELLING SHAREHOLDERS.........................................................53
PLAN OF DISTRIBUTION.........................................................55
LEGAL MATTERS................................................................56
EXPERTS......................................................................56
CERTAIN ERISA CONSIDERATIONS.................................................57
BERMUDA MONETARY AUTHORITY...................................................58
UNENFORCEABILITY OF CERTAIN UNITED
 STATES JUDGMENTS............................................................59
DIFFERENCE IN CORPORATE LAWS.................................................59


                                  ------------

   YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                      WHERE YOU CAN FIND MORE INFORMATION


   We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, the SEC maintains a website that contains reports, proxy statements and other information that we electronically file. The address of the SEC's website is http://www.sec.gov.

   This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities we and the selling shareholders are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are summaries and do not contain all the information that may be important to you. You should review the complete document to evaluate these statements.

   Our common shares, par value $1.00 per share, are listed on the New York Stock Exchange, Inc. under the symbol "PXT." You may inspect reports, proxy statements and other information concerning us and our consolidated subsidiaries at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

   The SEC allows us to incorporate by reference much of the information we file with it, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in the accompanying prospectus is considered to be part of the accompanying prospectus. Because we are incorporating by reference future filings with the SEC, the prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated by reference in the prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in the prospectus or in any document previously incorporated by reference have been modified or superseded. The prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information in the documents that is deemed not to be filed) after the date of the prospectus until we complete our offering of the securities to be issued under the registration statement or, if later, the date on which any of our affiliates cease offering and selling these securities:

     (a) Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (SEC file number 1-15259);

     (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 June 30, 2004 and September 30, 2004;

     (c)  Current Reports on Form 8-K (SEC file number 1-15259) filed on
          March 26, 2004, May 18, 2004, July 1, 2004, August 4, 2004
          (regarding Items 5 and 7), August 25, 2004, August 31, 2004, September 2, 2004, November 2, 2004, and November 4, 2004 (regarding
          Item 8.01); and

     (d) The description of the common shares contained in our registration statement on Form 8-A filed on August 23, 1999 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating the description.

   We are not, however, incorporating by reference any documents or portions thereof that are not deemed "filed" with the SEC, including any information furnished pursuant to Items 9 or 12 of Form 8-K. You can request a copy of these documents, excluding exhibits, at no cost, by writing or telephoning us at the following address:

                                   PXRE House
                                110 Pitts Bay Rd
                                Pembroke HM 208
                                    Bermuda
                              Attention: Treasurer
                                 (441) 296-5858

                         PROSPECTUS SUPPLEMENT SUMMARY


   The description below is a summary of the prospectus supplement and the material terms of the offering, and does not contain all of the information that may be important to you. You should read this entire prospectus supplement and the accompanying prospectus carefully, including "Risk Factors" beginning on page S-9 of this prospectus supplement and page 5 in the accompanying prospectus and the consolidated financial statements and related notes included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

                                      PXRE

   PXRE Group Ltd. is an insurance holding company organized in Bermuda. We provide reinsurance products and services to a worldwide marketplace through our wholly owned subsidiary operations located in Bermuda, Barbados, Europe and the United States. Our primary business is catastrophe and risk excess reinsurance, which accounted for approximately 99% and 96% of net premiums written for the nine months ended September 30, 2004 and the year 2003.

   Our catastrophe and risk excess business includes property catastrophe excess of loss, property catastrophe retrocessional, property risk excess, and marine excess and aerospace excess reinsurance products. Catastrophe and risk excess business has been our primary focus since our predecessor company was formed in 1986. This focus on short-tail, high-severity, low-frequency lines of business exposes us to short term volatility. We have been able to successfully underwrite these products over the long term, as evidenced by our cumulative average catastrophe and risk excess loss ratio of 51.6% for the period from 1987 to September 30, 2004.

   Property catastrophe reinsurance generally covers claims arising from large catastrophes around the world such as hurricanes, windstorms, hailstorms, earthquakes, volcanic eruptions, fires, industrial explosions, freezes, riots, floods and other man-made or natural disasters. In underwriting our property catastrophe portfolio, we seek to diversify our exposures geographically and by peril in order to manage the risk assumed and maximize the return on our portfolio. Substantially all of our property catastrophe reinsurance and retrocessional products are offered on an excess-of-loss basis with aggregate limits on our exposure to losses. This means that we do not begin to pay our clients' claims until their claims exceed a certain contractually specified amount and our obligation to pay those claims is limited to a contractually specified aggregate amount. For the nine months ended September 30, 2004, 75.5% of our property catastrophe and risk excess net premiums written emanated from clients located outside North America, including clients located in the United Kingdom, Continental Europe, Latin America, the Caribbean, Australia and Asia.

   We provide property catastrophe products to both insurers and reinsurers. As of September 30, 2004, insurance and reinsurance companies comprise 79% and 21%, respectively, of our total number of clients, based solely on client count.

   The reinsurance of a reinsurer or retrocedent is referred to as retrocessional reinsurance. Retrocessional business generally carries substantially higher risk premiums than property catastrophe reinsurance business. We believe this risk premium is required because retrocessional coverage is characterized by higher volatility, principally due to the fact that retrocessional contracts expose a reinsurer to an uncertain level of correlation with other existing reinsurance contracts. In addition, the information available to retrocessional underwriters concerning the original primary risk is often less precise than the information received from primary insurers directly. Moreover, exposures from retrocessional business can change within a contract term as the underwriters of a retrocedent alter their book of business after retrocessional coverage has been bound. There are substantially fewer competitors offering this type of coverage due to the risks entailed in underwriting retrocessional business.

   We have been able to achieve a significant position in the property catastrophe retrocessional market and have considerable experience in successfully underwriting property catastrophe retrocessional business. We have developed proprietary risk models that take into account the lack of transparency in the underwriting information and allow us to view this business within the context of our entire portfolio. Our tenure in this business has allowed us to develop the relationships and market knowledge necessary to manage the risk associated with a retrocedent's alteration of its book of business after we have bound coverage.

   We also offer our clients property per-risk, marine and aerospace reinsurance and retrocessional products. Unlike property catastrophe reinsurance, which protects against the accumulation of a large number of related losses arising out of one catastrophe, per-risk excess of loss reinsurance protects our clients against a large loss arising from a single risk or location. Substantially all of our property per-risk business is also written on an excess-of-loss basis with contractual aggregate limits on our exposure to losses. Our aerospace reinsurance business includes both excess of loss aviation business and pro rata satellite reinsurance business.

   The events of September 11, 2001, combined with industry-wide reserve deficiencies recognized subsequently and poor investment performance, resulted in considerable increases in pricing in conjunction with improved terms and conditions for the insurance industry for the underwriting years 2002 through 2004. As a direct result, we experienced significant rate increases and strong profitability in our core property catastrophe and risk excess segment. Operating in this favorable environment, we had net income before convertible preferred share dividends of $64.5 million in 2002 and $96.6 million in 2003.

   Primarily as a result of losses from hurricanes Charley, Frances, Ivan and Jeanne, we incurred net losses before convertible preferred share dividends of $73.2 million and $9.9 million in the quarter and nine month period ended September 30, 2004, respectively. During the three and nine month period ended September 30, 2003, we had net income before convertible preferred share dividends of $23.7 million and $68.8 million, respectively.

OUR COMPETITIVE STRENGTHS

   o Experienced Underwriting Team With Proven Long-Term Track Record at PXRE. Our underwriters have an average of 22 years of experience in the reinsurance industry. We believe this cohesive and experienced underwriting team has shown its ability to generate superior risk selection and attractive returns. Our underwriting capability is evidenced by our long-term track record of success in our core business. Our cumulative average catastrophe and risk excess loss ratio for the period from 1987 to September 30, 2004 was 51.6%.

   o Established Franchise. Our predecessor, PXRE Corporation, was organized in July 1986 by Phoenix Life Insurance Company as the successor to the property and casualty reinsurance business carried on since 1982 by a former subsidiary of Phoenix Life. Since that time, we have consistently provided property catastrophe reinsurance products to insurers and reinsurers on a global basis. Our commitment to the sector, claims paying record, proven catastrophe risk management, responsive underwriting approach and extensive industry relationships have allowed us to develop our strong standing and credibility within the reinsurance community and with clients worldwide.

   o Financial Strength. Our reinsurance company subsidiaries, PXRE Reinsurance Ltd., which we call "PXRE Bermuda," and PXRE Reinsurance Company, which we call "PXRE Reinsurance," have financial strength ratings of "A" from A.M. Best Company and from Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies, Inc. Management believes that these ratings position us well within the reinsurance marketplace, and that maintenance of these ratings is important in the conduct of our business and to preserve our ability to access and to selectively choose the risks we underwrite. Management believes that losses incurred in the third quarter of 2004 will not negatively impact our financial strength ratings.

   o Bermuda-Based Operations. Our operations, including our CEO and all of our underwriters, are based in our main offices in Bermuda. This allows us to maintain a highly centralized underwriting and risk management operation. In addition, operating out of Bermuda allows us to benefit from an established network of reinsurance and insurance brokers and a supportive regulatory environment.

OUR STRATEGY

   Our strategy consists of several key components:

   o Focus on Historically Profitable Short-tail Segments. We intend to maintain PXRE's focus and emphasis on catastrophe reinsurance and other short-tail products, including property-per-risk, marine and aerospace reinsurance and retrocessional products.

   o Adjust the Level of Our Underwriting Commitments to the Underwriting Cycle and Proactively Manage our Capital. We intend to monitor and proactively adjust the level of our underwriting commitments in response to changing market conditions, increasing the size of our book of business in times of attractive pricing and reducing the size of our book in times of lower pricing in order to maximize the effective and efficient use of our capital.

   o Maintain Strict Management of Risk. We are committed to rigorously measure and manage our risks in order to maintain our financial strength. We utilize third-party catastrophe modeling products, as well as our proprietary Crucible risk management system, to strictly control and manage the aggregation and correlation of the risks in our reinsurance business using aggregation limits and real-time portfolio techniques.

   o Apply Extensive Technical Analysis to Our Underwriting. We are committed to continue using a broad array of catastrophe modeling and analytical systems, both commercial and proprietary, in both the pricing and selection of reinsurance risks. These various catastrophe modeling systems help us to establish target pricing for each contract submission received. We then use our proprietary Crucible risk management system to measure, in real-time, each proposed transaction's impact on the expected performance of our portfolio as well as the optimal risk-adjusted return on capital. Notwithstanding our use of computer modeling and analytical systems, we maintain a healthy dose of skepticism as we believe that one of the critical components of successful underwriting is application of experienced underwriting judgment at each step of the underwriting process.

   o Maintain a Conservative and Diversified Investment Strategy Designed to Complement Our Underwriting Operation. We intend to continue our investment strategy of maintaining the majority of our investment portfolio in high quality fixed income investments with modest duration, while allocating a limited portion of the portfolio to well-diversified hedge fund investments.

RECENT DEVELOPMENTS

   o Florida and Caribbean Hurricanes. We incurred losses from hurricanes Charley, Frances, Ivan and Jeanne, net of reinsurance recoverables and reinstatement premiums, of $111.0 million pre-tax. For the quarter and nine month period ended September 30, 2004, the four hurricanes were the primary reason for the net loss before convertible preferred share dividends of $73.2 and $9.9 million, respectively. We have received only a limited number of claims since these events occurred. We have therefore recorded our best estimate of incurred loss from the hurricanes based primarily on our extensive modeling, our detailed review of affected contracts and numerous discussions with our clients. The ultimate impact of losses from the hurricanes on our results of operations might therefore differ substantially from our estimated loss.

   o Other Catastrophes. Various catastrophes also occurred outside the United States, most notably the typhoons and earthquake in Japan. Management does not believe that we have incurred a loss of greater than $5.0 million from any one of these catastrophes.

   o Moderate Rate Increase Anticipated. Although there can be no assurance, we expect that the four major hurricanes that struck the United States and other recent international catastrophes will have a favorable impact on reinsurance pricing. We believe that retrocessional rates will increase moderately, North America catastrophe pricing will be stable with potential increases and the recent rate decline on international catastrophe business will be moderated.

RISKS RELATING TO PXRE

   As part of your evaluation of an investment in our common shares, you should take into account the risks discussed in the section entitled "Risk Factors" beginning on page S-9 of this prospectus supplement and page 5 of the accompanying prospectus.

PRINCIPAL EXECUTIVE OFFICES

   Our principal executive offices are located at PXRE House, 110 Pitts Bay Road, Pembroke HM 08, Bermuda. Our telephone number is (441) 296-5858. You may also obtain additional information about us from our website, www.pxre.com. The information on our website is not part of this prospectus supplement or the accompanying prospectus.

                                  THE OFFERING


Common shares offered by:

     PXRE . . . . . . . . . . . . . . . . . . . 3,724,803 shares

     Selling Shareholders . . . . . . . . . . . 1,526,883 shares

       Total. . . . . . . . . . . . . . . . . . 5,251,686 shares

Common shares outstanding after the offering. . 19,681,571 shares

Use of proceeds . . . . . . . . . . . . . . . . We estimate that our net proceeds from our sale of our
                                                common shares in this offering,
                                                after deducting underwriting
                                                discounts and estimated expenses
                                                of the offering, will be
                                                approximately $83.0 million, or
                                                $97.9 million if the
                                                underwriters exercise their
                                                overallotment option in full. We
                                                intend to contribute these net
                                                proceeds to PXRE Bermuda to
                                                support the underwriting of
                                                additional reinsurance business
                                                during the January 1, 2005
                                                renewal period and throughout
                                                the balance of 2005.

                                                We will not receive any of the
                                                proceeds from the sale of common
                                                shares by the selling
                                                shareholders.

Dividend policy . . . . . . . . . . . . . . . . We have paid a cash dividend on our common shares at a quarterly
                                                rate of $0.06 per share since
                                                the third quarter of 1999.
                                                Although we have no current
                                                intention of changing our
                                                dividend policy, our board of
                                                directors periodically reviews
                                                our dividend policy and may
                                                change it in the future in
                                                accordance with our capital
                                                needs.

                                                We pay a dividend on our
                                                preferred shares quarterly, at a
                                                rate per annum of 8% of the sum
                                                of the stated value on each
                                                share plus any accrued and
                                                unpaid dividends thereon. To
                                                date, these dividends have been
                                                paid in kind. As of and
                                                following April 4, 2005,
                                                dividends declared on the
                                                preferred shares by our Board of
                                                Directors will be payable in
                                                cash.

Ownership limitation. . . . . . . . . . . . . . Our bye-laws provide that, subject to certain exceptions
                                                and waiver procedures, the
                                                voting rights with respect to
                                                our shares owned by any
                                                shareholder will be limited to a
                                                voting power of 9.9%. We have
                                                waived this requirement with
                                                respect to only one non-U.S.
                                                preferred shareholder.

New York Stock Exchange symbol. . . . . . . . . PXT

   Unless we indicate otherwise, all information in this prospectus supplement excludes:

     o 657,318 common shares that may be issued by us and 130,435 common shares that may be sold by the selling shareholders upon exercise of the underwriters' overallotment option;

     o 12,028,730 common shares plus accrued dividends from September 30, 2004 that may be issued upon conversion at the option of the owners of 16,215 preferred shares outstanding as of November 17, 2004. On an as converted basis, these outstanding preferred shares represented approximately 37.9% of all common shares outstanding as of November 17, 2004, as adjusted for the offering, compared to 43.0% prior to the offering. For a discussion of our preferred shares, dividends payable on preferred shares and the related conversion price adjustment features, see "Description of Share Capital -- Outstanding Preferred Shares" in the accompanying prospectus;

     o 2,029,216 common shares issuable pursuant to outstanding options at a weighted average exercise price of $19.96 per share as of November 17, 2004; and

     o 965,223 additional common shares reserved for future issuance from time to time under our equity benefit plans.

           CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS


   This prospectus supplement, the accompanying prospectus and the documents we incorporate by reference contain various forward-looking statements and include assumptions concerning our operations, future results and prospects. Statements included in such documents, as well as statements made by us or on our behalf in press releases, written statements or other documents filed with the Securities and Exchange Commission, or the "SEC," or in our communications and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, which are not historical in nature are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended and Section 27A of the Securities Act of 1933, as amended. These forward-looking statements, identified by words such as "intend," "believe," "anticipate," or "expect" or variations of such words or similar expressions are based on current expectations and are subject to risks and uncertainties. In light of the risks and uncertainties inherent in all future projections, these forward-looking statements should not be considered as a representation by us or any other person that our objectives or plans will be achieved. We caution investors and analysts that actual results or events could differ materially from those set forth or implied by the forward-looking statements and related assumptions, depending on the outcome of certain important factors including, but not limited to, the following:

   o because of exposure to catastrophes, our financial results may vary significantly from period to period;

   o we may be overexposed to losses in certain geographic areas for certain types of catastrophe events;

   o we operate in a highly competitive environment;

   o reinsurance prices may decline, which could affect our profitability;

   o underwriting reinsurance includes the application of judgment, the assessment of probabilities and outcomes, and assumption of correlations, which are subject to inherent uncertainties;

   o reserving for losses includes significant estimates which are also subject to inherent uncertainties;

   o a decline in the credit rating assigned to our claim-paying ability may impact our potential to write new or renewal business;

   o a decline in our ratings may require us to transfer premiums retained by us into a beneficiary trust or may allow clients to terminate their contract with us;

   o our investment portfolio is subject to market and credit risks which could result in a material adverse impact on our financial position or results;

   o because we depend on a few reinsurance brokers for a large portion of revenue, loss of business provided by them could adversely affect us; and our reliance on reinsurance brokers exposes us to their credit risk;

   o we may be adversely affected by foreign currency fluctuations;

   o retrocessional reinsurance subjects us to credit risk and may become unavailable on acceptable terms;

   o the impairment of our ability to provide collateral to cedents could affect our ability to offer reinsurance in certain markets;

   o the reinsurance business is historically cyclical, and we may experience periods with excess underwriting capacity and unfavorable premium rates; conversely, we may have a shortage of underwriting capacity when premium rates are strong;

   o regulatory constraints may restrict our ability to operate our business;

   o contention by the United States Internal Revenue Service that we or our offshore subsidiaries are subject to U.S. taxation could result in a material adverse impact on our financial position or results; and

   o changes in tax laws, tax treaties, tax rules and interpretations could result in a material adverse impact on our financial position or results.

   In addition to the factors outlined above that are directly related to our business, we are also subject to general business risks, including, but not limited to, adverse state, federal or foreign legislation and regulation, adverse publicity or news coverage, changes in general economic factors and the loss of key employees. The factors listed above should not be construed as exhaustive.

   We undertake no obligation to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                  RISK FACTORS


   An investment in our securities involves a number of risks. You should carefully consider the following information about these risks, together with the other information contained or incorporated by reference in this prospectus and prospectus supplement, before investing in our securities. The risks and uncertainties described below are not the only ones we face. However, these are the risks our management believes are material. Additional risks not presently known to us or that we currently deem immaterial may also impair our business or results of operations. Any of the risks described below could result in a significant or material adverse effect on our results of operations or financial condition, and a corresponding decline in the market price of our securities. You could lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

BECAUSE OF EXPOSURE TO CATASTROPHES, OUR FINANCIAL RESULTS MAY VARY SIGNIFICANTLY FROM PERIOD TO PERIOD.

   As a reinsurer of property catastrophe-type coverages in the worldwide marketplace, our operating results in any given period depend to a large extent on the number and magnitude of natural and man-made catastrophes such as hurricanes, windstorms, hailstorms, earthquakes, volcanic eruptions, fires, industrial explosions, freezes, riots and floods. For example, the four Florida hurricanes in the third quarter of 2004 resulted in pre-tax losses of $111 million, net of reinsurance recoverables and reinstatement premiums, for that quarter. While we may, depending on market conditions, purchase catastrophe retrocessional coverage for our own protection, the occurrence of one or more major catastrophes in any given period could nevertheless have a material adverse impact on our results of operations and financial condition and result in substantial liquidation of investments and outflows of cash as losses are paid.

WE MAY BE OVEREXPOSED TO LOSSES IN CERTAIN GEOGRAPHIC AREAS FOR CERTAIN TYPES OF CATASTROPHE EVENTS.

   As we underwrite risks from a large number of insurers based on information generally supplied by reinsurance brokers, we may develop a concentration of exposure to loss in certain geographic areas prone to specific types of catastrophes. For example, we are significantly exposed to losses arising from hurricanes in the southeastern United States, earthquakes in California, the midwest United States and Japan, and to windstorms in northern Europe. We have developed systems and software tools to monitor and manage the accumulation of our exposure to such losses and have established guidelines for maximum tolerable losses from a single event or multiple catastrophic events based on historical data. However, no assurance can be given that these maximums will not be exceeded in some future catastrophe.

WE OPERATE IN A HIGHLY COMPETITIVE ENVIRONMENT.

   We compete with numerous companies, many of which have substantially greater financial, marketing and management resources. The level of competition has increased in the wake of the September 11, 2001 terrorist attacks with the formation of a number of large and well-capitalized Bermuda reinsurance companies. In addition, a number of our pre-existing competitors were successful in raising substantial levels of additional capital. Although we have increased our capital as well since the September 11th attacks, we remain smaller than most of our competitors.

   In particular, we compete with reinsurers that provide property-based lines of reinsurance, such as ACE Tempest Reinsurance Ltd., Arch Reinsurance Ltd., Aspen Insurance Holdings Limited, AXIS Reinsurance Company, Endurance Specialty Insurance Ltd., Everest Reinsurance Company, IPC Re Limited, Lloyd's of London syndicates, Montpelier Reinsurance Ltd., Munich Reinsurance Company, Partner Reinsurance Company Ltd., Platinum Underwriters Reinsurance, Inc., Renaissance Reinsurance Ltd., Swiss Reinsurance Company and XL Re Ltd. Competition varies depending on the type of business being insured or reinsured and whether we are in a leading position or acting on a following basis.

REINSURANCE PRICES MAY DECLINE, WHICH COULD AFFECT OUR PROFITABILITY.

   Demand for reinsurance depends on numerous factors, including the frequency and severity of catastrophic events, levels of capacity, general economic conditions and underwriting results of primary property insurers. The supply of reinsurance is related to prevailing prices, recent loss experience and levels of surplus capacity. All of these factors fluctuate and may contribute to price declines generally in the reinsurance industry. Our recent, and anticipated, growth relates in part to improved industry pricing. Premium rates or other terms and conditions of trade may vary in the future. If any of these factors were to cause the demand for reinsurance to fall or the supply to rise, our profitability could be adversely affected.

RESERVING FOR LOSSES INCLUDES SIGNIFICANT ESTIMATES, WHICH ARE ALSO SUBJECT TO INHERENT UNCERTAINTIES.

   Our success is dependent upon our ability to assess accurately the risks associated with the businesses that we insure and reinsure. Claim reserves represent estimates involving actuarial and statistical projections, at a given point in time, of our expectations of the ultimate settlement and administration costs of claims incurred. We utilize actuarial models as well as historical insurance industry loss development patterns to assist in the establishment of appropriate claim reserves. In our casualty and finite business, given our limited experience we do not have established historical loss development patterns that can be used to establish these loss liabilities. For these lines of business, we rely on loss development patterns that have been estimated from industry or client data, which may not accurately represent the true development pattern for the business we wrote. For property lines of business, reserves may differ from ultimate settlement values due to the infrequency of some types of catastrophe losses, the incompleteness of information in the wake of a major catastrophe and delay in receiving that information. We are also seeking to commute certain exited lines reinsurance contracts, which could result in additional losses. Actual claims and claim expenses paid may deviate, perhaps substantially, from the reserve estimates reflected in our financial statements.

   If our loss reserves are determined to be inadequate, we will be required to increase loss reserves at the time of such determination with a corresponding reduction in our net income in the period in which the deficiency is rectified. It is possible that claims in respect of events that have occurred could exceed our loss reserves and have a material adverse effect on our results of operations, in a particular period, or our financial condition in general. As a compounding factor, although most insurance contracts have policy limits, the nature of property and casualty insurance and reinsurance is that losses can exceed policy limits for a variety of reasons and could significantly exceed the premiums received on the underlying policies, thereby further adversely affecting our financial condition.

A DECLINE IN THE RATING ASSIGNED TO OUR CLAIMS-PAYING ABILITY MAY IMPACT OUR POTENTIAL TO WRITE NEW AND RENEWAL BUSINESS.

   The property catastrophe reinsurance market is highly sensitive to the ratings assigned by the rating agencies. If either of Standard & Poor Ratings Services, a division of the McGraw-Hill Companies, Inc., which we refer to as "S&P", or A.M. Best Company, an independent insurance industry rating organization, were to downgrade us, such downgrade would likely have a material negative impact on our ability to expand our reinsurance portfolio and renew all of our existing reinsurance agreements, especially if we were to be downgraded more than one level from the "A" category to the "B" category. In 1999, we were downgraded from A+ to A, which downgrade was considered by us to have no material effect on our core short tail property business. Although impossible to quantify, we believe the downgrade did have some impact on our ability to expand the direct casualty reinsurance business that we have since discontinued.

A DECLINE IN OUR RATINGS MAY REQUIRE US TO TRANSFER PREMIUMS RETAINED BY US INTO A BENEFICIARY TRUST.

   Certain of our ceded excess of loss reinsurance contracts require us to transfer premiums currently retained by us on a funds withheld basis into a trust for the benefit of the reinsurers if A.M. Best were to downgrade us below "A-". In addition, certain of our other ceded excess of loss reinsurance contracts contain provisions that give the reinsurer the right to cancel the contract and require us to pay a termination fee. The amount of the termination fee would be dependent upon various factors, including level of loss activity.

A DECLINE IN OUR RATINGS MAY ALLOW CLIENTS TO TERMINATE THEIR CONTRACTS WITH
US.

   It is increasingly common for our assumed reinsurance contracts to contain terms that would allow our clients to cancel the contract if we are downgraded below various rating levels by one or more rating agencies and a majority of our contracts now contain such clauses. Typically such cancellation clauses are triggered if A.M. Best or S&P were to downgrade us below "A-". Currently, our claims paying rating is "A" by A.M. Best and S&P. Whether a client would exercise such rights would depend, among other things, on the reasons for such a downgrade, the extent of the downgrade, the prevailing market conditions, the degree of unexpired coverage, and the pricing and availability of replacement reinsurance coverage. We cannot predict in advance whether and how many of our clients would actually exercise such rights or what effect such cancellations would have on our financial condition or future prospects, but such an effect could potentially be materially adverse. A downgrade, therefore, could result in a substantial loss of business if insurers, ceding companies and brokers that place such business move to other insurers and reinsurers with higher ratings. For example, 54% (by premium volume) of our reinsurance contracts that incepted at January 1, 2004 contained provisions allowing clients additional rights upon a decline in our ratings.

OUR INVESTMENT PORTFOLIO IS SUBJECT TO SIGNIFICANT MARKET AND CREDIT RISKS WHICH COULD RESULT IN AN ADVERSE IMPACT ON OUR FINANCIAL POSITION OR RESULTS.

   Our invested assets consist primarily of debt instruments with fixed maturities, short-term investments, a diversified portfolio of hedge funds and, to a lesser extent, interests in mezzanine bond and equity limited partnerships. At September 30, 2004, 87.3% of the Company's investment portfolio consisted of fixed maturities and short-term investments and 12.7% consisted of hedge funds and other investments. These investments are subject to market-wide risks and fluctuations as well as to risks inherent in particular securities. Although we seek to preserve our capital, we have invested in a portfolio of hedge funds and other privately held securities. These investments are designed to provide diversification of risk; however, such investments entail substantial risks. There can be no assurance that our investment objectives will be achieved, and results may vary substantially over time. In addition, although we seek to employ investment strategies that are not correlated with our reinsurance exposures, losses in our investment portfolio may occur at the same time as underwriting losses and, therefore, exacerbate such losses' adverse effect on us. While our primary objective is capital preservation, all of our portfolios have a degree of risk.

   Risks Related to our Fixed Maturity Investments. We are exposed to potential losses from the risks inherent in our fixed maturity investments. The two most significant risks inherent in our fixed income portfolio are interest rate risk and credit risk:

   o Interest Rate Risk

   Our principal fixed maturity market risk exposure is to changes in U.S. interest rates. Changes in interest rates may affect the fair value of our fixed maturity portfolio, borrowings (in the form of trust preferred securities) and an interest rate swap. Our holdings subject us to exposures in the treasury, municipal, corporate and various asset-backed sectors. Changes in interest rates could also cause a potential underperformance in our exited finite coverages and shortfalls in cash flows necessary to pay fixed rate amounts due to exited finite contract counterparties.

   o Credit Risk

   We are also exposed to potential losses from changes in probability of default and from defaulting counter-parties with respect to our investments. A majority of our investment portfolio consists of fixed maturities and short-term investments rated "A2" or "A" or better by Moody's Investors Service, Inc., or S&P. The average credit rating of the fixed maturity and short-term investments at September 30, 2004 is AA+. Our investment portfolio also contains privately held fixed maturities that are not traded on a recognized exchange. A deterioration in the credit quality of our investments or our inability to liquidate any of our privately held investments promptly could have an adverse effect on our financial condition.

   Risks Related to our Hedge Fund Investments. We are exposed to potential losses from the risks inherent in our portfolio of hedge funds. Our investment policies with respect to our hedge fund investments generally do not restrict us from participating in particular markets, strategies or investments. Further, our hedge fund investments may generally be deployed and redeployed in whatever investment strategies are deemed appropriate under prevailing economic and market conditions in an attempt to achieve capital appreciation, including, if appropriate, a concentration of investments in a relatively small group of strategies or hedge fund managers.

   The three most significant risks inherent in our hedge fund portfolio are liquidity risk, credit risk and market risk:

   o Liquidity Risk

   Liquidity risk exists in the hedge fund portfolio in that there are delays between giving notice to redeem a hedge fund investment and receiving proceeds. The redemption terms are defined in the offering documents and generally require notice periods and time scales for settlement. We remain at risk during the notice period, which typically specifies a month or quarter end reference point at which to calculate redemption proceeds. The risk also exists that a hedge fund may be unable to meet its redemption obligations. A hedge fund may be faced with excessive redemption notices and illiquid underlying investments.

   o Credit Risk

   Credit risk exists in the hedge fund portfolio where hedge funds are net long in a particular security, or group of correlated securities. Where a hedge fund is net long in a security that defaults, or suffers an adverse credit event, we are exposed to loss. Our exposure to any individual hedge fund is limited to the carrying value of the investment, and we invest in a diversified portfolio of hedge funds that utilize different strategies and markets, to reduce this risk. However, different hedge funds in the portfolio may be net long in the same or correlated securities at the same time, which could have an adverse effect on the value of the portfolio and thus our financial condition.

   o Market Risk

   We invest in hedge funds that trade in securities using strategies that are generally market neutral. The hedge fund investments do not generally benefit from rising equity or bond markets, and have demonstrated historically low correlation of returns to equity market indices. However, the hedge funds may maintain leveraged net long positions, and this can expose us to market risks.

BECAUSE WE DEPEND ON A FEW REINSURANCE BROKERS FOR A LARGE PORTION OF REVENUE, LOSS OF BUSINESS PROVIDED BY THEM COULD ADVERSELY AFFECT US.

   We market our reinsurance products worldwide exclusively through reinsurance brokers. Four, four and five brokerage firms accounted for approximately 76%, 78% and 84% of our gross premiums written for the nine months ended
September 30, 2004 and the years ended December 31, 2003 and 2002, respectively. Approximately 26%, 22%, 15% and 13% of gross premiums written in the nine months ended September 30, 2004 were arranged through Benfield Greig Ltd., the worldwide branch offices of Guy Carpenter & Company, Inc. (a subsidiary of Marsh & McLennan Companies, Inc.), Aon Group Ltd. and Willis Re. Inc., respectively. Loss of all or a substantial portion of the business provided by these brokers could have a material adverse effect on our business.

THE IMPACT OF RECENTLY ANNOUNCED INVESTIGATIONS OF BROKER FEE AND PLACEMENT ARRANGEMENTS COULD ADVERSELY IMPACT OUR ABILITY TO WRITE MORE BUSINESS.

   Recent investigations of broker placement and compensation practices initiated by the Attorney General's office of certain states including New York, together with recently filed class action lawsuits initiated against such broker entities and certain reinsurance companies, have challenged the legality of certain activities conducted by these brokers and companies. Various brokers with whom we do business are included within these investigations and lawsuits. The investigations and suits challenge, among other things, the appropriateness of setting fees paid to brokers based on the volume of business placed by a broker with a particular insurer or reinsurer; the payment of contingent fees to brokers by insurers or reinsurers because of an alleged conflict of interest arising from such fee arrangements; the nondisclosure by brokers to their clients of contingent fees paid to them by insurers and reinsurers, bid rigging and tying the receipt of direct insurance to placing reinsurance through the same broker. Because these investigations and suits have only recently been commenced, it is not possible to determine their ultimate impact upon the broker reinsurance market and reinsurers, including us. However, because of our reliance on the broker reinsurance market for future business, any governmental actions or judicial decisions which had the effect of impairing the broker reinsurance market could materially impact our ability to underwrite business. In addition, to the extent that any of the arrangements into which we routinely enter with our brokers were determined to be unlawful, we could be fined or otherwise penalized. Further, to the extent that any of the brokers with whom we do business suffer financial difficulties as a result of the investigations or proceedings, we could suffer increased credit risk. See "--Our reliance on reinsurance brokers exposes us to their credit risk" below.

WE HAVE EXITED THE FINITE REINSURANCE BUSINESS, BUT CLAIMS IN RESPECT OF THE BUSINESS WE WROTE COULD HAVE AN ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS.

   Finite risk reinsurance contracts are highly customized and typically involve complicated structural elements. GAAP governs whether or not a contract should be accounted for as reinsurance. Contracts that do not meet these GAAP requirements may not be accounted for as reinsurance and are required to be accounted for as deposits. As reported recently in the press, certain finite insurance and reinsurance arrangements are coming under scrutiny by the New York Attorney General's Office, the Securities and Exchange Commission and other governmental authorities. According to the press, investigators have asserted that the contracts in question were accounted for in an improper or fraudulent manner.

   We sold finite reinsurance prior to June 30, 2004, and from time to time, have purchased finite reinsurance. Any claim challenging the appropriateness of the accounting treatment of the finite contracts we underwrote or purchased could result in negative publicity, costs and, in the event of any regulatory or judicial decision being entered against us, ultimately fines and penalties, all of which could have a material adverse effect on our business and results of operations.

OUR RELIANCE ON REINSURANCE BROKERS EXPOSES US TO THEIR CREDIT RISK.

   In accordance with industry practice, we frequently pay amounts owed on claims under our policies to reinsurance brokers, and these brokers, in turn, pay these amounts over to the insurers that have reinsured a portion of their liabilities with us (we refer to these insurers as ceding insurers). In some jurisdictions, if a broker fails to make such a payment, we might remain liable to the ceding insurer for the deficiency. Conversely, in certain jurisdictions, when the ceding insurer pays premiums for these policies to reinsurance brokers for payment over to us, these premiums are considered to have been paid and the ceding insurer will no longer be liable to us for those amounts, whether or not we have actually received the premiums. We are aware of one instance in recent years, involving an insignificant amount in which a broker did not forward premiums to us. Consequently, in connection with the settlement of reinsurance balances, we assume a degree of credit risk associated with brokers around the world.

WE MAY BE ADVERSELY AFFECTED BY FOREIGN CURRENCY FLUCTUATIONS.

   Although our functional currency is the U.S. dollar, premium receivables and loss reserves include business denominated in currencies other than U.S. dollars. We are exposed to the possibility of significant claims in currencies other than U.S. dollars. We may, from time to time, experience losses resulting from fluctuations in the values of these non-U.S. currencies, which could adversely affect our operating results. While we hold positions denominated in foreign currencies to mitigate, in part, the effects of currency fluctuations on our results of operations, we currently do not hedge our currency exposures before a catastrophic event that may produce a claim.

RETROCESSIONAL REINSURANCE SUBJECTS US TO CREDIT RISK AND MAY BECOME UNAVAILABLE ON ACCEPTABLE TERMS.

   In order to limit the effect of large and multiple losses upon our financial condition, we buy reinsurance for our own account. This type of insurance is known as retrocessional reinsurance. From time to time, market conditions have limited, and in some cases have prevented reinsurers from obtaining, the types and amounts of reinsurance which they consider adequate for their business needs. Accordingly, we may not be able to obtain our desired amounts of retrocessional reinsurance. In addition, even if we are able to obtain such retrocessional reinsurance, we may not be able to negotiate terms as favorable to us as in prior years. In difficult market conditions, pricing for our retrocessional reinsurance products may improve, but conversely, obtaining retrocessional reinsurance for our own account on favorable terms can become more difficult.

   A retrocessionaire's insolvency or its inability or unwillingness to make payments under the terms of a retrocessional reinsurance treaty with us could have a material adverse effect on us. Therefore, our retrocessions subject us to credit risks because the ceding of risk to retrocessionaires does not relieve us of our liability to our clients. In the event that we cede business to a retrocessionaire, we must still pay on claims of our cedent even if we are not paid by the retrocessionaire.

OUR INABILITY TO PROVIDE THE NECESSARY COLLATERAL COULD AFFECT OUR ABILITY TO OFFER REINSURANCE IN CERTAIN MARKETS.

   PXRE Bermuda is not licensed or admitted as an insurer in any jurisdiction other than Bermuda. Because many jurisdictions do not permit insurance companies to take credit for reinsurance obtained from unlicensed or non-admitted insurers on their statutory financial statements unless appropriate security mechanisms are in place, we anticipate that our reinsurance clients will typically require PXRE Bermuda to post a letter of credit or other collateral. If we are unable to arrange for security on commercially reasonable terms, PXRE Bermuda could be limited in its ability to write business for certain of our clients.

THE INSURANCE AND REINSURANCE BUSINESS IS HISTORICALLY CYCLICAL, AND WE MAY EXPERIENCE PERIODS WITH EXCESS UNDERWRITING CAPACITY AND UNFAVORABLE PREMIUM RATES; CONVERSELY, WE MAY HAVE A SHORTAGE OF UNDERWRITING CAPACITY WHEN PREMIUM RATES ARE STRONG.

   Historically, insurers and reinsurers have experienced significant fluctuations in operating results due to competition, frequency and severity of catastrophic events, levels of capacity, general economic conditions and other factors. The supply of insurance and reinsurance is related to prevailing prices, the level of insured losses and the level of industry surplus which, in turn, may fluctuate in response to changes in rates of return on investments being earned in the insurance and reinsurance industry. As a result, the insurance and reinsurance business historically has been a cyclical industry characterized by periods of intense price competition due to excessive underwriting capacity as well as periods when shortages of capacity permitted favorable premium levels. Our recent, and anticipated, growth relates in part to improved industry pricing, but the supply of insurance and reinsurance may increase, either by capital provided by new entrants or by the commitment of additional capital by existing insurers or reinsurers, which may cause prices to decrease. Any of these factors could lead to an adverse effect on our profits. In addition to these considerations, changes in the frequency and severity of losses suffered by insureds and insurers may affect the cycles of the insurance and reinsurance business significantly, and we expect to experience the effects of such cyclicality.

RISKS RELATED TO REGULATION

REGULATORY CONSTRAINTS MAY RESTRICT OUR ABILITY TO OPERATE OUR BUSINESS.

   General. Our insurance and reinsurance subsidiaries may not be able to obtain or maintain necessary licenses, permits, authorizations or accreditations in locales where we currently engage in business or in new locales, or may be able to do so only at significant cost. In addition, we may not be able to comply fully with, or obtain appropriate exemptions from, the wide variety of laws and regulations applicable to insurance or reinsurance companies or holding companies. Failure to comply with or to obtain appropriate authorizations and/or exemptions under any applicable laws could result in restrictions on our ability to do business or certain activities that are regulated in one or more of the jurisdictions in which we operate and could subject us to fines and other sanctions, which could have a material adverse effect on our business.

   PXRE Bermuda. PXRE Bermuda is a registered Class 3 Bermuda insurance and reinsurance company. Among other matters, Bermuda statutes, regulations and policies of the Bermuda Monetary Authority, or "BMA", require PXRE Bermuda to maintain minimum levels of statutory capital, surplus and liquidity, to meet solvency standards, to obtain prior approval of ownership and transfer of shares and to submit to certain periodic examinations of its financial condition. These statutes and regulations may, in effect, restrict PXRE Bermuda's ability to write insurance and reinsurance policies, to make certain investments and to distribute funds.

   The offshore insurance and reinsurance regulatory environment has become subject to increased scrutiny in many jurisdictions, including the United States and various states within the United States. Compliance with any new laws or regulations regulating offshore insurers or reinsurers could have a material adverse effect on our business. In addition, although PXRE Bermuda does not believe it is or will be in violation of insurance laws or regulations of any jurisdiction outside Bermuda, inquiries or challenges to PXRE Bermuda's insurance or reinsurance activities may still be raised in the future.

   PXRE U.S. Subsidiaries. PXRE Corporation ("PXRE Delaware") and PXRE Reinsurance are subject to regulation under the insurance statutes of various U.S. states, including Connecticut, the domiciliary state of PXRE Reinsurance. The regulation and supervision to which PXRE Reinsurance is subject relates primarily to the standards of solvency that must be met and maintained, licensing requirements for reinsurers, the nature of and limitations on investments, deposits of securities for the benefit of a reinsured, methods of accounting, periodic examinations of the financial condition and affairs of reinsurers, the form and content of reports of financial condition required to be filed, reserves for losses and other matters. In general, such regulation is for the protection of the reinsureds and policyholders, rather than investors.

   In recent years, the U.S. insurance regulatory framework has come under increased federal scrutiny, and some state legislators have considered or enacted laws that may alter or increase state regulation of insurance and reinsurance companies and holding companies. Moreover, the National Association of Insurance Commissioners ("NAIC"), which is an association of the insurance commissioners of all 50 states and the District of Columbia, and state insurance regulators regularly reexamine existing laws and regulations.

   Barbados. PXRE Barbados is subject to regulation under Barbados' Insurance Act, 1996. Under the Barbados Act, PXRE Barbados may only pay a dividend out of the realized profits of the company and may not pay a dividend unless (a) after payment of the dividend it is able to pay its liabilities as they become due, and (b) the realizable value of its assets is greater than the aggregate value of its liabilities and (c) the stated capital accounts are maintained in respect of all classes of shares.

   PXRE Barbados is also required to maintain assets in an amount that permits it to meet the prescribed minimum solvency margin for the net premium income level of its business. In respect of its general insurance business, PXRE Barbados is required to maintain margins of solvency. PXRE Barbados is not required at the present time to maintain any additional statutory deposits or reserves relative to its business.

   Changes in the laws and regulations to which our insurance and reinsurance subsidiaries are subject or the interpretation of these laws and regulations could have a material adverse effect on our business or results of operations.

IF PXRE BERMUDA BECOMES SUBJECT TO INSURANCE STATUTES AND REGULATIONS IN JURISDICTIONS OTHER THAN BERMUDA OR THERE IS A CHANGE TO BERMUDA LAW OR REGULATIONS OR APPLICATION OF BERMUDA LAW OR REGULATIONS, THERE COULD BE A SIGNIFICANT AND NEGATIVE IMPACT ON OUR BUSINESS.

   As a registered Bermuda Class 3 insurer, PXRE Bermuda is subject to regulation and supervision in Bermuda. Bermuda insurance statutes, regulations and policies of the BMA require PXRE Bermuda to, among other things:

   o maintain a minimum level of capital, surplus and liquidity;

   o satisfy solvency standards;

   o restrict dividends and distributions;

   o obtain prior approval of ownership and transfer of shares;

   o maintain a principal office and appoint and maintain a principal representative in Bermuda; and

   o provide for the performance of certain periodic examinations of PXRE Bermuda and its financial condition.

   These statutes and regulations may, in effect, restrict our ability to write reinsurance policies, to distribute funds and to pursue our investment strategy.

   We do not presently intend that PXRE Bermuda will be admitted to do business in any jurisdiction in the United States, the United Kingdom or elsewhere (other than Bermuda). However, we cannot assure you that insurance regulators in the United States, the United Kingdom or elsewhere will not review the activities of PXRE Bermuda, or related companies or its agents and claim that PXRE Bermuda is subject to such jurisdiction's licensing requirements. If any such claim is successful and PXRE Bermuda must obtain a license, we may be subject to taxation in such jurisdiction. In addition, PXRE Bermuda is subject to indirect regulatory requirements imposed by jurisdictions that may limit its ability to provide insurance or reinsurance. For example, PXRE Bermuda's ability to write insurance or reinsurance may be subject, in certain cases, to arrangements satisfactory to applicable regulatory bodies. Proposed legislation and regulations may have the effect of imposing additional requirements upon, or restricting the market for, alien insurers or reinsurers with whom domestic companies place business.

   Generally, Bermuda insurance statues and regulations applicable to PXRE Bermuda are less restrictive than those that would be applicable if it were governed by the laws of any state in the United States. In the past, there have been congressional and other initiatives in the United States regarding proposals to supervise and regulate insurers domiciled outside the United States. If in the future PXRE Bermuda becomes subject to any insurance laws of the United States or any state thereof or of any other jurisdiction, we cannot assure you that PXRE Bermuda would be in compliance with those laws or that coming into compliance with those laws would not have a significant and negative effect on PXRE Bermuda's business.

   The process of obtaining licenses is very time consuming and costly, and we may not be able to become licensed in a jurisdiction other than Bermuda, should we choose to do so. The modification of the conduct of our business resulting from our becoming licensed in certain jurisdictions could significantly and negatively affect our business. In addition our inability to comply with insurance statutes and regulations could significantly and adversely affect our business by limiting our ability to conduct business as well as subjecting us to penalties and fines.

   Because we are incorporated in Bermuda, we are subject to changes of Bermuda law and regulation that may have an adverse impact on our operations, including imposition of tax liability or increased regulatory supervision. In addition, we will be exposed to changes in the political environment in Bermuda. The Bermuda insurance and reinsurance regulatory framework recently has become subject to increased scrutiny in many jurisdictions, including in the United States and in various states within the United States. We cannot predict the future impact on our operations of changes in the laws and regulations to which we are or may become subject.

WE MAY BE UNABLE TO OBTAIN EXTENSIONS OF WORK PERMITS FOR OUR EMPLOYEES, WHICH MAY CAUSE OUR BUSINESS TO BE ADVERSELY AFFECTED.

   Under Bermuda law, non-Bermudians (other than spouses of Bermudians) may not engage in any gainful occupation in Bermuda without the specific permission of the appropriate government authority. The Bermuda government will issue a work permit for a specific period of time, which may be extended upon showing that, after proper public advertisements, no Bermudian (or spouse of a Bermudian) is available who meets the minimum standards for the advertised position. The Bermuda government has a policy that limits the duration of work permits to six years, subject to certain exemptions for key employees. Substantially all of our key officers, including our Chief Executive Officer, Chief Financial Officer, and key reinsurance underwriters are working in Bermuda under work permits that will expire at various times over the next three years. The Bermuda government could refuse to extend these work permits. If any of our senior executive officers were not permitted to remain in Bermuda, our operations could be disrupted and our financial performance could be adversely affected.

RISKS RELATED TO THIS OFFERING

OUR STOCK PRICE AND TRADING VOLUME MAY BE SUBJECT TO SIGNIFICANT FLUCTUATIONS. WE ARE UNCERTAIN AS TO WHETHER A MORE ACTIVE TRADING MARKET IN OUR COMMON STOCK WILL DEVELOP FOLLOWING ANY OFFERING OF OUR COMMON SHARES. OUR STOCK PRICE AND TRADING VOLUME MAY FLUCTUATE IN RESPONSE TO A NUMBER OF EVENTS AND FACTORS, INCLUDING:

   o quarterly variations in our operating results;

   o changes in the market's expectations about our future operating results;

   o changes in financial estimates and recommendations by securities analysts concerning us or the reinsurance industry generally;

   o operating and stock price performance of other companies that investors may deem comparable;

   o news reports relating to our business and trends in our markets;

   o changes in the laws and regulations affecting our business;

   o acquisitions and financings by us or others in our industry; and

   o sales or acquisitions of substantial amounts of our common stock by our directors and executive officers or principal shareholders, or the perception that such sales could occur.

   In addition, in recent years the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance. These broad market fluctuations may materially adversely affect our stock price, regardless of our operating results.

WE ARE A HOLDING COMPANY AND IF OUR SUBSIDIARIES DO NOT MAKE DIVIDEND PAYMENTS TO US, WE MAY NOT BE ABLE TO PAY DIVIDENDS OR OTHER OBLIGATIONS.

   We are a holding company with no operations or significant assets other than the capital stock of our subsidiaries. We rely primarily on cash dividends and net tax allocation payments from PXRE Reinsurance, PXRE Bermuda and PXRE Barbados to pay our operating expenses, including debt service payments, shareholder dividends, if any, income taxes and other obligations that may arise from time to time. We expect future dividends and other permitted payments from these subsidiaries to be our principal source of funds to pay expenses and dividends. The payment of dividends by our reinsurance subsidiaries to us is limited under Bermuda law and under certain insurance statutes of various U.S. states in which they are licensed to transact business. PXRE Reinsurance is subject to state regulatory restrictions that limit the maximum amount of annual dividends or other distributions, including loans or cash advances, available to stockholders without prior approval of the Insurance Commissioner of the State of Connecticut. Bermuda insurance laws require PXRE Bermuda to maintain certain measures of solvency and liquidity, and further limit the amount by which we can reduce surplus without prior regulatory approval. Under Barbados law, PXRE Barbados may only pay a dividend out of its realized profits and may not pay a dividend unless (a) it is able to pay its liabilities as they become due after payment of the dividend, (b) the realizable value of its assets is greater than the aggregate value of its liabilities, and (c) the stated capital accounts are maintained in respect of all classes of shares. The securities to be offered under this prospectus are unsecured subordinated obligations and, therefore cash dividend payments to be made by us on our preferred shares and common shares or interest payments on our debt securities may also be affected by any inability to rely on payments from our subsidiaries.

SOME ASPECTS OF OUR CORPORATE STRUCTURE AND INSURANCE REGULATIONS MAY DISCOURAGE THIRD-PARTY TAKEOVERS AND TRANSACTIONS AND MAY RESULT IN THE ENTRENCHMENT OF INCUMBENT MANAGEMENT.

   Under our bye-laws, subject to certain exceptions and to waiver by our board of directors on a case by case basis, no transfer of our shares is permitted if such transfer would result in a shareholder owning, directly or indirectly, more than 9.9% of the voting power of our outstanding shares, including our common shares, or more than 9.9% of the outstanding shares of any class of our share capital. Ownership is broadly defined in our bye-laws. We may refuse to register any such transfer on our share transfer records. A transferee will be permitted to promptly dispose of any of our shares purchased which violate the restriction and as to the transfer of which registration is refused. The transferor of such shares will be deemed to own such shares for dividend, voting and reporting purposes until a transfer of such shares has been so registered.

   Our bye-laws provide for a classified board of directors. The directors of the class elected at each annual general meeting hold office for a term of three years, with the term of each class expiring at successive annual general meetings of shareholders. Under our bye-laws, the vote of 66 2/3% of the outstanding shares entitled to vote and the approval of a majority of the board is required to amend bye-laws regarding appointment and removal of directors, remuneration, powers and duties of the board, indemnification of directors and officers, director's interests and the procedures for amending bye-laws.

   In the event that we become aware of a shareholder owning more than 9.9% of the voting power of our outstanding shares after a transfer of shares has been registered, our bye-laws provide that, subject to the same exceptions and waiver procedures, the voting rights with respect to our shares owned by any such shareholder will be limited to a voting power of 9.9%, subject only to the further limitation that no shareholder allocated any such voting rights may exceed the 9.9% limitation as a result of such limitation. The board of directors may waive this limitation, and has determined to waive this limitation with respect to Capital Z Financial Services Fund II, L.P., Capital Z Financial Services Private Fund II, L.P. (which, together with Capital Z Financial Services Fund II, L.P., we refer to as "Capital Z") and certain of Capital Z's affiliates.

   In addition, our ownership of U.S. subsidiaries can, under applicable state insurance company laws and regulations, delay or impede a change of control of us. Under applicable insurance regulations, any proposed purchase of 10% or more of our voting securities would require the prior approval of the relevant insurance regulatory authorities.

   The provisions described above may have the effect of making more difficult or discouraging unsolicited takeover bids from third parties. To the extent that these effects occur, shareholders could be deprived of opportunities to realize takeover premiums for their shares and the market price of their shares could be depressed. In addition, these provisions could also result in the entrenchment of incumbent management.

U.S. PERSONS WHO OWN OUR COMMON SHARES MAY HAVE MORE DIFFICULTY IN PROTECTING THEIR INTERESTS THAN U.S. PERSONS WHO ARE SHAREHOLDERS OF A U.S. CORPORATION.

   The Bermuda Companies Act of 1981, as amended (the "Companies Act"), which applies to us, differs in certain material respects from laws generally applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant provisions of the Companies Act which includes, where relevant, information on modifications thereto adopted pursuant to our bye-laws, applicable to us, which differ in certain respects from provisions of Delaware corporate law. Because the following statements are summaries, they do not discuss all aspects of Bermuda law that may be relevant to us and our shareholders.

   Interested Directors. Under Bermuda law and our bye-laws, a transaction entered into by us, in which a director has an interest, will not be voidable by us, and such director will not be liable to us for any profit realized pursuant to such transaction, provided the nature of the interest is disclosed at the first opportunity at a meeting of directors, or in writing to the directors. In addition, our bye-laws allow a director to be taken into account in determining whether a quorum is present and to vote on a transaction in which that director has an interest following a declaration of the interest pursuant to the Companies Act provided that the director is not disqualified from doing so by the chairman of the meeting. Under Delaware law, such transaction would not be voidable if:

   o the material facts as to such interested director's relationship or interests were disclosed or were known to the board of directors and the board of directors in good faith authorized the transaction by the affirmative vote of a majority of the disinterested directors;

   o such material facts were disclosed or were known to the shareholders entitled to vote on such transaction and the transaction was specifically approved in good faith by vote of the majority of shares entitled to vote thereon; or

   o the transaction was fair as to the corporation as of the time it was authorized, approved or ratified. Under Delaware law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.

   Certain Transactions with Significant Shareholders. As a Bermuda company, we may enter into certain business transactions with our significant shareholders, including asset sales, in which a significant shareholder receives, or could receive, a financial benefit that is greater than that received, or to be received, by other shareholders with prior approval from our board of directors but without obtaining prior approval from our shareholders. Amalgamations require the approval of the board of directors and, except in the case of amalgamations with and between wholly-owned subsidiaries, a resolution of shareholders approved by the affirmative vote of shareholders holding a majority of the voting power of the then outstanding shares entitled to vote. If we were a Delaware corporation, we would need, subject to certain exceptions, prior approval from shareholders holding at least two-thirds of our outstanding common stock not owned by such interested shareholder to enter into a business combination (which, for this purpose, includes mergers and asset sales of greater than 10% of our assets that would otherwise be considered transactions in the ordinary course of business) with an interested shareholder for a period of three years from the time the person became an interested shareholder, unless we opted out of the relevant Delaware statute.

   Shareholders' Suits. The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders in many U.S. jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in our name to remedy a wrong done to us where an act is alleged to be beyond our corporate power, is illegal or would result in the violation of our memorandum of association or bye-laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of our shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys' fees incurred in connection with such action. Our bye-laws provide that shareholders waive all claims or rights of action that they might have, individually or in our right, against any director or officer for any act or failure to act in the performance of such director's or officer's duties, except with respect to any fraud or dishonesty of such director or officer. Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys' fees incurred in connection with such action.

   Indemnification of Directors and Officers. Under Bermuda law and our bye-laws, we may indemnify our directors, officers or any other person appointed to a committee of the board of directors (and their respective heirs, executors or administrators) to the full extent permitted by law against all actions, costs, charges, liabilities, loss, damage or expense incurred or sustained by such person by reason of any act done, concurred in or omitted in the conduct of our business or in the discharge of his/her duties; provided that such indemnification shall not extend to any matter in which any of such persons is found, in a final judgement or decree not subject to appeal, to have committed fraud or dishonesty. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if (i) such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his conduct was unlawful. To further understand the risks associated with U.S. persons who own our common shares, see "Difference In Corporate Laws" on page 59 of the accompanying prospectus for more information on the differences between Bermuda and Delaware corporate laws.

   Committees of the Board of Directors. Our bye-laws provide, as permitted by Bermuda law, that the board of directors may delegate any of its powers to committees that the board appoints, and those committees may consist partly or entirely of non-directors. Delaware law allows the board of directors of a corporation to delegate many of its powers to committees, but those committees may consist only of directors.

YOU MAY HAVE DIFFICULTY EFFECTING SERVICE OF PROCESS ON US OR ENFORCING JUDGMENTS AGAINST US IN THE UNITED STATES.

   We are incorporated pursuant to the laws of Bermuda and our business is based in Bermuda. In addition, certain of our directors and officers reside outside the United States, and all or a substantial portion of our assets and the assets of such persons are located in jurisdictions outside the United States. As such, we have been advised that there is doubt as to whether:

   o A holder of our common shares would be able to enforce, in the courts of Bermuda, judgments of United States courts against persons who reside in Bermuda based upon the civil liability provisions of the United States federal securities laws;

   o A holder of our common shares would be able to enforce, in the courts of Bermuda, judgments of United States courts based upon the civil liability provisions of the United States federal securities laws; and

   o A holder of our common shares would be able to bring an original action in the Bermuda courts to enforce liabilities against us or our directors or officers, as well as the experts named in this prospectus, who reside outside the United States based solely upon United States federal securities laws.

   Further, we have been advised that there is no treaty in effect between the United States and Bermuda providing for the enforcement of judgments of United States courts, and there are grounds upon which Bermuda courts may not enforce judgments of United States courts. Because judgments of United States courts are not automatically enforceable in Bermuda, it may be difficult for you to recover against us based on such judgments.

THE ANTI-DILUTION PROTECTION AFFORDED TO THE HOLDERS OF OUR OUTSTANDING PREFERRED SHARES COULD CAUSE SUBSTANTIAL DILUTION TO THE HOLDERS OF OUR COMMON SHARES. THE SALE, FOLLOWING CONVERSION, OF SUBSTANTIAL AMOUNTS OF OUR COMMON SHARES BY THE HOLDERS OF THE PREFERRED SHARES COULD CAUSE THE MARKET PRICE OF OUR COMMON SHARES TO DECLINE SIGNIFICANTLY.

   In April 2002, we privately placed Series A, Series B and Series C convertible preferred shares with several private equity investors. These investors, sometimes referred to herein as the selling shareholders, have the right to nominate four directors for election to the board of directors, and were granted demand and other registration rights. The interest of the preferred share investors may differ materially from the interests of our common shareholders, and these investors could take actions or make decisions that are not in the best interests of our common shareholders.

   The anti-dilution protections afforded to the preferred shareholders could have a material dilutive effect on our common shareholders. Each preferred share, in whole or in part, is convertible at any time at the option of the holder into convertible common shares for that series according to a formula set forth in the description of stock filed as an exhibit to the registration statement of which this prospectus forms a part. The convertible common shares are, in turn, convertible into common shares on a one-for-one basis. The number of convertible common shares per preferred shares issuable upon any conversion will be determined by dividing a liquidation preference for the series equal to the aggregate original purchase price of the preferred shares plus accrued but unpaid dividends thereon, by the conversion price then in effect. The conversion price is subject to adjustment to avoid dilution in the event of recapitalization, reclassification, stock split, consolidation, merger, amalgamation or other similar event or an issuance of additional common shares in a private placement below the fair market value or in a registered public offering below 95% of fair market value or without consideration. In addition, the conversion price is subject to adjustment for certain loss and loss expense development on reserves for losses incurred on or before September 30, 2001 and for any liability or loss arising out of pending material litigation on December 10, 2001. As of September 30, 2004, the outstanding preferred shares were ultimately convertible into 13,555,613 common shares, or 48.4% of our outstanding common shares on a fully converted basis and using the adjusted conversion price of $13.48.

   However, because the conversion price for the preferred shares is subject to adjustment for a variety of reasons, including if we have certain types of adverse loss development, the number of our common shares into which the preferred shares are ultimately convertible and, accordingly, the amount of dilution experienced by our common shareholders, could increase. For demonstrative purposes, if we were to experience $5.0 million of net after-tax adverse reserve development on the lines of business subject to the conversion price adjustment, then the adjusted conversion price would be reduced by $0.34, while $7.5 million of such development would decrease the adjusted conversion price by $0.51 and $10.0 million of such development would result in a $0.67 decrease.

   All A1 Preferred Shares, B1 Preferred Shares and C1 Preferred Shares (the "First Tranche Preferred Shares"), which constitute two-thirds of the outstanding preferred shares as of September 30, 2004, will be mandatorily converted on April 4, 2005. Under the terms of the preferred shares, the holders have the right to request a binding reserve audit by an independent actuary in connection with their anti-dilution protections. In anticipation of the April 4, 2005 conversion date, we and the preferred share investors have agreed to have a nationally recognized independent actuarial firm perform an actuarial review of our reserves for loss and loss expenses as of December 31, 2004. The conclusions of the independent actuary will be binding and, as respects the First Tranche Preferred Shares, will conclusively determine the final adjustment, if any, for certain loss and loss expense development on reserves for losses incurred on or before September 30, 2001. The same actuarial firm performed an independent analysis of our general liability line of business during the quarter ended September 30, 2003. During that quarter, we recorded $10.1 million of adverse development attributable to our exited direct casualty reinsurance operations, which was primarily caused by $8.2 million of general liability development. For a detailed discussion of the conversion features of the preferred shares and the convertible common shares, including adjustments to the conversion price, see "Description of Share Capital--Outstanding Preferred Shares--Conversion" and "Description of Share Capital--Convertible Common Shares" in the accompanying prospectus.

   Furthermore, upon conversion, sales of substantial amounts of common shares by these investors, or the perception that these sales could occur, could adversely affect the market price of the common shares, as well as our ability to raise additional capital in the public equity markets at a desirable time and price.

RISKS RELATED TO TAXATION

WE AND OUR BERMUDA SUBSIDIARIES MAY BECOME SUBJECT TO BERMUDA TAXES AFTER
2016.

   Bermuda currently imposes no income tax on corporations. We have obtained an assurance from the Bermuda Minister of Finance, under The Exempted
Undertakings Tax Protection Act 1966 of Bermuda, that if any legislation is enacted in Bermuda that would impose tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax will not be applicable to our Bermuda subsidiaries until March 28, 2016. We cannot assure you that we or our Bermuda subsidiaries will not be subject to any Bermuda tax after that date.

WE AND OUR NON-U.S. SUBSIDIARIES MAY BE SUBJECT TO U.S. TAX, WHICH MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATION.

   We and our non-U.S. subsidiaries intend to operate our business in a manner that will not cause us to be treated as engaged in a trade or business in the United States (and, in the case of those non-U.S. companies qualifying for treaty protection, in a manner that will not cause us to be doing business through a permanent establishment in the United States) and, thus, will not subject us to U.S. federal income taxes or branch profits tax (other than withholding taxes on certain U.S. source investment income, dividends from PXRE Delaware to PXRE Barbados and excise taxes on insurance or reinsurance premiums). However, because there is uncertainty as to the activities that constitute being engaged in a trade or business within the United States, and what constitutes a permanent establishment under the applicable tax treaties, there can be no assurances that the U.S. Internal Revenue Service ("IRS") will not contend successfully that we are or that a non-U.S. subsidiary of ours is engaged in a trade or business, or carrying on business through a permanent establishment in the United States.

   We and/or our non-U.S. subsidiaries could be subject to U.S. federal income tax on a portion of our income that is earned from U.S. sources if we or our non-U.S. subsidiaries are considered to be a personal holding company (or a "PHC") for U.S. federal income tax purposes. This status will depend on whether more than 50% of our shares could be deemed to be owned by five or fewer individuals and the percentage of our income, or that of our subsidiaries, that consists of "personal holding company income" ("PHCI threshold"), as determined for U.S. federal income tax purposes. We believe, based upon information made available to us regarding our existing shareholder base, that neither we nor any of our subsidiaries should be considered a PHC. Additionally, we intend to operate our business to minimize the possibility that we will meet the PHCI threshold. However, due to the lack of complete information regarding our ultimate share ownership, we cannot be certain that we will not be characterized as a PHC, or that the amount of U.S. federal income tax that would be imposed if it were not the case would be minimal.

   Pursuant to recently enacted legislation, foreign corporations, such as PXRE and our non-U.S. subsidiaries, will be excluded from the application of the PHC rules of the Internal Revenue Code of 1986, as amended (the "Code") effective for taxable years of foreign corporations beginning after December 31, 2004, and taxable years of U.S. shareholders with or within which such taxable years of foreign corporations end.

UNDER A RECENTLY RATIFIED PROTOCOL TO THE US-BARBADOS INCOME TAX TREATY (THE "BARBADOS TREATY"), DIVIDENDS PAID BY PXRE DELAWARE TO PXRE BARBADOS WILL NOT BE ELIGIBLE FOR A U.S. WITHHOLDING TAX RATE REDUCTION UNDER THE TREATY.

   PXRE Delaware is a Delaware corporation wholly owned by PXRE Barbados. Under U.S. federal income tax law, dividends paid by a U.S. corporation to a non-U.S. shareholder are generally subject to a 30% withholding tax, unless reduced by treaty.

   The United States and Barbados recently ratified a protocol to the Barbados Treaty modifying the current Barbados Treaty to cause any future dividends paid by PXRE Delaware to PXRE Barbados to be subject to a U.S. withholding tax of 30% effective January 1, 2005. The imposition of withholding tax at such rate could have a material adverse effect on our financial condition and results of operations.

IF WE ARE CLASSIFIED AS A FOREIGN PERSONAL HOLDING COMPANY ("FPHC"), YOUR TAXES WOULD INCREASE.

   Although it is not anticipated that we or any of our non-U.S. subsidiaries will be classified as a FPHC for U.S. federal income tax purposes, if we or any of our non-U.S. subsidiaries are classified as a FPHC, a United States person that directly or indirectly owns our common shares would be subject to adverse tax consequences.

   Pursuant to recently enacted legislation, FPHC rules of the Code have been repealed effective for the taxable years of foreign corporations beginning after December 31, 2004, and taxable years of U.S. shareholders with or within which such taxable years of foreign corporations end.

IF YOU ACQUIRE MORE THAN 10% OF OUR SHARES AND WE OR OUR NON-U.S. SUBSIDIARIES ARE CLASSIFIED AS A CONTROLLED FOREIGN CORPORATION ("CFC"), YOUR TAXES WOULD INCREASE.

   Each U.S. person (as defined in Section 7701(a)(30) of the Code of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during a taxable year, and who owns, directly or indirectly through foreign entities on the last day of the CFC's taxable year, at least 10% of the total combined voting power of all classes of shares of the CFC entitled to vote, must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC's "subpart F income," even if the subpart F income is not distributed. A foreign corporation is considered a CFC if "United States Shareholders" own (directly, indirectly through foreign entities or by attribution by application of the constructive ownership rules (i.e., "constructively")) more than 50% of the total combined voting power of all classes of voting stock of such foreign corporation, or the total value of all stock of such corporation. A "United States Shareholder" is a U.S. person who owns (directly, indirectly through foreign entities or constructively) at least 10% of the total combined voting power of all classes of stock entitled to vote of the foreign corporation. For purposes of taking into account insurance income, a CFC also includes a foreign insurance company in which more than 25% of the total combined voting power of all classes of stock (or more than 25% of the total value of the stock) is owned by United States Shareholders, on any day during the taxable year of such corporation, if the gross amount of premiums or other consideration for the reinsurance or the issuing of insurance or annuity contracts exceeds 75% of the gross amount of all premiums or other consideration in respect of all risks.

   We believe that because of the anticipated dispersion of our share ownership, provisions in our organizational documents that limit voting power and other factors, no U.S. person who owns our shares directly or indirectly through one or more foreign entities should be treated as owning (directly, indirectly through foreign entities or constructively) 10% or more of the total voting power of all classes of our shares.

   However, due to the attribution provisions of the Code regarding determination of beneficial ownership, there is a risk that the IRS could assert that one or more of our non-U.S. subsidiaries are CFCs and that U.S. persons of our common shares who own 10% or more of the value of our common shares should be treated as owning 10% or more of the total voting power of all classes of our shares notwithstanding the reduction of voting power discussed above.

IF WE OR A NON-U.S. SUBSIDIARY IS DETERMINED TO HAVE "RELATED PARTY INSURANCE INCOME" ("RPII"), YOU MAY BE SUBJECT TO U.S. FEDERAL INCOME TAXATION ON YOUR PRO RATA SHARE OF SUCH INCOME.

   If the RPII of any of our non-U.S. insurance subsidiaries were to equal or exceed 20% of such company's gross insurance income in any taxable year and direct or indirect insureds (and persons related to such insureds) own (or are treated as owning directly or indirectly through entities) 20% or more of our voting power or value, then a U.S. person who owns our shares (directly or indirectly through foreign entities) on the last day of the taxable year would be required to include in its income for U.S. federal income tax purposes such person's pro rata share of such non-U.S. insurance subsidiary's RPII for the entire taxable year, determined as if such RPII were distributed proportionately only to U.S. persons at that date regardless of whether such income is distributed. In addition, any RPII that is includible in the income of a U.S. tax-exempt organization may be treated as unrelated business taxable income. The amount of RPII earned by the non-U.S. insurance subsidiaries (generally, premium and related investment income from the direct or indirect insurance or reinsurance of any direct or indirect U.S. holder of common shares or any person related to such holder) will depend on a number of factors, including the geographic distribution of the non-U.S. insurance subsidiaries' business and the identity of persons directly or indirectly insured or reinsured by the non-U.S. insurance subsidiaries. We believe that the gross RPII of each non-U.S. insurance subsidiary did not in prior years of operation and is not expected in the foreseeable future to equal or exceed 20% of such subsidiary's gross insurance income, and we do not expect the direct or indirect insureds of the non-U.S. insurance subsidiaries (and related persons) to directly or indirectly own 20% or more of either the voting power or value of our common shares, but we cannot be certain that this will be the case because some of the factors that determine the existence or extent of RPII may be beyond our knowledge and/or control.

   The RPII rules provide that if a U.S. person disposes of shares in a foreign insurance corporation in which U.S. persons own 25% or more of the shares
(even if the amount of RPII is less than 20% of the corporation's gross insurance income and the ownership of its shares by direct or indirect insureds and related persons is less than the 20% threshold), any gain from the disposition will generally be treated as ordinary income to the extent of the holder's share of the corporation's undistributed earnings and profits that were accumulated during the period that the holder owned the shares (whether or not such earnings and profits are attributable to RPII). In addition, such a holder will be required to comply with certain reporting requirements, regardless of the amount of shares owned by the holder. These RPII rules should not apply to dispositions of our common shares because we will not ourselves be directly engaged in the insurance business. The RPII provisions, however, have never been interpreted by the courts or the U.S. Treasury Department in final regulations, and regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made thereto or whether any such changes, as well as any interpretation or application of RPII by the IRS, the courts or otherwise, might have retroactive effect. The U.S. Treasury Department has authority to impose, among other things, additional reporting requirements with respect to RPII. Accordingly, the meaning of the RPII provisions and the application of those provisions to us and our subsidiaries is uncertain.

IF WE ARE CLASSIFIED AS A PASSIVE FOREIGN INVESTMENT COMPANY ("PFIC"), YOUR TAXES WOULD INCREASE.

   Although it is not anticipated that we will be classified as a PFIC for U.S. federal income tax purposes, if we are classified as a PFIC, it would have material adverse tax consequences for U.S. persons that directly or indirectly own our common shares, including subjecting such U.S. persons to a greater tax liability than might otherwise apply and subjecting such U.S. persons to tax on amounts in advance of when tax would otherwise be imposed. There are currently no regulations regarding the application of the PFIC provisions to an insurance company. New regulations or pronouncements interpreting or clarifying these rules may be forthcoming. We cannot predict what impact, if any, such guidance would have on persons subject to U.S. federal income tax that directly or indirectly own our common shares.

OUR REINSURANCE AGREEMENTS BETWEEN US, OUR NON-U.S. SUBSIDIARIES, AND OUR U.S. SUBSIDIARIES MAY BE SUBJECT TO RECHARACTERIZATION OR OTHER ADJUSTMENT FOR U.S. FEDERAL INCOME TAX PURPOSES, WHICH MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

   Under Section 845 of the Code, as further clarified by recently enacted amendments to the Code, the IRS may allocate income, deductions, assets, reserves, credits and any other items related to a reinsurance agreement among certain related parties to a reinsurance agreement, recharacterize such items, or make any other adjustment, in order to reflect the proper source, character or amount of the items for each party for U.S. federal income tax purposes. No regulations have been issued under Section 845 of the Code. Accordingly, the application of such provisions to us and our subsidiaries is uncertain and we cannot predict what impact, if any, such provisions may have on us and our subsidiaries.

CHANGES IN U.S. FEDERAL INCOME TAX LAW COULD BE RETROACTIVE AND MAY SUBJECT US OR OUR NON-U.S. SUBSIDIARIES TO U.S. FEDERAL INCOME TAXATION.

   The tax laws and interpretations regarding whether a company is engaged in a U.S. trade or business or whether a company is a CFC or PFIC, or has RPII are subject to change, possibly on a retroactive basis. There are currently no regulations regarding the application of the PFIC rules to an insurance company. The IRS recently announced that it intends to scrutinize insurance companies domiciled outside the U.S. and apply the PFIC rules to companies that are not active insurance companies, and to the portion of a non-U.S. insurance company's income not derived in the active conduct of an insurance business. Additionally, the regulations regarding RPII are still in proposed form. New regulations or pronouncements interpreting or clarifying such rules will likely be forthcoming from the IRS. We are not able to predict if, when or in what form such guidance will be provided and whether such guidance will be applied on a retroactive basis.

THE ORGANIZATION FOR ECONOMIC COOPERATION AND DEVELOPMENT AND THE EUROPEAN UNION ARE CONSIDERING MEASURES THAT MIGHT INCREASE OUR TAXES AND REDUCE OUR NET INCOME.

   A number of multinational organizations, including the European Union, the Organization for Economic Cooperation and Development, also referred to in this prospectus as OECD, the Financial Action Task Force and the Financial Stability Forum, also referred to in this prospectus as FSF, have all recently identified some countries as not participating in adequate information exchange, engaging in harmful tax practices or not maintaining adequate controls to prevent corruption, such as money laundering activities. Recommendations to limit such harmful practices are under consideration by these organizations, and a report published on November 27, 2001 by the OECD at the behest of FSF titled "Behind the Corporate Veil: Using Corporate Entities for Illicit Purposes," contains an extensive discussion of specific recommendations. The OECD has threatened non-member jurisdictions that do not agree to cooperate with the OECD with punitive sanctions by OECD member countries, though specific sanctions have yet to be adopted by OECD member countries. It is as yet unclear what these sanctions will be, who will adopt them and when or if they will be imposed. In a June 26, 2000 report, Bermuda was not listed as a tax haven jurisdiction by the OECD because it previously signed a letter committing itself to eliminating harmful tax practices by the end of 2005 and to embrace international tax standards for transparency, exchange of information, and the elimination of regimes for financial and other services that attract businesses with no substantial domestic activity. We cannot assure you, however, that the action taken by Bermuda would be sufficient to preclude all effects of the measures or sanctions described above, which, if ultimately adopted, could adversely affect Bermuda companies such as us.

                                USE OF PROCEEDS


   We estimate that our net proceeds from our sale of our common shares in this offering, after deducting underwriting discounts and estimated expenses of the offering, will be approximately $83.0 million, or $97.9 million if the underwriters exercise their overallotment option in full. We intend to contribute these net proceeds to PXRE Bermuda to support the underwriting of additional reinsurance business during the January 1, 2005 renewal period and throughout the balance of 2005.

   We will not receive any proceeds from the sale of common shares by the selling shareholders.

                PRICE RANGE OF COMMON SHARES AND DIVIDEND POLICY

   Our common shares are listed on the New York Stock Exchange under the symbol "PXT." The high and low closing sales prices per share are set forth below for the quarters indicated.


                                                                                                               CLOSING PRICE
                                                                                                       ----------------------------
                                                                                                        HIGH      LOW     DIVIDENDS
                                                                                                       ------    ------   ---------
Calendar 2002:
 First Quarter.....................................................................................    $24.00    $16.88     $0.06
 Second Quarter....................................................................................     26.65     22.73      0.06
 Third Quarter.....................................................................................     24.20     18.60      0.06
 Fourth Quarter....................................................................................     24.50     18.86      0.06
Calendar 2003:
 First Quarter.....................................................................................    $26.00    $19.00     $0.06
 Second Quarter....................................................................................     22.00     19.05      0.06
 Third Quarter.....................................................................................     19.90     16.90      0.06
 Fourth Quarter ...................................................................................     24.20     17.75      0.06
Calendar 2004:
 First Quarter.....................................................................................    $28.70    $23.54     $0.06
 Second Quarter....................................................................................     28.10     23.10      0.06
 Third Quarter.....................................................................................     26.00     22.23      0.06
 Fourth Quarter (through November 17, 2004)........................................................     24.81     22.30      0.06


   We declared and paid cash dividends on our common shares of $0.06 per share in each quarter since the third quarter of 1999. Although we have no current intention of changing our dividend policy, our board of directors periodically reviews our dividend policy and may change it in the future in accordance with our capital needs.

   We are a holding company and have no direct operations. Our ability to pay dividends depends, in part, on the ability of our principal operating subsidiaries, PXRE Reinsurance, PXRE Bermuda and PXRE Barbados, to pay dividends to us. These subsidiaries are subject to significant regulatory restrictions limiting their ability to declare and pay dividends. Additionally, we are subject to Bermuda regulatory constraints that will affect our ability to pay dividends on our common shares and make other payments. Under the Bermuda Companies Act, we may declare or pay a dividend out of distributable reserves only if we have reasonable grounds for believing that we are, and would after the payment be, able to pay our liabilities as they become due and if the realizable value of our assets would thereby not be less than the aggregate of our liabilities and issued share capital and share premium accounts.

                                 CAPITALIZATION


   The following table sets forth our capitalization as of September 30, 2004:

   o on an actual basis; and

   o on an adjusted basis to give effect to the issue and sale by us of 3,724,803 common shares at the public offering price of $23.75 per share less underwriting discounts and estimated offering expenses.

   The following should be read in conjunction with our consolidated financial statements and the related notes included or incorporated by reference in this prospectus supplement and the accompanying prospectus.


                                                           AS OF SEPTEMBER 30,
                                                                   2004
                                                          ----------------------
                                                           ACTUAL    AS ADJUSTED
                                                          --------   -----------
($000'S EXCEPT SHARE AND PER SHARE DATA)
Cash .................................................    $ 21,044     $104,085
                                                          --------     --------
Subordinated debt (1) ................................    $167,073     $167,073
                                                          --------     --------
Shareholders' equity:
 Serial convertible preferred shares, $1.00 par
   value, $10,000 stated value -- 10 million shares
   authorized, 18,273 shares issued and outstanding,
   actual; 16,215 shares issued and outstanding, as
   adjusted (2).......................................     182,730      162,148
 Common shares, $1.00 par value -- 50 million shares
   authorized; 14,426,432 shares issued and
   outstanding, actual; 19,678,118 shares issued and
   outstanding, as adjusted (2).......................      14,426       19,678
 Additional paid-in capital ..........................     215,334      313,705
 Accumulated other comprehensive income net of
   deferred income tax benefit of $0.1 million........      (1,117)      (1,117)
 Retained earnings ...................................     165,673      165,673
 Restricted common shares at cost (428,677 shares) ...      (7,800)      (7,800)
                                                          --------     --------
   Total shareholders' equity.........................     569,246      652,287
                                                          --------     --------
     Total capitalization ............................    $736,319     $819,360
                                                          ========     ========

---------------
(1) Represents debt due to subsidiary capital trusts issuing capital pass-through securities. For discussion of the issuances of the capital pass-through securities, see Note 5 to our consolidated financial statements for the years ended December 31, 2003, 2002 and 2001, incorporated by reference to our annual report on Form 10-K for the year ended December 31, 2003 and
    Note 9 to our unaudited consolidated financial statements for the nine months ended September 30, 2004, included elsewhere in this prospectus.
(2) For information with respect to common shares reserved for issuance upon conversion of our convertible preferred shares and under our employee benefit and share option plans, see Notes 7, 10 and 11 to our consolidated financial statements for the years ended December 31, 2003, 2002 and 2001 incorporated by reference to our annual report on Form 10-K for the year ended December 31, 2003 and Note 7 to our consolidated financial statements for the nine months ended September 30, 2004.

                      SELECTED CONSOLIDATED FINANCIAL DATA


   The following table sets forth selected historical consolidated financial information for PXRE Group Ltd. as of and for the nine months ended
September 30, 2004 and 2003 and as of and for the years ended December 31, 2003, 2002, 2001, 2000 and 1999. The financial data for the nine months ended September 30, 2004 and 2003 are derived from our unaudited consolidated financial statements and include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the data for the periods. The results for the nine months ended September 30, 2004 may not be indicative of the results for the full year. The financial data for the years ended December 31, 2003, 2002 and 2001 are derived from our audited consolidated financial statements audited by KPMG LLP. The financial data for the years ended December 31, 2000 and 1999 are derived from our audited consolidated financial statements audited by PricewaterhouseCoopers and PricewaterhouseCoopers LLP. Our consolidated financial statements for the years ended December 31, 2003, 2002 and 2001 are incorporated by reference to our annual report on Form 10-K for the year ended December 31, 2003. Our unaudited consolidated financial statements for the nine months ended September 30, 2004 and 2003 are included elsewhere in this prospectus supplement. The following information should be read in conjunction with our consolidated financial statements and financial information included or incorporated by reference in this prospectus supplement.


                                                NINE MONTHS ENDED
                                                  SEPTEMBER 30,                         YEAR ENDED DECEMBER 31,
                                             ------------------------   ------------------------------------------------------
($000'S EXCEPT PER SHARE DATA AND RATIOS)    2004(1)(4)    2003(1)(8)   2003(1)(8)    2002(1)(3)(8)   2001(1)(8)    2000(1)(8)
                                             ----------    ----------   ----------    -------------   ----------    ----------
INCOME STATEMENT DATA:
Gross premiums written ...................    $285,847      $274,123     $339,140       $366,768       $ 290,213     $268,990
Premiums ceded ...........................     (32,320)      (52,692)     (60,729)       (72,285)       (135,735)     (96,289)
                                              --------      --------     --------       --------       ---------     --------
Net premiums written .....................     253,527       221,431      278,411        294,483         154,478      172,701
Change in unearned premiums ..............     (25,211)       16,439       42,522        (25,123)          7,647      (12,495)
                                              --------      --------     --------       --------       ---------     --------
Net premiums earned ......................     228,316       237,870      320,933        269,360         162,125      160,206
Net investment income ....................      16,941        20,026       26,931         24,893          30,036       30,037
Net realized investment gains (losses) ...          11           611        2,447          8,981           4,023        3,191
Fee income ...............................       1,556         3,533        5,014          3,432           5,786        5,483
                                              --------      --------     --------       --------       ---------     --------
Total revenues ...........................     246,824       262,040      355,325        306,666         201,970      198,917
                                              --------      --------     --------       --------       ---------     --------
Losses and loss expenses incurred ........     192,551       112,500      157,599        125,361         153,122      139,124
Commissions and brokerage ................      28,286        37,863       47,360         53,391          30,350       34,899
Other operating expenses .................      30,760        29,451       39,701         34,228          28,870       34,796
Foreign exchange (gains) losses ..........         (22)          676          142           (273)           (683)        (748)
Interest expense .........................      10,947         2,504        2,506          2,939           4,424        4,778
Minority interest in consolidated
 subsidiaries(4) .........................          --         7,350       10,528          8,646           8,877        8,875
                                              --------      --------     --------       --------       ---------     --------
Total losses and expenses ................     262,522       190,344      257,836        224,292         224,960      221,724
                                              --------      --------     --------       --------       ---------     --------
(Loss) income before income taxes,
 cumulative effect of accounting change
 and convertible preferred share
 dividends ...............................     (15,698)       71,696       97,489         82,374         (22,990)     (22,807)
Income tax (benefit) provision  ..........      (6,844)        2,887          841         17,829          (4,704)     (12,007)
                                              --------      --------     --------       --------       ---------     --------
(Loss) income before cumulative effect of
 accounting change and convertible
 preferred share dividends ...............      (8,854)       68,809       96,648         64,545         (18,286)     (10,800)
Cumulative effect of accounting change,
 net of tax ..............................      (1,053)           --           --             --             319           --
                                              --------      --------     --------       --------       ---------     --------
Net (loss) income before convertible
 preferred share dividends ...............    $ (9,907)     $ 68,809     $ 96,648        $64,545       $ (17,967)    $(10,800)
Preferred share dividends ................     (10,540)       (9,737)     (13,113)        (9,077)             --           --
                                              --------      --------     --------       --------       ---------     --------
Net (loss) income available to common
 shareholders ............................    $(20,447)     $ 59,072     $ 83,535       $ 55,468       $ (17,967)    $(10,800)
                                              ========      ========     ========       ========       =========     ========


                                               YEAR ENDED
                                              DECEMBER 31,
                                             -------------
($000'S EXCEPT PER SHARE DATA AND RATIOS)    1999(1)(2)(8)
                                             -------------
INCOME STATEMENT DATA:
Gross premiums written ...................      $221,349
Premiums ceded ...........................       (82,504)
                                                --------
Net premiums written .....................       138,845
Change in unearned premiums ..............       (10,342)
                                                --------
Net premiums earned ......................       128,503
Net investment income ....................        47,173
Net realized investment gains (losses) ...        (3,766)
Fee income ...............................         3,590
                                                --------
Total revenues ...........................       175,500
                                                --------
Losses and loss expenses incurred ........       160,504
Commissions and brokerage ................        27,702
Other operating expenses .................        29,217
Foreign exchange (gains) losses ..........          (409)
Interest expense .........................         3,915
Minority interest in consolidated
 subsidiaries(4) .........................         8,790
                                                --------
Total losses and expenses ................       229,719
                                                --------
(Loss) income before income taxes,
 cumulative effect of accounting change
 and convertible preferred share
 dividends ...............................       (54,219)
Income tax (benefit) provision  ..........       (12,775)
                                                --------
(Loss) income before cumulative effect of
 accounting change and convertible
 preferred share dividends ...............       (41,444)
Cumulative effect of accounting change,
 net of tax ..............................          (695)
                                                --------
Net (loss) income before convertible
 preferred share dividends ...............      $(42,139)
Preferred share dividends ................            --
                                                --------
Net (loss) income available to common
 shareholders ............................      $(42,139)
                                                ========


                                             NINE MONTHS ENDED
                                               SEPTEMBER 30,                      YEAR ENDED DECEMBER 31,
                                              -----------------   -------------------------------------------------------
($000'S EXCEPT PER SHARE DATA AND RATIOS)    2004(1)    2003(1)   2003(1)    2002(1)(3)   2001(1)    2000(1)   1999(1)(2)
                                             -------    -------   -------    ----------   -------    -------   ----------
Ratio of earnings to fixed charges (6) ...        --       4.87      5.22        4.64          --         --          --
Ratio of earnings to combined fixed
 charges and convertible preferred
 dividends ...............................        --       3.15      3.32        3.07          --         --          --
BASIC EARNINGS PER COMMON SHARE:
(Loss) income before cumulative effect of
 accounting change and preferred share
 dividends ...............................   $ (0.64)   $  5.77   $  8.06     $  5.47     $ (1.58)   $ (0.95)    $ (3.58)
Cumulative effect of accounting change ...     (0.08)        --        --          --        0.03         --       (0.06)
Convertible preferred share dividends ....     (0.77)     (0.82)    (1.09)      (0.77)         --         --          --
                                             -------    -------   -------     -------     -------    -------     -------
Net (loss) income available to common
 shareholders ............................   $ (1.49)   $  4.95   $  6.97     $  4.70     $ (1.55)     (0.95)    $ (3.64)
                                             -------    -------   -------     -------     -------    -------     -------
Average common shares outstanding ........    13,753     11,931    11,992      11,802      11,578     11,394      11,568
                                             =======    =======   =======     =======     =======    =======     =======
DILUTED EARNINGS PER COMMON SHARE:
(Loss) income before cumulative effect of
 accounting change .......................   $ (1.41)   $  2.97   $  4.10     $  3.28     $ (1.58)   $ (0.95)    $ (3.58)
Cumulative effect of accounting change ...     (0.08)        --        --          --        0.03         --       (0.06)
                                             -------    -------   -------     -------     -------    -------     -------
Net (loss) income ........................   $ (1.49)   $  2.97   $  4.10     $  3.28     $ (1.55)   $ (0.95)    $ (3.64)
                                             =======    =======   =======     =======     =======    =======     =======
Average common shares outstanding ........    13,753     23,201    23,575      19,662      11,578     11,394      11,568
                                             =======    =======   =======     =======     =======    =======     =======
Cash dividends per common share ..........   $  0.18    $  0.18   $  0.24     $  0.24     $  0.24    $  0.24     $  0.64
OTHER OPERATING DATA:
GAAP loss ratio (7) ......................      84.3%      47.3%     49.1%       46.5%       94.5%      86.8%      124.9%
GAAP underwriting expense ratio (7) ......      25.2       26.8      25.6        31.3        33.0       40.1        42.3
                                             -------    -------   -------     -------     -------    -------     -------
GAAP combined ratio (7) ..................     109.5%      74.1%     74.7%       77.8%      127.5%     126.9%      167.2%
                                             =======    =======   =======     =======     =======    =======     =======



                                            AS OF SEPTEMBER 30,                            AS OF DECEMBER 31,
                                          -----------------------    --------------------------------------------------------------
($000'S EXCEPT PER SHARE DATA)             2004(1)       2003(1)      2003(1)       2002(1)       2001(1)     2000(1)    1999(1)(2)
                                          ----------   ----------    ----------   ----------    ----------    --------   ----------
BALANCE SHEET DATA:
Cash and investments..................    $1,093,330   $1,011,299    $1,012,327   $  805,331    $  531,233    $505,101    $524,303
Total assets..........................     1,426,491    1,388,091     1,359,647    1,237,142     1,005,938     784,747     780,180
Losses and loss expenses..............       517,501      437,310       450,635      447,829       453,705     251,619     261,551
Subordinated debt (4)(5)..............       167,073           --            --           --            --          --          --
Minority interest in consolidated
 subsidiaries (4)(5)..................            --      126,839       156,841       94,335        99,530      99,525      99,521
Debt payable..........................            --           --            --       30,000        55,000      65,000      75,000
Total shareholders' equity............       569,246      520,132       564,516      453,464       239,780     259,386     263,279
Book value per common share...........    $    20.34   $    21.72    $    22.24   $    20.33    $    20.20    $  21.94    $  22.54
Statutory capital and surplus:
 PXRE Reinsurance Ltd. (9)............    $  494,000   $  328,922    $  425,839   $   70,609    $   34,332    $ 29,982    $ 24,598
 PXRE Reinsurance
   Company (9)........................    $  314,700   $  411,022    $  425,210   $  457,217    $  331,959    $348,858    $399,007

---------------
(1) PXRE Group Ltd. was incorporated on June 1, 1999 as a Bermuda exempted company and a wholly owned subsidiary of PXRE Purpose Trust, a purpose trust established under the laws of Bermuda. On October 5, 1999, PXRE Corporation completed a reorganization pursuant to which PXRE Group Ltd. became the ultimate parent holding company of PXRE Corporation. PXRE Corporation and its subsidiaries provided property and casualty reinsurance and insurance products to a national and international marketplace. In connection with the reorganization, PXRE Group Ltd. repurchased for $1.00 per share 100% of the common shares owned by PXRE Purpose Trust and each outstanding share of PXRE Corporation common stock (other than shares held by PXRE Corporation and its subsidiaries) was converted into one common share of PXRE Group Ltd. After the consummation of the reorganization, PXRE Group Ltd. commenced carrying on the holding company functions previously conducted by PXRE Corporation.

(2) In the fourth quarter of 1999, PXRE Group Ltd. changed the reporting period for its U.K. operations from a fiscal year ending September 30 to a calendar year ending December 31. The results of operations for the period from October 1, 1998 to December 31, 1998, amounted to a loss of approximately $0.1 million. This loss was charged to retained earnings during 1999 in order to report only twelve months' operating results. The U.K. operations of PXRE Limited and PXRE Managing Agency are included in the consolidated results on a one-quarter lag basis from 1998 through the third quarter of 1999.
(3) FASB issued Statement of Financial Accounting Standard ("FASB") No. 145, "Rescission of FASB Statements Nos. 4 and 64, Amendment of FASB Statement No. 13, and Technical Corrections", on April 30, 2002, which rescinds the requirement to present gains and losses from extinguishment of debt as an extraordinary item. We have adopted the new standard effective January 1, 2002. As a result, a gain of $1.4 million on the repurchase of $5.2 million of minority interest in consolidated subsidiaries was classified with net realized investment gains during 2002.
(4) In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), which requires consolidation of all "Variable Interest Entities" ("VIEs") by the "primary beneficiary," as these terms are defined in FIN 46, and on October 9, 2003 the FASB issued FASB Staff Position FIN 46-6, "Effective Date of FASB Interpretation No. 46, Consolidation of VIE's", which required PXRE to implement FIN 46 during the quarter ended March 31, 2004. The adoption of this statement resulted in PXRE deconsolidating the five special purpose trusts which issued PXRE's trust preferred securities. As a result, the subordinated loans from the trusts are reflected as liabilities under the caption "Subordinated debt" on PXRE's September 30, 2004 Consolidated Balance Sheet, while PXRE's investments of approximately $5.2 million in such trusts in the form of equity, which prior to March 31, 2004 were eliminated on consolidation, are reflected as assets under the caption "Other assets" with a corresponding increase in liabilities under the caption "Subordinated debt." FIN 46 did not permit these changes to be made retroactively. In addition, gains on the repurchase of $5.2 million of PXRE's trust preferred securities in prior periods of $1.1 million, net of tax, that were previously accounted for as extinguishments of debt, were reversed during the quarter ended March 31, 2004 and presented as a cumulative effect of an accounting change in PXRE's Consolidated Statement of Operations and Comprehensive Operations during 2004. These repurchased securities are reflected in PXRE's
    September 30, 2004 Consolidated Balance Sheet under the caption "Fixed
    Maturities: Available-for-sale."
(5) In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within the scope of the statement as a liability or an asset in some circumstances. PXRE adopted this statement during the quarter ended September 30, 2003, however, due to certain parts of this statement being deferred by the FASB, the adoption of this statement did not have any impact on PXRE's Consolidated Financial Statements, financial position or results of operations until the quarter ended March 31, 2004. Accordingly, as of March 31, 2004, PXRE's mandatorily redeemable capital trust pass-through securities were reclassified on its Consolidated Balance Sheet to liabilities and entitled "Subordinated debt." In PXRE's Consolidated Statements of Operations and Comprehensive Operations for the nine months ended September 30, 2004, the interest expense related to these securities was included with "Interest expense," whereas for the nine months ended September 30, 2003 it was included with "Minority interest in consolidated subsidiaries" as SFAS 150 did not permit these changes to be made retroactively.
(6) The ratios of earnings to fixed charges were determined by dividing consolidated earnings by total fixed charges. For purposes of these computations, (i) earnings consist of consolidated income before considering income taxes, fixed charges and minority interest, and (ii) fixed charges consist of interest on indebtedness, interest expense on premiums withheld under certain ceded reinsurance contracts and that portion of rentals which is deemed by PXRE's management to be an appropriate interest factor. Earnings were inadequate to cover fixed charges by $15.7 million, $22.5 million, $22.8 million and $55.3 million for the nine months ended September 30, 2004 and the years ended
    December 31, 2001, 2000, and 1999 respectively. The ratios of earnings to combined fixed charges and preferred dividends were determined by dividing consolidated earnings by total fixed charges and preferred dividends. Earnings were inadequate to cover fixed charges and preferred dividends by $15.7 million, $22.5 million, $22.8 million and $55.3 million for the nine months ended September 30, 2004 and the years ended December 31, 2001, 2000, and 1999 respectively.
(7) The loss, underwriting expense and combined ratios included under "Other Operating Data" have been derived from unaudited and audited consolidated statements of income prepared in accordance with GAAP.
(8) Certain balances were reclassified to be consistent with 2004 classifications.
(9) Estimated for September 30, 2004.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATION


GENERAL

   Unless the context otherwise requires, references to the "Company" refer to PXRE Group Ltd., a Bermuda holding company, while "PXRE", "we", "us" and "our" include PXRE Group Ltd. and its subsidiaries, which principally include PXRE Corporation ("PXRE Delaware"), PXRE Reinsurance Company ("PXRE Reinsurance"), PXRE Reinsurance Ltd. ("PXRE Bermuda"), PXRE Reinsurance (Barbados) Ltd. ("PXRE Barbados"), PXRE Solutions Inc. ("PXRE Solutions"), PXRE Solutions, S.A. ("PXRE Europe") and PXRE Limited. References to GAAP refer to accounting principles generally accepted in the United States ("GAAP"). References to SAP refer to statutory accounting principles ("SAP") in either the State of Connecticut, where PXRE Reinsurance is domiciled, or Bermuda, where PXRE Bermuda is domiciled, as applicable.

   The following is a discussion and analysis of PXRE's results of operations for the three and nine months ended September 30, 2004 compared with the three and nine months ended September 30, 2003, and also a discussion of our financial condition as of September 30, 2004. This discussion and analysis should be read in conjunction with the attached unaudited consolidated financial statements and notes thereto and PXRE's Annual Report on Form 10-K for the year ended December 31, 2003 (the "10-K"), including the audited consolidated financial statements and notes thereto, the discussion of Certain Risks and Uncertainties and the discussion of Critical Accounting Policy Disclosures contained in the 10-K.

OVERVIEW

   PXRE Group Ltd. is an insurance holding company organized in Bermuda. We provide reinsurance products and services to a worldwide marketplace through our wholly owned subsidiary operations located in Bermuda, Barbados, Europe and the United States. Our primary business is catastrophe and risk excess reinsurance, which accounted for 100% of net premiums written for the three months ended September 30, 2004. Our catastrophe and risk excess business includes property catastrophe excess of loss, property catastrophe retrocessional, property risk excess, marine excess and aerospace excess and pro rata reinsurance products.

   As a result of catastrophe losses during the quarter, namely, hurricanes Charley, Frances, Ivan and Jeanne, we generated a net loss before convertible preferred share dividends of $73.2 million in the quarter ended September 30, 2004 compared to the net income before convertible preferred share dividends of $23.7 million generated in the third quarter of 2003.

   Our ability and willingness to generate significant premium growth are highly dependent upon the premium pricing levels in the reinsurance market. Pricing in our catastrophe and risk excess business was healthy during the third quarter of 2004 following the significant rate increases experienced in 2002 and 2003. During 2004, pricing has been generally flat to up slightly in our North America property catastrophe and world-wide retrocessional businesses. We experienced single-digit rate decreases in our international property catastrophe business.

   In 2005, we believe the occurrence and the resulting losses of the four significant hurricanes as well as typhoons in Japan will drive moderate rate increases in our worldwide retrocessional business, increase or stabilize pricing in our North American property catastrophe business and moderate rate decreases in our international property catastrophe business.

COMPARISON OF THIRD QUARTER RESULTS FOR 2004 WITH 2003

   For the quarter ended September 30, 2004, net loss before convertible preferred share dividends was $73.2 million compared to net income before convertible preferred share dividends of $23.7 million for the comparable period of 2003. Net loss per diluted common share was $5.48 for the third quarter of 2004 compared to net income per diluted common share of $1.01 for the third quarter of 2003, based on diluted average shares outstanding of approximately 14.0 million in the third quarter of 2004 and 23.6 million in the third quarter of 2003. As the Company incurred a loss from continuing operations, in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," it did not include 13.5 million of average shares in its calculation of net loss per diluted common shares that are anti-dilutive, as shown in Note 5 to the Consolidated Financial Statements, which is the primary reason for the decrease in the number of diluted average shares outstanding in the third quarter of 2004 compared to the third quarter of 2003.

PREMIUMS

   Gross and net premiums written for the third quarter of 2004 and 2003 were as follows:


                                                                                                   THREE MONTHS ENDED
                                                                                                     SEPTEMBER 30,
($000'S)                                                                                           -------------------   % INCREASE
                                                                                                    2004        2003     (DECREASE)
                                                                                                  --------    --------   ----------
Gross premiums written........................................................................    $125,529    $ 95,275        32
Ceded premiums written........................................................................     (12,938)    (25,233)      (49)
                                                                                                  --------    --------
Net premiums written..........................................................................    $112,591    $ 70,042        61
                                                                                                  ========    ========


   Gross premiums written for the thirdquarter of 2004 increased $30.3 million, or 32%, to $125.5 million from $95.3 million in the third quarter of 2003. Gross premiums written in our core catastrophe and risk excess segment increased $27.0 million, or 27%, compared to the corresponding period of 2003 due to increased business written and reinstatement premiums associated with catastrophe losses that occurred during the third quarter of 2004, namely, hurricanes Charley, Frances, Ivan and Jeanne. Gross reinstatement premiums written related to the catastrophe and risk excess business increased by $24.0 million to $24.6 million in the third quarter of 2004 from $0.6 million in the corresponding period of 2003.

   Ceded premiums written decreased $12.3 million, or 49%, to $12.9 million for the third quarter of 2004 from $25.2 million for the third quarter of 2003, as a result of a decrease in ceded premiums written related to excess of loss retrocessional catastrophe treaties of $7.8 million compared to the year earlier period and to $6.8 million of ceded premiums written to Select Reinsurance Ltd. ("Select Re") under a quota share retrocessional contract that was in place in 2003 but was not renewed at January 1, 2004.

   Net premiums written for the third quarter of 2004 increased $42.5 million, or 61%, to $112.6 million from $70.0 million in the third quarter of 2003. Net premiums written in our catastrophe and risk excess segment increased
$39.8 million, or 54%, during the third quarter of 2004 compared to the comparable prior year period. The increase in this segment is due to the same factors that caused the increase in gross premiums written and decrease in ceded premiums written as explained above.

   Gross and net premiums earned for the third quarter of 2004 and 2003 were as follows:


                                                                                                   THREE MONTHS ENDED
                                                                                                     SEPTEMBER 30,
($000'S)                                                                                           -------------------   % INCREASE
                                                                                                    2004        2003     (DECREASE)
                                                                                                  --------    --------   ----------
Gross premiums earned.........................................................................    $101,623    $ 83,053        22
Ceded premiums earned.........................................................................     (11,824)    (13,971)      (15)
                                                                                                  --------    --------
Net premiums earned...........................................................................    $ 89,799    $ 69,082        30
                                                                                                  ========    ========


   Gross premiums earned for the third quarter of 2004 increased $18.6 million, or 22%, to $101.6 million from $83.1 million in the third quarter of 2003. Gross premiums earned in our catastrophe and risk excess segment increased $22.5 million, or 28%, to $101.7 million in the third quarter of 2004 compared to $79.2 million in the corresponding period of 2003. Gross reinstatement premiums earned related to the catastrophe and risk excess business increased by $24.0 million compared to $24.6 million in the third quarter of 2004 from $0.6 million in the corresponding period of 2003. The change in this segment is due to similar factors as those discussed above in gross premiums written. Offsetting this increase, in part, was a planned decrease in our exited lines segment of $4.0 million compared to the year earlier period.

   Ceded premiums earned decreased $2.1 million, or 15%, to $11.8 million for the third quarter of 2004 from $14.0 million for the third quarter of 2003, primarily as a result of a decrease of $5.2 million of ceded earned premiums to Select Re under the quota share retrocessional contract discussed above that was not renewed at January 1, 2004. Offsetting this decrease, in part, was an increase in ceded premiums earned related to excess of loss catastrophe retrocessional treaties.

   Net premiums earned for the third quarter of 2004 increased $20.7 million, or 30%, to $89.8 million from $69.1 million for the corresponding period of 2003. Net premiums earned in the catastrophe and risk excess segment increased $25.2 million, or 39%, for the third quarter of 2004 as compared to the corresponding prior-year period. The change in this segment is due to similar factors as those discussed above in gross and net premiums written. Offsetting this increase, in part, was a planned decrease in our exited lines segment of $4.5 million compared to the year earlier period.

   As part of our efforts to return to our core catastrophe and risk business, we have ceased underwriting finite business, and during the quarter ended
June 30, 2004 we began to include the results of this business in our exited lines segment. During the year ended December 31, 2003 and the quarter ended March 31, 2004, this business was focused on a limited group of cedents and on policies that did not contain significant risk transfer. Finite contracts that do not contain sufficient risk transfer are not recorded as reinsurance arrangements but are treated as deposits for accounting purposes. As such, the income related to these transactions is recorded as fee income, and liabilities, if any, are recorded as deposit liabilities. There will be an insignificant amount of finite premiums earned in future periods.

   A summary of our net premiums written and earned by business segment for the three months ended September 30, 2004 and 2003 is included in Note 8 to the Consolidated Financial Statements.

RATIOS

   The underwriting results of a property and casualty insurer are discussed frequently by reference to its loss ratio, expense ratio (including the commission and brokerage ratio, net of fee income, if any, and the operating expense ratio) and combined ratio. The loss ratio is the result of dividing losses and loss expenses incurred by net premiums earned. The expense ratio is the result of dividing underwriting expenses (including commission and brokerage, net of fee income, if any, and the operating expenses) by net premiums earned. The combined ratio is the sum of the loss ratio and the expense ratio. A combined ratio less than 100% indicates underwriting profits and a combined ratio greater than 100% indicates underwriting losses. The combined ratio does not reflect the effect of investment income on underwriting results. The ratios discussed below have been calculated on a GAAP basis.

   The following table summarizes the loss ratio, expense ratio and combined ratio for the quarters ended September 30, 2004 and 2003, respectively:


                                                                    THREE MONTHS
                                                                       ENDED
                                                                    SEPTEMBER30,
(%)                                                                 ------------
                                                                    2004    2003
                                                                    -----   ----
Loss ratio .....................................................    174.1   51.0
Expense ratio ..................................................     18.3   17.2
                                                                    -----   ----
Combined ratio .................................................    192.4   68.2
                                                                    =====   ====
Catastrophe and risk excess loss ratio .........................    151.4   17.5
                                                                    =====   ====


LOSSES AND LOSS EXPENSES

   Losses and loss expenses incurred amounted to $156.3 million in the third quarter of 2004 compared to $35.2 million in the third quarter of 2003. The loss ratio was 174.1% for the third quarter of 2004 compared to 51.0% for the comparable prior-year period largely due to $135.7 million in incurred losses, net of reinsurance, primarily from hurricanes Charley, Frances, Ivan and Jeanne that occurred during the third quarter of 2004. As noted above in the discussion of Premiums, the hurricanes triggered $24.0 million of reinstatement premiums earned during the third quarter of 2004, which somewhat offset the impact of the hurricane losses on net income.

   Also during the third quarter of 2004, we experienced net adverse development of $12.2 million for prior-year losses and loss expenses, comprised of $7.8 million cat and risk excess net favorable development and $20.0 million exited lines net adverse development. The favorable development in the cat and risk excess business was primarily related to case reserve takedowns from past significant catastrophes, such as the 2002 European floods. The $20.0 million net adverse development related to exited lines is due primarily to recording additional loss reserves of $14.7 million relating to an excess of loss retrocessional reinsurance agreement (the "XOL Retro Treaty") with Lumbermens Mutual Casualty Company ("LMC") (See "Commitments, Contingencies and Contractual Obligations") and several treaties with a ceding company for which we wrote general liability business within our direct casualty operations. These treaties were commuted in the third quarter of 2004.

   During the third quarter of 2003, we experienced net adverse development of $9.8 million for prior-year loss and loss expenses, $10.1 million of which was due to adverse loss development on our exited direct casualty reinsurance operations.

UNDERWRITING EXPENSES

   The expense ratio was 18.3% for the third quarter of 2004 compared to 17.2% during the comparable year-earlier period. The commission and brokerage ratio, net of fee income, was 9.1% for the third quarter of 2004 compared with 3.0% for the third quarter of 2003, with the prior-year ratio affected by a large negative commission on a finite contract. The catastrophe and risk excess commission and brokerage ratio, net of fee income, was 9.9% for the third quarter of 2004 compared to 10.0% for the third quarter of 2003.

   PXRE is not a party to any so-called Market Service Agreements or Placement Service Agreements, nor does PXRE engage in any of the contingent commission or other practices that we understand to be the focus of the ongoing investigations by the New York State Attorney General's Office, as reported in the press.

   The operating expense ratio was 9.2% for the three months ended September 30, 2004 compared with 14.2% for the comparable period of 2003. The decrease is the result of increased net premiums earned and a decrease in incentive compensation expense associated with catastrophe activity during the quarter. Other operating expenses decreased 15% to $8.3 million for the three months ended September 30, 2004 from $9.8 million in the comparable period of 2003. This decrease in operating expenses is primarily a result of a decrease in incentive compensation costs partially offset by increased costs in the third quarter of 2004 associated with consulting costs from Sarbanes-Oxley
Section 404 compliance.

INTEREST EXPENSE AND MINORITY INTEREST IN CONSOLIDATED SUBSIDIARIES

   Interest expense, including minority interest in consolidated subsidiaries, increased to $3.8 million for the three months ended September 30, 2004 from $2.8 million in the comparable period of 2003. This increase is primarily due to $0.6 million of additional interest on $30.9 million of trust preferred securities issued subsequent to September 30, 2003. As discussed in Note 2 to the Consolidated Financial Statements, following the implementation of SFAS 150 and FIN 46 during the quarter ended March 31, 2004, the interest on trust preferred securities is now shown as interest expense, whereas it was previously recorded as minority interest in consolidated subsidiaries.

NET INVESTMENT INCOME

   Net investment income for the third quarter of 2004 decreased 14% to $5.2 million from $6.0 million in the third quarter of 2003, primarily as a result of a $1.5 million decrease in income from our hedge fund portfolio, offset by $0.9 million additional income from the other invested asset portfolio. Investment income related to our hedge fund portfolio decreased to $0.9 million in the third quarter of 2004 from $2.4 million in the third quarter of 2003 as investments in hedge funds produced a return of 0.7% for the third quarter of 2004 compared with 2.1% in the comparable prior-year period. Offsetting this decrease was an increase in the balance of our fixed maturities and short-term investment portfolios partially offset by a decrease in the book yield to 3.1% during the third quarter of 2004 from 3.5% during the comparable prior-year period.

   Investment income for the quarter was also affected by various finite and other reinsurance contracts where premiums payable under such contracts were retained on a funds withheld basis. In order to reduce credit risk or to comply with regulatory credit for reinsurance requirements, a portion of premiums paid under such reinsurance contracts is retained by the cedent pending payment of losses or commutation of the contract. Investment income on such withheld funds is typically for the benefit of the reinsurer and the cedent may provide a minimum investment return on such funds. We have both ceded and assumed reinsurance contracts that involve the withholding of premiums by the cedent. On assumed reinsurance contracts, cedents held premiums and accrued investment income due to us of $0.0 million and $26.0 million as of September 30, 2004 and 2003, respectively, for which we have recognized $0.0 million and $0.4 million of investment income for the third quarter of 2004 and 2003, respectively. On ceded reinsurance contracts, we held premiums and accrued investment income of $84.7 million and $123.0 million due to reinsurers as of September 30, 2004 and 2003, respectively, for which we recognized a charge to investment income of $1.8 million and $2.2 million for the third quarter of 2004 and 2003, respectively. On a net basis, this reduction to investment income was $1.0 million and $0.8 million for the quarters ended September 30, 2004 and 2003, respectively, representing the difference between the stated investment return under such contracts and the overall yield achieved on our total investment portfolio for the quarter. The weighted average contractual investment return on the funds held by PXRE is 8.0% and 6.8% for the quarters ended September 30, 2004 and 2003, respectively, and we expect to be obligated for this contractual investment return for the life of the underlying liabilities, which is expected to be two years as of September 30, 2004 on a weighted average basis.

INCOME TAXES

   PXRE recognized a tax benefit of $8.2 million in the third quarter of 2004 compared to a tax expense of $1.0 million in the comparable prior-year period. The tax benefit in the third quarter of 2004 differed from the U.S. statutory rate primarily due to the reinsurance business written in our Bermuda reinsurance subsidiary.

COMPARISON OF YEAR-TO-DATE RESULTS FOR 2004 WITH 2003

   For the nine months ended September 30, 2004, net loss before convertible preferred share dividends was $9.9 million compared to net income before convertible preferred share dividends of $68.8 million for the comparable period of 2003. Net loss per diluted common share was $1.49 for the first nine months of 2004 compared to net income per diluted common share of $2.97 for the first nine months of 2003, based on diluted average shares outstanding of approximately 13.8 million in the first nine months of 2004 and 23.2 million in the first nine months of 2003. As the Company incurred a loss from continuing operations, in accordance with SFAS No. 128, "Earnings Per Share," it did not include 13.2 million of average shares in its calculation of net loss per diluted common shares that are anti-dilutive, as shown in Note 5 to the Consolidated Financial Statements, which is the primary reason for the decrease in the number of diluted average shares outstanding in the nine months ended September 30, 2004 compared to the corresponding period of 2003.

PREMIUMS

   Gross and net premiums written for the nine months ended September 30, 2004 and 2003 were as follows:


                                                                                                   NINE MONTHS ENDED
                                                                                                     SEPTEMBER 30,
($000'S)                                                                                           -------------------   % INCREASE
                                                                                                    2004        2003     (DECREASE)
                                                                                                  --------    --------   ----------
Gross premiums written........................................................................    $285,847    $274,123         4
Ceded premiums written........................................................................     (32,320)    (52,692)      (39)
                                                                                                  --------    --------
Net premiums written..........................................................................    $253,527    $221,431        14
                                                                                                  ========    ========


   Gross premiums written for the nine-month period ended September 30, 2004 increased $11.7 million, or 4% to $285.8 million from $274.1 million in the corresponding prior-year period. Gross premiums written in our core catastrophe and risk excess segment increased $14.3 million, or 5%, compared to the corresponding period of 2003. This increase was caused primarily by $29.7 million of reinstatement premiums, $24.6 million of which were from the hurricanes Charley, Frances, Ivan and Jeanne. Reinstatement premiums in the nine-month period ended September 30, 2003 were $5.0 million. This increase was offset, in part, by rate decreases in our international property catastrophe business and the non-renewal of several programs due to decreases in market pricing. In addition, there was a planned decrease in our exited lines segment of $2.6 million, or 44%, compared to the year earlier period.

   Ceded premiums written decreased by $20.4 million, or 39%, to $32.3 million for the nine-month period ended September 30, 2004 from $52.7 million for the corresponding prior-year period, as a result of a decrease of $16.0 million of ceded premiums written to Select Re in 2003 under a quota share retrocessional contract that was in place in 2003 but was not renewed at January 1, 2004 and a $4.6 million decrease in ceded premiums written related to excess of loss retrocessional catastrophe treaties.

   Net premiums written for the nine-month period ended September 30, 2004 increased $32.1 million, or 14%, to $253.5 million from $221.4 million in the corresponding prior-year period. Net premiums written in our catastrophe and risk excess segment increased $34.7 million, or 16%, to $250.4 million in the first nine months of 2004 from $215.7 million in the first nine months of 2003. Net premiums written in the exited lines segment decreased $2.6 million, or 45%, during the nine-month period ended September 30, 2004 versus the prior-year comparable period. The changes in these segments are due to similar factors that caused the increase in gross premiums written and decrease in ceded premiums written as explained above.

   Gross and net premiums earned for the nine-month period ended September 30, 2004 and 2003 were as follows:


                                                                                                   NINE MONTHS ENDED
                                                                                                     SEPTEMBER 30,
                                                                                                   -------------------   % INCREASE
($000'S)                                                                                            2004        2003     (DECREASE)
                                                                                                  --------    --------   ----------
Gross premiums earned.........................................................................    $263,856    $282,210        (7)
Ceded premiums earned.........................................................................     (35,540)    (44,340)      (20)
                                                                                                  --------    --------
Net premiums earned...........................................................................    $228,316    $237,870        (4)
                                                                                                  ========    ========


   Gross premiums earned for the first nine months of 2004 decreased
$18.4 million, or 7%, to $263.9 million from $282.2 million in the first nine months of 2003. This decrease is primarily due to a planned decrease in our exited lines segment of $36.8 million as compared to the corresponding period of 2003. Gross premiums earned in our catastrophe and risk excess segment increased $18.5 million, or 8%, to $257.7 million in the first nine months of 2004 from $239.2 million in the corresponding period of 2003. The changes in these segments are due to similar factors as those discussed above in gross premium written.

   Ceded premiums earned decreased $8.8 million, or 20%, to $35.5 million for the nine- month period ended September 30, 2004 from $44.3 million for the corresponding prior-year period, primarily as a result of a decrease of $12.5 million of ceded earned premiums to Select Re under the quota share retrocessional contract discussed above that was not renewed at January 1, 2004. Offsetting this decrease, in part, was an increase in ceded premiums earned related to excess of loss catastrophe retrocessional treaties.

   Net premiums earned for the first ninemonths of 2004 decreased $9.6 million, or 4% to $228.3 million from $237.9 million for the corresponding period of 2003. Net premiums earned in the exited lines segment decreased $36.9 million, or 86%, for the first nine months of 2004 as compared to the first nine months of 2003. Net premiums earned in the catastrophe and risk excess segment increased $27.3 million, or 14%, to $222.3 million for the nine months ended September 30, 2004 from $195.0 million in the corresponding prior-year period. The changes in these segments are due to the same factors as those discussed above in gross and net premiums written.

   As part of our efforts to return to our core catastrophe and risk business, we have ceased underwriting finite business, and during the quarter ended
June 30, 2004 we began to include the results of this business in our exited lines segment. During the year ended December 31, 2003 and the quarter ended March 31, 2004, this business was focused on a limited group of cedents and on policies that did not contain significant risk transfer. Finite contracts that do not contain sufficient risk transfer are not recorded as reinsurance arrangements but are treated as deposits for accounting purposes. As such, the income related to these transactions is recorded as fee income, and liabilities, if any, are recorded as deposit liabilities. There will be an insignificant amount of finite premiums earned in future periods.

   A summary of our net premiums written and earned by business segment for the nine months ended September 30, 2004 and 2003 is included in Note 8 to the Consolidated Financial Statements.

RATIOS

   The following table summarizes the loss ratio, expense ratio and combined ratio for the nine months ended September 30, 2004 and 2003, respectively:


                                                                    NINE MONTHS
                                                                       ENDED
                                                                   SEPTEMBER 30,
                                                                   -------------
(%)                                                                2004    2003
                                                                   -----   ----
Loss ratio .....................................................    84.3   47.3
Expense ratio ..................................................    25.2   26.8
                                                                   -----   ----
Combined ratio .................................................   109.5   74.1
                                                                   =====   ====
Catastrophe and risk excess loss ratio .........................    75.2   25.3
                                                                   =====   ====


LOSSES AND LOSS EXPENSES

   Losses and loss expenses incurred amounted to $192.6 million for the nine months ended September 30, 2004 compared to $112.5 million in the corresponding prior year period. The loss ratio was 84.3% for the first nine months of 2004 compared to 47.3% for the comparable prior-year period largely due to $135.7 million in incurred losses, net of reinsurance, primarily from hurricanes Charley, Frances, Ivan and Jeanne that occurred during the third quarter of 2004. As noted above in the discussion of Premiums, the hurricanes triggered $24.0 million of reinstatement premiums earned during the third quarter of 2004, which somewhat offset the impact of the hurricane losses on net income.

   Also during the first nine months of 2004, we experienced net adverse development of $11.6 million for prior-year losses and loss expenses, comprised of $7.8 million cat and risk excess net favorable development and $19.4 million exited lines net adverse development. The favorable development in the cat and risk excess business was primarily related to case reserve takedowns from past significant catastrophes, such as the 2002 European floods. The $19.4 million net adverse development related to exited lines is due primarily to recording additional loss reserves of $14.7 million relating to the XOL Retro Treaty with LMC (See "Commitments, Contingencies and Contractual Obligations") and several treaties with a ceding company for which we wrote general liability business within our direct casualty operations. These treaties were commuted in the third quarter of 2004.

   During the first nine months of 2003, we experienced net adverse development of $40.7 million for prior-year loss and loss expenses, primarily due to $19.7 million on our exited direct casualty reinsurance operations, $9.1 million adverse loss development from aerospace claims primarily arising from our first receipt of notice that the increase in industry losses related to a 1998 air crash had resulted in the exhaustion of deductibles under three aerospace contracts between the Company and Reliance Insurance Company and $6.0 million of loss development from finite contracts.

UNDERWRITING EXPENSES

   The expense ratio was 25.2% for the first nine months of 2004 compared to 26.8% during the comparable year-earlier period. The commission and brokerage ratio, net of fee income, was 11.7% for the first nine months of 2004 compared with 14.4% for the comparable prior-year period, with the prior-year ratio affected by the higher proportion of exited lines premium. The catastrophe and risk excess commission and brokerage ratio, net of fee income, was 11.2% for the first nine months of 2004 compared with 12.2% for the first nine months of 2003, primarily due to $4.0 million of structuring fees related to a reinsurance agreement with P-1 Re Ltd. and the subsequent commutation thereof in the first nine months of 2003. The exited lines commission and brokerage ratio, net of fee income, was 30.5% for the first nine months of 2004 compared with 24.7% during the first nine months of 2003.

   The operating expense ratio was 13.5% for the first nine months of 2004 compared with 12.4% for the comparable period of 2003. The increase is the result of the decrease in net premiums earned, offset, in part, by a decrease in incentive compensation expense associated with catastrophe activity during the quarter. Other operating expenses increased 4% to $30.8 million for the nine months ended September 30, 2004 from $29.5 million in the comparable period of 2003. This increase is primarily due to severance expenses during the nine months ended September 30, 2004 related to a 10.0% reduction in personnel and increased costs associated with consulting costs from Sarbanes-Oxley Section 404 compliance.

INTEREST EXPENSE AND MINORITY INTEREST IN CONSOLIDATED SUBSIDIARIES

   Interest expense, including minority interest in consolidated subsidiaries, increased to $10.9 million for the nine months ended September 30, 2004 from $9.9 million in the comparable period of 2003. This increase is due to $2.8 million of additional interest on $64.4 million of trust preferred securities which replaced $30.0 million of bank debt in 2003, offset by the non-recurrence of $1.5 million of expense reflected in 2003 from an interest rate swap that became ineffective as a hedging instrument during the quarter ended March 31, 2003. As discussed in Note 2 to the Consolidated Financial Statements, following the implementation of SFAS 150 and FIN 46 during the quarter ended March 31, 2004, the interest on trust preferred securities is now shown as interest expense, whereas it was previously recorded as minority interest in consolidated subsidiaries.

NET INVESTMENT INCOME

   Net investment income for the first nine months of 2004 decreased 15% to $16.9 million from $20.0 million in the comparable prior-year period primarily as a result of a $4.7 million decrease in income from our hedge fund portfolio, offset by a $2.4 million increase in income from our fixed maturity and short-term investment portfolios. Investment income related to our hedge fund portfolio decreased to $5.2 million in the first nine months ended September 30, 2004 from $9.9 million in the comparable prior-year period as investments in hedge funds produced a return of 4.2% for the first nine months of 2004 compared with 8.8% in the comparable prior-year period. Offsetting this decrease was an increase in the balance of our fixed maturity and short-term investment portfolios partially offset by a decrease in the book yield to 3.2% during the first nine months of 2004 from 3.7% during the comparable prior-year period.

   Investment income for the first nine months of 2004 was also affected by various finite and other reinsurance contracts where premiums payable under such contracts were retained on a funds withheld basis. In order to reduce credit risk or to comply with regulatory credit for reinsurance requirements, a portion of premiums paid under such reinsurance contracts is retained by the cedent pending payment of losses or commutation of the contract. Investment income on such withheld funds is typically for the benefit of the reinsurer and the cedent may provide a minimum investment return on such funds. We have both ceded and assumed reinsurance contracts that involve the withholding of premiums by the cedent. On assumed reinsurance contracts, cedents held premiums and accrued investment income due to us of $0.0 million and $26.0 million as of September 30, 2004 and 2003, respectively, for which we have recognized $0.9 million and $1.3 million of investment income for the first nine months of 2004 and 2003, respectively. On ceded reinsurance contracts, we held premiums and accrued investment income of $84.7 million and $123.0 million due to reinsurers as of September 30, 2004 and 2003, respectively, for which we recognized a charge to investment income of $6.2 million and $6.9 million for the first nine months of 2004 and 2003, respectively. On a net basis, this reduction to investment income was $2.7 million and $1.8 million for the nine months ended September 30, 2004 and 2003, respectively, representing the difference between the stated investment return under such contracts and the overall yield achieved on our total investment portfolio for the nine month period. The weighted average contractual investment return on the funds held by PXRE is 7.4% and 7.0% for the nine months ended September 30, 2004 and 2003, respectively, and we expect to be obligated for this contractual investment return for the life of the underlying liabilities, which is expected to be two years as of September 30, 2004 on a weighted average basis.

INCOME TAXES

   PXRE recognized a tax benefit of $6.8 million in the first nine months of 2004 compared to a tax expense of $2.9 million in the comparable prior-year period. The tax benefit in the first nine months of 2004 differed from the U.S. statutory rate primarily due to the reinsurance business written in our Bermuda reinsurance subsidiary.

CUMULATIVE ADJUSTMENT

   The Company adopted the provisions of FIN 46 during the first quarter of 2004. The cumulative effect of this accounting pronouncement reduced net income for the nine months ended September 30, 2004 by $1.1 million but did not materially impact shareholders' equity.

FINANCIAL CONDITION

CAPITAL RESOURCES

   The Company relies primarily on dividend payments from its subsidiaries, including PXRE Reinsurance and PXRE Bermuda, to pay its operating expenses, to meet its debt service obligations and to pay dividends. During the nine months ended September 30, 2004, PXRE Reinsurance paid $42.5 million in dividends. In addition, PXRE Reinsurance distributed capital of $57.5 million in the third quarter of 2004 as approved by the Insurance Department of the State of Connecticut. PXRE Bermuda did not pay any dividends during the same period. Based on the statutory surplus as of December 31, 2003, the aggregate dividends that remain available to be paid during 2004, without prior regulatory approval, by PXRE Reinsurance and PXRE Bermuda are $155.1 million. We anticipate that this available dividend capacity will be sufficient to fund our liquidity needs during 2004.

LIQUIDITY

   The primary sources of liquidity for PXRE Reinsurance and PXRE Bermuda, our principal operating subsidiaries, are net cash flow from operating activities (including interest income from investments), the maturity or sale of investments, borrowings, capital contributions and advances. Funds are applied primarily to the payment of claims, operating expenses, income taxes, the purchase of investments and payment of capital costs. Premiums are typically received in advance of related claim payments.

   Financings

   As of September 30, 2004, PXRE had $167.1 million in subordinated debt securities outstanding as follows:


   ($000'S)                                                   SEPTEMBER 30, 2004
                                                              ------------------
   8.85% fixed rate due February 1, 2027 ..................        $102,638
   7.35% fixed/floating rate due May 15, 2033 .............          18,042
   9.75% fixed rate due May 23, 2033 ......................          15,464
   7.70% fixed/floating rate due October 29, 2033 .........          20,619
   7.58% fixed/floating rate due September 30, 2033 .......          10,310
                                                                   --------
                                                                   $167,073
                                                                   ========


   Share Dividends and Book Value

   Dividends to common shareholders declared in the third quarter of 2004 and 2003 were $0.9 million and $0.7 million, respectively. The expected annual dividend based on common shares outstanding at September 30, 2004 is approximately $3.4 million. Book value per common share was $20.34 at September 30, 2004 after considering convertible preferred shares.

   The convertible preferred shares accrue cumulative dividends per share at the rate per annum of 8% of the sum of the stated value of each share plus any accrued and unpaid dividend thereon payable on a quarterly basis. As of September 30, 2004, 18,273 convertible preferred shares were issued and outstanding. Dividends to preferred shareholders, paid in kind, during the third quarter of 2004 and 2003 amounted to $3.6 million and $3.3 million, respectively.

   On December 16, 2003, the Company completed an offering of 2.2 million of its common shares at $21.75 per share, pursuant to a Shelf Registration on Form S-3, filed in 2003 for $150.0 million. Of the 2.2 million shares sold,
1.1 million were offered by PXRE and 1.1 million were offered by Phoenix Life Insurance Company ("Phoenix"), one of the Company's common shareholders. The Company did not receive any of the proceeds from the sale of shares by Phoenix. On January 22, 2004, the underwriters of the above mentioned share offering exercised in-full their over-allotment option to purchase 0.3 million additional common shares at $21.75 per share. As a result of the exercise of the option, the Company received additional proceeds, net of offering costs, of $6.5 million. We used the net proceeds for general corporate purposes, including contributions to the capital of PXRE Bermuda. After giving effect to the sale of the over-allotment shares, a total of 2.5 million shares were sold in the offering.

   Cash Flows

   Net cash flows provided by operations were $33.6 million in the third quarter of 2004 compared to $11.7 million in the third quarter of 2003 due to the timing of losses paid, the sale of trading investment portfolio assets in the third quarter of 2004 without any similar disposals in the third quarter of 2003 and the payment of funds under deposit contracts during the third quarter of 2004 as opposed to the receipt of funds associated with deposit contracts in the third quarter of 2003. Because of the nature of the coverages we provide, which typically can produce infrequent losses of high severity, it is not possible to predict accurately our future cash flows from operating activities. As a consequence, cash flows from operating activities may fluctuate, perhaps significantly, between individual quarters and years.

   Net cash used by investing activities were $34.1 million in the third quarter of 2004 compared to $72.1 million in the third quarter of 2003 due primarily to purchases of securities for investment partially offset by proceeds received on sale or maturity of investments.

   The Company is subject to large losses, including natural perils such as hurricanes and earthquakes. Since the timing and amount of losses from such exposures is unknown, the Company invests its assets so that should an event occur, it would have sufficient liquidity to pay claims on the underlying contracts. A portion of the invested assets is notionally allocated to a Primary Capital Portfolio. The guidelines of this portfolio are designed in such a manner that securities are available to pay claims from a potential loss. For example, the securities, which are of high credit quality, have a duration that approximates the duration of the cash outflows of past large losses incurred by PXRE. The purpose of the Primary Capital Portfolio is to maintain a pool of assets whose underlying durations and maturities approximate that of the potential future cash outflows. Should an event actually occur, the Company may dedicate assets, including cash equivalents and other short-term investments, in such a manner that cash is always on hand to pay claims.

   This asset/liability matching strategy is evidenced by the Company's overall
2.2 year duration of its fixed income and short-term investments. Due to this relatively short duration portfolio, the company does not believe selling securities before anticipated will have a material adverse impact on its financial position.

   The Company has $200 million in letter of credit (LOC) facilities that allow it to provide LOCs to its ceding companies if such LOC is required under the terms of the contract. The Company must transfer eligible assets to a collateral account prior to the banks issuing the LOC. Since eligible assets include fixed income investments, such securities need not be sold in order to qualify as eligible collateral.

   Commitments, Contingencies and Contractual Obligations

   We do not have any material off-balance sheet arrangements. We are updating the contractual obligations disclosed in the Company's Annual Report on Form 10-K for the year ended December 31, 2003, to include additional disclosure on the Company's loss and loss expense reserves. Other contractual obligations disclosed in the Form 10-K for the year ended December 31, 2003 are not presented herein as they have not materially changed.

   Loss and loss expense reserves represent management's best estimate of the ultimate cost of settling the underlying reinsurance claims. As more fully discussed in Update on Critical Accounting Policies--Estimation of Loss and Loss Expenses, the estimation of loss and loss expense reserves is based on various complex and subjective judgments. Actual losses and loss expenses paid may deviate, perhaps substantially, from the reserve estimates reflected in our financial statements. Similarly, the timing for payment of our estimated losses is not fixed and is not determinable on an individual or aggregate basis. The assumptions used in estimating the likely payments due by periods are based on the Company's historical claims payment experience, but due to the inherent uncertainty in the process of estimating the timing of such payments, there is a risk that the amounts paid in any such period can be significantly different than the amounts disclosed below.


                                                  PAYMENT DUE BY PERIOD
                            -----------------------------------------------------------------
                                                                                    MORE THAN
($000'S)                     TOTAL     LESS THAN 1 YEAR    1-3 YEARS   3-5 YEARS     5 YEARS
                            --------   ----------------    ---------   ---------    ---------
Losses and loss expenses    $517,501       $252,680        $143,819     $50,497      $70,505


   As of September 30, 2004, other commitments and pledged assets include (a) LOCs of $8.1 million which are secured by cash and securities amounting to $9.2 million, (b) securities with a par value of $9.1 million on deposit with various state insurance departments in order to comply with insurance laws,
(c) securities with a fair value of $67.7 million deposited in a trust for the benefit of a cedent in connection with certain finite reinsurance transactions, (d) funding commitments to certain limited partnerships of $0.3 million, (e) a commitment to lend a further $0.1 million to finance the completion of the construction of an office building that we currently use as our headquarters in Bermuda, (f) a contingent liability amounting to $1.2 million under the Restated Employee Annual Incentive Bonus Plan, (g) commitments under the capital trust pass-through securities discussed above, and (h) commitment fees of $0.2 million per annum under a Letter of Credit Facility Agreement, dated June 25, 2004, between PXRE Bermuda and Barclays Bank PLC.

   In connection with the capitalization of PXRE Lloyd's Syndicate 1224, PXRE Reinsurance has on deposit a $22.5 million par value U.S. Treasury security as collateral for Lloyd's. Cash and invested assets held by PXRE Lloyd's Syndicate 1224, amounting to $12.5 million at September 30, 2004, are restricted from being paid as a dividend until the run-off of our exited Lloyd's business has been completed.

   We entered into a joint venture agreement, dated June 2001 (the "JV Agreement"), with BF&M Properties Limited to form a Bermuda corporation, Barr's Bay Properties Limited ("Barr's Bay"). Barr's Bay was formed to construct an office building in Hamilton, Bermuda, in which we will have the option to lease office space for three consecutive five-year terms. We own 40% of the outstanding shares of Barr's Bay. Pursuant to the JV Agreement, we agreed to lend up to $7.0 million to Barr's Bay to finance the construction of the subject office building, $6.9 million of which has been advanced as of September 30, 2004. The loans are secured by a first mortgage on the property.

   In April 2000, PXRE Reinsurance entered into the XOL Retro Treaty with LMC. In the XOL Retro Treaty, PXRE Reinsurance reinsured a portfolio of treaties underwritten by a former business unit of LMC, which had been divested. Pursuant to this XOL Retro Treaty, PXRE Reinsurance agreed to indemnify LMC for losses in excess of a 75% paid loss ratio on this underlying portfolio of treaties up to a 100% paid loss ratio, subject to an aggregate limit of liability of $50.0 million. The latest loss reports related to the XOL Retro Treaty provided by LMC forecast an ultimate net loss ratio in excess of 100%, which could result in a full limit loss to PXRE.

   In June 2003, PXRE Reinsurance performed an audit of this portfolio of treaties reinsured under the XOL Retro Treaty. As a result of this audit, management identified problems and believes that LMC defrauded PXRE, breached its duty of utmost good faith, and breached its contractual obligations and fiduciary duties under the agreement. PXRE Reinsurance therefore filed suit against LMC on July 24, 2003 in a United Stated District Court seeking rescission of the agreement and/or compensatory and punitive damages.

   Recently, the court granted partial summary judgment to LMC and dismissed PXRE Reinsurance's fraud claims and breach of the duty of utmost good faith arising out of alleged misconduct by LMC prior to the binding of the XOL Retro Treaty. PXRE Reinsurance disagrees with the court's decision. PXRE Reinsurance is filing a motion for reconsideration based upon recent deposition testimony by the former president of the subject former LMC business unit which had not been considered by the court prior to its decision on LMC's motion. If that motion is unsuccessful, PXRE Reinsurance intends to seek to appeal the order to the United States Court of Appeals for the Seventh Circuit.

   The court did not address PXRE Reinsurance's breach of contract claims and allegations arising out of LMC's post-binding activity and such claims remain pending.

   Unless the court order is reconsidered or overturned on appeal, rescission may no longer be available as a remedy in our suit against LMC. At this stage of the lawsuit, it is difficult to estimate the scope and amount of potential damages relating to PXRE Reinsurance's breach of contract claims. We have therefore recorded additional loss reserves of $14.7 million relating to the XOL Retro Treaty as of September 30, 2004, which is equal to the remaining portion of the $50.0 million aggregate limit of liability under the XOL Retro Treaty. Accordingly, PXRE Reinsurance will have no exposure to additional losses relating to the contract. This results in a negative after tax impact of $9.6 million on earnings in the quarter ended September 30, 2004.

   Although the ultimate outcome of the litigation cannot presently be determined, management believes that PXRE Reinsurance's claims are meritorious and intends to continue to prosecute its suit.

INVESTMENTS

   As of September 30, 2004, our investment portfolio, at fair value, was allocated 63.7% in fixed maturities, 23.6% in short-term investments, 12.1% in hedge funds and 0.6% in other investments.

   The following table summarizes our investments at September 30, 2004 and December 31, 2003 at fair value:


                                                       ANALYSIS OF INVESTMENTS
                                              ------------------------------------------
                                              SEPTEMBER 30, 2004      DECEMBER 31, 2003
                                              --------------------    ------------------
($000'S, EXCEPT PERCENTAGES)                   AMOUNT      PERCENT    AMOUNT     PERCENT
                                             ----------    -------   --------    -------
Fixed maturities:
 United States treasury securities .......   $   70,611       6.6%   $ 40,237       4.2%
 Foreign denominated securities ..........       14,160       1.3      21,451       2.3
 United States government sponsored
   agency debentures......................       99,047       9.2     115,440      12.2
 United States government sponsored
   agency mortgage-backed securities......      105,304       9.8     134,323      14.2
 Other mortgage and asset-backed
  securities..............................      178,639      16.7     146,196      15.4
 Municipal securities ....................        1,578       0.2      18,584       2.0
 Corporate securities ....................      213,522      19.9     162,878      17.2
                                             ----------     -----    --------     -----
   Total fixed maturities ................      682,861      63.7     639,109      67.5
Short-term investments ...................      252,893      23.6     175,771      18.6
                                             ----------     -----    --------     -----
   Total fixed maturities and short-term
    investments ..........................      935,754      87.3     814,880      86.1
Hedge funds ..............................      129,601      12.1     121,466      12.8
Other investments ........................        6,931       0.6      10,173       1.1
                                             ----------     -----    --------     -----
   Total investment portfolio ............   $1,072,286     100.0%   $946,519     100.0%
                                             ==========     =====    ========     =====


   At September 30, 2004, 98.3% of the fair value of our fixed maturities and short-term investments portfolio was in obligations rated "A" (strong) or better by Moody's or S&P. Mortgage and asset-backed securities accounted for 30.3% of fixed maturities and short-term investments or 26.5% of our total investment portfolio based on fair value at September 30, 2004.

   Fixed maturity investments, other than trading securities, are reported at fair value, with the net unrealized gain or loss, net of tax, reported as a separate component of shareholders' equity. Fixed maturity investments classified as trading securities are reported at fair value, with the net unrealized gain or loss reported as investment income. At September 30, 2004, an after-tax unrealized loss of $1.1 million was included in shareholders' equity.

   Short-term investments are carried at amortized cost, which approximates fair value. Our short-term investments, principally short-term agencies and United States treasuries, amounted to $252.9 million at September 30, 2004, compared to $175.8 million at December 31, 2003.

   A significant component of our investment strategy is investing a portion of our invested assets in a diversified portfolio of hedge funds. At September 30, 2004, total hedge fund investments amounted to $129.6 million, representing 12.1% of the total investment portfolio. At December 31, 2003, total hedge fund investments amounted to $121.5 million, representing 12.8% of the total investment portfolio. For the nine months ended September 30, 2004, our hedge funds yielded a return of 4.2% compared to 8.8% in the nine months ended September 30, 2003. At September 30, 2004, hedge fund investments with fair values ranging from $1.0 million to $16.9 million were administered by eighteen managers.

   As of September 30, 2004, our investment portfolio also included $6.9 million of other invested assets of which 99% is in two mezzanine bond funds. The remaining aggregate cash call commitments in respect of such investments are $0.3 million.

   Hedge funds and other limited partnership investments are accounted for under the equity method. Total investment income for the nine months ended September 30, 2004, included $6.0 million attributable to hedge funds and other investments.

   Our hedge fund and other privately held securities program should be viewed as exposing us to the risk of substantial losses, which we seek to reduce through our diversified investment strategies and managers. There can be no assurance, however, that this approach will prove to be successful.

TAXES

   PXRE Delaware files U.S. income tax returns for itself and all of its direct or indirect U.S. subsidiaries that satisfy the stock ownership requirements for consolidation. PXRE Delaware is party to a tax allocation agreement concerning filing of consolidated federal income tax returns pursuant to which each of these U.S. subsidiaries makes tax payments to PXRE Delaware in an amount equal to the federal income tax payment that would have been payable by the relevant U.S. subsidiary for the year if it had filed a separate income tax return for that year. PXRE Delaware is required to provide payment of the consolidated federal income tax liability for the entire group. If the aggregate amount of tax payments made in any tax year by one of these U.S. subsidiaries is less than (or greater than) the annual tax liability for that U.S. subsidiary on a stand-alone basis for that year, the U.S. subsidiary will be required to make up the deficiency to PXRE Delaware (or will be entitled to receive a credit if payments exceed the separate return tax liability of that U.S. subsidiary).

CERTAIN RELATED PARTY TRANSACTIONS

   Since 1997, PXRE has entered into various reinsurance agreements with Select Re, a privately held Bermuda reinsurance company. The primary reinsurance agreement between PXRE and Select Re was a quota share retrocessional agreement ("Obligatory Quota Share Treaty"), pursuant to which we have ceded varying proportional shares of our non-casualty reinsurance business ranging from a high of 16.5% in 2001 to a low of 2.62% in 1997. These cessions satisfied an undertaking we entered into with Select Re to use commercially reasonable efforts to present Select Re with aggregate annual premiums equal to a minimum of 20% of Select Re's shareholders' equity (as defined in the undertaking). This undertaking was amended in November 2002 and extended until 2005. In return, Select Re was obligated to pay us a management fee of 15% based on the gross premiums ceded to them under the Obligatory Quota Share Treaty, which resulted in fee income of $0.5 million for the nine months ended September 30, 2004. The cession percentage under the Obligatory Quota Share Treaty was reduced to 0% on January 1, 2004.

   Select Re has decided to explore a different strategic direction. Accordingly, as of September 30, 2004, Select Re and PXRE have mutually agreed to terminate the Obligatory Quota Share Treaty and the related 20% undertaking. We further agreed to commute all outstanding liabilities under the Obligatory Quota Share Treaty and a number of other reinsurance agreements between PXRE and Select Re. As a result, Select Re paid PXRE a commutation payment of $23.1 million as consideration for the commutation, which was effected pursuant to a commutation agreement, dated as of September 30, 2004 (the "Select Commutation Agreement"). The commutation resulted in underwriting income of $1.9 million during the quarter ended September 30, 2004.

   Following the commutation, only one in-force excess of loss treaty and two expired excess of loss treaties remain in effect between PXRE and Select Re (the "Non-Commuted Contracts"). As of September 30, 2004, net assets of
$28.5 million were due to us in the aggregate from Select Re with respect to the Non-Commuted Contracts. Select Re has deposited $38.5 million in various reinsurance trusts to secure its obligations under the Non-Commuted Contracts.

   Mr. William Michaelcheck is a member of the Board of Select Re and also one of its founding shareholders. Mr. Michaelcheck is also the President and a major shareholder of Mariner Investment Group, Inc. ("Mariner"), which acts as the investment manager for our hedge fund and alternative investment portfolio. During the nine months ended September 30, 2004 and 2003, we incurred investment management fees of $0.7 million and $0.6 million, respectively, relating to services provided by Mariner.

   The Company's Board of Directors reviews the various transactions with Select Re at each of its meetings. In addition, the Board of Directors requires the prior approval of the Company's Chief Financial Officer for any transaction entered into with Select Re.

UPDATE ON CRITICAL ACCOUNTING POLICY DISCLOSURES

   The Company's Annual Report on Form 10-K for the year ended December 31, 2003 contains a discussion concerning critical accounting policy disclosures (See Item 7--Management's Discussion and Analysis of Financial Condition and Results of Operations--Critical Accounting Policy Disclosures contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2003). We disclose our significant accounting policies in the notes to the Consolidated Financial Statements which should be read in conjunction with the notes to the interim Consolidated Financial Statements and the 2003 audited Consolidated Financial Statements and notes. Several of these policies are critical to the portrayal of our financial condition and results since they require management to establish estimates based on complex and subjective judgments. This included disclosure concerning our estimation of losses and loss expenses.

ESTIMATION OF LOSS AND LOSS EXPENSES

   As a property catastrophe reinsurer, incurred losses are inherently more volatile than those of primary insurers and reinsurers of risks that have an established historical pattern of losses. Because of the uncertainty in the process of estimating our loss from insured events, there is a risk that our reserves for loss and loss expenses could prove to be inadequate, with a consequent adverse impact on our future earnings and shareholders' equity. In reserving for catastrophe losses, our estimates are influenced by underwriting information provided by our clients, industry catastrophe models and our internal analyses of this information. This reserving approach can cause significant development for an accident year when events occur late in the reporting period, as happened in 1999. As an event matures, we rely more and more on our own development patterns by type of event as well as contract information to project ultimate losses for the event. This process can cause our ultimate estimates to differ significantly from initial projections. The French Storm Martin that occurred on December 27, 1999 presents an extreme example of these potential uncertainties. We based our reserves to a significant degree on industry estimates, which were approximately $1.0 billion. In 2001, the cost was estimated to be $2.5 billion by SIGMA, a widely used industry publication. Our gross loss estimate at December 31, 1999 for this event was $31.3 million. Our gross loss estimate at September 30, 2004 for this event was $67.5 million. Thus, the original industry loss estimate increased by 150%, and our loss estimate increased by 116%.

   Excluding the extraordinary development of 1999 French storms Martin and Lothar in 2000, during the last 10 years, reserve development in any single year from prior year losses, expressed as a percentage of shareholders' equity, ranged from 15% adverse development in 1993 (primarily arising from Hurricane Andrew) to 4% favorable development in 1996.

   In reserving for non-catastrophe losses for recent periods, we are required to make assumptions concerning the expected loss ratio usually for broad lines of business, but sometimes on an individual contract basis. We consider historical loss ratios for each line of business and utilize information provided by our clients and estimates provided by underwriters and actuaries concerning the impact of pricing and coverage changes. As experience emerges, we will revise our prior estimates concerning pricing adequacy and non-catastrophe loss potential for our coverages and we will eventually rely solely on our indicated loss development patterns to estimate ultimate losses.

   In addition, the risk for recent underwriting years includes the increased casualty exposures assumed by us through our casualty and finite businesses. Unlike property losses that tend to be reported more promptly and usually are settled within a shorter time period, casualty losses are frequently slower to be reported and may be determined only through the lengthy, unpredictable process of litigation. Moreover, given our limited experience in the casualty and finite businesses, we do not have established historical loss development patterns that can be used to establish these loss liabilities. We must therefore rely on the inherently less reliable historical loss development patterns reported by our clients and industry loss development data in calculating our liabilities. PXRE's loss reserve estimation process takes into consideration the facts and circumstances related to reported losses; however, for immature accident years, reported casualty losses are relatively insignificant when compared to ultimate losses. As such, it is difficult to determine how facts and circumstances related to early-notified claims will impact future reported losses. When reported losses grow to a magnitude at which they suggest a trend, PXRE can, and does, re-estimate loss reserves.

   The Company has historically been involved in very few disputes with ceding companies, especially those that enter into contracts that the Company includes in its catastrophe and risk excess segment.

   There is an additional risk of uncertainty in the Company's estimation of loss due to the fact that the Company writes only reinsurance business and no insurance business. As a result, losses, unearned premiums and premiums written are all recorded based on reports received from the ceding companies. PXRE does not receive loss information from the underlying insureds; however, since the Company's primary reinsurance business focuses on short-tail lines such as property catastrophe, retrocessional property catastrophe, risk-excess and aerospace, the delay from the time of the underlying loss to the report date to PXRE is not as significant a risk as it would be if the Company underwrote a significant amount of casualty business; however, with respect to insured events that occur near the end of a reporting period, as well as with respect to our retrocessional book of business, a delay in losses being reported to insurance carriers, reinsurers and finally retrocessionaires may require us to make estimates of losses based on limited information from our clients, industry loss estimates and our own underwriting data.

   The Company derives almost all of its business from reinsurance intermediaries. As a result, the ceding company reports claims to the intermediary and the intermediary in turn reports the data to all the reinsurers included in the underlying program. Controls in place require that certain claims must be approved by the underwriter or a member of senior management. The underwriter, based on his knowledge and judgment, may question the broker or ceding company if he did not expect a loss of a certain magnitude to impact a certain layer. Since many of PXRE's losses are from events that are well known, such as large hurricanes and earthquakes, the underwriter may in fact expect losses to certain layers and therefore would not question the accuracy of such loss reports. If the underwriter does question the loss data, PXRE will perform audits at the underlying ceding company in order to determine the accuracy of the amounts ceded. The Company's risk management and underwriting systems provide a list of impacted or potentially impacted contracts by peril and by geographic zone. This assists PXRE in determining the completeness of losses, as the Company will contact intermediaries and the ceding companies for which it believes underlying contracts are impacted subsequent to an event to request information.

   Currently, the Company does not have any backlog related to the processing of assumed reinsurance information. When a large loss occurs, the Company shifts personnel from various functions to assist the claims personnel in the processing and evaluation of claims data.

   Finally, the Company records reserves for losses that have been incurred but not yet reported to PXRE, which are generally referred to as IBNR reserves.
The IBNR includes both losses from events which PXRE is not aware of and losses from events which PXRE is aware of but has not yet received reports from ceding companies.

   During the third quarter of 2004, we experienced net adverse development of $12.2 million for prior-year losses and loss expenses, comprised of $7.8 million cat and risk excess net favorable development and $20.0 million exited lines net adverse development. The favorable development in the cat and risk excess business was primarily related to case reserve takedowns from past significant catastrophes, such as the 2002 European floods. The $20.0 million net adverse development related to exited lines is due primarily to recording additional loss reserves of $14.7 million relating to the XOL Retro Treaty with LMC (See "Commitments, Contingencies and Contractual Obligations") and several treaties with a ceding company for which we wrote general liability business within our direct casualty operations. These treaties were commuted in the third quarter of 2004.

   Loss and loss expense liabilities as estimated by PXRE's actuaries and recorded by management in the statement of financial position as of September 30, 2004 were as follows:


($000'S)                                                      GROSS        NET
                                                             --------   --------
Catastrophe and Risk Excess .............................    $315,200   $260,938
Exited Lines ............................................     202,301    193,957
                                                             --------   --------
Total ...................................................    $517,501   $454,895
                                                             ========   ========


   On an overall basis, the low and high ends of a range of reasonable net loss reserves are $31.0 million below and $33.2 million above the $454.9 million best estimate displayed above. Note that the range around the overall estimate is not the sum of the ranges about the component segments due to the impact of diversification when the reserve levels are considered in total. The low and high ends of a range of reasonable net loss reserves around the best estimate displayed in the table above with respect to each segment are as follows:


($000'S)                                                                                        LOW END    BEST ESTIMATE   HIGH END
                                                                                               --------    -------------   --------
Catastrophe and Risk Excess................................................................    $232,561      $260,938      $291,429
Exited Lines...............................................................................     181,541       193,957       207,261


ESTIMATION AND RECOGNITION OF ASSUMED AND CEDED PREMIUMS

   Our premiums on reinsurance business assumed are recorded as earned on a pro rata basis over the contract period based upon estimated subject premiums. The Company's assumed premium is comprised of both minimum and deposit premium and an estimate of premium. Minimum and deposit premium is billed and collected in accordance with the provisions of the contracts and is usually billed quarterly or semi-annually. A premium estimate is also recorded if the estimate of the ultimate premium is greater than the minimum and deposit premium. The final or ultimate premium for most contracts is the product of the provisional rate and the ceding company's subject net earned premium income (SNEPI). Since this portion of the premium is reasonably estimable, the Company records and recognizes it as revenue over the period of the contract in the same manner as the minimum and deposit premium. The key assumption related to the premium estimate is the estimate of the amount of the ceding company's SNEPI, which is a significant element of PXRE's overall underwriting process. Because of the inherent uncertainty in this process, there is the risk that premiums and related receivable balances may turn out to be higher or lower than reported.

   For the first nine months of 2004, the catastrophe and risk excess assumed premium estimate is $8.3 million, which is 3.7% of the total gross current underwriting year premium written, excluding reinstatement premiums, of $226.9 million. The estimated premium receivable included in premiums receivable was $18.7 million at September 30, 2004.

   The company records an allowance for doubtful accounts that we believe approximates the exposure for all potential uncollectible assets.

   The premiums on reinsurance business ceded are recorded as incurred on a pro rata basis over the contract period. Certain ceded reinsurance contracts contain provisions requiring us to pay additional premiums or reinstatement premiums in the event that losses of a significant magnitude are ceded under such contracts. Under GAAP, we are not permitted to establish reserves for potential additional premiums or record such amounts until a loss occurs that would trigger the obligation to pay such additional or reinstatement premiums. As a result, the net amount recoverable from our reinsurers in the event of a loss may be reduced by the payment of additional premiums and reinstatement premiums. Frequently, the impact of such premiums will be offset by additional premiums and reinstatement premiums payable to us by our clients on our assumed reinsurance business. No assurance can be given, however, that assumed reinstatement and additional premiums will offset ceded reinstatement and additional premiums. For example, in the case of the September 11, 2001 terrorist attacks, our net premiums earned during 2001 were reduced by $26.3 million as a result of net additional premiums and reinstatement premiums due to that loss.

                                    BUSINESS


OVERVIEW

   PXRE Group Ltd. is an insurance holding company organized in Bermuda. We provide reinsurance products and services to a worldwide marketplace through our wholly owned subsidiary operations located in Bermuda, Barbados, Europe and the United States. Our primary business is catastrophe and risk excess reinsurance, which accounted for approximately 99% and 96% of net premiums written for the nine months ended September 30, 2004 and the year 2003.

   Our catastrophe and risk excess business includes property catastrophe excess of loss, property catastrophe retrocessional, property risk excess, and marine excess and aerospace excess reinsurance products. Catastrophe and risk excess business has been our primary focus since our predecessor company was formed in 1986. This focus on short-tail, high-severity, low-frequency lines of business exposes us to short term volatility. We have been able to successfully underwrite these products over the long term, as evidenced by our cumulative average catastrophe and risk excess loss ratio of 51.6% for the period from 1987 to September 30, 2004.

   Property catastrophe reinsurance generally covers claims arising from large catastrophes around the world such as hurricanes, windstorms, hailstorms, earthquakes, volcanic eruptions, fires, industrial explosions, freezes, riots, floods and other man-made or natural disasters. In underwriting our property catastrophe portfolio, we seek to diversify our exposures geographically and by peril in order to manage the risk assumed and maximize the return on our portfolio. Substantially all of our property catastrophe reinsurance and retrocessional products are offered on an excess-of-loss basis with aggregate limits on our exposure to losses. This means that we do not begin to pay our clients' claims until their claims exceed a certain contractually specified amount and our obligation to pay those claims is limited to a contractually specified aggregate amount. For the nine months ended September 30, 2004, 75.5% of our property catastrophe and risk excess net premiums written emanated from clients located outside North America, including clients located in the United Kingdom, Continental Europe, Latin America, the Caribbean, Australia and Asia.

   We provide property catastrophe products to both insurers and reinsurers. As of September 30, 2004, insurance and reinsurance companies comprise 79% and 21%, respectively, of our total number of clients, based solely on client count.

   The reinsurance of a reinsurer or retrocedent is referred to as retrocessional reinsurance. Retrocessional business generally carries substantially higher risk premiums than property catastrophe reinsurance business. We believe this risk premium is required because retrocessional coverage is characterized by higher volatility, principally due to the fact that retrocessional contracts expose a reinsurer to an uncertain level of correlation with other existing reinsurance contracts. In addition, the information available to retrocessional underwriters concerning the original primary risk is often less precise than the information received from primary insurers directly. Moreover, exposures from retrocessional business can change within a contract term as the underwriters of a retrocedent alter their book of business after retrocessional coverage has been bound. There are substantially fewer competitors offering this type of coverage due to the risks entailed in underwriting retrocessional business.

   We have been able to achieve a significant position in the property catastrophe retrocessional market and have considerable experience in successfully underwriting property catastrophe retrocessional business. We have developed proprietary risk models that take into account the lack of transparency in the underwriting information and allow us to view this business within the context of our entire portfolio. Our tenure in this business has allowed us to develop the relationships and market knowledge necessary to manage the risk associated with a retrocedent's alteration of its book of business after we have bound coverage.

   We also offer our clients property per-risk, marine and aerospace reinsurance and retrocessional products. Unlike property catastrophe reinsurance, which protects against the accumulation of a large number of related losses arising out of one catastrophe, per-risk excess of loss reinsurance protects our clients against a large loss arising from a single risk or location. Substantially all of our property catastrophe reinsurance and retrocessional products are offered on an excess-of-loss basis with contractual aggregate limits on our exposure to losses. This means that we do not begin to pay our clients' claims until their claims exceed a certain specified amount and our obligation to pay those claims is limited to a specified aggregate amount. Our aerospace reinsurance business includes both excess of loss aviation business and pro rata satellite reinsurance business.

   The events of September 11, 2001, combined with industry-wide reserve deficiencies recognized subsequently and poor investment performance, resulted in considerable increases in pricing in conjunction with improved terms and conditions for the insurance industry for the underwriting years 2002 through 2004. As a direct result, we experienced significant rate increases and strong profitability in our core property catastrophe and risk excess segment, which is reflected in our results of operations for the year ended December 31, 2003 and for the nine months ended September 30, 2004. Operating in this favorable environment, we had net income before convertible preferred share dividends of $64.5 million in 2002 and $96.6 million in 2003.

   Primarily as a result of losses from hurricanes Charley, Frances, Ivan and Jeanne, we incurred net losses before convertible share dividends of $73.2 and $9.9 million in the three and the nine month period ended September 30, 2004, respectively. During the quarter and nine month period ended September 30, 2003, we had net income before convertible share dividends of $23.7 million and $68.8 million, respectively.

   Following a diversification effort into Lloyd's and the casualty sectors during the soft reinsurance market of the late 1990's, we decided during 2000 and 2001 to exit these businesses, and are today focused on our traditional core property reinsurance operations. In 2004, market conditions for finite risk deteriorated sufficiently for us to exit this line of business. Accordingly, finite risk is included in the exited lines segment. We have exited all of our other lines of business in order to concentrate our management and financial resources on our core operations. We believe that this strategic and financial realignment positions us to capitalize on opportunities in our most profitable business segments, based on our underwriting strength and industry experience. While our core businesses are volatile due to significant potential loss severity, we have been a successful underwriting organization over the long term.

   As of September 30, 2004, we had approximately 392 clients, including many of the leading insurance and reinsurance companies in the world. Our clients include both primary insurance companies and other reinsurance companies.

   We conduct our business primarily through our principal operating subsidiaries, PXRE Bermuda, PXRE Reinsurance, PXRE Barbados and PXRE Europe. PXRE Bermuda is a broker-market reinsurer with $494 million of estimated statutory capital and surplus as of September 30, 2004, which principally underwrites treaty reinsurance for property (including marine and aerospace) risks. PXRE Bermuda's reinsurance business is also supported by a parental guarantee from us and an aggregate excess of loss reinsurance treaty from PXRE Reinsurance that provides $80.0 million of reinsurance protection. PXRE Bermuda is neither licensed nor admitted as an insurer in any jurisdiction other than Bermuda.

   PXRE Reinsurance is a broker-market reinsurer with $314.7 million of estimated statutory capital and surplus as of September 30, 2004, which principally underwrites treaty reinsurance for property (including marine and aerospace) risks. PXRE Reinsurance is licensed, accredited or permitted to do business in each of the 50 states and the District of Columbia, Puerto Rico, Bermuda, Colombia and Mexico and until January 31, 2003 operated a branch in Belgium, which we refer to as PXRE's Brussels Branch.

   PXRE Barbados was licensed as an insurance company in March 2001 under Barbados' Insurance Act, 1996 and changed its name from PXRE (Barbados) Ltd. to PXRE Reinsurance (Barbados) Ltd. It is neither licensed nor admitted as an insurer in any jurisdiction other than Barbados. PXRE Barbados commenced underwriting business in 2001. PXRE Barbados provided finite reinsurance coverages to clients and provided reinsurance coverage to other PXRE entities.

   PXRE Europe, a Belgian reinsurance intermediary, and PXRE Solutions, a U.S. reinsurance intermediary, perform reinsurance intermediary activities on behalf of PXRE Bermuda, PXRE Reinsurance and PXRE Barbados.

OUR STRATEGY

   Our strategy consists of several key components:

   o Focus on Historically Profitable Short-tail Segments. We intend to maintain PXRE's focus and emphasis on catastrophe reinsurance and other short-tail products including property-per-risk, marine and aerospace reinsurance and retrocessional products. We and our predecessor organizations have been an established presence in the catastrophe reinsurance market since 1986, and have generated superior underwriting results in our short-tail lines of business due to the skill of our underwriters, our client relationships, long history in the market and our extensive collection of underwriting data.

   o Adjust the Level of Our Underwriting Commitments to the Underwriting Cycle and Proactively Manage Our Capital. We intend to monitor and proactively adjust the level of our underwriting commitments in response to changing market conditions, increasing the size of our book of business in times of attractive pricing and reducing the size of our book in times of lower pricing in order to maximize the effective and efficient use of our capital. Recent events have impacted the insurance markets considerably and have produced significant rate increases and strong profitability in our core property catastrophe and risk excess segment in 2002 and 2003. The current state of the market has allowed us to grow in terms of increased premiums per unit of risk, increased participation on existing programs and participation in new programs. We believe that the catastrophes of 2004 will improve the rate environment in 2005 for many of our lines of business and will moderate the expected rate decline in others. However, should market conditions change, we plan to adjust the level of our underwriting commitments accordingly. We believe this approach is fundamental to success in our business and to generating adequate risk adjusted returns for our shareholders.

   o Maintain Strict Management of Risk. We are committed to rigorously measure and manage our risks in order to maintain our financial strength. We utilize third-party catastrophe modeling products, as well as our proprietary Crucible risk management system, to strictly control and manage the aggregation and correlation of the risks in our reinsurance business using aggregation limits and real-time portfolio techniques.

   o Apply Extensive Technical Analysis to Our Underwriting. We are committed to continue using a broad array of catastrophe modeling and analytical systems, both commercial and proprietary, in both the pricing and selection of reinsurance risks. These various catastrophe modeling systems help us to establish target pricing for each contract submission received. We then use our proprietary Crucible risk management system to measure, in real-time, each proposed transaction's impact on the expected performance of our portfolio as well as the optimal risk-adjusted return on capital. Notwithstanding our use of computer modeling and analytical systems, we maintain a healthy dose of skepticism as we believe that one of the critical components of successful underwriting is application of experienced underwriting judgment at each step of the underwriting process.

   o Maintain a Conservative and Diversified Investment Strategy Designed to Complement Our Underwriting Operation. We intend to continue our investment strategy of maintaining the majority of our investment portfolio in high quality fixed income investments with modest duration, while allocating a limited portion of the portfolio to well diversified and conservative hedge fund investments. As of September 30, 2004, approximately 87.3% of our investment portfolio was comprised of fixed maturity and short-term investments with a weighted average credit rating of AA+ and approximately 12.7% of our portfolio was comprised of investments in 21 different hedge funds and other limited partnerships. Our diversified managed hedge fund strategy has generated only one quarter of negative returns over the past eight years. Our general goal is to achieve a low correlation between risks in our underwriting operation and risks in our investment portfolio, and we intend to continue utilizing outside portfolio managers with strict oversight by management and our Board.

UNDERWRITING OPERATIONS

   We operate in two reportable property and casualty segments: catastrophe and risk excess, as one segment, and exited lines, as the second segment. Delineation of the segments is based on our approach to managing the business. Commencing with the 2002 underwriting renewal season, we returned our focus to our core catastrophe and risk excess and finite business. In 2004, we exited the finite risk business. Businesses that were not renewed in 2002, as well as finite risk, are reported as exited lines. Our segments for 2000, 2001, 2002 and 2003, were reclassified to be comparable to the 2004 segments used for our method of managing the business. In addition, we operate in two geographic segments -- North American, representing North America based risks written by North American based clients, and International (principally the United Kingdom, Continental Europe, Latin America, the Caribbean, Australia and Asia), representing all other premiums written.

   There are no differences among the accounting policies of the segments as compared to PXRE's consolidated financial statements.

CATASTROPHE AND RISK EXCESS

   Our key business is our catastrophe and risk excess business. Our catastrophe and risk excess portfolio consists principally of property catastrophe excess of loss, property retrocessional, property risk excess, and marine excess and aerospace excess reinsurance coverages. The catastrophe and risk excess segment accounted for approximately 97.4% and 81.7%, respectively, of net premiums earned for the nine months ended September 30, 2004 and the year ended December 31, 2003. This portfolio can be characterized as being comprised of coverages involving higher expected margins and volatility.

   Net premiums earned in this segment were $222.3 million and $195.0 million for the nine months ended September 30, 2004 and 2003, respectively. Net premiums earned in this segment were $64.4 million, $184.2 million and $262.1 million in the years 2001, 2002 and 2003, respectively. The increase in premium volume for the catastrophe and risk excess segment since 2001 was largely attributable to increases in the volume of business underwritten, and the rates charged, in the aftermath of the events of September 11, 2001.

   Following a catastrophe and risk excess segment underwriting loss of $13.0 million in 2001 due to losses arising from the events of September 11, 2001, the segment produced underwriting profit of $113.9 million and $160.3 million in 2002 and 2003, respectively. Largely as a result of the occurrence of hurricanes Charley, Frances, Ivan and Jeanne, the catastrophe and risk excess segment produced underwriting income of only $30.2 million in the nine months ended September 30, 2004, compared to underwriting income of $121.9 million in the prior year period.

   Our property catastrophe and risk excess business is diversified geographically. For both the nine months ended September 30, 2004 and the year ended December 31, 2003, approximately 75.5% of our property catastrophe and risk excess net premiums written were derived from clients located outside North America, including clients located in the United Kingdom, Continental Europe, Latin America, the Caribbean, Australia and Asia.

   The following table presents the distribution of our net premiums written, net premiums earned, losses incurred, commission and brokerage, net of fee income and our underwriting income (loss) for the periods indicated under our catastrophe and risk excess segment.


                                              NINE MONTHS ENDED                YEAR ENDED
                                                SEPTEMBER 30,                 DECEMBER 31,
CATASTROPHE AND RISK EXCESS SEGMENT           -------------------   -------------------------------
($000'S)                                       2004        2003       2003        2002       2001
                                             --------    --------   --------    --------   --------
Net Premiums Written (1)
North American ...........................   $ 67,532    $ 56,151   $ 71,921    $ 59,479   $ 32,067
International. ...........................    208,495     189,713    221,622     153,121     91,118
Excess of Loss Cessions ..................    (25,638)    (30,186)   (27,320)    (28,652)   (60,485)
                                             --------    --------   --------    --------   --------
                                             $250,389    $215,678   $266,223    $183,948   $ 62,700
                                             ========    ========   ========    ========   ========
Net Premiums Earned (1)
North American ...........................   $ 64,257    $ 53,978   $ 71,123    $ 58,489   $ 30,350
International ............................    186,257     164,830    218,265     148,793     92,886
Excess of Loss Cessions ..................    (28,218)    (23,810)   (27,325)    (23,052)   (58,839)
                                             --------    --------   --------    --------   --------
                                             $222,296    $194,998   $262,063    $184,230   $ 64,397
                                             ========    ========   ========    ========   ========
Losses Incurred
North American ...........................   $ 36,985    $ 15,132   $ 22,879    $  3,486   $ 60,297
International ............................    133,510      34,956     49,798      53,197    104,045
Excess of Loss Cessions ..................     (3,275)       (736)    (1,514)     (4,402)   (85,339)
                                             --------    --------   --------    --------   --------
                                             $167,220    $ 49,352   $ 71,163    $ 52,281   $ 79,003
                                             ========    ========   ========    ========   ========
Commissions and Brokerage, Net of Fee
  Income
North American ...........................   $  7,683    $  5,859   $  7,631    $  6,986   $  2,178
International ............................     16,763      14,522     19,922      14,787      6,434
Excess of Loss Cessions ..................        448       3,329      3,062      (3,768)   (10,198)
                                             --------    --------   --------    --------   --------
                                             $ 24,894    $ 23,710   $ 30,615    $ 18,005   $ (1,586)
                                             ========    ========   ========    ========   ========
Underwriting Income (Loss) (2)
North American ...........................   $ 19,589    $ 32,987   $ 40,613    $ 48,017   $(32,125)
International ............................     35,984     115,352    148,545      80,809    (17,593)
Excess of Loss Cessions ..................    (25,391)    (26,403)   (28,873)    (14,882)    36,698
                                             --------    --------   --------    --------   --------
                                             $ 30,182    $121,936   $160,285    $113,944   $(13,020)
                                             ========    ========   ========    ========   ========

---------------
(1) Premiums written and earned are expressed on a net basis in order to more accurately reflect business written for our own account. The amounts shown in the North American and International geographic segments are presented net of proportional reinsurance and allocated excess of loss reinsurance cessions, but gross of corporate catastrophe excess of loss reinsurance cessions, which are separately itemized where applicable.
(2) Underwriting income (loss) includes premiums earned, losses incurred and commission and brokerage net of fee income, but does not include investment income, net realized investment gains or losses, interest expense, operating expenses, unrealized foreign exchange gains or losses on losses incurred. See Note 12 of our consolidated financial statements for the years ended December 31, 2003, 2002 and 2001 incorporated by reference to our annual report on Form 10-K for the year ended December 31, 2003.

   Property Catastrophe Excess of Loss Reinsurance. Our property catastrophe excess of loss reinsurance business reinsures catastrophic perils for insurance companies on a treaty basis and provides protection for most catastrophic losses that are covered in the underlying insurance policies written by our clients. The perils in our portfolio underlying the North American portion of this segment emanate principally from East Coast and Gulf hurricanes and Midwest and West Coast earthquakes. The perils underlying the International portion of this segment emanate principally from European, Japanese and Caribbean windstorm, flood and earthquake risks, major oil rig explosions, cruise ship disasters, satellite failures, commercial airplane crashes and similar risks. This business is comprised of reinsurance contracts that incur losses only when events occur that impact more than one risk or insured. Coverage for other perils may be negotiated on a case-by-case basis. Protection under property catastrophe treaties is generally provided on an occurrence basis, allowing our ceding company clients to combine losses that have been incurred in any single event from multiple underlying policies. The multiple claimant nature of property catastrophe reinsurance requires careful monitoring and control of cumulative aggregate exposure.

   The property catastrophe excess of loss reinsurance business generally operates on a subscription basis, with reinsurance intermediaries seeking participation for specific treaties among a number of reinsurers. All subscribing reinsurers participate at substantially the same pricing and terms and conditions. Generally, our normal maximum capacity on any one program is $30.0 million per event.

   Property Catastrophe Retrocessional Reinsurance. We enter into retrocessional contracts that provide property catastrophe coverage to other reinsurers or retrocedents. In providing retrocessional coverage, we focus on reinsurance that covers the retrocedent on an excess of loss basis when aggregate claims and claim expenses from a single occurrence of a covered peril and from a multiple number of reinsureds exceed a contractually specified attachment point. The coverage provided under excess of loss retrocessional contracts may be on a worldwide basis or limited in scope to selected geographic areas. Coverage can also vary from "all property" perils to limited coverage on selected perils, such as "earthquake only" coverage.

   Retrocessional coverage is characterized by high volatility, principally because retrocessional contracts expose a reinsurer to an uncertain level of correlation with other existing reinsurance contracts. In addition, the information available to retrocessional underwriters concerning the original primary risk can be less precise than the information received from primary companies directly. Moreover, exposures from retrocessional business can change within a contract term if the underwriters of a retrocedent dramatically alter their book of business after retrocessional coverage has been bound.

   We have been able to achieve a significant position in the property catastrophe retrocessional market and have considerable experience in successfully underwriting property catastrophe retrocessional business. We have developed proprietary risk models that take into account the lack of transparency in the underwriting information and allow us to view this business within the context of our entire portfolio. Our tenure in this business has allowed us to develop the relationships and market knowledge necessary to manage the risk associated with a retrocedent's alteration of its book of business after we have bound coverage.

   Property Risk Excess Reinsurance. Our property risk excess business reinsures individual property risks of ceding companies on a treaty basis. This business is comprised of a highly diversified portfolio of property risk excess reinsurance contracts covering claims from individual insurance policies issued by our ceding company clients. Loss exposures in this business include the perils of fire, explosion, collapse, riot, vandalism, wind, tornado, flood and earthquake. For the nine months ended September 30, 2004, approximately 12.3% of the clients reinsured by us in this business were located in North America and approximately 87.7% were located internationally, based on net premiums written.

   Because the reinsurance contracts written in this business are exposed to losses on an individual policy basis, we underwrite and price the agreements based on anticipated claims frequency. We use actuarial techniques to examine our ceding companies' underwriting results as well as the underwriting results from the ceding companies with comparable books of business and pertinent industry results. These experience analyses are compared against actuarial exposure analyses to refine our pricing assumptions. Our pricing also takes into account our variable and fixed expenses and our assessment of an appropriate return on the capital required to support each individual contract relative to our portfolio of risks.

   Reinsurance contracts that provide coverage of individual underlying insurance policies may contain significant risk of accumulation of exposures to natural and other perils. Our underwriting process explicitly recognizes these exposures. Natural perils, such as windstorm, earthquake and flood, are analyzed through our catastrophe modeling systems. Other perils, such as fire and terrorism events, are considered on a contract-by-contract basis and monitored for cumulative aggregate exposure.

   This property per risk business operates as a subscription market. Those reinsurers that ultimately subscribe to any given treaty participate at substantially the same pricing and terms and conditions. Generally, our normal maximum capacity on any one program is $5.0 million on any one risk.

   Aerospace Reinsurance. Our aerospace business includes hull, aircraft liability, aircraft products and space coverages. We write all of these exposures as reinsurance and retrocessional coverages. In all cases, we track our exposures by original insured in order to monitor our maximum exposures by major airline and by major manufacturer. The space business includes satellite launch and in-orbit coverage. We have chosen to write space business predominately on a proportional reinsurance basis where we seek to provide retrocessional support to underwriters that have demonstrated a track record in this business.

   Marine Reinsurance. The marine portfolio is currently very limited and provides retrocessional coverage primarily against large insured market losses in the off-shore energy, protection and indemnity, and pollution business segments.

EXITED LINES

   Our exited lines segment consists principally of North American general liability, commercial and personal auto liability, risk excess and other liability coverages and International pro-rata casualty coverages, all business written through PXRE Lloyd's Syndicate 1224, credit coverages and finite risk coverages. In the third quarter of 2000, we ceased accepting new and renewal risks at PXRE Lloyd's Syndicate 1224. We ceased underwriting virtually all of the other non finite business within the exited lines segment in 2001 and all premiums written and earned relate to reinsurance contracts that were entered into prior to September 2001, but for which coverage had not expired. We ceased underwriting finite risk business in 2004. The exited lines segment accounted for $3.1 million and $12.2 million, respectively, of net premiums written for the nine months ended September 30, 2004 and the year ended December 31, 2003. Net premiums written for the year ended December 31, 2003 for this segment decreased 89% from net premiums written for 2002. Virtually all of the premiums under these contracts have now been earned and we do not expect to report a material amount of premiums in this segment in 2005. For the nine months ended September 30, 2004 and the year ended
December 31, 2003, the exited lines segment produced underwriting losses of $21.1 million and $39.3 million, respectively. Underwriting losses for the exited lines segment in the nine months ended September 30, 2004 relate primarily to litigation described in Note 11 in Notes to Consolidated Financial Statements on page F-15.

   The following table presents the distribution of our net premiums written, net premiums earned, losses incurred, commission and brokerage, net of fee income and our underwriting income (loss) for the periods indicated under our exited lines segment.


                                              NINE MONTHS ENDED               YEAR ENDED
EXITED LINES SEGMENT                            SEPTEMBER 30,                DECEMBER 31,
                                              -------------------   ------------------------------
                                               2004        2003       2003        2002       2001
                                             --------    --------   --------    --------   -------
($000'S)
Net Premiums Written (1)
North American ...........................   $  3,201    $  4,288   $  9,061    $111,255   $67,330
International ............................        (63)      1,465      3,127        (720)   24,448
                                             --------    --------   --------    --------   -------
                                             $  3,138    $  5,753   $ 12,188    $110,535   $91,778
                                             --------    --------   --------    --------   -------
Net Premiums Earned (1)
North American ...........................   $  6,087    $ 41,353   $ 55,671    $ 75,951   $65,474
International ............................        (67)      1,519      3,199       9,179    32,254
                                             --------    --------   --------    --------   -------
                                             $  6,020    $ 42,872   $ 58,870    $ 85,130   $97,728
                                             --------    --------   --------    --------   -------
Losses Incurred
North American ...........................   $ 30,631    $ 56,716   $ 76,158    $ 65,177   $44,607
International ............................     (5,300)      6,432     10,278       7,903    29,512
                                             --------    --------   --------    --------   -------
                                             $ 25,331    $ 63,148   $ 86,436    $ 73,080   $74,119
                                             --------    --------   --------    --------   -------
Commissions and Brokerage, Net of Fee
  Income
North American ...........................   $  1,451    $ 10,483   $ 11,354    $ 28,512   $15,900
International ............................        385         115        357       3,351     9,738
                                             --------    --------   --------    --------   -------
                                             $  1,836    $ 10,598   $ 11,711    $ 31,863   $25,638
                                             --------    --------   --------    --------   -------
Underwriting Income (Loss) (2)
North American ...........................   $(25,995)   $(25,846)  $(31,841)   $(17,738)  $ 4,967
International ............................      4,848      (5,028)    (7,436)     (2,075)   (6,996)
                                             --------    --------   --------    --------   -------
                                             $(21,147)   $(30,874)  $(39,277)   $(19,813)  $(2,029)
                                             ========    ========   ========    ========   =======

---------------
(1) Premiums written and earned are expressed on a net basis (after deduction for ceded reinsurance premiums) in order to more accurately reflect business written for our own account.
(2) Underwriting income (loss) includes premiums earned, losses incurred and commission and brokerage net of fee income, but does not include investment income, net realized investment gains or losses, interest expense, operating expenses, unrealized foreign exchange gains or losses on losses incurred. See Note 12 of our consolidated financial statements for the years ended December 31, 2003, 2002 and 2001 incorporated by reference to our annual report on Form 10-K for the year ended December 31, 2003.

UNDERWRITING

   We pursue a core strategy of leveraging the specialized analytical and underwriting expertise of our reinsurance professionals in short-tail, high-severity, low-frequency lines of business. Our underwriting process emphasizes a team approach among our underwriters and is strictly geared toward profitability rather than market share, with a resulting willingness to reduce underwriting commitments in a soft market.

   Reinsurance treaties are reviewed for compliance with our general underwriting standards and certain treaties are evaluated in part based upon our internal actuarial analysis. We manage our risk of loss through a combination of aggregate exposure limits, underwriting guidelines that take into account risks, prices and coverage and retrocessional agreements. As we underwrite risks from a large number of clients based on information generally supplied by reinsurance brokers, there is a risk of developing a concentration of exposure to loss in certain geographic areas prone to specific types of catastrophes. We have developed systems and software tools to monitor and manage the accumulation of our exposure to such losses. We have established guidelines for maximum tolerable losses from a single or multiple catastrophic events based on historical data. However, no assurance can be given that these maximums will not be exceeded in some future catastrophe.

   We utilize a two-tier approach to risk management, including both overall risk limits and a portfolio optimization system. Our portfolio optimization system incorporates third-party catastrophe modeling software and internally developed models. Our software tools use exposure data provided by our ceding company clients to simulate catastrophic losses. We have high standards for the quality and level of detail of the exposure data that we require and have an expressed preference for data at the zip code or postal code level or finer.

   Data output from the commercial modeling software is incorporated in our proprietary model for multiple purposes. First, the data is used to estimate the amount of reinsurance premium that is required to pay the long-term expected losses under the proposed contracts. Second, the data is used to estimate correlation among the contracts we have written. The degree of correlation is used to estimate the incremental capital required to support our participation on each proposed contract. Finally, the data is used to monitor and control our cumulative exposure to individual perils across all of our businesses. This system is used to price each reinsurance contract based on marginal capital requirements, and enables our underwriters to dynamically evaluate potential new business and exposures against the background of our existing business to optimize the overall portfolio. Any new business bound is incorporated in this analytical approach to enable a real-time assessment of the portfolio.

   Our pricing of property catastrophe reinsurance contracts is based on a combination of modeled loss estimates, actual ceding company loss history, surcharges for potential unmodeled exposures, fixed and variable expense estimates and profit requirements. The profit requirements are based on incremental capital usage estimates described above and our required return on consumed capital.

   Our portfolio is also subject to management-specified risk limits for the business as a whole, by territory and by type of event. Our management believes that the portfolio model is a valuable tool to supplement, but not replace, the experience and judgment of our underwriters.

   We maintain strict limits on our departmental underwriting authority. All risks of up to $1.5 million per treaty program must be approved by a minimum of two underwriters, one of whom must be the department head. All risks above $1.5 million must be referred to our underwriting committee. The committee is comprised of our Chairman, Chief Executive Officer, Chief Operating Officer and one senior underwriter. The number of committee members required for approval of a program increases with the amount of risk involved. One underwriter and at least one member of the underwriting committee other than the underwriter's department head must approve treaty program lines in excess of $1.5 and up to $5.0 million. At least two members of the underwriting committee must approve any treaty program lines that are greater than $5.0 million or any programs that are deemed outside the predominant risk distribution of the overall portfolio.

MARKETING

   We provide reinsurance for international insurance and reinsurance companies headquartered, principally, in the United Kingdom, Continental Europe, Latin America, the Caribbean, Australia and Asia. In the United States, we currently reinsure both national and regional insurance and reinsurance companies and specialty insurance companies.

   Historically, we have obtained substantially all of our reinsurance business through reinsurance intermediaries, which represent our clients in negotiations for the purchase of reinsurance. None of the reinsurance intermediaries through whom we obtain this business are authorized to arrange any business in our name without our approval. We pay commissions to these intermediaries or brokers that vary in size based on the amount of premiums and type of business ceded. These commission payments constitute part of our total acquisition costs and are included in our underwriting expenses. We generally pay reinsurance brokerage commissions believed to be comparable to industry norms.

   PXRE is not a party to any so-called Market Service Agreements or Placement Service Agreements, nor does PXRE engage in any of the contingent commission or other practices that we understand to be the focus of the ongoing investigations by the New York State Attorney General's Office, as reported in the press.

   Approximately 99% and 96%, respectively, of our gross premiums written, were written in the broker market during the nine months ended September 30, 2004 and the year ended December 31, 2003, respectively. Approximately 76% of gross premiums written for the nine months ended September 30, 2004 were arranged through brokers individually representing 10% or more of gross premiums written including Benfield Greig Ltd. (approximately 26%), the worldwide branch offices of Guy Carpenter & Company, Inc. (a subsidiary of Marsh & McLennan Companies, Inc.) (approximately 22%), Aon Group Ltd. (approximately 15%), and Willis Re. Inc. (approximately 13%). The commissions we paid to these intermediaries are generally at the same rates as those paid to other intermediaries. The Company's policy is not to pay commissions based on volume.

COMPETITION

   Competitive forces in the property and casualty reinsurance and insurance industry are substantial. We operate in an industry that is highly competitive and is undergoing a variety of challenging developments. The industry has in recent years placed increased importance on size and financial strength in the selection of reinsurers. This trend became more pronounced in the wake of September 11, 2001, with the formation of a number of large, well capitalized reinsurance companies in Bermuda and the significant level of additional capital raised by existing competitors. Additionally, reinsurers are tapping new markets and complementing their range of traditional reinsurance products with innovative new products that bring together capital markets and reinsurance experience. We compete with numerous major reinsurance and insurance companies. These competitors, many of which have substantially greater financial, marketing and management resources than us, include independent reinsurance companies, subsidiaries or affiliates of established worldwide insurance companies, reinsurance departments of certain commercial insurance companies and underwriting syndicates. We also may face competition from new market entrants or from market participants that decide to devote greater amounts of capital to the types of business written by us.

   Competition in the types of reinsurance business that we underwrite is based on many factors, including the perceived overall financial strength of a reinsurer, premiums charged, other terms and conditions, ratings of A.M. Best and S&P's, service offered, speed of service (including claims payment), and perceived technical ability and experience of staff. The number of jurisdictions in which a reinsurer is licensed or authorized to do business is also a factor. PXRE Reinsurance is licensed, accredited, or otherwise authorized or permitted to conduct reinsurance business in each of the 50 states and the District of Columbia, Puerto Rico, Bermuda, Colombia and
Mexico, and until January 31, 2003, PXRE Reinsurance operated a branch in Belgium. PXRE Bermuda is licensed to do business only in Bermuda. PXRE
Barbados is licensed only in Barbados.

   In particular, we compete with reinsurers that provide property-based lines of reinsurance, such as ACE Tempest Reinsurance Ltd., Arch Reinsurance Ltd., Aspen Insurance Holdings Limited, AXIS Reinsurance Company, Endurance Specialty Insurance Ltd., Everest Reinsurance Company, IPC Re Limited, Lloyd's of London syndicates, Montpelier Reinsurance Ltd., Munich Reinsurance Company, Partner Reinsurance Company Ltd., Platinum Underwriters Reinsurance, Inc., Renaissance Reinsurance Ltd., Swiss Reinsurance Company and XL Re Ltd. Competition varies depending on the type of business being insured or reinsured.

CEDED REINSURANCE AGREEMENTS

   We selectively increase our underwriting commitments and generate fee income by retroceding some of our underwritten risks to other reinsurers through various retrocessional arrangements. We have an underwriting committee consisting of our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and one senior underwriter responsible for the selection of reinsurers as quota share reinsurers or as participating reinsurers in the catastrophe coverage protecting us. Proposed reinsurers are evaluated at least annually based on consideration of a number of factors including the management, financial statements and the historical experience of the reinsurer. This procedure is followed whether or not a rating has been assigned to a proposed reinsurer by any rating organization. All reinsurers, whether obtained through direct contact or the use of reinsurance intermediaries, are subject to our approval. Although management carefully selects our retrocessionaires, we are subject to credit risk with respect to our retrocessionaires because the ceding of risk to retrocessionaires does not relieve us of our liability to clients.

   We had reinsurance recoverables of $78.8 million as of September 30, 2004, which represents a 51% decrease from the reinsurance recoverables of $162.4 million at December 31, 2003. The decrease in reinsurance recoverables is primarily attributable to commutations and payment of outstanding balances. Approximately 90% of our reinsurance recoverables at September 30, 2004 are either fully collateralized or reside with entities rated "A-" or its equivalent or higher by A.M. Best or S&P. Our top ten largest reinsurance recoverables as of September 30, 2004, ranked by the amount of the reinsurance recoverable, are listed below:


                                                                                                          AMOUNT OF
                                                                                        AMOUNT OF        REINSURANCE
                                                                                       REINSURANCE      RECOVERABLE,
                                     REINSURER                                         RECOVERABLE    NET OF COLLATERAL   RATING(1)
-----------------------------------------------------------------------------------    -----------    -----------------   ---------
($000,000'S)
Select Reinsurance Ltd.............................................................       $24.8             $ 0.0             NR
GE ERC Strategic Reinsurance Limited...............................................        16.1               0.0             A
Swiss Reinsurance America Corporation..............................................        10.8               8.6             AA
Auto-Owners Insurance Company......................................................         4.3               3.3            AAA
American Healthcare Indemnity Company..............................................         2.4               1.7             B
Trenwick America Reinsurance Corporation...........................................         2.1               1.9             NR
Merrimack Mutual Fire Insurance Company............................................         2.0               1.7             A+
Allianz Risk Transfer Ltd..........................................................         2.0               1.7            AA-
Continental Casualty Company.......................................................         1.7               1.7             A-
Farm Bureau Mutual Insurance Co. of MI.............................................         1.3               0.0            BBB
                                                                                          -----             -----
                                                                                          $67.5             $20.6
                                                                                          =====             =====

---------------
(1) Ratings were assigned as of October 6, 2004. All ratings were as assigned by S&P, except the rating for Merrimack Mutual Fire Insurance Company and GE ERC Strategic Reinsurance Limited, which were assigned by A.M. Best.

   The following table sets forth certain information regarding the volume of premiums we ceded to reinsurers pursuant to retrocessional agreements for the periods indicated:


                                     NINE MONTHS ENDED
                                       SEPTEMBER 30,           YEAR ENDED DECEMBER 31,
                                    -------------------    --------------------------------
($000'S)                              2004       2003        2003       2002        2001
                                    --------   --------    --------   --------    ---------
Gross premiums written..........    $285,847   $274,123    $339,140   $366,768    $ 290,213
Reinsurance premiums ceded:
 Quota share reinsurers ........      (5,581)   (22,925)    (27,943)   (31,699)     (50,271)
 Exited lines segment ..........          --        584         608     (7,466)     (13,573)
 Catastrophe coverage, surplus
   reinsurance and other........     (26,739)   (30,351)    (33,394)   (33,120)     (71,891)
                                    --------   --------    --------   --------    ---------
Total reinsurance premiums ceded     (32,320)   (52,692)    (60,729)   (72,285)    (135,735)
                                    --------   --------    --------   --------    ---------
Net premiums written............    $253,527   $221,431    $278,411   $294,483    $ 154,478
                                    ========   ========    ========   ========    =========


LOSS LIABILITIES AND CLAIMS

   We establish loss and loss expense liabilities (to cover expenses related to settling claims, including legal and other fees) to provide for the ultimate cost of settlement and administration of claims for losses, including claims that have been reported to us by our reinsureds and claims for losses that have occurred but have not yet been reported to us. Under GAAP, we are not permitted to establish loss reserves until an event that may give rise to a claim occurs.

   For reported losses, we establish liabilities when we receive notice of the claim. It is our general policy to establish liabilities for reported losses in an amount equal to the liability set by the reinsured. In certain instances, we will conduct an investigation to determine if the amount established by the reinsured is appropriate or if it should be adjusted.

   For incurred but not reported losses, a variety of methods have been developed in the insurance industry for use in determining our provision for such liabilities. In general, these methods involve the extrapolation of reported loss data to estimate ultimate losses. Our loss calculation methods generally rely upon a projection of ultimate losses based upon the historical patterns of reported loss development. Additionally, we make provision through our liabilities for incurred but not reported losses for any identified deficiencies in the liabilities for reported losses set by our reinsureds.

   In reserving for catastrophe losses, our estimates are influenced by underwriting information provided by our clients, industry catastrophe models and our internal analyses of this information. This reserving approach can cause significant development for an accident year when events occur late in the year, as happened in 1999. As an event matures, we rely more and more on our own development patterns by type of event as well as contract information to project ultimate losses for the event.

   In reserving for non-catastrophe losses from recent years, we are required to make assumptions concerning the expected loss ratio usually for broad lines of business, but sometimes on an individual contract basis. We consider historical loss ratios for each line of business and utilize information provided by our clients and estimates provided by underwriters and actuaries concerning the impact of pricing and coverage changes. As experience emerges, we revise our prior estimates concerning pricing adequacy and non-catastrophe loss potential for our coverages and we will eventually rely solely on our estimated development pattern in projecting ultimate losses.

   Management believes that our overall liability for losses and loss expenses recorded as of September 30, 2004 is adequate. There is a risk that our liability for losses and loss expenses could prove to be greater than expected in any year, because of the inherent uncertainty in the reserving process with a consequent adverse impact on future earnings and shareholders' equity. Estimating the ultimate liability for losses and loss expenses is an imprecise science subject to variables that are influenced by both internal and external factors. Historically, we have focused on property related coverages. In contrast to casualty losses, which frequently are slow to be reported and may be determined only through the lengthy, unpredictable process of litigation, property losses tend to be reported more promptly and usually are settled within a shorter time period. However, the estimation of losses for catastrophe reinsurers is inherently less reliable than for reinsurers of risks that have an established historical pattern of losses. In addition, we are required to make estimates of losses based on limited information from ceding companies as well as our own underwriting data due to the significant reporting delays that normally occur under our retrocessional book of business and with respect to insured losses that occur near the end of a reporting period.

   Historically, we have underwritten a small amount of casualty reinsurance. In 1998, we began underwriting new casualty lines of business and, in 1999 and 2000, we substantially expanded our casualty and finite businesses. In September 2001, we ceased underwriting non-finite casualty business. In 2004, we ceased underwriting finite risk business. With respect to our casualty business, significant delays, ranging up to several years or more, can be expected between the reporting of a loss to us and settlement of our liability for that loss. As a result, such future claim settlements could be influenced by changing rates of inflation and other economic conditions, changing legislative, judicial and social environments and changes in our claims handling procedures. In addition, most of the risks reinsured in our finite business are also casualty risks and are subject to some of the same risks as our casualty business. While the reserving process is difficult and subjective for ceding companies, the inherent uncertainties of estimating such reserves are even greater for a reinsurer, due primarily to the longer time between the date of the occurrence and the reporting of any attendant claims to the reinsurer, the diversity of development patterns among different types of reinsurance treaties, the necessary reliance on the ceding companies for information regarding reported claims and differing reserving practices among ceding companies.

   Our difficulty in accurately predicting casualty losses may also be exacerbated by the limited amount of statistically significant historical data regarding losses on our casualty lines of business. We must therefore rely on the inherently less reliable historical loss patterns reported by ceding companies and industry loss standards in calculating our casualty reserves. Thus, the actual casualty losses and loss expenses may deviate, perhaps substantially, from estimates of liabilities reflected in our consolidated financial statements.

   The following table provides a reconciliation of beginning and ending loss and loss expense liabilities under GAAP for the periods indicated. Except with respect to certain workers' compensation liabilities, discounted by $0.6 million and $0.8 million at December 31, 2003 and 2002, respectively. We do not discount our loss and loss expense liabilities; that is, we do not calculate them on a present value basis.


                                                                                                      YEARS ENDED DECEMBER 31,
                                                                                                 ----------------------------------
($000'S)                                                                                            2003        2002         2001
                                                                                                 ---------    ---------   ---------
Gross GAAP liability for losses and loss expenses, beginning of year.........................    $ 447,829    $ 453,705   $ 251,620
Gross provision for losses and loss expenses:
 Occurring in current year...................................................................      119,889      118,345     318,373
 Occurring in prior years....................................................................       58,121       41,352      34,339
                                                                                                 ---------    ---------   ---------
 Total gross provision (1)...................................................................      178,010      159,697     352,712
                                                                                                 ---------    ---------   ---------
Gross payments for losses and loss expenses:
 Occurring in current year...................................................................      (27,304)     (19,753)    (63,960)
 Occurring in prior years....................................................................     (142,803)    (151,264)    (85,904)
                                                                                                 ---------    ---------   ---------
 Total gross payments........................................................................     (170,107)    (171,017)   (149,864)
                                                                                                 ---------    ---------   ---------
Retroactive reinsurance assumed..............................................................       (8,074)       2,818        (763)
Foreign exchange and other adjustments.......................................................        2,977        2,626          --
                                                                                                 ---------    ---------   ---------
Gross GAAP liability for losses and loss expenses, end of year...............................    $ 450,635    $ 447,829   $ 453,705
                                                                                                 =========    =========   =========
Ceded GAAP liability for losses and loss expenses, end of year...............................     (146,924)    (207,444)   (245,906)
                                                                                                 ---------    ---------   ---------
Net GAAP liability for losses and loss expenses, end of year.................................    $ 303,711    $ 240,385   $ 207,799
                                                                                                 =========    =========   =========

---------------
(1) The GAAP provision for losses and loss expenses includes net foreign currency exchange gains (losses) of $(3,272), $(7) and $981 for the years ended December 31, 2003, 2002, and 2001, respectively.

   We incurred losses from hurricanes Charley, Frances, Ivan and Jeanne, net of reinsurance recoverables and reinstatement premiums, of $111 million pre-tax. We have only received a limited number of claims since these events. Our incurred loss for these events represents our best estimate, which is primarily based on extensive modeling, a detailed review of affected contracts and numerous discussions with its clients. The ultimate impact of losses from these hurricanes on our results of operations might therefore differ substantially from our estimated loss.

INVESTMENTS

   Our investment strategy focuses on maintaining the majority of our investment portfolio in high quality fixed income investments while allocating a percentage of the portfolio to a well diversified and conservative portfolio of hedge fund investments. As of September 30, 2004, approximately 87.3% of our investment portfolio was comprised of fixed maturity and short-term securities with a weighted average credit rating of AA+ and approximately 12.7% of the carrying value of our portfolio was comprised of investments in 21 different hedge funds and other limited partnerships. Our diversified managed hedge fund strategy has generated only one quarter of negative returns over the past eight years. Our general goal is to achieve a low correlation between risks in our underwriting operation and risks in our investment portfolio. We utilize outside portfolio managers to manage our investments, with strict oversight by management and our Board.

   We have established general procedures and guidelines for our investment portfolio. General Re-New England Asset Management, Inc. and Mariner Investment Group, Inc., a specialist in alternative investments, are our principal investment managers. Our investment policies stress conservation of principal, diversification of risk and liquidity. Our invested assets consist primarily of bonds with fixed maturities, hedge funds, and short-term investments, but also include limited amounts of other non-hedge fund limited partnership investments. Our investments are subject to market-wide risks and fluctuations, as well as to risks inherent in particular securities.

   As of September 30, 2004, we had, at fair value, $682.9 million in fixed maturities, $252.9 million in short-term investments, $129.6 million in hedge fund limited partnerships, and $6.9 million in other invested assets that are comprised of other limited partnerships.

   The following table summarizes our investments at carrying value as of the date indicated:


                                                                                                  ANALYSIS OF INVESTMENTS
                                                                                         ------------------------------------------
                                                                                          SEPTEMBER 30, 2004     DECEMBER 31, 2003
                                                                                         --------------------    ------------------
($000'S, EXCEPT PERCENTAGES)                                                              AMOUNT      PERCENT     AMOUNT    PERCENT
                                                                                        ----------    -------    --------   -------
Fixed Maturities:
United States treasury securities ...................................................   $   70,611       6.6%    $ 40,237      4.2%
Foreign denominated securities ......................................................       14,160       1.3       21,451      2.3
United States government sponsored agency debentures ................................       99,047       9.2      115,440     12.2
United States government sponsored agency mortgage-backed securities ................      105,304       9.8      134,323     14.2
Other mortgage and asset-backed securities ..........................................      178,639      16.7      146,196     15.4
Municipal securities ................................................................        1,578       0.2       18,584      2.0
Corporate securities ................................................................      213,522      19.9      162,878     17.2
                                                                                        ----------     -----     --------    -----
Total fixed maturities ..............................................................      682,861      63.7      639,109     67.5
Short-term investments ..............................................................      252,893      23.6      175,771     18.6
                                                                                        ----------     -----     --------    -----
Total ...............................................................................      935,754      87.3      814,880     86.1
Hedge funds .........................................................................      129,601      12.1      121,466     12.8
Other invested assets ...............................................................        6,931       0.6       10,173      1.1
                                                                                        ----------     -----     --------    -----
Total investment portfolio ..........................................................   $1,072,286     100.0%    $946,519    100.0%
                                                                                        ==========     =====     ========    =====


   At September 30, 2004, the fair value of our investment portfolio exceeded its cost by $40.0 million, of which $39.7 million related to limited partnerships and other invested assets and $0.3 million related to unrealized appreciation on fixed maturities. At December 31, 2003, the fair value of our investment portfolio exceeded its cost by $39.5 million, of which $35.7 million related to limited partnerships and trading portfolios and $3.8 million related to unrealized appreciation on fixed maturities.

   The following table indicates the composition of our fixed maturity investments, including short-term investments, at fair value, by time to maturity as of the date indicated:


                                                                                            COMPOSITION OF INVESTMENTS BY MATURITY
                                                                                           ----------------------------------------
                                                                                           SEPTEMBER 30, 2004    DECEMBER 31, 2003
                                                                                           ------------------    ------------------
($000'S, EXCEPT PERCENTAGES)                                                               AMOUNT     PERCENT     AMOUNT    PERCENT
                                                                                          --------    -------    --------   -------
Maturity (1)
One year or less ......................................................................   $294,269      31.5%    $197,757     24.3%
Over 1 year through 5 years ...........................................................    549,716      58.7      435,373     53.4
Over 5 years through 10 years .........................................................     77,909       8.3      172,737     21.2
Over 10 years through 20 years ........................................................      5,239       0.6          392       --
Over 20 years .........................................................................      8,621       0.9        8,621      1.1
                                                                                          --------     -----     --------    -----
Total fixed maturities and short-term investments .....................................   $935,754     100.0%    $814,880    100.0%
                                                                                          ========     =====     ========    =====

---------------
(1) Based on expected maturity dates, which consider call options and prepayment assumptions.

   The average yield to maturity of our fixed maturities portfolio, including short-term investments, at September 30, 2004 and December 31, 2003 and 2002, was 3.2%, 3.2% and 3.3%, respectively.

   The following tables indicate the composition of our fixed maturities portfolio, at fair value, excluding short-term investments, as of the date indicated:


                                                                                               COMPOSITION OF FIXED MATURITIES
                                                                                                    PORTFOLIO BY RATING(1)
                                                                                           ----------------------------------------
                                                                                           SEPTEMBER 30, 2004    DECEMBER 31, 2003
                                                                                           ------------------    ------------------
($000'S, EXCEPT PERCENTAGES)                                                               AMOUNT     PERCENT     AMOUNT    PERCENT
                                                                                          --------    -------    --------   -------
United States treasury securities .....................................................   $ 70,611      10.3%    $ 40,237      6.3%
Foreign denominated securities
 Aaa and/or AAA .......................................................................     12,261       1.8       15,808       2.5
 Aa2 and/or AA ........................................................................      1,899       0.3        5,643       0.9
United States government sponsored agency debentures
 Aaa and/or AAA .......................................................................     98,525      14.4      114,926      18.0
 Aa2 and/or AA ........................................................................        522       0.1          514       0.1
United States government sponsored agency mortgage-backed securities ..................    105,304      15.4      134,323      21.0
Other mortgage and asset-backed securities
Aaa and/or AAA ........................................................................    167,834      24.6      130,256      20.4
 Aa2 and/or AA ........................................................................     10,759       1.6       12,271       1.9
 A2 and/or A ..........................................................................         --        --        3,447       0.5
 B2 and/or BB or below ................................................................         46        --          222       0.1
Municipal securities
 Aaa and/or AAA .......................................................................        822       0.1       11,540       1.8
 Aa2 and/or AA ........................................................................        756       0.1        7,044       1.1
Corporate securities
 Aaa and/or AAA .......................................................................     18,980       2.8        5,332       0.8
 Aa2 and/or AA ........................................................................     28,404       4.1       16,918       2.6
 A2 and/or A ..........................................................................    150,091      22.0      123,588      19.3
 Baa2 and/or BBB ......................................................................     10,808       1.6       16,811       2.6
 Ba2 and/or BB ........................................................................      5,239       0.8          229       0.1
                                                                                          --------     -----     --------    ------
   Total fixed maturities..............................................................   $682,861     100.0%    $639,109    100.0%
                                                                                          ========     =====     ========    ======
Aaa and/or AAA ........................................................................   $474,337      69.4%    $452,422     70.8%
Aa2 and/or AA .........................................................................     42,340       6.2       42,390       6.6
A2 and/or A ...........................................................................    150,091      22.0      127,035      19.9
Baa2 and/or BBB .......................................................................     10,808       1.6       16,811       2.6
Ba2 and/or BB and/or below ............................................................      5,285       0.8          451       0.1
                                                                                          --------     -----     --------    ------
   Total fixed maturities..............................................................   $682,861     100.0%    $639,109    100.0%
                                                                                          ========     =====     ========    ======

---------------
(1) Ratings as assigned by Moody's and S&P, respectively. Such ratings are generally assigned upon the issuance of the securities, subject to revision on the basis of ongoing evaluations. Where Moody's and S&P have different ratings for a security, the lower rating is used for classification.

   The following table summarizes investments with unrealized losses at fair value by length of continuous unrealized loss position as of September 30, 2004:


                                                                                    ONE YEAR OR LESS             OVER ONE YEAR
                                                                                 -----------------------    -----------------------
                                                                                              UNREALIZED                 UNREALIZED
($000'S)                                                                        FAIR VALUE       LOSS       FAIR VALUE      LOSS
                                                                                ----------    ----------    ----------   ----------
United States government securities .........................................    $ 52,181       $   (35)     $    --        $  --
United States government sponsored agency debentures ........................      56,615          (484)          --           --
United States government sponsored agency mortgage-backed securities ........      46,881           (94)       6,771         (165)
Other mortgage and asset-backed securities ..................................      97,224        (1,487)       5,025         (198)
Obligations of states and political subdivisions ............................         756            (1)          --           --
Corporate securities ........................................................     137,112        (2,114)      17,528         (420)
                                                                                 --------       -------      -------        -----
 Total temporarily impaired securities ......................................    $390,769       $(4,215)     $29,324        $(783)
                                                                                 ========       =======      =======        =====


   A significant component of our investment strategy is investing a portion of our invested assets in a diversified portfolio of hedge funds. At September 30, 2004, total hedge fund investments amounted to $129.6 million, representing 12.1% of the total investment portfolio. At December 31, 2003, total hedge fund investments amounted to $121.5 million, representing 12.8% of the total investment portfolio. For the nine months ended September 30, 2004, our hedge funds yielded a return of 4.2% as compared to 8.8% in the nine months ended September 30, 2003. As of September 30, 2004, hedge fund investments were allocated among eighteen managers, with fair values ranging from $1.0 million to $16.9 million.

   Through our hedge fund managers, we may invest or trade in any securities or instruments including, but not limited to, U.S. and non U.S. equities and equity-related instruments, currencies, commodities and fixed-income and other debt-related instruments and derivative instruments. Hedge fund managers may use both over-the-counter and exchange traded instruments (including derivative instruments such as swaps, futures and forward agreements), trade on margin and engage in short sales. Substantially all hedge fund managers are expected to employ leverage, to varying degrees, which magnifies both the potential for gain and the exposure to loss, which may be substantial.
Leverage may be obtained through margin arrangements, as well as repurchase, reverse repurchase, securities lending and other techniques. Trades may be on or off exchanges and may be in thinly traded securities or instruments, which creates the risk that attempted purchases or sales may adversely affect the price of a particular investment or its liquidation and may increase the difficulty of valuing particular positions.

   Our hedge fund managers invest in a variety of markets utilizing a variety of strategies, generally through the medium of private investment companies or other entities. Criteria for the selection of hedge fund managers include, among other factors, the historical performance and/or recognizable prospects of the particular manager and a substantial personal investment by the manager in the investment program. However, managers without past trading histories or substantial personal investment may also be considered.

   Generally, our hedge fund managers may be compensated on terms that may include fixed and/or performance-based fees or profit participations.

   While we seek capital appreciation with respect to our hedge fund investments, we are also concerned with preservation of capital. Therefore, our hedge fund portfolio is designed to take advantage of broad market opportunities and diversify risk. Nevertheless, our investment policies with respect to our hedge fund investments generally do not restrict us from participating in particular markets, strategies or investments. Further, our hedge fund investments may generally be deployed and redeployed in whatever investment strategies are deemed appropriate under prevailing economic and market conditions in an attempt to achieve capital appreciation, including, if appropriate, a concentration of investments in a relatively small group of strategies or hedge fund managers. Accordingly, the identity and number of hedge fund managers is likely to change over time.

   Mariner, as investment advisor, allocates assets to the hedge fund managers. Mariner monitors hedge fund performance and periodically reallocates assets in its discretion with strict oversight by PXRE management and our Board.

   As of September 30, 2004, ourinvestment portfolio also included $6.9 million of other invested assets, of which 99% is in two mezzanine bond funds. The remaining aggregate cash call commitments in respect of such investments are $0.3 million.

   Hedge funds and other limited partnership investments are accounted for under the equity method, under which our equity in the earnings of the partnerships (both realized gains and unrealized gains) is recorded in our net investment income. Total investment income for the nine months ended
September 30, 2004, included $6.0 million attributable to hedge funds and other investments.

   We seek to reduce the risk of substantial losses from our hedge fund and other privately held securities program through our multi-asset and multi-management strategy. We believe that this approach constitutes an effective way to limit our exposure to substantial losses in this program.

RATINGS

   A.M. Best maintains a letter scale rating system ranging from "A++" (superior) to "F" (in liquidation). S&P maintains a letter scale rating system ranging from "AAA" (extremely strong) to "R" (under regulatory supervision). PXRE Group Ltd., including its main operating subsidiaries PXRE Reinsurance and PXRE Bermuda, is rated "A" (Excellent) by A.M. Best, which is the third highest of fifteen rating levels, and "A" (Strong) by S&P, which is the sixth highest of twenty-one rating levels.

   The property catastrophe reinsurance market is highly sensitive to the ratings assigned by the rating agencies. If A.M. Best or S&P were to downgrade us, such downgrade would likely have a material negative impact on our ability to expand our reinsurance portfolio and renew our existing reinsurance portfolio, especially if we were to be downgraded more than one level. These ratings are based upon factors that may be of concern to policyholders, agents and intermediaries, but may not reflect the considerations applicable to an investment in a reinsurance or insurance company. A change in any such rating is at the discretion of the respective rating agencies.

   It is increasingly common for our assumed reinsurance contracts to contain terms that would allow our clients to cancel the contract if we are downgraded below various rating levels by one or more rating agencies. Whether a client would exercise such rights would depend, among other things, on the reasons for such a downgrade, the extent of the downgrade, the prevailing market conditions, and the pricing and availability of replacement reinsurance coverage. We cannot predict in advance whether and how many of our clients would actually exercise such rights or what effect such cancellations would have on our financial condition or future prospects, but such an effect could potentially be materially adverse.

   In addition, certain of our ceded excess of loss reinsurance contracts require us to transfer premiums currently retained by us on a funds withheld basis into a trust for the benefit of the reinsurers if A.M. Best were to downgrade us below "A-." In addition, certain other ceded excess of loss reinsurance contracts contain provisions that give the reinsurer the right to cancel the contract and require us to pay a termination fee. The amount of the termination fee would be dependent upon various factors, including level of loss activity.

                                   MANAGEMENT


   Our senior management team and board of directors consists of:

NAME                              AGE      POSITION
 ---------------------------   --------    ----------------------------------------------------------------------------------------
Gerald L. Radke ............      60       Chairman of the Board of Directors of PXRE
Jeffrey L. Radke ...........      36       Chief Executive Officer and President of PXRE
John Daly ..................      48       Executive Vice President -- International Operations
Guy D. Hengesbaugh .........      46       President of PXRE Reinsurance Ltd., and Chief Operating Officer of
                                            PXRE
John M. Modin ..............      39       Executive Vice President and Chief Financial Officer for PXRE
Bruce J. Byrnes ............      36       General Counsel and Secretary of PXRE Corporation and PXRE
                                            Reinsurance Company
F. Sedgwick Browne .........      62       Director of PXRE and Deputy Chairman of the Board
Bradley E. Cooper ..........      38       Director of PXRE
Robert W. Fiondella ........      62       Director of PXRE
Susan Fleming Cabrera ......      35       Director of PXRE
Franklin D. Haftl ..........      70       Director of PXRE
Craig A. Huff ..............      40       Director of PXRE
Mural Josephson ............      55       Director of PXRE
Wendy Luscombe .............      53       Director of PXRE
Philip R. McLoughlin .......      58       Director of PXRE
Robert Stavis ..............      42       Director of PXRE


   GERALD L. RADKE has served as the Chairman of the Board of Directors since June 1995. Prior to June 30, 2003, Mr. Radke also served as the Chief Executive Officer and a director of PXRE (and its predecessor PXRE Corporation) since 1986.

   JEFFREY L. RADKE has been the Chief Executive Officer and President of PXRE since June 2003. Prior to June 2003, Mr. Radke had served as President and Chief Operating Officer of PXRE since May 2002. Mr. Radke was Executive Vice President of PXRE from November 1999 to May 2002. Prior to November 1999,
Mr. Radke served as President of Select Reinsurance Ltd. From 1996 to 1998, he was Senior Vice President -- Capital Markets Products of CAT Limited, prior to which he was a Vice President of Guy Carpenter & Company, a reinsurance brokerage firm. Jeffrey Radke is Gerald Radke's son.

   JOHN DALY is Executive Vice President of PXRE's international operations. He has been with PXRE since November 2002. Prior to joining PXRE, John was the Active Underwriter for Syndicate 566 in Lloyd's and a board director of Limit Underwriting Agency. From 1982 to 1998, Mr. Daly worked for Hartford Fire Insurance Company's U.K. subsidiaries, and from 1992 served as president of Hartford's European reinsurance operations.

   GUY D. HENGESBAUGH is President of PXRE Reinsurance Ltd., and Chief Operating Officer of PXRE. Prior to joining PXRE in August of 2002,
Mr. Hengesbaugh was President and Chief Executive Officer of LaSalle Re Holdings Limited since 1999 and prior to that held various position with LaSalle Re Holdings Limited since 1993.

   JOHN M. MODIN is Executive Vice President and Chief Financial Officer for PXRE. Prior to joining PXRE in September 2002, Mr. Modin was the Chief Financial Officer of Enterprise Reinsurance Holdings Corporation. Prior to joining Enterprise in 1997, Mr. Modin, a CPA, was a Senior Manager with KPMG in New York where he served clients in the property and casualty, life, reinsurance, financial guarantor, and brokerage insurance sectors.

   BRUCE J. BYRNES is the General Counsel and Secretary of PXRE Corporation and PXRE Reinsurance Company. Prior to joining us in May 2001, Mr. Byrnes was an Associate of the law firm of Morgan, Lewis & Bockius LLP from September 1998, where he specialized in corporate and reinsurance matters. Prior to that, Mr. Byrnes was an associate of the law firm of Baker & McKenzie, where he also specialized in corporate and reinsurance matters.

   F. SEDGWICK BROWNE retired as counsel at Sidley Austin Brown & Wood LLP, a law firm, specializing in the insurance and reinsurance industry on September 30, 2004. Prior to becoming counsel at Sidley Austin Brown & Wood LLP on September 5, 2002, he was senior counsel at Morgan, Lewis & Bockius LLP. Prior to becoming senior counsel at Morgan Lewis & Bockius LLP, he was a partner of that firm. Mr. Browne was elected a director of PXRE Corporation in June 1999.

   BRADLEY E. COOPER is a Partner and co-founder of Capital Z. Prior to joining Capital Z in 1998, Mr. Cooper served in similar roles at Insurance Partners Advisors, L.P. ("Insurance Partners") from 1994 to 1998 and International Insurance Investors, L.P. from 1990 to 1994. Prior to the formation of Insurance Partners, Mr. Cooper was a Vice President of International Insurance Advisors, Inc. from 1990 to 1994 and was an investment banker in the Financial Institutions Group at Salomon Brothers, Inc. from 1988 to 1990. Mr. Cooper currently serves on the Board of Directors of CERES Group, Inc. and Universal American Financial Corp.

   ROBERT W. FIONDELLA retired as Chairman of the Board of The Phoenix Companies, Inc. and of Phoenix Life on March 31, 2003. Prior thereto he had served as Chairman of the Board of The Phoenix Companies, Inc. since November 2000 and of Phoenix Life since February 1994. He also served as Chief Executive Officer of The Phoenix Companies, Inc. from November 2000 to December 2002 and of Phoenix Life from February 1994 to December 2002. From February 1989 to February 1994, he was President and Chief Operating Officer of Phoenix Life. Mr. Fiondella was also a director and officer of various other Phoenix Life subsidiaries, and currently a director of Hilb Rogal & Hobbs Company, an insurance brokerage firm, and of NextGen Ventures, Inc.

   SUSAN FLEMING CABRERA was a Partner of Capital Z until December 31, 2003, when she left to pursue academic and consulting interests. Prior to joining Capital Z in 1998, Ms. Fleming served as Vice President of Insurance Partners from 1994 to 1998 and was an investment banker in the Mergers and Acquisitions Financial Institutions Group at Morgan Stanley & Co. from 1992 to 1994.
Ms. Fleming currently serves on the Board of Directors of CERES Group, Inc. since 2000 and Universal American Financial Corp. since 1999.

   FRANKLIN D. HAFTL was elected a director of PXRE Corporation in February 1997 and has been in the insurance and reinsurance industry since 1958. He served as President and Chief Executive Officer of Unione Italiana Reinsurance Company of America, Inc. from October 1988 to March 1994. Mr. Haftl is a certified arbiter member of the ARIAS (AIDA Reinsurance and Insurance Arbitration Society) and has served and continues to serve as an umpire on numerous arbitration panels adjudicating commercial insurance and reinsurance related disputes.

   CRAIG A. HUFF is the President and co-founder of Reservoir Capital Group, a New York based private investment firm. Prior to co-founding Reservoir in 1997, he was a partner at Ziff Brothers Investments, a generalist investment firm managing Ziff family capital from 1993 to 1997. Previously, he served as a Nuclear Submarine Officer in the U.S. Navy. Mr. Huff currently serves on the Board of Directors of ARC Systems, Inc.

   MURAL JOSEPHSON retired from Kemper Insurance Companies in 2002. During his 5-year tenure at Kemper, he held key management positions, including senior vice president and chief financial officer and senior vice president of finance. Prior to joining Kemper, Mr. Josephson held several senior level positions at KPMG LLP, including 19 years as a senior audit partner. While at KPMG, he was a member of the National Insurance Practice Committee and a member of the Professional Practice Review Committee. He is currently a member of the board of directors and chairman of the audit committee of UICI, a NYSE-listed insurance holding company. He also serves on the board of directors of SeaBright Insurance Holdings, Inc. and the board of directors of its wholly owned subsidiary, SeaBright Insurance Company.

   WENDY LUSCOMBE was elected a director of PXRE Corporation in November 1993 and has been a principal of WKL Associates, a company which provides U.S. real estate investment advisory services to U.K. companies, since May 1994.
Ms. Luscombe has served as principal real estate advisor or CEO to the US entities of Prudential UK and British Coal Pension Funds. Ms. Luscombe has been a director of Zweig Fund and Zweig Total Return Fund since February 2001 and has also been a director of Endeavour Real Estate Securities since November 2000. Ms. Luscombe has also served as Chairman and Member of the

Management Oversight Committee of the Deutsche Bank Real Estate Opportunities Fund since December 2003. Ms. Luscombe has been a director of Acadia Realty Trust since May 2004.

   PHILIP R. MCLOUGHLIN was a director, Chairman and Chief Executive Officer of Phoenix Investment Partners, Ltd. from October 1995 to September 2002. Phoenix Investment Partners, Ltd. is an investment management company and a subsidiary of The Phoenix Companies, Inc. Mr. McLoughlin was Executive Vice President, Chief Investment Officer and a Director of the Phoenix Companies, Inc. from November 2000 to July 2002 and he also served in various positions, including Chief Investment Officer for Phoenix Life Insurance Company and its subsidiaries until September 2002. Mr. McLoughlin currently serves as a Director of many of Phoenix's mutual funds.

   ROBERT STAVIS is a Partner of Bessemer Venture Partners, a private venture capital firm, and focuses on investments in financial services technologies and business process automation. Prior to joining Bessemer in July 2000, he was the co-head of global arbitrage trading for Salomon Smith Barney, where he worked since 1985. While at Salomon Smith Barney, Mr. Stavis served as a member of the firm's operating committee, risk management committee and the control and compliance committee. He currently serves on the Board of Directors of AIT Group, Limited, Gerson Lehrman Group and Soleil Securities Group, Inc.

                  SELLING SHAREHOLDERS AND RELATED INFORMATION


   The following table sets forth information relating to the selling shareholders' beneficial ownership of our common stock as of September 30, 2004:


                                             COMMON SHARES BENEFICIALLY
                                             OWNED PRIOR TO THE OFFERING
                                             ---------------------------
                                                                                             MAXIMUM      MAXIMUM
                                                             PERCENT OF      NUMBER OF      NUMBER OF     NUMBER OF
                                                               COMMON       CONVERTIBLE    CONVERTIBLE     COMMON
                                                               SHARES        PREFERRED       COMMON        SHARES
SELLING SHAREHOLDERS                          NUMBER(2)    OUTSTANDING(3)    SHARES(4)      SHARES(5)    OFFERED(6)
 -----------------------------------------   ----------    --------------   -----------    -----------   ----------
Capital Z Financial Services Fund II,
  L.P. & Capital Z Financial Services
  Private Fund II, L.P. (8)...............    6,788,640         24.3%         9,136.484     6,777,807       358,277
Reservoir Capital Master Fund, L.P. &
  Reservoir Capital Partners, L.P. (9)....    3,554,956         12.7          4,580.423     3,397,940       701,910
RER Reinsurance Holdings, L.P. (10) ......    2,168,898          7.7          2,923.674     2,168,898       448,028
Robert Stavis (11) .......................      104,593          0.4            121.820        90,371        18,668
                                             ----------         ----         ----------    ----------     ---------
Total ....................................   12,617,087         45.1%        16,762.401    12,435,016     1,526,883
                                             ==========         ====         ==========    ==========     =========


                                               COMMON SHARES BENEFICIALLY
                                               OWNED AFTER THE OFFERING(1)
                                               ----------------------------
                                                              PERCENT OF
                                                                COMMON
                                                                SHARES
SELLING SHAREHOLDERS                           NUMBER(7)     OUTSTANDING
 -----------------------------------------     ----------    -----------
Capital Z Financial Services Fund II,
  L.P. & Capital Z Financial Services
  Private Fund II, L.P. (8)...............      6,430,363        20.3%
Reservoir Capital Master Fund, L.P. &
  Reservoir Capital Partners, L.P. (9)....      2,853,046         9.0
RER Reinsurance Holdings, L.P. (10) ......      1,720,870         5.4
Robert Stavis (11) .......................         85,925         0.3
                                               ----------        ----
Total ....................................     11,090,204        35.0%
                                               ==========        ====

---------------
(1) Excludes 130,435 common shares that may be sold by the selling shareholders if the underwriters exercise their overallotment option in full.
(2) Includes common shares held on the date hereof, plus common shares issuable upon conversion of preferred shares, plus common shares issuable upon exercise of options and/or warrants exercisable within 60 days of the date hereof, plus restricted common shares.
(3) Applicable percentage ownership is based on 14,429,885 common shares outstanding as of November 17, 2004, plus 13,555,613 common shares issuable upon conversion of the preferred shares, plus 13,221 common shares issuable upon exercise of options held by the selling shareholders exercisable within 60 days, plus 18,500 restricted common shares held by the selling shareholders and 150,350 common shares beneficially owned by the selling shareholders. Assumes a conversion price equal to $13.48
(4) Includes issued and outstanding Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares.
(5) Assumes all of the preferred shares held by the selling shareholders are converted into convertible common shares at a conversion price equal to $13.48.
(6) Includes only common shares issuable upon conversion of the convertible common shares into which the issued and outstanding preferred shares convert.
(7) Assumes the conversion of that number of preferred shares by each selling shareholder necessary to yield the number of common shares offered by such selling shareholder hereunder, and the sale by such selling shareholder of all of such common shares.
(8) According to the Company's Share Register, Capital Z holds 9,136.484 preferred shares, which includes 6,058.716 A1 Preferred Shares and 3,029.359 A2 Preferred Shares owned by Capital Z Fund and 32.272 A1 Preferred Shares and 16.136 A2 Preferred Shares owned by Capital Z Private Fund. The 9,136.484 preferred shares held by Capital Z are convertible into 6,777,807 common shares. In addition, Capital Z Management, LLC holds 7,500 common shares, 5,834 of which are restricted common shares, and options exercisable within 60 days to purchase 3,333 common shares that were granted to it under our Director Stock Plan as the designee of Susan Fleming Cabrera and Bradley Cooper, members of our Board of Directors.
(9) According to the Company's Share Register, Reservoir Capital Master Fund, L.P. ("Reservoir Master Fund") and Reservoir Capital Partners, L.P. ("Reservoir Partners" and, together with Reservoir Master Fund, "Reservoir") hold the 4,580.423 preferred shares, which includes 2,613.894 B1 Preferred Shares and 1,306.948 B2 Preferred Shares owned by Reservoir Partners and 439.721 B1 Preferred Shares and 219.860 B2 Preferred Shares owned by Reservoir Master Fund. The 4,580.423 preferred shares held by Reservoir are convertible into 3,397,940 common shares. According to an Amended Schedule 13D filed on July 15, 2002 by Reservoir, Reservoir holds 150,350 common shares. In addition, Reservoir Capital Group, L.L.C. hold 5,000 common shares, 4,167 of which are restricted common shares, and options exercisable within 60 days to purchase 1,666 common shares that were granted to it under our Director Stock Plan as a designee of Craig Huff, a member of our Board of Directors.
(10) According to the Company's Share Register, RER holds the 2,923.674 preferred shares, consisting of 1,949.116 C1 Preferred Shares and 974.558 C2 Preferred Shares owned by Rainwater. The 2,923.674 preferred shares held by RER are convertible into 2,168,898 common shares. Based on the Amended Schedule 13D filed on July 15, 2002, we believe Richard Rainwater, as the sole general partner of RER, has the sole voting and dispositive power with respect to the 2,923.674 preferred shares held by RER.
(11) Includes 6,000 common shares, 4,501 of which are restricted common shares, and options exercisable within 60 days to purchase 8,222 common shares. Mr. Stavis also holds 121.820 preferred shares, consisting of
     81.214 C1 preferred shares and 40.606 C2 preferred shares. The 121.820 preferred shares are convertible into 90,371 common shares.

                              CERTAIN TAX MATTERS


   The following summary of the taxation of PXRE and the taxation of our shareholders is based upon current law and is for general information only.

   The summary does not purport to be a complete analysis of all of the tax considerations that may be applicable to a decision to acquire our common shares. This summary does not deal with the tax consequences applicable to all categories of investors, some of which (such as broker-dealers, investors who hold ordinary shares as part of hedging or conversion transactions, investors whose functional currency is not the U.S. dollar, and tax-exempt organizations) may be subject to special rules.

   The following summary (including and subject to the matters and qualifications set forth in such summary) of certain tax considerations (a) under "--Taxation of PXRE and Subsidiaries--Bermuda" and "--Taxation of Shareholders--Bermuda" is based upon the advice of Conyers Dill & Pearman, Hamilton, Bermuda and (b) under "--Taxation of PXRE and Subsidiaries--United States," "--Taxation of Shareholders--United States--Taxation of U.S. Holders," is based upon the advice of Sidley Austin Brown & Wood LLP (the advice of such firms does not include accounting matters, determinations or conclusions relating to the business or activities of PXRE). The tax treatment of a holder of our common shares, or of a person treated as a holder of our common shares for U.S. federal income, state, local or non-U.S. tax purposes, may vary depending on the holder's particular tax situation. Further, future legislative, judicial or administrative changes or interpretations could be retroactive and could affect the conclusions in this summary. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF OWNING OUR COMMON SHARES.

TAXATION OF PXRE AND SUBSIDIARIES

   Bermuda

   Under current Bermuda law, we are not subject to tax on income or capital gains. We have obtained from the Minister of Finance under the Exempted Undertakings Tax Protection Act 1966 an assurance that, in the event that Bermuda enacts legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance, the imposition of any such tax shall not be applicable to us or to any of our operations or our shares, debentures or other obligations until March 28, 2016. We could be subject to taxes in Bermuda after that date. This assurance will be subject to the proviso that it is not to be construed so as to prevent the application of any tax or duty to such persons as are ordinarily resident in Bermuda (we are not so currently affected) or to prevent the application of any tax payable in accordance with the provisions of the Land Tax Act 1967 or otherwise payable in relation to any property leased to us or our insurance subsidiary. We pay annual Bermuda government fees, and our Bermuda reinsurance subsidiary pays annual insurance license fees. In addition, all entities employing individuals in Bermuda are required to pay a payroll tax and several other taxes payable, directly or indirectly, to the Bermuda government.

   Jurisdictions other than Bermuda and the United States

   PXRE has subsidiaries domiciled in jurisdictions other than the United States and Bermuda. These subsidiaries will be subject to taxation in those jurisdictions. Dividends and other amounts paid by these subsidiaries may be subject to withholding taxes unless reduced by treaty.

   In addition, in certain cases, our subsidiaries may be subject to tax in jurisdiction other than their domicile, either because they are considered doing business in that jurisdiction, are considered to have income sourced in that jurisdiction, or because they are considered to have an establishment in that jurisdiction. We and our subsidiaries intend to conduct operations in a manner that minimizes our taxation in jurisdictions other than the jurisdiction of domicile.

   If we or any of our subsidiaries is subject to tax in a jurisdiction other than our domicile, our results of operations and your investment in our common shares could be materially affected.

   United States

   General

   The following is a summary of material U.S. federal income tax matters relating to our operations. PXRE and our non-U.S. subsidiaries intend to conduct our operations such that we should not be engaged in a trade or business in the United States and, therefore, should not be required to pay U.S. federal income taxes (other than withholding taxes on dividends and certain other U.S. source investment income). However, because definitive identification of activities which constitute being engaged in a trade or business in the United States is not provided by the Internal Revenue Code of 1986, as amended (the "Code"), or regulations or court decisions, there can be no assurance that the U.S. Internal Revenue Service ("IRS") will not contend successfully that PXRE or its non-U.S. subsidiaries are engaged in a trade or business in the United States. A foreign corporation deemed to be so engaged would be subject to U.S. federal income tax, as well as the branch profits tax, on its income, which is treated as effectively connected with the conduct of that trade or business unless the corporation is entitled to relief under the permanent establishment provisions of a tax treaty. Such income tax, if imposed, would be based on effectively connected income computed in a manner generally analogous to that applied to the income of a domestic corporation, except that deductions and credits generally are not permitted unless the foreign corporation has timely filed a U.S. federal income tax return in accordance with applicable regulations. Penalties may be assessed for failure to file tax returns. The 30% branch profits tax is imposed on net income after subtracting the regular corporate income tax and making certain other adjustments.

   If PXRE Bermuda is entitled to the benefits of the income tax treaty between Bermuda and the United States (the "Bermuda Treaty"), PXRE Bermuda should only be subject to U.S. federal income tax on any insurance premium income found to be effectively connected with a U.S. trade or business if that trade or business is conducted through a permanent establishment in the United States. No regulations interpreting the Bermuda Treaty have been issued. PXRE intends to conduct its business so that PXRE Bermuda does not have a permanent establishment in the United States. An insurance enterprise would not be entitled to the benefits of the Bermuda Treaty if (i) less than 50% of its stock were beneficially owned, directly or indirectly, by Bermuda residents or U.S. citizens or residents, or (ii) any such enterprises' income were used in substantial part to make disproportionate distributions to, or to meet certain liabilities to, persons who are not Bermuda residents or U.S. citizens or residents. We cannot be certain that our Bermuda insurance subsidiary will be eligible for treaty benefits immediately following the offering due to uncertainty regarding the citizenship and residency of our shareholders. PXRE would not be eligible for benefits under the Bermuda Treaty because we are not an insurance company.

   Foreign insurance companies engaged in an insurance business in the United States have a portion of their net investment income characterized as effectively connected with a U.S. trade or business. The amount so characterized depends on a formula. It is unclear whether the Bermuda Treaty applies to the characterization of net investment income and, if so, whether PXRE Bermuda is eligible for benefits under the Bermuda Treaty. If a portion of PXRE Bermuda's investment income is characterized as subject to U.S. federal income tax, it could materially adversely affect the value of your investment in our shares.

   Foreign corporations not engaged in a trade or business in the United States are subject to U.S. federal income tax on certain "fixed or determinable annual or periodic gains, profits and income" (such as dividends and certain interest on investments) derived from sources within the United States. Such income is generally collected by withholding of the payment unless the withholding rate is reduced by a tax treaty. The Bermuda Treaty does not provide for such a reduction.

   U.S. Subsidiaries. Our U.S. subsidiaries will be subject to U.S. federal tax on their net worldwide income and gains at regular corporate rates. Our U.S. subsidiaries will not be subject to the "branch profits" tax. Dividends and interest paid by PXRE Delaware to PXRE Barbados will be subject to a 30% withholding tax.

   Personal Holding Company Rules. A corporation will not be classified as a personal holding company (a "PHC") in a given taxable year unless both (i) at some time during the last half of such taxable year, five or fewer individuals (without regard to their citizenship or residency) own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of the corporation's shares by value, and (ii) at least

60% of the adjusted ordinary gross income of the corporation for such taxable year consists of PHC income. PHC income includes, among other things, dividends, interest, royalties, annuities and, under certain circumstances, rents. The PHC rules contain an exception for foreign corporations that are classified as foreign personal holding companies (as discussed below).

   We believe, based upon information available to us regarding our existing shareholder base, that neither PXRE nor any of our subsidiaries will be considered a PHC. Due to the lack of complete information regarding our ultimate share ownership and factual and legal uncertainties regarding the constructive ownership rules, PXRE's future years income and other circumstances, we cannot be certain that this will be the case, or that the amount of U.S. tax that would be imposed if it were not the case would be immaterial.

   We will use reasonable best efforts to cause PXRE and each of its subsidiaries not to meet the gross income threshold set forth in Section 542(a) of the Code. If, however, we or any of our subsidiaries is or were to become a PHC in a given taxable year, such company would be subject to a 15% PHC tax on its "undistributed PHC income" (which, in our case and the case of our non-U.S. subsidiaries, would include only PHC income that is from U.S. sources and foreign source income to the extent that such income is effectively connected with the conduct of a trade or business in the U.S.). For taxable years beginning after December 31, 2008, the PHC tax rate would be the highest marginal rate on ordinary income applicable to individuals. PHC income generally would not include underwriting income or, in our case and the case of our non-U.S. subsidiaries, investment income derived from non-U.S. sources or dividends received from non-U.S. subsidiaries.

   There can be no assurance that we and each of our subsidiaries are not or will not become a PHC immediately following this offering or in the future because of factors including factual uncertainties regarding the application of the PHC rules, the makeup of our shareholder base and other circumstances that affect the application of the PHC rules to us and our subsidiaries.

   Pursuant to recently enacted legislation, foreign corporations will be excluded from the application of the PHC rules of the Code effective for taxable years of foreign corporations beginning after December 31, 2004, and taxable years of U.S. shareholders with or within which such taxable years of foreign corporations end.

   U.S. Federal Excise Tax on Insurance and Reinsurance Premiums. The United States imposes an excise tax on insurance and reinsurance premiums paid to non-U.S. insurers or reinsurers with respect to certain U.S. risks. The rates of excise tax applicable to such premiums are 4% for direct casualty insurance and indemnity bonds and 1% for reinsurance premiums and direct insurance of life, sickness and accident policies and annuity contracts. Certain income tax treaties contain exemptions from the federal excise tax on insurance and reinsurance premiums. The excise tax provisions of the Bermuda Treaty, however, are not effective. Accordingly, any insurance or reinsurance premiums paid to our Bermuda subsidiary with respect to U.S. risks will be subject to the excise tax. Although payment of the tax is generally the responsibility of the person who pays the premium, in the event that the tax is not paid by the purchaser of the insurance, our non-U.S. subsidiaries would be liable for the tax. In addition, the IRS has taken the position that when a foreign insurer or reinsurer cedes U.S. risks to a foreign reinsurer that is not eligible for the excise tax exemption under an applicable treaty, an additional excise tax may be imposed.

TAXATION OF SHAREHOLDERS

   Bermuda

   Currently, there is no Bermuda withholding or other tax on dividends paid by us.

   United States

   The following summary sets forth certain material U.S. federal income tax considerations related to the purchase, ownership and disposition of our common shares. Unless otherwise stated, this summary deals only with shareholders that are U.S. Holders (as defined below) who purchase their common shares in this offering and who hold their common shares as capital assets within the meaning of the Code. The following discussion is only a general summary of the U.S. federal income tax matters described herein and does not purport to address all of the U.S. federal income tax consequences that may be relevant to a particular shareholder in light of such shareholder's specific circumstances. In addition, except as otherwise provided, the following summary does not describe the U.S. federal income tax consequences that may be relevant to certain types of shareholders, such as banks, insurance companies, regulated investment companies, real estate investment trusts, financial asset securitization investment trusts, dealers in securities or traders that adopt a mark-to-market method of tax accounting, tax exempt organizations, expatriates or persons who hold the common shares as part of a hedging or conversion transaction or as part of a straddle, who may be subject to special rules or treatment under the Code. This discussions is based upon the Code, the Treasury regulations promulgated thereunder and any relevant administrative rulings or pronouncements or judicial decisions, all as in effect on the date hereof and as currently interpreted, and does not take into account possible changes in such tax laws or interpretations thereof, which may apply retroactively. This discussion does not include any description of the tax laws of any state or local governments within the United States, or of any foreign government, that may be applicable to the common shares or the shareholders.

   For purposes of this discussion, the term "U.S. Holder" means an owner of shares that is for U.S. federal income tax purposes:

   o a citizen or resident of the United States,

   o a corporation or entity treated as a corporation created or organized in or under the laws of the United States, or any political subdivision thereof,

   o an estate the income of which is subject to U.S. federal income taxation regardless of its source,

   o a trust if either (x) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust or (y) the trust has a valid election in effect to be treated as a U.S. Person for U.S. federal income tax purposes, or

   o any other person or entity that is treated for U.S. federal income tax purposes as if it were one of the foregoing.

   If a partnership holds the common shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding common shares, you should consult your tax advisor.

   Persons considering making an investment in the common shares should consult their own tax advisors concerning the application of the U.S. federal tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction prior to making such investment.

TAXATION OF U.S. HOLDERS

   Taxation of Dividends. Subject to the discussions below relating to the potential application of the controlled foreign corporation ("CFC"), related person insurance income ("RPII"), foreign personal holding company ("FPHC") and passive foreign investment company ("PFIC") rules, cash distributions, if any, made with respect to the common shares will constitute dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits (as computed using U.S. federal income tax principles). U.S. Holders generally will be subject to U.S. federal income tax on the receipt of such dividends. Dividends received by U.S. Holders that are corporations generally will not be eligible for a dividends received deduction. To the extent that a distribution exceeds our earnings and profits, the distribution will be treated first as a return of the U.S. Holder's basis to the extent of such basis, and then as gain from the sale of a capital asset. The character of such gain is described below under "Sale, Exchange or Other Disposition."

   Under the Code, "qualified dividend income" received by individuals from U.S. corporations or "qualified foreign corporations" in taxable years beginning on or before December 31, 2008 is subject to tax at capital gain rates (generally, 15%). A "qualified foreign corporation" is a foreign corporation which is either incorporated in a possession of the United States or is eligible for the benefits of a tax treaty that the U.S. Treasury Department considers a "comprehensive income tax treaty." The U.S. Treasury Department has determined that the Bermuda Treaty is not a comprehensive income tax treaty.

   A foreign corporation not otherwise treated as a qualified foreign corporation will be treated as such with respect to any dividend paid on stock which is readily tradable on an established securities market in the United States. However, the term "qualified foreign corporation" does not include a corporation treated as a foreign personal holding company (described below), a foreign investment company (as defined in Code section 1246(b)), or a passive foreign investment company (described below). Special rules apply to "extraordinary" dividends, dividends on stock held for less than 60 days, and to dividends received from certain corporations or which are taxed under other Code provisions. No final regulations have been issued by the U.S. Treasury Department as of the date of this prospectus supplement. The reduced rate of taxation for qualified dividend income does not apply to taxable years beginning after December 31, 2008.

   In any event, the rate reduction will not apply to dividends received to the extent a U.S. Holder elects to treat the dividends as "investment income" which may be offset by investment expense. Furthermore, the rate reduction will apply only to dividends that are paid to a U.S. Holder with respect to stock meeting certain holding period requirements and where the U.S. Holder is not obligated to make related payments with respect to positions in substantially similar or related property.

   We believe that dividends paid by PXRE will currently qualify for capital gains treatment as our common stock is readily tradable on an established securities market in the United States. We can give no assurance that our stock will remain readily tradable on an established securities market in the United States, or that we will remain a "qualified foreign corporation." Prospective investors are advised to consult their own tax advisors with respect to the application of these rules.

   Sale, Exchange or Other Disposition. Upon a sale, exchange or other disposition of common shares, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between the amount realized on the sale, exchange or other disposition and the U.S. Holder's adjusted tax basis in such common shares. Subject to the discussion relating to the potential application of the CFC, FPHC and PFIC rules, such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held the common shares for more than one year. The rate of federal income tax and treatment of such gain or loss depends on whether the U.S. Holder is an individual or an entity, and on the holding period of the shares.

   Controlled Foreign Corporation Rules. A foreign corporation is treated as a CFC if "United States Shareholders" collectively own directly, indirectly through foreign persons or constructively (by application of the rules set forth in Section 958(b) of the Code, generally applying to options, family members, partnerships, estates, trusts or controlled corporations) more than 50% of the total combined voting power or total value of the corporation's stock. In addition, a special CFC rule applies to insurance companies, such as PXRE Bermuda and PXRE Barbados: a foreign insurance (or reinsurance) company will be treated as a CFC if more than 25% of the stock (measured by vote or value) is owned directly or indirectly by "United States Shareholders" and if more than 75% of its gross premiums are attributable to insurance or reinsurance policies that would produce "insurance income." Under
Section 951(b), any United States person (as defined in Section 7701(a)(30) of the Code) who owns, on the last day of the CFC's taxable year, directly, indirectly through foreign persons, or constructively, 10% or more of the total combined voting power of all classes of stock of the foreign corporation for an uninterrupted period of 30 days or more during a taxable year will be considered to be a "United States Shareholder." Under Section 951(a) of the Code, each United States Shareholder of a CFC, who owns shares directly or indirectly through foreign entities on the last day of the CFC's taxable year must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC's "subpart F income," even if the subpart F income is not distributed. In addition, gain on the sale of stock of a CFC by a United States Shareholder will be recharacterized as a dividend and taxed as ordinary income, rather than as capital gain to the extent of the United States Shareholder's share of the CFC's earnings and profits. See the discussion below under "Dispositions of common shares if we or our subsidiaries are a CFC or subject to RPII."

   A U.S. person will be treated as owning indirectly a proportion of the common shares of our non-U.S. subsidiaries corresponding to the ratio that the U.S. person's common stock bears to the value of our capital stock. Our bye-laws prohibit the issuance, redemption, repurchase or transfer of any shares that results in any shareholder (together with any persons whose stock would be attributable to such shareholder under Code sections 544, 554, and 958 or
Section 13(d) of the Exchange Act) owning or controlling more than 9.9% of all our issued and outstanding shares. Our board of directors may refuse to register a transfer that violates this prohibition.

   Our bye-laws further provide that the direct and indirect voting power of each shareholder will be limited to no more than 9.9% of the total combined voting power of all classes of our shares. Because of the attribution provisions of the Code regarding determination of beneficial ownership, this requirement may have the effect of reducing the voting rights of a shareholder whether or not such shareholder directly holds of record more than 9.9% of our voting shares. Further, our board of directors has the authority to request from any shareholder certain information for the purpose of determining whether such shareholder's voting rights are to be reduced. Failure to respond to such a notice gives our board of directors the authority to make assumptions it deems necessary to determine such shareholder's ownership and to calculate a reduction in voting power to comply with the 9.9% limitation. The Board has sole discretion as to the applicability of this bye-law and to the calculation of reduction in voting power. One shareholder, Capital Z has been given a waiver of the 9.9% requirement with respect to its preferred shares.

   We believe that the anticipated dispersion of our share ownership and the provisions of the bye-laws restricting transfer, issuance and voting power of our common shares should prevent any U.S. person who (directly, indirectly through one or more foreign entities or constructively) owns our common shares from becoming a United States Shareholder (as defined above) of PXRE. However, due to the attribution provisions of the Code regarding determination of beneficial ownership, it is possible that one or more of our non-U.S. subsidiaries may be CFCs and U.S. persons may be treated as owning 10% or more of the total voting power of a subsidiary, notwithstanding the reduction of voting rights discussed above. The vote reduction provisions, however, have not been directly passed on by the IRS, or by any court. There can be no assurance that if a U.S. person were to become a United States Shareholder of PXRE and/or our non-U.S. subsidiaries, such United States Shareholder would not have to include in gross income its allocable share of subpart F income of our non-U.S. subsidiaries. You should consult your tax advisor if you believe you may become a United States Shareholder of our non-U.S. subsidiaries.

   Related Person Insurance Income Rules. A different definition of CFC is applicable in the case of a non-U.S. corporation which earns related person insurance income ("RPII"). RPII is any subpart F insurance income attributable to policies of insurance or reinsurance with respect to which the person (directly or indirectly) insured or reinsured is a RPII shareholder (described below) of the non-U.S. corporation or a related person (described below) to such a RPII shareholder. In general, and subject to certain limitations, insurance income is income (including premium and investment income) attributable to the issuing of any insurance or reinsurance contract which would be taxed under the portions of the Code relating to insurance companies if the income were earned by a domestic insurance company. PXRE will not be licensed as an insurance company, so we do not anticipate that PXRE will have insurance income.

   For purposes only of taking into account RPII, and subject to the exceptions described above, a PXRE non-U.S. subsidiary will be treated as a CFC under the RPII rules (a "RPII CFC") if RPII shareholders collectively own, directly or indirectly through non-U.S. entities or constructively, 25% or more of the total combined voting power or value of such entity's stock on any day during a taxable year. If any of PXRE's non-U.S. subsidiaries is a RPII CFC for an uninterrupted period of at least 30 days during any taxable year, a U.S.
person who owns, directly or indirectly through non-U.S. entities, shares of such entity on the last day of any such taxable year must include in its gross income for U.S. federal income tax purposes its allocable share of RPII of such entity for the entire taxable year, subject to certain modifications. For purposes of inclusion of RPII in the income of U.S. persons who own common shares, unless an exception applies, a RPII shareholder is a U.S. person who owns, directly or indirectly through non-U.S. entities, any amount (rather than 10% or more) of our shares. Generally, for purposes of the RPII rules, a related person is someone who controls or is controlled by the RPII shareholder or someone who is controlled by the same person or persons which control the RPII shareholder. Control is measured by stock ownership of either more than 50% in value or more than 50% in voting power after applying certain constructive ownership rules.

   The special RPII rules do not apply if (i) the direct and indirect insureds and persons related to such insureds, whether or not U.S. persons, are treated at all times during the taxable year as owning, directly or indirectly through non-U.S. entities, less than 20% of the voting power and less than 20% of the value of the stock of a non-U.S. insurance company; (ii) the RPII of a non-U.S. insurance company, determined on a gross basis, is less than 20% of the company's gross insurance income for such taxable year; (iii) the non-U.S. insurance company elects to be taxed on their RPII as if it is engaged in a U.S. trade or business and waives all treaty benefits; or (iv) the non-U.S. insurance company elects under Code section 953(d) to be treated as a U.S. corporation for tax purposes. If no exception applies, each U.S. person who owns directly or indirectly shares of a RPII CFC on the last day of such entities' taxable year will be required to include in gross income for U.S. federal income tax purposes his or her share of RPII for the entire taxable year. The amount includible will be determined as if all such RPII were distributed proportionately only to such U.S. persons at that date.

   A U.S. person recognizing RPII would increase the basis in his or her common shares by the amount of RPII included in income. Amounts distributed out of previously taxed RPII would be excluded from the shareholder's income, and the shareholder's basis in the common shares would be reduced by the amount so excluded. We do not expect the gross RPII of any of our non-U.S. insurance subsidiaries to equal or exceed 20% of its gross insurance income in any taxable year for the foreseeable future and do not expect the direct or indirect insureds (and related persons) of any such subsidiary to directly or indirectly own 20% or more of either the voting power or value of our common shares. Consequently, while we can give no assurances, we do not expect any U.S. person owning common shares to be required to include RPII income in gross income for U.S. federal income tax purposes. In addition, the RPII provisions have not been interpreted by the Courts and regulations are in proposed form. Due to these uncertainties, prospective investors should consult with their tax advisors.

   Tax-Exempt Shareholders. Tax-exempt entities will be required to treat certain subpart F insurance income, including RPII, that is includible in income by the tax-exempt entity as unrelated business taxable income. Prospective investors that are tax exempt entities are urged to consult their tax advisors as to the potential impact of the unrelated business taxable income provisions of the Code. A tax-exempt organization that is treated as a United States Shareholder or a RPII shareholder also must file IRS Form 5471 in the circumstances described below in "--Information Reporting and Backup Withholding."

   Dispositions of common shares if we or our subsidiaries are a CFC or subject to RPII. Section 1248 of the Code provides that if a U.S. person sells or exchanges stock in a foreign corporation and such person owned, directly, indirectly through certain foreign entities or constructively, 10% or more of the voting power of the corporation at any time during the five-year period ending on the date of disposition when the corporation was a CFC, any gain from the sale or exchange of the shares will be treated as a dividend to the extent of the CFC's earnings and profits (determined under U.S. federal income tax principles) during the period that the shareholder held the shares and while the corporation was a CFC (with certain adjustments). In such case, the U.S. person may be required to file Form 5471 to report the disposition of shares in the CFC.

   Section 953(c)(7) of the Code generally provides that Section 1248 of the Code will apply to the sale or exchange by a U.S. person of shares in a foreign corporation that is characterized as a RPII CFC regardless of whether such person is a United States Shareholder or whether the corporation qualifies for either the RPII 20% ownership exception or the RPII 20% gross income exception. Although existing Treasury Department regulations do not address the question, proposed Treasury regulations issued in April 1991 create some ambiguity as to whether Section 1248 and the requirement to file Form 5471 would apply when the foreign corporation has a foreign insurance subsidiary that is a CFC for RPII purposes and that would be taxed as an insurance company if it were a domestic corporation.

   As noted above, we believe that the provision in our bye-laws limiting the voting power of each shareholder and the anticipated dispersion of our shares will cause no U.S. person to be treated as owning 10% of our stock. We also believe that Section 1248 and the requirement to file Form 5471 will not apply to U.S. Holders who are not United States Shareholders under the RPII rules because PXRE is not directly engaged in the insurance business. There can be no assurance, however, that the IRS will not challenge the Bye-Law's provisions or interpret the proposed RPII regulations in this manner or that the Treasury Department will not take the position that Section 1248 and the requirement to file Form 5471 will apply to dispositions of common shares in a corporation like PXRE which is engaged in the insurance business indirectly though subsidiaries.

   If the IRS was to make the Form 5471 filing requirement applicable to the sale of our common shares under Section 1248, we would notify shareholders that the requirement to file Form 5471 will apply to dispositions of our common shares. Thereafter, we would send a notice after the end of each calendar year to all persons who were shareholders during the year notifying them that the requirement to file a Form 5471 applies to dispositions of our common shares by U.S. Holders. We would attach to this notice a copy of Form 5471 completed with all our information and instructions for completing the shareholder information.

   Foreign Personal Holding Company Rules. A foreign corporation will not be classified as an FPHC unless both (i) at any time during the taxable year, five or fewer individuals who are U.S. citizens or residents own or are deemed to own (pursuant to certain constructive ownership rules) 50% or more of all classes of its shares measured by voting power or value and (ii) at least 60% (or in general 50% for any year after the first year that a corporation is an FPHC) of its gross income is FPHC income for U.S. federal income tax purposes.

   If, we or any of our subsidiaries are or were to become an FPHC, a portion of such company's "undistributed foreign personal holding company income" (as defined in the Code) would be imputed to all of our U.S. Holders. Such income would be taxable as a dividend, even if no cash dividend were actually paid. In such event, subsequent cash distributions would first be treated as a tax-free return of any previously taxed and undistributed amounts. Dividends from a FPHC would not be eligible for the recently enacted reduced rate of tax on dividends. In addition, if we or any of our subsidiaries are or become an FPHC in any year, the heirs or estate of any individual U.S. Holder who dies in the immediately following year (whether or not we or any of our subsidiaries are an FPHC in such year) would not be entitled to a "step-up" in the basis of the common shares which might otherwise be available under U.S. income tax laws. Moreover, each U.S. person who owns, directly or indirectly, 10% or more of the value of an FPHC is required to file Form 5471.

   There can be no assurance that we and each of our subsidiaries are not or will not become an FPHC because of factors including factual uncertainties regarding the application of the FPHC rules, the makeup of our shareholder base and other circumstances that could affect the application of the FPHC rules to us and our subsidiaries. We will use reasonable best efforts to conduct our affairs such that neither PXRE nor our non-U.S. subsidiaries will exceed the gross income percentage for any taxable year. If we or any of our non-U.S. subsidiaries are or were to become an FPHC, such company would not be subject to the PHC rules described above.

   Pursuant to recently enacted legislation, the FHPC rules of the Code have been repealed effective for taxable years of foreign corporations, such as PXRE and our non-U.S. subsidiaries, beginning after December 31, 2004, and taxable years of U.S. shareholders with or within which such taxable years of foreign corporations end.

   Passive Foreign Investment Companies. Sections 1291 through 1298 of the Code contain special rules applicable with respect to foreign corporations that are "passive foreign investment companies" ("PFICs"). In general, a foreign corporation will be a PFIC if 75% or more of its income constitutes "passive income" or 50% or more of its assets produce passive income. The PFIC statutory provisions contain a look- through rule which states that, for purposes of determining whether a foreign corporation is a PFIC, such foreign corporation shall be treated as if it "received directly its proportionate share of the income" and as if it "held its proportionate share of the assets" of any other corporation in which it owns at least 25% of the stock. If we were to be characterized as a PFIC, U.S. Holders would be subject to a penalty tax at the time of their sale of or receipt of an "excess distribution" with respect to their common shares. In general, a shareholder receives an "excess distribution" if the amount of the distribution is more than 125% of the average distribution with respect to the shares during the three preceding taxable years (or shorter period during which the taxpayer held the stock). In general, the penalty tax is equivalent to an interest charge on taxes that are deemed due during the period the shareholder owned the shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the shares was taxable in equal portions throughout the holder's period of ownership. The interest charge is equal to the applicable rate imposed on underpayments of U.S. federal income tax for such period. In addition, a dividend distribution paid by a PFIC is not eligible for the recently enacted reduced rate of tax on dividends.

   A U.S. shareholder may avoid some of the adverse tax consequences of owning shares in a PFIC by making a qualified electing fund or a "mark-to-market" election. The availability of these elections requires that we provide information to shareholders making the election. We cannot assure you that such information will be made available to persons who own our ordinary shares.

   For purposes of the PFIC sales, "passive income" generally includes interest, dividends, annuities and other investment income. The PFIC statutory provisions contain an express exception from the definition of passive income for income "derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business." This exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. We expect that for purposes of the PFIC rules, our non-U.S. subsidiaries engaged in the insurance business will be predominately engaged in the insurance business and unlikely to have reserves in excess of the reasonable needs of their insurance businesses. Accordingly, none of the income or assets of the non-U.S. subsidiaries engaged in the insurance business should be treated as passive. In addition, we expect the PXRE and each of our non-U.S. subsidiaries will have sufficient non-passive income and assets either directly or through the look-through rule and thus should not be treated as PFICs.

   No regulations interpreting the substantive PFIC provisions have yet been issued. Additionally, the IRS recently announced that it intends to scrutinize non-U.S. insurance companies and apply the PFIC rules to companies that are not active insurance companies, and to apply the PFIC rules to a non-U.S. company's income not derived in the active conduct of an insurance business. We cannot be certain, therefore, that the IRS will not challenge our position that neither we or our non-U.S. subsidiaries are not PFICs. Each U.S. Holder should consult his tax advisor as to the effects of these rules.

   Foreign Tax Credit. Because it is anticipated that U.S. corporations, citizens and residents will own a majority of our shares, only a portion of the dividends paid by us and current income inclusions, if any, under the CFC, RPII and PFIC rules (including sales of common shares treated as a dividend under Code Section 1248) will be treated as foreign source income for purposes of computing a U.S. Holder's foreign tax credit limitations. The limitation on foreign taxes eligible for the U.S. foreign tax credit is calculated separately with respect to specific classes of income. The foreign tax credit rules are complex, and U.S. Holders should consult their own tax advisors regarding the availability of a foreign tax credit under their particular circumstances.

   Information Reporting and Backup Withholding. Dividends on, and proceeds from the sale or other disposition of common shares paid to a U.S. Holder generally will be subject to the information reporting requirements of the Code and may be subject to backup withholding unless the holder:

   o establishes that it is a corporation or other exempt holder, or

   o provides an accurate taxpayer identification number on a properly completed IRS Form W-9 and certifies that no loss of exemption from backup withholding has occurred.

   The amount of any backup withholding from a payment to a holder will be allowed as a credit against the U.S. Holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is furnished to the Internal Revenue Service.

   Additionally, RPII shareholders, United States shareholders in a CFC, and in certain circumstances, U.S. persons who acquire 10% of the vote or value of a foreign corporation which is not a CFC, may be required to file Form 5471 with the IRS. As noted above, in any year in which we determine that any non-U.S. insurance subsidiary has RPII and no exception applies, we will provide each U.S. Holder with a completed Form 5471 or the information necessary to complete such form. Failure to file Form 5471 may result in penalties.

OTHER TAX LAWS

   Shareholders should consult their own tax advisors with respect to the applicability to them of the tax laws of other jurisdictions.

                                  UNDERWRITING


   Under the terms and subject to the conditions contained in an underwriting agreement dated November 17, 2004, we have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston LLC is acting as representative, the following respective numbers of common shares:

                                                                          NUMBER
           UNDERWRITER                                                   OF SHARES
           -----------                                                   ---------
   Credit Suisse First Boston LLC....................................    2,625,843
   Keefe, Bruyette, & Woods, Inc.....................................    1,575,506
   Dowling & Partners Securities, LLC................................      525,169
   Fox-Pitt, Kelton, Inc.............................................      262,584
   Lazard Freres & Co. LLC...........................................      262,584
                                                                         ---------
    Total ...........................................................    5,251,686


   The underwriting agreement provides that the underwriters are obligated to purchase all the common shares common stock in the offering if any are purchased, other than those common shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of common shares may be terminated.

   We and the selling shareholders have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 787,753 additional common shares, 657,318 of which will be sold by us and 130,435 of which will be sold by the selling shareholders at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common shares.

   The underwriters propose to offer the common shares initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of $0.7125 per share. The underwriters and selling group members may allow a discount of $0.10 per share on sales to other broker/dealers. After the initial public offering the representative may change the public offering price and concession and discount to broker/dealers.

   The following table summarizes the compensation and estimated expenses we and the selling shareholders will pay.


                                                                            PER SHARE                            TOTAL
                                                                --------------------------------    -------------------------------
                                                                    WITHOUT            WITH            WITHOUT            WITH
                                                                OVER-ALLOTMENT    OVER-ALLOTMENT    OVER-ALLOTMENT   OVER-ALLOTMENT
                                                                --------------    --------------    --------------   --------------
Underwriting Discounts and Commissions paid by us ...........       $1.1875           $1.1875         $4,423,204       $5,203,769
Expenses payable by us ......................................        $0.27             $0.23          $1,000,000       $1,000,000
Underwriting Discounts and Commissions paid by selling
  shareholders...............................................       $1.1875           $1.1875         $1,813,174       $1,968,065
Expenses payable by the selling shareholders ................        $0.00             $0.00            $0.00             $0.00


   We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 (the "Securities Act") relating to any common shares, or securities convertible into or exchangeable or exercisable for any common shares, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston LLC for a period of 90 days after the date of this prospectus.

   Our officers and directors and the selling shareholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any common shares or securities convertible into or exchangeable or exercisable for any common shares, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common shares, whether any of these transactions are to be settled by delivery of our common shares or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston LLC for a period of 90 days after the date of this prospectus; provided, however, that our Chief Executive Officer will be permitted to transfer common shares with a fair market value of $640,000 to his former wife pursuant to a consent order entered in connection with his divorce proceeding.

   We and the selling shareholders have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

   Certain of the underwriters and their respective affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and our affiliates in the ordinary course of business, for which they received, or will receive, customary fees and expenses.

   In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

   o Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

   o Over-allotment involves sales by the underwriters of common shares in excess of the number of common shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of common shares over-allotted by the underwriters is not greater than the number of common shares that they may purchase in the over-allotment option. In a naked short position, the number of common shares involved is greater than the number of common shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing common shares in the open market.

   o Syndicate covering transactions involve purchases of the common shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of common shares to close out the short position, the underwriters will consider, among other things, the price of common shares available for purchase in the open market as compared to the price at which they may purchase common shares through the over-allotment option. If the underwriters sell more common shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying common shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in the offering.

   o Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common shares originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of the common shares. As a result the price of our common shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

   A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of common shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

                          NOTICE TO CANADIAN RESIDENTS


RESALE RESTRICTIONS

   The distribution of the common shares in Canada is being made only on a private placement basis exempt from the requirement that we and the selling shareholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of the common shares are made. Any resale of the common shares in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common shares.

REPRESENTATIONS OF PURCHASERS

   By purchasing common shares in Canada and accepting a purchase confirmation a purchaser is representing to us, the selling shareholders and the dealer from whom the purchase confirmation is received that:

   o the purchaser is entitled under applicable provincial securities laws to purchase the common shares without the benefit of a prospectus qualified under those securities laws,

   o where required by law, that the purchaser is purchasing as principal and not as agent, and

   o the purchaser has reviewed the text above under Resale Restrictions.

RIGHTS OF ACTION--ONTARIO PURCHASERS ONLY

   Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus supplement and the accompanying prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the common shares, for rescission against us and the selling shareholders in the event that this prospectus supplement or the accompanying prospectus contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the common shares. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the common shares. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us or the selling shareholders. In no case will the amount recoverable in any action exceed the price at which the common shares were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we and the selling shareholders will have no liability. In the case of an action for damages, we and the selling shareholders will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the common shares as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

ENFORCEMENT OF LEGAL RIGHTS

   All of our directors and officers as well as the experts named herein and the selling shareholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

TAXATION AND ELIGIBILITY FOR INVESTMENT

   Canadian purchasers of common shares should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common shares in their particular circumstances and about the eligibility of the common shares for investment by the purchaser under relevant Canadian legislation.


                                 LEGAL MATTERS


   The validity of the issuance of the common shares offered hereby will be passed upon for us by Sidley Austin Brown & Wood LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

                                PXRE GROUP LTD.

                                     INDEX


                                                                            PAGE
                                                                            ----
Consolidated Balance Sheets as of September 30, 2004 and December 31,
  2003...................................................................    F-1

Consolidated Statements of Operations and Comprehensive Operations for
  the three and nine months ended September 30, 2004 and 2003............    F-2

Consolidated Statements of Shareholders' Equity for the three and nine
  months ended September 30, 2004 and 2003...............................    F-3

Consolidated Statements of Cash Flows for the three and nine months
  ended September 30, 2004 and 2003......................................    F-4

Notes to Consolidated Financial Statements ..............................    F-5

                                PXRE GROUP LTD.

                          CONSOLIDATED BALANCE SHEETS
               (DOLLARS IN THOUSANDS, EXCEPT PAR VALUE PER SHARE)

                                                     SEPTEMBER 30,   DECEMBER 31
                                                         2004            2003
                                                     -------------   -----------
                                                      (UNAUDITED)
Assets
 Investments:
   Fixed maturities:
    Available-for-sale (amortized cost $668,807
      and $613,833, respectively)................     $  668,701      $  617,658
    Trading (cost $13,725 and $20,370,
      respectively)..............................         14,160          21,451
   Short-term investments........................        252,893         175,771
   Hedge funds (cost $91,056 and $87,691,
      respectively)..............................        129,601         121,466
   Other invested assets (cost $5,837 and $9,365,
      respectively)..............................          6,931          10,173
                                                      ----------      ----------
    Total investments ...........................      1,072,286         946,519
 Cash ...........................................         21,044          65,808
 Accrued investment income ......................          6,911           5,490
 Premiums receivable, net .......................         90,088          79,501
 Other receivables ..............................         45,937          30,695
 Reinsurance recoverable on paid losses .........         16,175          15,494
 Reinsurance recoverable on unpaid losses .......         62,606         146,924
 Ceded unearned premiums ........................          7,001          10,454
 Deferred acquisition costs .....................          4,362           2,495
 Income tax recoverable .........................         30,221          14,133
 Other assets ...................................         69,860          42,134
                                                      ----------      ----------
    Total assets ................................     $1,426,491      $1,359,647
                                                      ==========      ==========
Liabilities
 Losses and loss expenses .......................     $  517,501      $  450,635
 Unearned premiums ..............................         42,994          21,566
 Subordinated debt ..............................        167,073              --
 Reinsurance balances payable ...................         26,800          53,373
 Deposit liabilities ............................         75,138          80,583
 Other liabilities ..............................         27,739          32,133
                                                      ----------      ----------
    Total liabilities ...........................        857,245         638,290
                                                      ----------      ----------
 Minority interest in consolidated subsidiaries:
   Company-obligated mandatorily redeemable
    capital trust pass-through securities of
    subsidiary trusts holding solely a company-
    guaranteed related subordinated debt ........             --         156,841
                                                      ----------      ----------
Shareholders' Equity
 Serial convertible preferred shares, $1.00 par
   value, $10,000 stated value - 10 million
   shares authorized, 0.02 million shares issued
   and outstanding...............................        182,730         172,190
 Common shares, $1.00 par value - 50 million
   shares authorized, 14.4 million and 13.3
   million shares issued and outstanding,
   respectively..................................         14,426          13,277
 Additional paid-in capital .....................        215,334         192,078
 Accumulated other comprehensive (loss) income
   net of deferred income tax (benefit) expense
   of $(98) and $1,242, respectively.............         (1,117)          1,692
 Retained earnings ..............................        165,673         188,670
 Restricted shares at cost (0.4 million and 0.3
   million shares, respectively).................         (7,800)         (3,391)
                                                      ----------      ----------
    Total shareholders' equity ..................        569,246         564,516
                                                      ----------      ----------
    Total liabilities and shareholders' equity ..     $1,426,491      $1,359,647
                                                      ==========      ==========

        The accompanying notes are an integral part of these statements.

                                PXRE GROUP LTD.

       CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                          THREE MONTHS ENDED     NINE MONTHS ENDED
                                                                                            SEPTEMBER 30,          SEPTEMBER 30,
                                                                                          ------------------    -------------------
                                                                                           2004        2003       2004       2003
                                                                                         --------    -------    --------   --------
                                                                                                         (UNAUDITED)
Revenues
 Net premiums earned .................................................................   $ 89,799    $69,082    $228,316   $237,870
 Net investment income ...............................................................      5,157      5,994      16,941     20,026
 Net realized investment (losses) gains ..............................................        (40)       502          11        611
 Fee income ..........................................................................        695      1,148       1,556      3,533
                                                                                         --------    -------    --------   --------
                                                                                           95,611     76,726     246,824    262,040
                                                                                         --------    -------    --------   --------
Losses and Expenses
 Losses and loss expenses incurred ...................................................    156,335     35,245     192,551    112,500
 Commissions and brokerage ...........................................................      8,900      3,218      28,286     37,863
 Operating expenses ..................................................................      8,272      9,788      30,760     29,451
 Foreign exchange (gains) losses .....................................................       (382)       927         (22)       676
 Interest expense ....................................................................      3,817         --      10,947      2,504
 Minority interest in consolidated subsidiaries ......................................         --      2,817          --      7,350
                                                                                         --------    -------    --------   --------
                                                                                          176,942     51,995     262,522    190,344
                                                                                         --------    -------    --------   --------
 (Loss) income before income taxes, cumulative effect of accounting change and
   convertible preferred share dividends..............................................    (81,331)    24,731     (15,698)    71,696
 Income tax (benefit) provision ......................................................     (8,157)     1,007      (6,844)     2,887
                                                                                         --------    -------    --------   --------
 (Loss) income before cumulative effect of accounting change and convertible
   preferred share dividends..........................................................    (73,174)    23,724      (8,854)    68,809
 Cumulative effect of accounting change, net of $0.2 million tax expense .............         --         --      (1,053)        --
                                                                                         --------    -------    --------   --------
 Net (loss) income before convertible preferred share dividends ......................   $(73,174)   $23,724    $ (9,907)  $ 68,809
                                                                                         --------    -------    --------   --------
 Convertible preferred share dividends ...............................................      3,583      3,310      10,540      9,737
                                                                                         --------    -------    --------   --------
 Net (loss) income available to common shareholders ..................................   $(76,757)   $20,414    $(20,447)  $ 59,072
                                                                                         ========    =======    ========   ========
Comprehensive Income, Net of Tax
 Net (loss) income before convertible preferred share dividends ......................   $(73,174)   $23,724    $ (9,907)  $ 68,809
 Net unrealized appreciation (depreciation) on investments ...........................      6,556     (4,008)     (2,809)    (2,262)
 Net unrealized appreciation on cash flow hedge ......................................         --         --          --        946
                                                                                         --------    -------    --------   --------
 Comprehensive (loss) income .........................................................   $(66,618)   $19,716    $(12,716)  $ 67,493
                                                                                         ========    =======    ========   ========
Per Share
 Basic:
   (Loss) income before cumulative effect of accounting change and convertible
    preferred share dividends ........................................................   $  (5.22)   $  1.99    $  (0.64)  $   5.77
   Cumulative effect of accounting change.............................................         --         --       (0.08)        --
   Convertible preferred share dividends..............................................      (0.26)     (0.28)      (0.77)     (0.82)
                                                                                         --------    -------    --------   --------
   Net (loss) income available to common shareholders.................................   $  (5.48)   $  1.71    $  (1.49)  $   4.95
                                                                                         ========    =======    ========   ========
   Average shares outstanding (000's).................................................     13,995     11,925      13,753     11,931
                                                                                         ========    =======    ========   ========
 Diluted:
   (Loss) income before cumulative effect of accounting change........................   $  (5.48)   $  1.01    $  (1.41)  $   2.97
   Cumulative effect of accounting change.............................................         --         --       (0.08)        --
                                                                                         --------    -------    --------   --------
   Net (loss) income..................................................................   $  (5.48)   $  1.01    $  (1.49)  $   2.97
                                                                                         ========    =======    ========   ========
   Average shares outstanding (000's).................................................     13,995     23,583      13,753     23,201
                                                                                         ========    =======    ========   ========

        The accompanying notes are an integral part of these statements.

                                PXRE GROUP LTD.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)


                                                                                        THREE MONTHS ENDED      NINE MONTHS ENDED
                                                                                          SEPTEMBER 30,           SEPTEMBER 30,
                                                                                       --------------------    --------------------
                                                                                         2004        2003        2004        2003
                                                                                      ---------    --------    ---------   --------
                                                                                                       (UNAUDITED)
Convertible Preferred Shares
 Balance at beginning of period ...................................................   $ 179,147    $165,504    $ 172,190   $159,077
 Dividends to convertible preferred shareholders ..................................       3,583       3,310       10,540      9,737
                                                                                      ---------    --------    ---------   --------
   Balance at end of period........................................................   $ 182,730    $168,814    $ 182,730   $168,814
                                                                                      =========    ========    =========   ========
Common Shares
 Balance at beginning of period ...................................................   $  14,384    $ 12,169    $  13,277   $ 12,030
 Issuance of shares, net ..........................................................          42           8        1,149        147
                                                                                      ---------    --------    ---------   --------
   Balance at end of period........................................................   $  14,426    $ 12,177    $  14,426   $ 12,177
                                                                                      =========    ========    =========   ========
Additional Paid-in Capital
 Balance at beginning of period ...................................................   $ 214,703    $172,096    $ 192,078   $168,866
 Issuance of shares ...............................................................         615         118       21,832      3,259
 Other ............................................................................          16          --        1,424         89
                                                                                      ---------    --------    ---------   --------
   Balance at end of period........................................................   $ 215,334    $172,214    $ 215,334   $172,214
                                                                                      =========    ========    =========   ========
Accumulated Other Comprehensive Income
 Balance at beginning of period ...................................................   $  (7,673)   $  9,834    $   1,692   $  7,142
 Change in unrealized gains .......................................................       6,556      (4,008)      (2,809)    (2,262)
 Change in cash flow hedge ........................................................          --          --           --        946
                                                                                      ---------    --------    ---------   --------
Balance at end of period ..........................................................   $  (1,117)   $  5,826    $  (1,117)  $  5,826
                                                                                      =========    ========    =========   ========
Retained Earnings
 Balance at beginning of period ...................................................   $ 243,297    $145,256    $ 188,670   $108,062
 Net (loss) income before convertible preferred share dividends ...................     (73,174)     23,724       (9,907)    68,809
 Dividends to convertible preferred shareholders ..................................      (3,583)     (3,310)     (10,540)    (9,737)
 Dividends to common shareholders .................................................        (867)       (731)      (2,550)    (2,195)
                                                                                      ---------    --------    ---------   --------
   Balance at end of period........................................................   $ 165,673    $164,939    $ 165,673   $164,939
                                                                                      =========    ========    =========   ========
Restricted Shares
 Balance at beginning of period ...................................................   $  (8,654)   $ (4,328)   $  (3,391)  $ (1,713)
 Issuance of restricted shares ....................................................          --          26       (7,336)    (4,582)
 Amortization of restricted shares ................................................         854         464        2,927      2,457
   Balance at end of period........................................................   $  (7,800)   $ (3,838)   $  (7,800)  $ (3,838)
                                                                                      ---------    --------    ---------   --------
Total Shareholders' Equity
 Balance at beginning of period ...................................................   $ 635,204    $500,531    $ 564,516   $453,464
 Issuance of shares ...............................................................         657         126       22,981      3,406
 Restricted shares, net ...........................................................         854         490       (4,409)    (2,125)
 Unrealized appreciation (depreciation) on investments, net of deferred income tax        6,556      (4,008)      (2,809)    (2,262)
 Unrealized appreciation on cash flow hedge, net of deferred income tax ...........          --          --           --        946
 Net (loss) income before convertible preferred share dividends ...................     (73,174)     23,724       (9,907)    68,809
 Dividends to common shareholders .................................................        (867)       (731)      (2,550)    (2,195)
 Other ............................................................................          16          --        1,424         89
                                                                                      ---------    --------    ---------   --------
   Balance at end of period........................................................   $ 569,246    $520,132    $ 569,246   $520,132
                                                                                      =========    ========    =========   ========



        The accompanying notes are an integral part of these statements.

                                PXRE GROUP LTD.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)


                                                                                      THREE MONTHS ENDED        NINE MONTHS ENDED
                                                                                         SEPTEMBER 30,            SEPTEMBER 30,
                                                                                     ---------------------    ---------------------
                                                                                       2004         2003        2004         2003
                                                                                    ---------    ---------    ---------   ---------
                                                                                                      (UNAUDITED)
Cash Flow from Operating Activities
 Premiums collected, net of reinsurance .........................................   $  73,662    $  58,581    $ 216,037   $ 209,775
 Loss and loss adjustment expenses paid, net of reinsurance .....................     (27,310)     (25,453)     (65,103)    (59,172)
 Commission and brokerage paid, net of fee income ...............................      (9,972)      (1,262)     (27,543)    (19,403)
 Operating expenses paid ........................................................      (8,951)      (9,599)     (30,644)    (24,839)
 Net investment income received .................................................       3,516        4,757       12,798       9,941
 Interest paid ..................................................................      (5,978)      (5,381)     (13,346)    (10,175)
 Income taxes paid ..............................................................        (132)      (1,170)      (6,093)    (12,793)
 Trading portfolio purchased ....................................................          --           --           --      (5,688)
 Trading portfolio disposed .....................................................       6,965           --        6,965       8,496
 Deposit (paid) received ........................................................       2,373        6,450       (5,445)     40,668
 Other ..........................................................................        (571)     (15,257)     (15,269)    (17,734)
                                                                                    ---------    ---------    ---------   ---------
   Net cash provided by operating activities.....................................      33,602       11,666       72,357     119,076
                                                                                    ---------    ---------    ---------   ---------
Cash Flow from Investing Activities
 Fixed maturities available for sale purchased ..................................    (133,889)    (176,403)    (350,946)   (330,862)
 Fixed maturities available for sale disposed or matured ........................      58,133      149,005      296,853     213,581
 Hedge funds purchased ..........................................................      (8,123)      (5,000)     (13,123)    (12,000)
 Hedge funds disposed ...........................................................       4,127        3,095       10,160      19,936
 Other invested assets purchased ................................................          --          (12)          --        (133)
 Other invested assets disposed .................................................       1,425          530        4,083       1,568
 Net change in short-term investments ...........................................      44,199      (88,880)     (77,122)    (99,328)
 Payable for securities .........................................................          48       45,548           30      82,919
                                                                                    ---------    ---------    ---------   ---------
   Net cash used by investing activities.........................................     (34,080)     (72,117)    (130,065)   (124,319)
                                                                                    ---------    ---------    ---------   ---------
Cash Flow from Financing Activities
 Proceeds from issuance of common shares ........................................         690          129       16,432         671
 Cash dividends paid to common shareholders .....................................        (866)        (731)      (2,550)     (2,195)
 Proceeds from issuance of minority interest in consolidated subsidiaries .......          --           --           --      32,500
 Repayment of debt ..............................................................          --           --           --     (30,000)
 Cost of shares repurchased .....................................................         (32)          24         (938)     (1,848)
                                                                                    ---------    ---------    ---------   ---------
   Net cash (used) provided by financing activities..............................        (208)        (578)      12,944        (872)
                                                                                    ---------    ---------    ---------   ---------
 Net change in cash .............................................................        (686)     (61,029)     (44,764)     (6,115)
 Cash, beginning of period ......................................................      21,730      101,544       65,808      46,630
                                                                                    ---------    ---------    ---------   ---------
 Cash, end of period ............................................................   $  21,044    $  40,515    $  21,044   $  40,515
                                                                                    =========    =========    =========   =========
 Reconciliation of Net (Loss) Income to Net Cash Provided by Operating
   Activities:
 Net (loss) income before convertible preferred share dividends .................   $ (73,174)   $  23,724    $  (9,907)  $  68,809
 Adjustments to reconcile net (loss) income to net cash provided by operating activities:
 Losses and loss expenses .......................................................      89,032       (5,687)      66,866     (10,518)
 Unearned premiums ..............................................................      22,836          960       24,880     (16,439)
 Deferred acquisition costs .....................................................      (2,170)       1,646       (1,867)     14,940
 Receivables ....................................................................     (22,870)     (19,197)     (25,827)     (9,636)
 Reinsurance balances payable ...................................................     (15,884)      (6,500)     (26,573)    (21,088)
 Reinsurance recoverable ........................................................      63,050       15,480       83,638      63,847
 Income taxes ...................................................................      (8,286)        (259)     (12,933)    (10,001)
 Equity in earnings of limited partnerships .....................................      (1,328)      (1,892)      (6,013)     (9,741)
 Trading portfolio purchased ....................................................          --           --           --      (5,688)
 Trading portfolio disposed .....................................................       6,965           --        6,965       8,496
 Deposit liability ..............................................................       2,373        6,450       (5,445)     40,668
 Receivable on commutation ......................................................     (23,054)          --      (23,054)         --
 Other ..........................................................................      (3,888)      (3,059)       1,627       5,427
                                                                                    ---------    ---------    ---------   ---------
   Net cash provided by operating activities.....................................   $  33,602    $  11,666    $  72,357   $ 119,076
                                                                                    =========    =========    =========   =========



        The accompanying notes are an integral part of these statements.

                                PXRE GROUP LTD.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. ORGANIZATION

   PXRE Group Ltd. (the "Company" or collectively with its subsidiaries, "PXRE") is an insurance holding company incorporated in Bermuda. PXRE provides reinsurance products and services to a worldwide marketplace through subsidiary operations in Bermuda, Barbados, Europe and the United States. PXRE's primary focus is providing property catastrophe reinsurance and retrocessional coverage. PXRE also provides marine, aviation and aerospace products and services.

   The Company was formed in 1999 as part of the reorganization of PXRE Corporation, a Delaware corporation ("PXRE Delaware"). Prior to the reorganization, PXRE Delaware was the ultimate parent holding company of the various PXRE companies and its common shares were publicly traded on the New York Stock Exchange. As a result of the reorganization, the Company became the ultimate parent holding company of PXRE Delaware and the holders of PXRE Delaware common stock automatically became holders of the same number of the Company's common shares. The reorganization was consummated at the close of business on October 5, 1999 and, on October 6, 1999 the Company's common shares commenced trading on the New York Stock Exchange under the symbol "PXT." The reorganization also involved the establishment of a Bermuda based reinsurance subsidiary, PXRE Reinsurance Ltd. ("PXRE Bermuda") and a Barbados based reinsurance subsidiary, PXRE Reinsurance (Barbados) Ltd. ("PXRE Barbados").

2. SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation and Consolidation

   The consolidated financial statements have been prepared in U.S. dollars in conformity with accounting principles generally accepted ("GAAP") in the United States of America. These statements reflect the consolidated operations of the Company and its wholly owned subsidiaries, including PXRE Delaware, PXRE Reinsurance Company ("PXRE Reinsurance"), PXRE Bermuda, PXRE Barbados, PXRE Solutions, Inc., PXRE Solutions, S.A. ("PXRE Europe") and PXRE Limited. All material inter-company transactions have been eliminated in preparing these consolidated financial statements.

   GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   The interim consolidated financial statements are unaudited. In the opinion of management, such consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods. These interim statements should be read in conjunction with the 2003 consolidated financial statements and related notes. The preparation of interim consolidated financial statements relies significantly upon estimates. Use of such estimates and the seasonal nature of the reinsurance business necessitate caution in drawing specific conclusions from interim results.

   Certain reclassifications have been made for 2003 to conform to the 2004 presentation.

 Share-Based Compensation

   At September 30, 2004, PXRE has share option plans which are accounted for under the recognition and measurement principles of the Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations. No share-based compensation cost related to the options granted under the plans is reflected in net income, as the options granted had an exercise price equal to the market value of the underlying common shares on the date of grant. The following table illustrates the effect on net income and earnings per share if PXRE had applied the fair value recognition provisions of the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" to share-based employee compensation:

                                PXRE GROUP LTD.

2. SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)


                                                                                        THREE MONTHS ENDED      NINE MONTHS ENDED
                                                                                           SEPTEMBER 30,          SEPTEMBER 30,
                                                                                        -------------------    --------------------
                                                                                          2004        2003       2004        2003
                                                                                       ---------    -------    ---------   --------
Net (loss) income before convertible preferred share dividends:
 As reported .......................................................................   $(73,174)    $23,724    $ (9,907)   $ 68,809
 Deduct:
   Total share-based compensation expense
   determined under fair value based method
   for all awards, net of related tax effects.......................................       (393)      (537)      (1,726)    (2,510)
                                                                                       ---------    -------    ---------   --------
 Pro-forma .........................................................................   $(73,567)    $23,187    $(11,633)   $ 66,299
                                                                                       =========    =======    =========   ========
Basic (loss) income per share:
 As reported .......................................................................   $  (5.48)    $  1.71    $  (1.49)   $   4.95
 Pro-forma .........................................................................   $  (5.51)    $  1.67    $  (1.61)   $   4.74
Diluted (loss) income per share:
 As reported .......................................................................   $  (5.48)    $  1.01    $  (1.49)   $   2.97
 Pro-forma .........................................................................   $  (5.51)    $  0.98    $  (1.61)   $   2.86


 Debt and Equity Classification

   In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within the scope of the statement as a liability or an asset in some circumstances. PXRE adopted this statement during the quarter ended September 30, 2003, however, due to certain parts of this statement being deferred by the FASB, the adoption of this statement did not have any impact on PXRE's Consolidated Financial Statements, financial position or results of operations until the quarter ended March 31, 2004. Accordingly, as of March 31, 2004, PXRE's mandatorily redeemable capital trust pass-through securities were reclassified on its Consolidated Balance Sheet to liabilities and entitled "Subordinated debt." In PXRE's Consolidated Statements of Operations and Comprehensive Operations for the three and nine months ended September 30, 2004, the interest expense related to these securities was included with "Interest expense," whereas for the three and nine months ended September 30, 2003 it was included with "Minority interest in consolidated subsidiaries" as SFAS 150 did not permit these changes to be made retroactively.

 Consolidation of Variable Interest Entities

   In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), which requires consolidation of all "Variable Interest Entities" ("VIEs") by the "primary beneficiary," as these terms are defined in FIN 46, and on October 9, 2003 the FASB issued FASB Staff Position FIN 46-6, "Effective Date of FASB Interpretation No. 46, Consolidation of VIE's", which required PXRE to implement FIN 46 during the quarter ended March 31, 2004. The adoption of this statement resulted in PXRE deconsolidating the five special purpose trusts which issued PXRE's trust preferred securities. As a result, the subordinated loans from the trusts are reflected as liabilities under the caption "Subordinated debt" on PXRE's September 30, 2004 Consolidated Balance Sheet, while PXRE's investments of approximately $5.2 million in such trusts in the form of equity, which prior to March 31, 2004 were eliminated on consolidation, are reflected as assets under the caption "Other assets" with a corresponding increase in liabilities under the caption "Subordinated debt." FIN 46 did not permit these changes to be made retroactively. In addition, gains on the repurchase of $5.2 million of PXRE's trust preferred securities in prior periods of $1.1 million, net of tax, that were previously accounted for as

                                PXRE GROUP LTD.

2. SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

extinguishments of debt, were reversed during the quarter ended March 31, 2004 and presented as a cumulative effect of an accounting change in PXRE's Consolidated Statement of Operations and Comprehensive Operations during 2004. These repurchased securities are reflected in PXRE's September 30, 2004 Consolidated Balance Sheet under the caption "Fixed Maturities: Available-for-sale."

 Consolidated Statement of Changes in Cash Flow

   In the first quarter of 2004, the Company changed the presentation of its Consolidated Statement of Changes in Cash Flow to the direct cash flow method, replacing the indirect cash flow method as previously presented. Amounts presented for the three and nine months ended September 30, 2003 were reclassified to be consistent with the new presentation.

3. UNDERWRITING

   Premiums written and earned for the three and nine months ended September 30, 2004 and 2003 are as follows:


                          THREE MONTHS ENDED                   NINE MONTHS ENDED
                             SEPTEMBER 30,                       SEPTEMBER 30,
                          -------------------    % INCREASE    -------------------   % INCREASE
($000'S)                    2004       2003      (DECREASE)     2004        2003     (DECREASE)
                          --------   --------    ----------   --------    --------   ----------
Premiums written
Gross premiums written    $125,529   $ 95,275                 $285,847    $274,123
Ceded premiums written     (12,938)   (25,233)                 (32,320)    (52,692)
                          --------   --------                 --------    --------
Net premiums written..    $112,591   $ 70,042        61       $253,527    $221,431        14
                          ========   ========                 ========    ========
Premiums earned
Gross premiums earned.    $101,623   $ 83,053                 $263,856    $282,210
Ceded premiums earned.     (11,824)   (13,971)                 (35,540)    (44,340)
                          --------   --------                 --------    --------
Net premiums earned...    $ 89,799   $ 69,082        30       $228,316    $237,870       (4)
                          ========   ========                 ========    ========


   PXRE from time to time purchases catastrophe retrocessional coverage for its own protection, depending on market conditions. PXRE purchases reinsurance primarily to reduce its exposure to severe losses related to any one event or catastrophe. PXRE currently has reinsurance treaties in place with several different coverages, territories, limits and retentions that serve to reduce a large gross loss emanating from any one event. In addition, primarily related to PXRE's exposure assumed on per-risk treaties, PXRE purchases clash reinsurance protection which allows PXRE to recover losses ceded by more than one reinsured related to any one particular property. In the event that retrocessionaires are unable to meet their contractual obligations, PXRE would remain liable for the underlying covered claims.

                                PXRE GROUP LTD.

4. INVESTMENTS

   The following table summarizes investments with unrealized losses at fair value by length of continuous unrealized loss position as of September 30, 2004:


                                                                                    ONE YEAR OR LESS             OVER ONE YEAR
                                                                                 -----------------------    -----------------------
                                                                                              UNREALIZED                 UNREALIZED
($000'S)                                                                        FAIR VALUE       LOSS       FAIR VALUE      LOSS
                                                                                ----------    ----------    ----------   ----------
United States government securities .........................................    $ 52,181       $   (35)     $    --        $  --
United States government sponsored agency debentures ........................      56,615          (484)          --           --
United States government sponsored agency mortgage-backed securities ........      46,881           (94)       6,771         (165)
Other mortgage and asset-backed securities ..................................      97,224        (1,487)       5,025         (198)
Obligations of states and political subdivisions ............................         756            (1)          --           --
Corporate securities ........................................................     137,112        (2,114)      17,528         (420)
                                                                                 --------       -------      -------        -----
   Total temporarily impaired securities.....................................    $390,769       $(4,215)     $29,324        $(783)
                                                                                 ========       =======      =======        =====

                                PXRE GROUP LTD.

5. EARNINGS PER SHARE

   The table below presents the computation of basic and diluted earnings per share:


                                                                                           THREE MONTHS ENDED    NINE MONTHS ENDED
                                                                                             SEPTEMBER 30,         SEPTEMBER 30,
                                                                                           ------------------    ------------------
($000'S, EXCEPT PER SHARE DATA)                                                             2004        2003       2004       2003
                                                                                          --------    -------    --------   -------
Net (loss) income available to common shareholders:
 (Loss) income before cumulative effect of
    accounting change and convertible
    preferred share dividends .........................................................   $(73,174)   $23,724    $ (8,854)  $68,809
 Cumulative effect of accounting change, net
    of tax ............................................................................         --         --      (1,053)       --
                                                                                          --------    -------    --------   -------
 Net (loss) income before convertible
    preferred share dividends .........................................................    (73,174)    23,724      (9,907)   68,809
 Convertible preferred share dividends ................................................     (3,583)    (3,310)    (10,540)   (9,737)
                                                                                          --------    -------    --------   -------
 Net (loss) income available to common
    shareholders ......................................................................   $(76,757)   $20,414    $(20,447)  $59,072
                                                                                          ========    =======    ========   =======
Weighted average common shares outstanding:
 Weighted average common shares outstanding
    (basic) ...........................................................................     13,995     11,925      13,753    11,931
 Equivalent shares of underlying options ..............................................        284        162         398       239
 Equivalent number of restricted shares ...............................................        144         76         144       113
 Equivalent number of convertible preferred
    shares ............................................................................     13,116     11,420      12,670    10,918
                                                                                          --------    -------    --------   -------
 Weighted average common equivalent shares
    (diluted) .........................................................................     27,539     23,583      26,965    23,201
                                                                                          ========    =======    ========   =======
 Weighted average common equivalent shares
    when anti-dilutive ................................................................     13,995         --      13,753        --
                                                                                          ========    =======    ========   =======
Per share amounts:
 Basic:
 (Loss) income before cumulative effect of
    accounting change and convertible
    preferred share dividends .........................................................   $  (5.22)   $  1.99    $  (0.64)  $  5.77
 Cumulative effect of accounting change ...............................................         --         --       (0.08)       --
 Convertible preferred share dividends ................................................      (0.26)     (0.28)      (0.77)    (0.82)
                                                                                          --------    -------    --------   -------
 Net (loss) income available to common
    shareholders ......................................................................   $  (5.48)   $  1.71    $  (1.49)  $  4.95
                                                                                          ========    =======    ========   =======
 Diluted:
 Net (loss) income before cumulative effect of
    accounting change .................................................................   $  (5.48)   $  1.01    $  (1.41)  $  2.97
 Cumulative effect of accounting change ...............................................         --         --       (0.08)       --
                                                                                          --------    -------    --------   -------
 Net (loss) income ....................................................................   $  (5.48)   $  1.01    $  (1.49)  $  2.97
                                                                                          ========    =======    ========   =======

                                PXRE GROUP LTD.

6. INCOME TAXES

   The Company is incorporated under the laws of Bermuda and, under current Bermuda law, is not obligated to pay any taxes in Bermuda based upon income or capital gains. The Company has received an undertaking from the Supervisor of Insurance in Bermuda pursuant to the provisions of the Exempted Undertakings Tax Protection Act, 1966, which exempts the Company from any Bermuda taxes computed on profits, income or any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, at least until the year 2016.

   The Company does not consider itself to be engaged in a trade or business in the United States and, accordingly, does not expect to be subject to direct United States income taxation.

   The United States subsidiaries of the Company file a consolidated U.S. federal income tax return.

7. SHAREHOLDERS' EQUITY

   On December 16, 2003, the Company completed a public offering of 2.2 million of its common shares at $21.75 per share, pursuant to a Shelf Registration Statement on Form S-3 that was filed in 2003 for up to $150.0 million of various types of securities. Of the 2.2 million shares sold, 1.1 million were offered by PXRE and 1.1 million were offered by Phoenix Life Insurance Company ("Phoenix"), one of the Company's common shareholders. The underwriters were given an option to purchase up to an additional 0.3 million common shares from the Company, which they exercised on January 22, 2004. As a result of the offering and the exercise of the option, the Company received total net proceeds of approximately $26.9 million. The Company did not receive any of the proceeds from the sale of shares by Phoenix.

   On April 4, 2002, the Company issued $150.0 million of additional capital comprised of 15,000 convertible voting preferred shares in a private placement not involving a public offering under Section 4(2) of the Securities Act of 1933, as amended. The convertible preferred share investment occurred pursuant to a share purchase agreement, dated as of December 10, 2001, between the Company and certain investors. On February 12, 2002, the shareholders approved the sale and issuance of three series of convertible preferred shares pursuant to the share purchase agreement, including 7,500 Series A convertible preferred shares, 5,000 Series B convertible preferred shares, and 2,500 Series C convertible preferred shares. Proceeds of the offering of the convertible preferred shares, net of offering expenses of $9.1 million, amounted to $140.9 million. As of September 30, 2004, 18,273 convertible preferred shares were issued and outstanding.

   The convertible preferred shares accrue cumulative dividends per share at the rate per annum of 8% of the sum of the stated value of each share plus any accrued and unpaid dividend thereon payable on a quarterly basis. The shareholders also voted to approve the division of 20.0 million of PXRE's 50.0 million authorized common shares into three new classes of convertible common shares including 10.0 million Class A convertible voting common shares, 6.7 million Class B convertible voting common shares, and 3.3 million Class C convertible voting common shares. No convertible voting common shares of any class are currently outstanding.

   Convertible preferred shares are convertible into convertible common shares at the option of the holder at any time at a conversion price equal to the original conversion price, subject to adjustment if PXRE experiences adverse development on losses incurred prior to September 30, 2001 in excess of a $7.0 million after-tax threshold. The number of convertible common shares issued upon the conversion of each convertible preferred share would be equal to the sum of the original purchase price ($10,000) of such convertible preferred share plus accrued but unpaid dividends divided by the adjusted conversion price. Certain adverse development, excluding that related to most of the adverse development on loss reserves within the exited lines segment and all of the losses arising from the events of September 11, 2001, is subject to a cap of $12.0 million after-tax. Adverse development on the reserves excluded is not subject to any cap or limit. As of September 30, 2004, after giving effect to the $12.0 million cap referred to above, PXRE has incurred $32.9 million of net after-tax adverse development above this $7.0 million threshold, resulting in an adjusted

                                PXRE GROUP LTD.

7. SHAREHOLDERS' EQUITY -- (CONTINUED)

conversion price of $13.48 as of September 30, 2004. Two-thirds of the convertible preferred shares mandatorily convert by April 4, 2005, and the balance by April 4, 2008. Convertible preferred shares vote on a fully converted basis on all matters brought before the shareholders other than the election of directors.

8. SEGMENT INFORMATION

   PXRE operates in two reportable property and casualty segments - (i) catastrophe and risk excess and (ii) exited lines - based on PXRE's approach to managing the business. Commencing with the 2002 underwriting renewal season, PXRE returned its focus to its core property catastrophe and risk excess business. Businesses that were not renewed in 2002 are reported as exited lines. Commencing with the 2004 underwriting renewal season, PXRE is reporting its previously existing "other lines" segment, which in the past has consisted of a single pro rata treaty, with its catastrophe and risk excess segment. In addition, PXRE is reporting its previously existing "finite business" segment with its exited lines segment to reflect its decision during the second quarter to run-off the in-force finite business and not enter into any new finite transactions subsequent to March 31, 2004. PXRE's segments for 2003 were restated to be comparable to the two 2004 segments discussed above. As a result of the above, the exited lines segment now includes business previously written and classified by the Company as direct casualty, Lloyd's of London ("Lloyd's"), international casualty and finite. In addition, PXRE operates in two geographic segments - North American, representing North American based risks written by North American based clients, and International (principally the United Kingdom, Continental Europe, Latin America, the Caribbean, Australia and Asia), representing all other premiums written.

   There are no significant differences among the accounting policies of the segments as compared to PXRE's consolidated financial statements.

   PXRE does not maintain separate balance sheet data for each of its operating segments, nor does it allocate net investment income, net realized investment gains or losses, operating expenses, foreign exchange gains or losses and financing costs to these segments. Accordingly, PXRE does not review and evaluate the financial results of its operating segments based upon balance sheet data and these other income statement items.

   The following tables summarize the net premiums written, net premiums earned and underwriting income (loss) by PXRE's business segments. The amounts shown for the North American and International geographic segments are presented net of proportional reinsurance but gross of corporate catastrophe excess of loss reinsurance cessions, which are separately itemized where applicable.

                                PXRE GROUP LTD.

8. SEGMENT INFORMATION -- (CONTINUED)

NET PREMIUMS WRITTEN

                                    THREE MONTHS ENDED SEPTEMBER 30,            NINE MONTHS ENDED SEPTEMBER  30,
                                ----------------------------------------    -----------------------------------------
                                       2004                  2003                  2004                   2003
($000'S, EXCEPT PERCENTAGES)    ------------------    ------------------    -------------------    ------------------
                                 AMOUNT    PERCENT     AMOUNT    PERCENT     AMOUNT     PERCENT     AMOUNT    PERCENT
                                --------   -------    --------   -------    ---------   -------    --------   -------
Catastrophe and Risk
   Excess
 North American ............    $ 28,771              $ 20,762              $  67,532              $ 56,151
 International .............      94,655                70,700                208,495               189,713
 Excess of Loss
   Cessions.................     (10,360)              (18,192)               (25,638)              (30,186)
                                --------              --------              ---------              --------
                                 113,066     100%       73,270     105%       250,389      99%      215,678      97%
                                --------              --------              ---------              --------
Exited Lines
 North American ............        (350)               (2,023)                 3,201                 4,288
 International .............        (125)               (1,205)                   (63)                1,465
                                --------              --------              ---------              --------
                                    (475)     --        (3,228)     (5)         3,138       1         5,753       3
                                --------     ---      --------     ---      ---------     ---      --------     ---
   Total....................    $112,591     100%      $70,042     100%      $253,527     100%     $221,431     100%
                                ========     ===      ========     ===      =========     ===      ========     ===


NET PREMIUMS EARNED


                                   THREE MONTHS ENDED SEPTEMBER 30,            NINE MONTHS ENDED SEPTEMBER  30,
                                ---------------------------------------    -----------------------------------------
                                      2004                  2003                  2004                  2003
($000'S, EXCEPT PERCENTAGES)    -----------------    ------------------    ------------------    -------------------
                                AMOUNT    PERCENT     AMOUNT    PERCENT     AMOUNT    PERCENT     AMOUNT     PERCENT
                                -------   -------    --------   -------    --------   -------    ---------   -------
Catastrophe and Risk
   Excess
 North American ............    $24,517              $ 17,785              $ 64,257              $  53,978
 International .............     75,139                55,382               186,257                164,830
 Excess of Loss
   Cessions.................     (9,741)               (8,489)              (28,218)               (23,810)
                                -------              --------              --------              ---------
                                 89,915     100%       64,678      94%      222,296      97%       194,998      82%
                                -------              --------              --------              ---------
Exited Lines
 North American ............         15                 5,609                 6,087                 41,353
 International .............       (131)               (1,205)                  (67)                 1,519
                                -------              --------              --------              ---------
                                   (116)     --         4,404       6         6,020       3         42,872      18
                                -------     ---      --------     ---      --------     ---      ---------     ---
   Total....................    $89,799     100%      $69,082     100%     $228,316     100%      $237,870     100%
                                =======     ===      ========     ===      ========     ===      =========     ===

                                PXRE GROUP LTD.

8. SEGMENT INFORMATION -- (CONTINUED)

   Underwriting income (loss) includes premiums earned, losses incurred and commission and brokerage, net of fee income, but does not include investment income, net realized investment gains or losses, interest expense, operating expenses or foreign exchange gains or losses.

UNDERWRITING INCOME (LOSS)


                                   THREE MONTHS ENDED SEPTEMBER 30,              NINE MONTHS ENDED SEPTEMBER 30,
                               -----------------------------------------    ------------------------------------------
                                      2004                   2003                  2004                   2003
                               -------------------    ------------------    -------------------    -------------------
($000S, EXCEPT PERCENTAGES)     AMOUNT     PERCENT     AMOUNT    PERCENT     AMOUNT     PERCENT     AMOUNT     PERCENT
                               ---------   -------    --------   -------    ---------   -------    ---------   -------
Catastrophe and Risk Excess
 North American ...........    $ (11,405)             $ 15,332              $  19,589              $  32,987
 International ............      (37,419)               39,233                 35,984                115,352
 Excess of Loss Cessions ..       (6,259)               (7,686)               (25,391)               (26,403)
                               ---------              --------              ---------              ---------
                                 (55,083)     74%       46,879     148%        30,182      334%      121,936     134%
                               ---------              --------              ---------              ---------
Exited Lines
 North American ...........      (19,694)              (12,507)               (25,995)               (25,846)
 International ............           36                (2,605)                 4,848                 (5,028)
                               ---------              --------              ---------              ---------
                                 (19,658)     26       (15,112)    (48)      (21,147)     (234)     (30,874)     (34)
                               ---------     ---      --------     ---      ---------     ----     ---------     ---
Total......................     $(74,741)    100%      $31,767     100%        $9,035      100%      $91,062     100%
                               =========     ===      ========     ===      =========     ====     =========     ===


   The following table reconciles the net underwriting income (loss) for the operating segments to income (loss) before income taxes and cumulative effect of accounting change as reported in the Consolidated Statements of Operations and Comprehensive Operations.


                                                                                          THREE MONTHS ENDED     NINE MONTHS ENDED
                                                                                            SEPTEMBER 30,          SEPTEMBER 30,
($000'S)                                                                                  ------------------    -------------------
                                                                                           2004        2003       2004       2003
                                                                                         --------    -------    --------   --------
Net underwriting (loss) income .......................................................   $(74,741)   $31,767    $  9,035   $ 91,062
Net investment income ................................................................      5,157      5,994      16,941     20,026
Net realized investment (losses) gains ...............................................        (40)       502          11        611
Other operating expenses .............................................................     (8,272)    (9,788)    (30,760)   (29,451)
Foreign exchange gains (losses) ......................................................        382       (927)         22       (676)
Interest expense .....................................................................     (3,817)        --     (10,947)    (2,504)
Minority interest in consolidated subsidiaries .......................................         --     (2,817)         --     (7,350)
Other ................................................................................         --         --          --        (22)
                                                                                         --------    -------    --------   --------
(Loss) income before income taxes, cumulative effect of accounting change and
  convertible preferred share dividends...............................................   $(81,331)   $24,731    $(15,698)  $ 71,696
                                                                                         ========    =======    ========   ========

                                PXRE GROUP LTD.

9. SUBORDINATED DEBT

   Trust preferred securities were classified as minority interest in consolidated subsidiaries prior to 2004. Trust preferred securities are mandatorily redeemable subordinated debt securities issued to separate special purpose trusts holding solely those securities. As discussed in Note 2, following the implementation of SFAS 150 and FIN 46 during the quarter ended March 31, 2004, these trusts are no longer consolidated and the securities issued to these trusts by PXRE (rather than the securities issued by the trusts as was done previously) are now classified as liabilities on PXRE's September 30, 2004 Consolidated Balance Sheet. The subordinated debt securities are as follows:


($000'S)                                            SEPTEMBER 30,   DECEMBER 31,
                                                        2004            2003
                                                    -------------   ------------
8.85% fixed rate due February 1, 2027 ..........      $102,638        $ 94,341
7.35% fixed/floating rate due May 15, 2033 .....        18,042          17,500
9.75% fixed rate due May 23, 2033 ..............        15,464          15,000
7.70% fixed/floating rate due October 29, 2033 .        20,619          20,000
7.58% fixed/floating rate due September 30,
  2033..........................................        10,310          10,000
                                                      --------        --------
                                                      $167,073        $156,841
                                                      ========        ========


   The 8.85% fixed rate capital trust pass-through securities pay interest semi-annually and are redeemable by PXRE from February 1, 2007 at 104.180% declining to 100.418% at February 1, 2016, and at par thereafter. The 7.35% fixed/floating rate capital trust pass-through securities initially pay interest quarterly at a fixed rate of 7.35% for 5 years and then at a floating rate of 3 month LIBOR plus 4.1% reset quarterly thereafter, and are redeemable by PXRE at par on or after May 15, 2008. The 9.75% fixed rate capital trust pass-through securities pay interest quarterly and are redeemable by PXRE from May 23, 2008 at 104.875% declining to 100.975% at May 23, 2013, and at par thereafter. The 7.70% fixed/floating rate capital trust pass-through securities initially pay interest quarterly at a rate of 7.70% for 5 years and then at a floating rate of 3 month LIBOR plus 3.85% reset quarterly thereafter, and are redeemable by PXRE at par on or after October 29, 2008. The 7.58% fixed/floating rate capital trust pass-through securities initially pay interest quarterly at a rate of 7.58% for 5 years and then at a floating rate of 3 month LIBOR plus 3.90% reset quarterly thereafter, and are redeemable by PXRE at par on or after September 30, 2008.

   PXRE has the option to defer interest payments on the capital trust pass-through securities and redeem them earlier than the due dates, subject to limits and penalties as set out in the relevant indentures.

                                PXRE GROUP LTD.

10. EMPLOYEE BENEFITS

   The qualified and non-qualified defined benefit pension plans were curtailed effective March 31, 2004.

   The components of net pension expense for these company-sponsored plans are as follows:


                                                                                         THREE MONTHS ENDED      NINE MONTHS ENDED
                                                                                            SEPTEMBER 30,          SEPTEMBER 30,
($000'S)                                                                                    -------------        --------------
                                                                                            2004     2003        2004     2003
                                                                                           -----    -----        -----   ------
COMPONENTS OF NET PERIODIC COST:
 Service cost ..........................................................................   $  --    $ 245        $ 303   $  734
 Interest cost .........................................................................      93      139          322      416
 Expected return on assets .............................................................    (109)    (110)        (321)    (323)
 Amortization of prior service costs ...................................................      --       50           68      151
 Recognized net actuarial costs ........................................................      --      (11)          --      (33)
 Settlement ............................................................................     723       --          723       --
 Curtailment ...........................................................................      --      152         (486)     449
                                                                                           -----    -----        -----   ------
Net periodic benefit costs .............................................................   $ 707    $ 465        $ 609   $1,394
                                                                                           =====    =====        =====   ======


   During the nine months ended September 30, 2004, the Company made no contributions to its pension plans and expects no significant contributions during 2004.

11. CONTINGENCIES

   In April 2000, PXRE Reinsurance entered into an aggregate excess of loss retrocessional reinsurance agreement (the "XOL Retro Treaty") with Lumbermens Mutual Casualty Company ("LMC"). In the XOL Retro Treaty, PXRE Reinsurance reinsured a portfolio of treaties underwritten by a former business unit of LMC, which had been divested. Pursuant to this XOL Retro Treaty, PXRE Reinsurance agreed to indemnify LMC for losses in excess of a 75% paid loss ratio on this underlying portfolio of treaties up to a 100% paid loss ratio, subject to an aggregate limit of liability of $50.0 million. The latest loss reports related to the XOL Retro Treaty provided by LMC forecast an ultimate net loss ratio in excess of 100%, which could result in a full limit loss to PXRE.

   In June 2003, PXRE Reinsurance performed an audit of this portfolio of treaties reinsured under the XOL Retro Treaty. As a result of this audit, management identified problems and believes that LMC defrauded PXRE, breached its duty of utmost good faith, and breached its contractual obligations and fiduciary duties under the agreement. PXRE Reinsurance therefore filed suit against LMC on July 24, 2003 in a United Stated District Court seeking rescission of the agreement and/or compensatory and punitive damages.

   Recently, the court granted partial summary judgment to LMC and dismissed PXRE Reinsurance's fraud claims and breach of the duty of utmost good faith arising out of alleged misconduct by LMC prior to the binding of the XOL Retro Treaty. PXRE Reinsurance disagrees with the court's decision. PXRE Reinsurance is filing a motion for reconsideration based upon recent deposition testimony by the former president of the subject former LMC business unit which had not been considered by the court prior to its decision on LMC's motion. If that motion is unsuccessful, PXRE Reinsurance intends to seek to appeal the order to the United States Court of Appeals for the Seventh Circuit.

   The court did not address PXRE Reinsurance's breach of contract claims and allegations arising out of LMC's post-binding activity and such claims remain pending.

   Unless the court order is reconsidered or overturned on appeal, rescission may no longer be available as a remedy in our suit against LMC. At this stage of the lawsuit, it is difficult to estimate the scope and amount of potential damages relating to PXRE Reinsurance's breach of contract claims. We have therefore recorded

                                PXRE GROUP LTD.

11. CONTINGENCIES -- (CONTINUED)

additional loss reserves of $14.7 million relating to the XOL Retro Treaty as of September 30, 2004, which is equal to the remaining portion of the $50.0 million aggregate limit of liability under the XOL Retro Treaty. Accordingly, PXRE Reinsurance will have no exposure to additional losses relating to the contract. This results in a negative after tax impact of $9.6 million on earnings in the quarter ended September 30, 2004.

   Although the ultimate outcome of the litigation cannot presently be determined, management believes that PXRE Reinsurance's claims are meritorious and intends to continue to prosecute its suit.

PROSPECTUS

                                PXRE GROUP LTD.

                                DEBT SECURITIES

                                 COMMON SHARES

                                PREFERRED SHARES

                               DEPOSITARY SHARES

                                    WARRANTS


   PXRE Group Ltd. may offer from time to time debt securities, common shares, preferred shares, depositary shares and warrants, together or separately, in one or more series, and the selling shareholders may from time to time offer up to 12,981,646 common shares, issuable upon conversion of Class A Common Shares, Class B Common Shares and Class C Common Shares, which are issuable upon the conversion of issued and outstanding Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares held by the selling shareholders with an aggregate offering price of $297,669,142.78. We will not receive any proceeds from sales of common shares by the selling shareholders. This prospectus describes the general terms of these securities and the general manner in which we and the selling shareholders will offer the securities. The specific terms of any securities we or the selling shareholders offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we and the selling shareholders will offer the securities. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

   As used in this prospectus, except as otherwise specified, the terms "PXRE," "we," "us" and "our" refer to PXRE Group Ltd. Our common shares are listed on the New York Stock Exchange, Inc. under the symbol "PXT." The closing price of our common shares was $23.00 per share on August 3, 2004.

   INVESTING IN OUR SECURITIES INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 AND THE ADDITIONAL RISK FACTORS, IF ANY, INCLUDED IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT.

                            ------------------------


   Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

                    THIS PROSPECTUS IS DATED AUGUST 9, 2004.

NO OFFERED SECURITIES MAY BE OFFERED OR SOLD IN BERMUDA AND OFFERS MAY ONLY BE ACCEPTED FROM PERSONS RESIDENT IN BERMUDA, FOR BERMUDA EXCHANGE CONTROL PURPOSES, WHERE SUCH OFFERS HAVE BEEN DELIVERED OUTSIDE BERMUDA. PERSONS RESIDENT IN BERMUDA, FOR BERMUDA EXCHANGE CONTROL PURPOSES, MAY REQUIRE THE PRIOR APPROVAL OF THE BERMUDA MONETARY AUTHORITY IN ORDER TO ACQUIRE ANY OFFERED SECURITIES.

                               TABLE OF CONTENTS

                                                                            PAGE
Summary .................................................................     1
Where You Can Find More Information .....................................     4
Risk Factors ............................................................     5
Cautionary Statement Regarding Forward-Looking Statements ...............    20
Consolidated Ratios of Earnings to Fixed Charges and Earnings to
  Fixed Charges and Preferred Share Dividends ...........................    21
Use of Proceeds .........................................................    22
PXRE Group Ltd ..........................................................    22
Description of Debt Securities ..........................................    23
Description of Warrants .................................................    35
Description of Share Capital ............................................    36
Description of the Depositary Shares ....................................    48
Forms of Securities .....................................................    51
Selling Shareholders ....................................................    53
Plan of Distribution ....................................................    55
Legal Matters ...........................................................    56
Experts .................................................................    56
Certain ERISA Considerations ............................................    57
Bermuda Monetary Authority ..............................................    58
Unenforceability of Certain United States Judgments .....................    59
Difference in Corporate Laws ............................................    59

                                    SUMMARY


   We may offer any of the following securities: debt securities, common shares, preferred shares, depositary shares and warrants. In addition, the selling shareholders may offer common shares from time to time in one or more offerings. The following summary describes these securities in general terms only. You should read the summary together with the more detailed information contained in the rest of this prospectus and the applicable prospectus supplement.

PXRE GROUP LTD...................      PXRE Group Ltd. is a holding company
                                       organized in Bermuda. We provide
                                       reinsurance products and services to a
                                       worldwide marketplace through subsidiary operations in the United States, Europe, Bermuda and Barbados. Our primary focus is providing property catastrophe reinsurance and retrocessional coverage to a worldwide group of clients. Our common shares, par value $1.00 per share, are listed on the New York Stock
                                       Exchange, Inc. under the symbol "PXT."
                                       Our principal executive offices are
                                       located at Swan Building, PXRE House, 110
                                       Pitts Bay Rd, Pembroke HM 208, Bermuda,
                                       telephone: (441) 296-5858.

DEBT SECURITIES..................      Our debt securities offered by this
                                       prospectus may be senior or subordinated in priority of payment to our existing and future debt obligations. We will provide a prospectus supplement that describes the ranking, whether senior or subordinated, the specific designation, the aggregate principal amount, the purchase price, the maturity, the redemption terms, the interest rate or manner of calculating the interest rate, the time of payment of interest, if any, the terms for any conversion or exchange, including the terms relating to the adjustment of any conversion or exchange mechanism, the listing, if any, on a securities exchange and any other specific terms of the offered debt securities.

                                       The senior and subordinated debt
                                       securities will be issued under separate indentures between us and a U.S. banking institution as trustee. The senior and subordinated debt indentures will not limit the amount of other indebtedness or debt securities, other than certain secured indebtedness, that we or our subsidiaries may issue. We have summarized the general features of the indentures under the heading "Description of Debt Securities." We encourage you to read the indentures, which are exhibits to the registration statement of which this prospectus forms a part.

COMMON SHARES....................      We may sell our common shares, par value
                                       $1.00 per share, in one or more
                                       offerings. In a prospectus supplement, we will describe the specific terms of the offering of common shares including, where applicable, the number of shares to be offered, the offering price or prices to the extent permitted by applicable law, whether the common shares will be issued in certificated or book entry form, information with respect to any book-entry procedures, and any additional terms of the common shares which are not consistent with the provisions of our bye-laws.

                                       In addition, up to 12,981,646 common
                                       shares may be sold from time to time in
                                       one or more offerings pursuant to the
                                       registration statement of which this
                                       prospectus forms a part by the selling
                                       shareholders. Such common shares are
                                       common shares to be issued upon
                                       conversion of the convertible preferred
                                       shares issued and outstanding prior to
                                       August 3, 2004. We will not receive any
                                       proceeds from sales of common shares sold by the selling shareholders.

                                       Each time a selling shareholder sells
                                       common shares, we will provide, if
                                       required, a supplement to this prospectus that contains specific information about the offering.

                                       In accordance with the requirements of
                                       the Securities and Exchange Commission,
                                       we also are registering outstanding
                                       convertible preferred shares and
                                       convertible common shares into which the convertible preferred shares convert. The convertible preferred shares are held by the selling shareholders. The selling shareholders do not intend to offer for resale either the convertible preferred shares or any convertible common shares, and have entered into an agreement with us not to do so.

WARRANTS.........................      We may sell warrants to purchase our
                                       common shares or preferred shares. In a
                                       prospectus supplement, we will specify
                                       the type of warrant and inform you of the exercise price and other specific terms of the warrants.

PREFERRED SHARES.................      We may sell our preferred shares, par
                                       value $1.00 per share, in one or more
                                       series. In a prospectus supplement, we
                                       will describe the specific designation,
                                       the aggregate number of shares offered,
                                       the dividend rate or manner of
                                       calculating the dividend rate, the
                                       dividend periods or manner of calculating the dividend periods, the stated value of the shares of the series, the voting rights, if any, of the shares of the series, whether or not and on what terms the shares of the series will be convertible or exchangeable, whether and on what terms we can redeem the shares of the series, whether we will offer depositary shares representing shares of the series and, if so, the fraction or multiple of a preferred share represented by each depositary share, whether we will list the preferred shares or depositary shares on a securities exchange and any other specific terms of the series of preferred shares.

CONVERTIBLE PREFERRED SHARES.....      The selling shareholders hold convertible
                                       preferred shares, comprised of Series A
                                       Preferred Shares, Series B Preferred
                                       Shares and Series C Preferred Shares,
                                       which they purchased through a private
                                       placement or received as dividends. The
                                       convertible preferred shares convert upon sale into convertible common shares, which convert into common shares of the Company. The selling shareholders are not offering for resale any of the convertible preferred shares (or the convertible common shares issuable upon conversion thereof) in accordance with the terms of an agreement with us.

COVERTIBLE COMMON SHARES.........      Upon the conversion of convertible
                                       preferred shares which they hold, the
                                       selling shareholders will hold
                                       convertible common shares. The
                                       convertible common shares are comprised
                                       of three classes, Class A Common Shares,
                                       Class B Common Shares and Class C Common
                                       Shares. The convertible common shares
                                       convert upon sale into common shares of
                                       the Company. The selling shareholders are not offering for resale any of the convertible common shares they will hold in accordance with the terms of an agreement with us.

TERMS SPECIFIED IN PROSPECTUS
SUPPLEMENTS......................      When we decide to sell particular
                                       securities, or when one or more of the
                                       selling shareholders decides to sell
                                       common shares hereunder, we will prepare a prospectus supplement describing the securities offering and the specific terms of the securities. You should carefully read this prospectus and the applicable prospectus supplement.

                                       We will offer our debt securities, common shares, preferred shares, depositary shares and warrants to investors on terms determined by market and other conditions. Our securities may be sold for U.S. dollars or foreign currency. Principal of, and any premium or interest on, debt securities and cash amounts payable under warrants may be payable in U.S. dollars or foreign currency, as we specifically designate in the related prospectus supplement.

                                       In any prospectus supplement we prepare, we will provide the name of and compensation to each dealer, underwriter or agent, if any, involved in the sale of the securities being offered and the managing underwriters for any securities sold to or through underwriters. Any underwriters, including managing underwriters, dealers or agents in the United States may include affiliates of ours.

STRUCTURAL SUBORDINATION; OUR
RECEIPT OF CASH FROM OUR
SUBSIDIARIES MAY BE RESTRICTED...      The debt securities, preferred shares and
                                       warrants that may be offered under this
                                       prospectus are unsecured senior or
                                       subordinated obligations of ours, but our assets consist primarily of equity in our subsidiaries. As a result, our ability to make payments on our debt securities and/or pay dividends on our preferred shares depends upon our receipt of dividends, loan payments and other funds from our subsidiaries. In addition, if any of our subsidiaries becomes insolvent, the direct creditors of that subsidiary will have a prior claim on its assets, and our rights and the rights of our creditors, including your rights as an owner of our debt securities, warrants, or preferred shares, will be subject to that prior claim, unless we are also a direct creditor of that subsidiary. This subordination of creditors of a parent company to prior claims of creditors of its subsidiaries is commonly referred to as structural subordination.

                                       In addition, various statutes and
                                       regulations restrict some of our
                                       subsidiaries from paying dividends or
                                       making loans or advances to us. These
                                       restrictions could prevent those
                                       subsidiaries from paying the cash to us
                                       that we need in order to pay you. These
                                       restrictions include:

                                       o  insurance laws and regulations
                                          restricting the maximum amount of
                                          dividends or other distributions that
                                          PXRE Reinsurance (Barbados) Ltd.,
                                          which we call "PXRE Barbados," PXRE
                                          Reinsurance Company, which we call
                                          "PXRE Reinsurance," and PXRE
                                          Reinsurance Ltd., which we call "PXRE
                                          Bermuda," may declare or pay within a
                                          certain period without regulatory
                                          approval, and

                                       o  the minimum capital requirements under
                                          the laws of Bermuda and Barbados, and
                                          state laws of certain U.S.
                                          jurisdictions, and the rules of some
                                          exchanges and other regulatory bodies,
                                          which apply to some of our principal
                                          subsidiaries, such as PXRE Barbados,
                                          PXRE Bermuda and PXRE Reinsurance.

                      WHERE YOU CAN FIND MORE INFORMATION


   We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, the SEC maintains a website that contains reports, proxy statements and other information that we electronically file. The address of the SEC's website is http://www.sec.gov.

   This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities we and the selling shareholders are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are summaries and do not contain all the information that may be important to you. You should review the complete document to evaluate these statements.

   Our common shares, par value $1.00 per share, are listed on the New York Stock Exchange, Inc. under the symbol "PXT." You may inspect reports, proxy statements and other information concerning us and our consolidated subsidiaries at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

   The SEC allows us to incorporate by reference much of the information we file with it, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information in the documents that is deemed not to be filed) after the date of this prospectus until we complete our offering of the securities to be issued under the registration statement or, if later, the date on which any of our affiliates cease offering and selling these securities:

     (a) Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (SEC file number 1-15259);

     (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004;

     (c) Current Reports on Form 8-K filed on March 26, 2004, May 18, 2004, July 1, 2004 and August 4, 2004 (SEC File number regarding Items 5 and 7); and

     (d) The description of the common shares contained in our registration statement on Form 8-A filed on August 23, 1999 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating the description.

   We are not, however, incorporating by reference any documents or portions thereof that are not deemed "filed" with the SEC, including any information furnished pursuant to Items 9 or 12 of Form 8-K. You can request a copy of these documents, excluding exhibits, at no cost, by writing or telephoning us at the following address:

                                   PXRE House
                                110 Pitts Bay Rd
                                Pembroke HM 208
                                    Bermuda
                              Attention: Treasurer
                                 (441) 296-5858

                                  RISK FACTORS


   An investment in our securities involves a number of risks. You should carefully consider the following information about these risks, together with the other information contained or incorporated by reference in this prospectus, before investing in our securities. The risks and uncertainties described below are not the only ones we face. However, these are the risks our management believes are material. Additional risks not presently known to us or that we currently deem immaterial may also impair our business or results of operations. Any of the risks described below could result in a significant or material adverse effect on our results of operations or financial condition, and a corresponding decline in the market price of our securities. You could lose all or part of your investment. The prospectus supplement applicable to each type or series of securities we offer will contain a discussion of the risks applicable to an investment in the particular securities we are offering under the prospectus supplement.

BECAUSE OF EXPOSURE TO CATASTROPHES, OUR FINANCIAL RESULTS MAY VARY SIGNIFICANTLY FROM PERIOD TO PERIOD.

   As a reinsurer of property catastrophe-type coverages in the worldwide marketplace, our operating results in any given period depend to a large extent on the number and magnitude of natural and man-made catastrophes such as hurricanes, windstorms, hailstorms, earthquakes, volcanic eruptions, fires, industrial explosions, freezes, riots and floods. For example, the terrorist attacks on September 11, 2001 resulted in a $35.3 million net loss, after tax, in the third quarter of 2001, which subsequently decreased to a $34.4 million net loss, after tax, by June 30, 2004. While we may, depending on market conditions, purchase catastrophe retrocessional coverage for our own protection, the occurrence of one or more major catastrophes in any given period could nevertheless have a material adverse impact on our results of operations and financial condition and result in substantial liquidation of investments and outflows of cash as losses are paid.

WE MAY BE OVEREXPOSED TO LOSSES IN CERTAIN GEOGRAPHIC AREAS FOR CERTAIN TYPES OF CATASTROPHE EVENTS.

   As we underwrite risks from a large number of insurers based on information generally supplied by reinsurance brokers, we may develop a concentration of exposure to loss in certain geographic areas prone to specific types of catastrophes. For example, we are significantly exposed to losses arising from hurricanes in the southeastern United States, earthquakes in California, the midwest United States and Japan, and to windstorms in northern Europe. We have developed systems and software tools to monitor and manage the accumulation of our exposure to such losses and have established guidelines for maximum tolerable losses from a single event or multiple catastrophic events based on historical data. However, no assurance can be given that these maximums will not be exceeded in some future catastrophe.

WE OPERATE IN A HIGHLY COMPETITIVE ENVIRONMENT.

   The reinsurance industry has been consolidating in recent years through mergers and other acquisitions. We compete with numerous companies, many of which have substantially greater financial, marketing and management resources. The level of competition has increased in the wake of the September 11, 2001 terrorist attacks with the formation of a number of large and well-capitalized Bermuda reinsurance companies. In addition, a number of our pre-existing competitors were successful in raising substantial levels of additional capital. Although we increased our capital as well, we remain smaller than most of our competitors.

   In particular, we compete with reinsurers that provide property-based lines of reinsurance, such as ACE Tempest Reinsurance Ltd., Arch Reinsurance Ltd., Aspen Insurance Holdings Limited, AXIS Reinsurance Company, Converium Reinsurance (North America), Inc., Endurance Specialty Insurance Ltd., Everest Reinsurance Company, IPC Re Limited, Lloyd's of London syndicates, Montpelier Reinsurance Ltd., Munich Reinsurance Company, Partner Reinsurance Company Ltd., Platinum Underwriters Reinsurance, Inc., Renaissance Reinsurance Ltd., Swiss Reinsurance Company and XL Re Ltd. Competition varies depending on the type of business being insured or reinsured and whether we are in a leading position or acting on a following basis.

REINSURANCE PRICES MAY DECLINE, WHICH COULD AFFECT OUR PROFITABILITY.

   Demand for reinsurance depends on numerous factors, including the frequency and severity of catastrophic events, levels of capacity, general economic conditions and underwriting results of primary property insurers. The supply of reinsurance is related to prevailing prices, recent loss experience and levels of surplus capacity. All of these factors fluctuate and may contribute to price declines generally in the reinsurance industry. Our recent, and anticipated, growth relates in part to improved industry pricing. Premium rates or other terms and conditions of trade may vary in the future. If any of these factors were to cause the demand for reinsurance to fall or the supply to rise, our profitability could be adversely affected.

UNDERWRITING REINSURANCE INCLUDES THE APPLICATION OF JUDGMENT, THE ASSESSMENT OF PROBABILITIES AND OUTCOMES, AND ASSUMPTION OF CORRELATIONS, WHICH ARE SUBJECT TO INHERENT UNCERTAINTIES; RESERVING FOR LOSSES INCLUDES SIGNIFICANT ESTIMATES, WHICH ARE ALSO SUBJECT TO INHERENT UNCERTAINTIES.

   Our success is dependent upon our ability to assess accurately the risks associated with the businesses that we insure and reinsure. Claim reserves represent estimates involving actuarial and statistical projections, at a given point in time, of our expectations of the ultimate settlement and administration costs of claims incurred. We utilize actuarial models as well as historical insurance industry loss development patterns to assist in the establishment of appropriate claim reserves. In our casualty and finite business, given our limited experience we do not have established historical loss development patterns that can be used to establish these loss liabilities. For these lines of business, we rely on loss development patterns that have been estimated from industry or client data, which may not accurately represent the true development pattern for the business we wrote. For property lines of business, reserves may differ from ultimate settlement values dues to the infrequency of some types of catastrophe losses, the incompleteness of information in the wake of a major catastrophe and delay in receiving that information. Actual claims and claim expenses paid may deviate, perhaps substantially, from the reserve estimates reflected in our financial statements.

   If our claim reserves are determined to be inadequate, we will be required to increase claim reserves at the time of such determination with a corresponding reduction in our net income in the period in which the deficiency is rectified. It is possible that claims in respect of events that have occurred could exceed our claim reserves and have a material adverse effect on our results of operations, in a particular period, or our financial condition in general. As a compounding factor, although most insurance contracts have policy limits, the nature of property and casualty insurance and reinsurance is that losses can exceed policy limits for a variety of reasons and could significantly exceed the premiums received on the underlying policies, thereby further adversely affecting our financial condition.

A DECLINE IN THE RATING ASSIGNED TO OUR CLAIM-PAYING ABILITY MAY IMPACT OUR POTENTIAL TO WRITE NEW AND RENEWAL BUSINESS.

   The property catastrophe reinsurance market is highly sensitive to the ratings assigned by the rating agencies. If either of Standard & Poor Ratings Services, a division of the McGraw-Hill Companies, Inc., which we refer to as "S&P," or A.M. Best Company, an independent insurance industry rating organization, were to downgrade us, such downgrade would likely have a material negative impact on our ability to expand our reinsurance portfolio and renew all of our existing reinsurance agreements, especially if we were to be downgraded more than one level from the "A" category to the "B" category. In 1999, we were downgraded from A+ to A, which downgrade was considered by us to have no material effect on our core short tail property business. Although impossible to quantify, we believe the downgrade did have some impact on our ability to expand the direct casualty reinsurance business that we have since discontinued.

A DECLINE IN OUR RATINGS MAY REQUIRE US TO TRANSFER PREMIUMS RETAINED BY US INTO A BENEFICIARY TRUST.

   Certain of our ceded excess of loss reinsurance contracts require us to transfer premiums currently retained by us on a funds withheld basis into a trust for the benefit of the reinsurers if A.M. Best were to downgrade us below "A-." In addition, certain of our other ceded excess of loss reinsurance contracts contain provisions that give the reinsurer the right to cancel the contract and require us to pay a termination fee. The amount of the termination fee would be dependent upon various factors, including level of loss activity.

A DECLINE IN OUR RATINGS MAY ALLOW CLIENTS TO TERMINATE THEIR CONTRACTS WITH
US.

   It is increasingly common for our assumed reinsurance contracts to contain terms that would allow our clients to cancel the contract if we are downgraded below various rating levels by one or more rating agencies and a majority of our contracts now contain such clauses. Typically such cancellation clauses are triggered if A.M. Best or S&P were to downgrade us below "A-." Currently our rating is "A" by A.M. Best and S&P. Whether a client would exercise such rights would depend, among other things, on the reasons for such a downgrade, the extent of the downgrade, the prevailing market conditions, the degree of unexpired coverage, and the pricing and availability of replacement reinsurance coverage. We cannot predict in advance whether and how many of our clients would actually exercise such rights or what effect such cancellations would have on our financial condition or future prospects, but such an effect could potentially be materially adverse. A downgrade, therefore, could result in a substantial loss of business if insurers, ceding companies and brokers that place such business move to other insurers and reinsurers with higher ratings. With respect to new or renewed contracts, at January 1, 2004, 54% (by premium volume) contain provisions allowing clients additional rights upon a decline in our ratings.

OUR INVESTMENT PORTFOLIO IS SUBJECT TO SIGNIFICANT MARKET AND CREDIT RISKS WHICH COULD RESULT IN AN ADVERSE IMPACT ON OUR FINANCIAL POSITION OR RESULTS.

   Our invested assets consist primarily of debt instruments with fixed maturities, short-term investments, a diversified portfolio of hedge funds and, to a lesser extent, interests in mezzanine bond and equity limited partnerships, and short-term investments. At June 30, 2004, 87% of the Company's investment portfolio consisted of fixed maturities and short-term investments and 13% consisted of hedge funds and other investments. These investments are subject to market-wide risks and fluctuations as well as to risks inherent in particular securities. Although we seek to preserve our capital, we have invested in a portfolio of hedge funds and other privately held securities. These investments are designed to provide diversification of risk; however, such investments entail substantial risks. There can be no assurance that our investment objectives will be achieved, and results may vary substantially over time. In addition, although we seek to employ investment strategies that are not correlated with our reinsurance exposures, losses in our investment portfolio may occur at the same time as underwriting losses and, therefore, exacerbate such losses' adverse effect on us.

   Risks Related to our Fixed Maturity Investments. We are exposed to potential losses from the risks inherent in our fixed maturity investments. The two most significant risks inherent in our fixed income portfolio are interest rate risk and credit risk:

   o Interest Rate Risk

   Our principal fixed maturity market risk exposure is to changes in U.S. interest rates. Changes in interest rates may affect the fair value of our fixed maturity portfolio, borrowings (in the form of trust preferred securities) and a related interest rate swap. Our holdings subject us to exposures in the treasury, municipal, and various asset-backed sectors. Changes in interest rates could also cause a potential underperformance in our finite coverages and shortfalls in cash flows necessary to pay fixed rate amounts due to finite contract counterparties.

   o Credit Risk

   We are also exposed to potential losses from changes in probability of default and from defaulting counter-parties with respect to our investments. A majority of our investment portfolio consists of fixed maturities and short-term investments rated "A2" or "A" or better by Moody's Investors Service, Inc., or S&P. Our investment portfolio also contains privately held fixed maturities that are not traded on a recognized exchange. A deterioration in the credit quality of our investments or our inability to liquidate any of our privately held investments promptly could have an adverse effect on our financial condition.

   Risks Related to our Hedge Fund Investments. We are exposed to potential losses from the risks inherent in our portfolio of hedge funds. Our investment policies with respect to our hedge fund investments generally do not restrict us from participating in particular markets, strategies or investments. Further, our hedge fund investments may generally be deployed and redeployed in whatever investment strategies are deemed appropriate under prevailing economic and market conditions in an attempt to achieve capital appreciation, including, if appropriate, a concentration of investments in a relatively small group of strategies or hedge fund managers.

THE THREE MOST SIGNIFICANT RISKS INHERENT IN OUR HEDGE FUND PORTFOLIO ARE LIQUIDITY RISK, CREDIT RISK AND MARKET RISK:

   o Liquidity Risk

   Liquidity risk exists in the hedge fund portfolio in that there are delays between giving notice to redeem a hedge fund investment and receiving proceeds. The redemption terms are defined in the offering documents and generally require notice periods and time scales for settlement. We remain at risk during the notice period, which typically specifies a month or quarter end reference point at which to calculate redemption proceeds. The risk also exists that a hedge fund may be unable to meet its redemption obligations. A hedge fund may be faced with excessive redemption notices and illiquid underlying investments.

   o Credit Risk

   Credit risk exists in the hedge fund portfolio where hedge funds are net long in a particular security, or group of correlated securities. Where a hedge fund is net long in a security that defaults, or suffers an adverse credit event, we are exposed to loss. Our exposure to any individual hedge fund is limited to the carrying value of the investment, and we invest in a diversified portfolio of hedge funds that utilize different strategies and markets, to reduce this risk. However, different hedge funds in the portfolio may be net long in the same or correlated securities at the same time, which could have an adverse effect on the value of the portfolio and thus our financial condition.

   o Market Risk

   We invest in hedge funds that trade in securities using strategies that are generally market neutral. The hedge fund investments do not generally benefit from rising equity or bond markets, and have demonstrated historically low correlation of returns to equity market indices. However, the hedge funds may maintain leveraged net long positions, and this can expose us to market risks.

BECAUSE WE DEPEND ON A FEW REINSURANCE BROKERS FOR A LARGE PORTION OF REVENUE, LOSS OF BUSINESS PROVIDED BY THEM COULD ADVERSELY AFFECT US.

   We market our reinsurance products worldwide exclusively through reinsurance brokers. Four, five and four brokerage firms accounted for approximately 78%, 84% and 60%, of our gross premiums written for the years ended December 31, 2003, 2002, and 2001, respectively. Approximately 27%, 21%, 16%, and 15% of gross premiums written in fiscal year 2003 were arranged through Benfield
Greig Ltd., the worldwide branch offices of Guy Carpenter & Company, Inc. (a subsidiary of Marsh & McLennan Companies, Inc.), Willis Re. Inc. and Aon Group Ltd., respectively. Loss of all or a substantial portion of the business provided by these brokers could have a material adverse effect on our business.

OUR RELIANCE ON REINSURANCE BROKERS EXPOSES US TO THEIR CREDIT RISK.

   In accordance with industry practice, we frequently pay amounts owed on claims under our policies to reinsurance brokers, and these brokers, in turn, pay these amounts over to the insurers that have reinsured a portion of their liabilities with us (we refer to these insurers as ceding insurers). In some jurisdictions, if a broker fails to make such a payment, we might remain liable to the ceding insurer for the deficiency. Conversely, in certain jurisdictions, when the ceding insurer pays premiums for these policies to reinsurance brokers for payment over to us, these premiums are considered to have been paid and the ceding insurer will no longer be liable to us for those amounts, whether or not we have actually received the premiums. We are aware of one instance in recent years, involving an insignificant amount in which a broker did not forward premiums to us. Consequently, in connection with the settlement of reinsurance balances, we assume a degree of credit risk associated with brokers around the world.

WE MAY BE ADVERSELY AFFECTED BY FOREIGN CURRENCY FLUCTUATIONS.

   Although our functional currency is the U.S. dollar, premium receivables and loss reserves include business denominated in currencies other than U.S. dollars. We are exposed to the possibility of significant claims in currencies other than U.S. dollars. We may, from time to time, experience losses resulting from fluctuations in the values of these non-U.S. currencies, which could adversely affect our operating results. While we hold positions denominated in foreign currencies to mitigate, in part, the effects of currency fluctuations on our results of operations, we currently do not hedge our currency exposures before a catastrophic event that may produce a claim.

RETROCESSIONAL REINSURANCE SUBJECTS US TO CREDIT RISK AND MAY BECOME UNAVAILABLE ON ACCEPTABLE TERMS.

   In order to limit the effect of large and multiple losses upon our financial condition, we buy reinsurance for our own account. This type of insurance is known as retrocessional reinsurance. From time to time, market conditions have limited, and in some cases have prevented reinsurers from obtaining, the types and amounts of reinsurance which they consider adequate for their business needs. Accordingly, we may not be able to obtain our desired amounts of retrocessional reinsurance. In addition, even if we are able to obtain such retrocessional reinsurance, we may not be able to negotiate terms as favorable to us as in prior years. In difficult market conditions, pricing for our retrocessional reinsurance products may improve, but conversely, obtaining retrocessional reinsurance for our own account on favorable terms can become more difficult.

   A retrocessionaire's insolvency or its inability or unwillingness to make payments under the terms of a retrocessional reinsurance treaty with us could have a material adverse effect on us. Therefore our retrocessions subject us to credit risks because the ceding of risk to retrocessionaires does not relieve us of our liability to our clients. In the event that we cede business to a retrocessionaire, we must still pay on claims of our cedent even if we are not paid by the retrocessionaire.

OUR INABILITY TO PROVIDE THE NECESSARY COLLATERAL COULD AFFECT OUR ABILITY TO OFFER REINSURANCE IN CERTAIN MARKETS.

   PXRE Bermuda is not licensed or admitted as an insurer in any jurisdiction other than Bermuda. Because many jurisdictions do not permit insurance companies to take credit for reinsurance obtained from unlicensed or non-admitted insurers on their statutory financial statements unless appropriate security mechanisms are in place, we anticipate that our reinsurance clients will typically require PXRE Bermuda to post a letter of credit or other collateral. If we are unable to arrange for security on commercially reasonable terms, PXRE Bermuda could be limited in its ability to write business for certain of our clients.

THE INSURANCE AND REINSURANCE BUSINESS IS HISTORICALLY CYCLICAL, AND WE MAY EXPERIENCE PERIODS WITH EXCESS UNDERWRITING CAPACITY AND UNFAVORABLE PREMIUM RATES; CONVERSELY, WE MAY HAVE A SHORTAGE OF UNDERWRITING CAPACITY WHEN PREMIUM RATES ARE STRONG.

   Historically, insurers and reinsurers have experienced significant fluctuations in operating results due to competition, frequency and severity of catastrophic events, levels of capacity, general economic conditions and other factors. The supply of insurance and reinsurance is related to prevailing prices, the level of insured losses and the level of industry surplus which, in turn, may fluctuate in response to changes in rates of return on investments being earned in the insurance and reinsurance industry. As a result, the insurance and reinsurance business historically has been a cyclical industry characterized by periods of intense price competition due to excessive underwriting capacity as well as periods when shortages of capacity permitted favorable premium levels. Our recent, and anticipated, growth relates in part to improved industry pricing, but the supply of insurance and reinsurance may increase, either by capital provided by new entrants or by the commitment of additional capital by existing insurers or reinsurers, which may cause prices to decrease. Any of these factors could lead to an adverse effect on our profits. In addition to these considerations, changes in the frequency and severity of losses suffered by insureds and insurers may affect the cycles of the insurance and reinsurance business significantly, and we expect to experience the effects of such cyclicality.

RISKS RELATED TO REGULATION

REGULATORY CONSTRAINTS MAY RESTRICT OUR ABILITY TO OPERATE OUR BUSINESS.

   General. Our insurance and reinsurance subsidiaries may not be able to obtain or maintain necessary licenses, permits, authorizations or accreditations in locales where we currently engage in business or in new locales, or may be able to do so only at significant cost. In addition, we may not be able to comply fully with, or obtain appropriate exemptions from, the wide variety of laws and regulations applicable to insurance or reinsurance companies or holding companies. Failure to comply with or to obtain appropriate authorizations and/or exemptions under any applicable laws could result in restrictions on our ability to do business or certain activities that are regulated in one or more of the jurisdictions in which we operate and could subject us to fines and other sanctions, which could have a material adverse effect on our business.

   PXRE Bermuda. PXRE Bermuda is a registered Class 3 Bermuda insurance and reinsurance company. Among other matters, Bermuda statutes, regulations and policies of the Bermuda Monetary Authority, or "BMA" require PXRE Bermuda to maintain minimum levels of statutory capital, surplus and liquidity, to meet solvency standards, to obtain prior approval of ownership and transfer of shares and to submit to certain periodic examinations of its financial condition. These statutes and regulations may, in effect, restrict PXRE Bermuda's ability to write insurance and reinsurance policies, to make certain investments and to distribute funds.

   The offshore insurance and reinsurance regulatory environment has become subject to increased scrutiny in many jurisdictions, including the United States and various states within the United States. Compliance with any new laws or regulations regulating offshore insurers or reinsurers could have a material adverse effect on our business. In addition, although PXRE Bermuda does not believe it is or will be in violation of insurance laws or regulations of any jurisdiction outside Bermuda, inquiries or challenges to PXRE Bermuda's insurance or reinsurance activities may still be raised in the future.

   PXRE U.S. Subsidiaries. PXRE Corp. ("PXRE Delaware") and PXRE Reinsurance are subject to regulation under the insurance statutes of various U.S. states, including Connecticut, the domiciliary state of PXRE Reinsurance. The regulation and supervision to which PXRE Reinsurance is subject relates primarily to the standards of solvency that must be met and maintained, licensing requirements for reinsurers, the nature of and limitations on investments, deposits of securities for the benefit of a reinsured, methods of accounting, periodic examinations of the financial condition and affairs of reinsurers, the form and content of reports of financial condition required to be filed, reserves for losses and other matters. In general, such regulation is for the protection of the reinsureds and policyholders, rather than investors.

   In recent years, the U.S. insurance regulatory framework has come under increased federal scrutiny, and some state legislators have considered or enacted laws that may alter or increase state regulation of insurance and reinsurance companies and holding companies. Moreover, the National Association of Insurance Commissioners ("NAIC"), which is an association of the insurance commissioners of all 50 states and the District of Columbia, and state insurance regulators regularly reexamine existing laws and regulations.

   Barbados. PXRE Barbados is subject to regulation under Barbados' Insurance Act, 1996. Under the Barbados Act, PXRE Barbados may only pay a dividend out of the realized profits of the company and may not pay a dividend unless (a) after payment of the dividend it is able to pay its liabilities as they become due, and (b) the realizable value of its assets is greater than the aggregate value of its liabilities and (c) the stated capital accounts are maintained in respect of all classes of shares.

   PXRE Barbados is also required to maintain assets in an amount that permits it to meet the prescribed minimum solvency margin for the net premium income level of its business. In respect of its general insurance business, PXRE Barbados is required to maintain margins of solvency. PXRE Barbados is not required at the present time to maintain any additional statutory deposits or reserves relative to its business.

   Changes in the laws and regulations to which our insurance and reinsurance subsidiaries are subject or the interpretation of these laws and regulations could have a material adverse effect on our business or results of operations.

IF PXRE BERMUDA BECOMES SUBJECT TO INSURANCE STATUTES AND REGULATIONS IN JURISDICTIONS OTHER THAN BERMUDA OR THERE IS A CHANGE TO BERMUDA LAW OR REGULATIONS OR APPLICATION OF BERMUDA LAW OR REGULATIONS, THERE COULD BE A SIGNIFICANT AND NEGATIVE IMPACT ON OUR BUSINESS.

   As a registered Bermuda Class 3 insurer, PXRE Bermuda is subject to regulation and supervision in Bermuda. Bermuda insurance statutes, regulations and policies of the BMA require PXRE Bermuda to, among other things:

   o maintain a minimum level of capital, surplus and liquidity;

   o satisfy solvency standards;

   o restrict dividends and distributions;

   o obtain prior approval of ownership and transfer of shares;

   o maintain a principal office and appoint and maintain a principal representative in Bermuda; and

   o provide for the performance of certain periodic examinations of PXRE Bermuda and its financial condition.

   These statutes and regulations may, in effect, restrict our ability to write reinsurance policies, to distribute funds and to pursue our investment strategy.

   We do not presently intend that PXRE Bermuda will be admitted to do business in any jurisdiction in the United States, the United Kingdom or elsewhere (other than Bermuda). However, we cannot assure you that insurance regulators in the United States, the United Kingdom or elsewhere will not review the activities of PXRE Bermuda, or related companies or its agents and claim that PXRE Bermuda is subject to such jurisdiction's licensing requirements. If any such claim is successful and PXRE Bermuda must obtain a license, we may be subject to taxation in such jurisdiction. In addition PXRE Bermuda is subject to indirect regulatory requirements imposed by jurisdictions that may limit its ability to provide insurance or reinsurance. For example, PXRE Bermuda's ability to write insurance or reinsurance may be subject, in certain cases, to arrangements satisfactory to applicable regulatory bodies. Proposed legislation and regulations may have the effect of imposing additional requirements upon, or restricting the market for, alien insurers or reinsurers with whom domestic companies place business.

   Generally, Bermuda insurance statues and regulations applicable to PXRE Bermuda are less restrictive than those that would be applicable if it were governed by the laws of any state in the United States. In the past, there have been congressional and other initiatives in the United States regarding proposals to supervise and regulate insurers domiciled outside the United States. If in the future PXRE Bermuda becomes subject to any insurance laws of the United States or any state thereof or of any other jurisdiction, we cannot assure you that PXRE Bermuda would be in compliance with those laws or that coming into compliance with those laws would not have a significant and negative effect on PXRE Bermuda's business.

   The process of obtaining licenses is very time consuming and costly, and we may not be able to become licensed in a jurisdiction other than Bermuda, should we choose to do so. The modification of the conduct of our business resulting from our becoming licensed in certain jurisdictions could significantly and negatively affect our business. In addition our inability to comply with insurance statutes and regulations could significantly and adversely affect our business by limiting our ability to conduct business as well as subjecting us to penalties and fines.

   Because we are incorporated in Bermuda, we are subject to changes of Bermuda law and regulation that may have an adverse impact on our operations, including imposition of tax liability or increased regulatory supervision. In addition, we will be exposed to changes in the political environment in Bermuda. The Bermuda insurance and reinsurance regulatory framework recently has become subject to increased scrutiny in many jurisdictions, including in the United States and in various states within the United States. We cannot predict the future impact on our operations of changes in the laws and regulations to which we are or may become subject.

WE MAY BE UNABLE TO OBTAIN EXTENSIONS OF WORK PERMITS FOR OUR EMPLOYEES, WHICH MAY CAUSE OUR BUSINESS TO BE ADVERSELY AFFECTED.

   Under Bermuda law, non-Bermudians (other than spouses of Bermudians) may not engage in any gainful occupation in Bermuda without the specific permission of the appropriate government authority. The Bermuda government will issue a work permit for a specific period of time, which may be extended upon showing that, after proper public advertisements, no Bermudian (or spouse of a Bermudian) is available who meets the minimum standards for the advertised position. The Bermuda government has a policy that limits the duration of work permits to six years, subject to certain exemptions for key employees. Substantially all of our key officers, including our Chief Executive Officer, Chief Financial Officer, and key reinsurance underwriters are working in Bermuda under work permits that will expire over the next two years. The Bermuda government could refuse to extend these work permits. If any of our senior executive officers were not permitted to remain in Bermuda, our operations could be disrupted and our financial performance could be adversely affected.

RISKS RELATED TO THIS OFFERING

OUR STOCK PRICE AND TRADING VOLUME MAY BE SUBJECT TO SIGNIFICANT FLUCTUATIONS. WE ARE UNCERTAIN AS TO WHETHER A MORE ACTIVE TRADING MARKET IN OUR COMMON STOCK WILL DEVELOP FOLLOWING ANY OFFERING OF OUR COMMON SHARES. OUR STOCK PRICE AND TRADING VOLUME MAY FLUCTUATE IN RESPONSE TO A NUMBER OF EVENTS AND FACTORS, INCLUDING:

   o quarterly variations in our operating results;

   o changes in the market's expectations about our future operating results;

   o changes in financial estimates and recommendations by securities analysts concerning us or the reinsurance industry generally;

   o operating and stock price performance of other companies that investors may deem comparable;

   o news reports relating to our business and trends in our markets;

   o changes in the laws and regulations affecting our business;

   o acquisitions and financings by us or others in our industry; and

   o sales or acquisitions of substantial amounts of our common stock by our directors and executive officers or principal shareholders, or the perception that such sales could occur.

   In addition, in recent years the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance. These broad market fluctuations may materially adversely affect our stock price, regardless of our operating results.

WE ARE A HOLDING COMPANY AND IF OUR SUBSIDIARIES DO NOT MAKE DIVIDEND PAYMENTS TO US, WE MAY NOT BE ABLE TO PAY DIVIDENDS OR OTHER OBLIGATIONS.

   We are a holding company with no operations or significant assets other than the capital stock of our subsidiaries. We rely primarily on cash dividends and net tax allocation payments from PXRE Reinsurance, PXRE Bermuda and PXRE Barbados to pay our operating expenses, including debt service payments, shareholder dividends, if any, income taxes and other obligations that may arise from time to time. We expect future dividends and other permitted payments from these subsidiaries to be our principal source of funds to pay expenses and dividends. The payment of dividends by our reinsurance subsidiaries to us is limited under Bermuda law and under certain insurance statutes of various U.S. states in which they are licensed to transact business. PXRE Reinsurance is subject to state regulatory restrictions that limit the maximum amount of annual dividends or other distributions, including loans or cash advances, available to stockholders without prior approval of the Insurance Commissioner of the State of Connecticut. Bermuda insurance laws require PXRE Bermuda to maintain certain measures of solvency and liquidity, and further limit the amount by which we can reduce surplus without prior regulatory approval. Under Barbados law, PXRE Barbados may only pay a dividend out of its realized profits and may not pay a dividend unless (a) it is able to pay its liabilities as they become due after payment of the dividend, (b) the realizable value of its assets is greater than the aggregate value of its liabilities, and (c) the stated capital accounts are maintained in respect of all classes of shares. The securities to be offered under this prospectus are unsecured subordinated obligations and, therefore cash dividend payments to be made by us on our preferred shares and common shares or interest payments on our debt securities may also be affected by any inability to rely on payments from our subsidiaries.

SOME ASPECTS OF OUR CORPORATE STRUCTURE AND INSURANCE REGULATIONS MAY DISCOURAGE THIRD-PARTY TAKEOVERS AND TRANSACTIONS AND MAY RESULT IN THE ENTRENCHMENT OF INCUMBENT MANAGEMENT.

   Under our bye-laws, subject to certain exceptions and to waiver by our board of directors on a case by case basis, no transfer of our shares is permitted if such transfer would result in a shareholder owning, directly or indirectly, more than 9.9% of the voting power of our outstanding shares, including our common shares, or more than 9.9% of the outstanding shares of any class of our share capital. Ownership is broadly defined in our bye-laws. We may refuse to register any such transfer on our share transfer records. A transferee will be permitted to promptly dispose of any of our shares purchased which violate the restriction and as to the transfer of which registration is refused. The transferor of such shares will be deemed to own such shares for dividend, voting and reporting purposes until a transfer of such shares has been so registered.

   Our bye-laws provide for a classified board of directors. The directors of the class elected at each annual general meeting hold office for a term of three years, with the term of each class expiring at successive annual general meetings of shareholders. Under our bye-laws, the vote of 66 2/3% of the outstanding shares entitled to vote and the approval of a majority of the board is required to amend bye-laws regarding appointment and removal of directors, remuneration, powers and duties of the board, indemnification of directors and officers, director's interests and the procedures for amending bye-laws.

   In the event that we become aware of a shareholder owning more than 9.9% of the voting power of our outstanding shares after a transfer of shares has been registered, our bye-laws provide that, subject to the same exceptions and waiver procedures, the voting rights with respect to our shares owned by any such shareholder will be limited to a voting power of 9.9%, subject only to the further limitation that no shareholder allocated any such voting rights may exceed the 9.9% limitation as a result of such limitation. The board of directors may waive this limitation, and has determined to waive this limitation with respect to Capital Z Financial Services Fund II, L.P., Capital Z Financial Services Private Fund II, L.P. (which, together with Capital Z Financial Services Fund II, L.P., we refer to as "Capital Z") and certain of Capital Z's affiliates.

   In addition, our ownership of U.S. subsidiaries can, under applicable state insurance company laws and regulations, delay or impede a change of control of us. Under applicable insurance regulations, any proposed purchase of 10% or more of our voting securities would require the prior approval of the relevant insurance regulatory authorities.

   The provisions described above may have the effect of making more difficult or discouraging unsolicited takeover bids from third parties. To the extent that these effects occur, shareholders could be deprived of opportunities to realize takeover premiums for their shares and the market price of their shares could be depressed. In addition, these provisions could also result in the entrenchment of incumbent management.

U.S. PERSONS WHO OWN OUR COMMON SHARES MAY HAVE MORE DIFFICULTY IN PROTECTING THEIR INTERESTS THAN U.S. PERSONS WHO ARE SHAREHOLDERS OF A U.S. CORPORATION.

   The Bermuda Companies Act of 1981, as amended (the "Companies Act"), which applies to us, differs in certain material respects from laws generally applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant provisions of the Companies Act which includes, where relevant, information on modifications thereto adopted pursuant to our bye-laws, applicable to us, which differ in certain respects from provisions of Delaware corporate law. Because the following statements are summaries, they do not discuss all aspects of Bermuda law that may be relevant to us and our shareholders.

   Interested Directors. Under Bermuda law and our bye-laws, a transaction entered into by us, in which a director has an interest, will not be voidable by us, and such director will not be liable to us for any profit realized pursuant to such transaction, provided the nature of the interest is disclosed at the first opportunity at a meeting of directors, or in writing to the directors. In addition, our bye-laws allow a director to be taken into account in determining whether a quorum is present and to vote on a transaction in which that director has an interest following a declaration of the interest pursuant to the Companies Act provided that the director is not disqualified from doing so by the chairman of the meeting. Under Delaware law, such transaction would not be voidable if:

   o the material facts as to such interested director's relationship or interests were disclosed or were known to the board of directors and the board of directors in good faith authorized the transaction by the affirmative vote of a majority of the disinterested directors;

   o such material facts were disclosed or were known to the shareholders entitled to vote on such transaction and the transaction was specifically approved in good faith by vote of the majority of shares entitled to vote thereon; or

   o the transaction was fair as to the corporation as of the time it was authorized, approved or ratified. Under Delaware law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.

   Certain Transactions with Significant Shareholders. As a Bermuda company, we may enter into certain business transactions with our significant shareholders, including asset sales, in which a significant shareholder receives, or could receive, a financial benefit that is greater than that received, or to be received, by other shareholders with prior approval from our board of directors but without obtaining prior approval from our shareholders. Amalgamations require the approval of the board of directors and, except in the case of amalgamations with and between wholly-owned subsidiaries, a resolution of shareholders approved by the affirmative vote of shareholders holding a majority of the voting power of the then outstanding shares entitled to vote. If we were a Delaware corporation, we would need, subject to certain exceptions, prior approval from shareholders holding at least two-thirds of our outstanding common stock not owned by such interested shareholder to enter into a business combination (which, for this purpose, includes mergers and asset sales of greater than 10% of our assets that would otherwise be considered transactions in the ordinary course of business) with an interested shareholder for a period of three years from the time the person became an interested shareholder, unless we opted out of the relevant Delaware statute.

   Shareholders' Suits. The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders in many U.S. jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in our name to remedy a wrong done to us where an act is alleged to be beyond our corporate power, is illegal or would result in the violation of our memorandum of association or bye-laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of our shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys' fees incurred in connection with such action. Our bye-laws provide that shareholders waive all claims or rights of action that they might have, individually or in our right, against any director or officer for any act or failure to act in the performance of such director's or officer's duties, except with respect to any fraud or dishonesty of such director or officer. Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys' fees incurred in connection with such action.

   Indemnification of Directors and Officers. Under Bermuda law and our bye-laws, we may indemnify our directors, officers or any other person appointed to a committee of the board of directors (and their respective heirs, executors or administrators) to the full extent permitted by law against all actions, costs, charges, liabilities, loss, damage or expense incurred or sustained by such person by reason of any act done, concurred in or omitted in the conduct of our business or in the discharge of his/her duties; provided that such indemnification shall not extend to any matter in which any of such persons is found, in a final judgement or decree not subject to appeal, to have committed fraud or dishonesty. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if (i) such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his conduct was unlawful. To further understand the risks associated with U.S. persons who own our common shares, see "Difference In Corporate Laws" on page 62 of this prospectus for more information on the differences between Bermuda and Delaware corporate laws.

   Committees of the Board of Directors. Our bye-laws provide, as permitted by Bermuda law, that the board of directors may delegate any of its powers to committees that the board appoints, and those committees may consist partly or entirely of non-directors. Delaware law allows the board of directors of a corporation to delegate many of its powers to committees, but those committees may consist only of directors.

YOU MAY HAVE DIFFICULTY EFFECTING SERVICE OF PROCESS ON US OR ENFORCING JUDGMENTS AGAINST US IN THE UNITED STATES.

   We are incorporated pursuant to the laws of Bermuda and our business is based in Bermuda. In addition, certain of our directors and officers reside outside the United States, and all or a substantial portion of our assets and the assets of such persons are located in jurisdictions outside the United States. As such, we have been advised that there is doubt as to whether:

   o A holder of our common shares would be able to enforce, in the courts of Bermuda, judgments of United States courts against persons who reside in Bermuda based upon the civil liability provisions of the United States federal securities laws;

   o A holder of our common shares would be able to enforce, in the courts of Bermuda, judgments of United States courts based upon the civil liability provisions of the United States federal securities laws;

   o A holder of our common shares would be able to bring an original action in the Bermuda courts to enforce liabilities against us or our directors or officers, as well as the experts named in this prospectus, who reside outside the United States based solely upon United States federal securities laws.

   Further, we have been advised that there is no treaty in effect between the United States and Bermuda providing for the enforcement of judgments of United States courts, and there are grounds upon which Bermuda courts may not enforce judgments of United States courts. Because judgments of United States courts are not automatically enforceable in Bermuda, it may be difficult for you to recover against us based on such judgments.

THE ANTI-DILUTION PROTECTION AFFORDED TO THE HOLDERS OF OUR OUTSTANDING PREFERRED SHARES COULD CAUSE SUBSTANTIAL DILUTION TO THE HOLDERS OF OUR COMMON SHARES. THE SALE, FOLLOWING CONVERSION, OF SUBSTANTIAL AMOUNTS OF OUR COMMON SHARES BY THE HOLDERS OF THE PREFERRED SHARES COULD CAUSE THE MARKET PRICE OF OUR COMMON SHARES TO DECLINE SIGNIFICANTLY.

   In April 2002, we privately placed Series A, Series B and Series C convertible preferred shares with several private equity investors. These investors, sometimes referred to herein as the selling shareholders, have the right to nominate four directors for election to the board of directors, and were granted demand and other registration rights. The interest of the preferred share investors may differ materially from the interests of our common shareholders, and these investors could take actions or make decisions that are not in the best interests of our common shareholders.

   The anti-dilution protections afforded to the preferred shareholders could have a material dilutive effect on our common shareholders. Each preferred share, in whole or in part, is convertible at any time at the option of the holder into convertible common shares for that series according to a formula set forth in the description of stock filed as an exhibit to the registration statement of which this prospectus forms a part. The convertible common shares are, in turn, convertible into common shares on a one-for-one basis. The number of convertible common shares per preferred shares issuable upon any conversion will be determined by dividing a liquidation preference for the series equal to the aggregate original purchase price of the preferred shares plus accrued but unpaid dividends thereon, by the conversion price then in effect. The conversion price is subject to adjustment to avoid dilution in the event of recapitalization, reclassification, stock split, consolidation, merger, amalgamation or other similar event or an issuance of additional common shares in a private placement below the fair market value or in a registered public offering below 95% of fair market value or without consideration. In addition, the conversion price is subject to adjustment for certain loss and loss expense development on reserves for losses incurred on or before September 30, 2001 and for any liability or loss arising out of pending material litigation on December 10, 2001. As of August 3, 2004, the outstanding preferred shares were ultimately convertible into 12,981,646 common shares, or 47.4% of our outstanding common shares on a fully converted basis and using the adjusted conversion price of $13.80 in effect as of June 30, 2004. However, because the conversion price for the preferred shares is subject to adjustment for a variety of reasons, including if we have certain types of adverse loss development, the number of our common shares into which the preferred shares are ultimately convertible and, accordingly, the amount of dilution experienced by our common shareholders, could increase. For a detailed discussion of the conversion features of the preferred shares and the convertible common shares, including adjustments to the conversion price, see "Description of Share Capital--Outstanding Preferred Shares--Conversion" and "Description of Share Capital--Convertible Common Shares" in this prospectus.

   Furthermore, upon conversion, sales of substantial amounts of common shares by these investors, or the perception that these sales could occur, could adversely affect the market price of the common shares, as well as our ability to raise additional capital in the public equity markets at a desirable time and price.

RISKS RELATED TO TAXATION

WE AND OUR BERMUDA SUBSIDIARIES MAY BECOME SUBJECT TO BERMUDA TAXES AFTER 2016

   Bermuda currently imposes no income tax on corporations. We have obtained an assurance from the Bermuda Minister of Finance, under The Exempted
Undertakings Tax Protection Act 1966 of Bermuda, that if any legislation is enacted in Bermuda that would impose tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax will not be applicable to our Bermuda subsidiaries until March 28, 2016. We cannot assure you that we or our Bermuda subsidiaries will not be subject to any Bermuda tax after that date.

WE AND OUR NON-U.S. SUBSIDIARIES MAY BE SUBJECT TO U.S. TAX, WHICH MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATION.

   We and our non-U.S. subsidiaries intend to operate our business in a manner that will not cause us to be treated as engaged in a trade or business in the United States (and, in the case of those non-U.S. companies qualifying for treaty protection, in a manner that will not cause us to be doing business through a permanent establishment in the United States) and, thus, will not subject us to U.S. federal corporate income taxes or branch profits tax (other than withholding taxes on certain U.S. source investment income, dividends from PXRE Delaware to PXRE Barbados and excise taxes on insurance or reinsurance premiums). However, because there is uncertainty as to the activities that constitute being engaged in a trade or business within the United States, and what constitutes a permanent establishment under the applicable tax treaties, there can be no assurances that the U.S. Internal Revenue Service ("IRS") will not contend successfully that we or our non-U.S. subsidiary is engaged in a trade or business, or carrying on business through a permanent establishment in the United States.

   We and/or our subsidiaries could be subject to U.S. tax on a portion of our income that is earned from U.S. sources if we or our subsidiaries are considered to be a personal holding company, or a PHC, for U.S. federal income tax purposes. This status will depend on whether more than 50% of our shares could be deemed to be owned by five or fewer individuals and the percentage of our income, or that of our subsidiaries, that consists of "personal holding company income," ("PHCI threshold"), as determined for U.S. federal income tax purposes. We believe, based upon information made available to us regarding our existing shareholder base, that neither we nor any of our subsidiaries should be considered a PHC. Additionally, we intend to operate our business to minimize the possibility that we will meet the PHCI threshold. However, due to the lack of complete information regarding our ultimate share ownership, we cannot be certain that we will not be characterized as a PHC, or that the amount of U.S. tax that would be imposed if it were not the case would be minimal.

UNDER A RECENTLY SIGNED PROTOCOL TO THE U.S.-BARBADOS INCOME TAX TREATY, DIVIDENDS PAID BY PXRE DELAWARE TO PXRE BARBADOS WILL NOT BE ELIGIBLE FOR A U.S. WITHHOLDING TAX RATE REDUCTION UNDER THE TREATY.

   PXRE Delaware is a Delaware corporation wholly owned by PXRE Barbados. Under U.S. federal income tax law, dividends paid by a U.S. corporation to a non-U.S. shareholder are generally subject to a 30% withholding tax, unless reduced by treaty.

   In its current form, the income tax treaty between Barbados and the United States reduces the rate of withholding tax to 5%. Were the IRS to successfully contend that PXRE Delaware and/or PXRE Barbados are not eligible for benefits under the Barbados Treaty in its current form, dividends paid by PXRE Delaware to PXRE Barbados would be subject to the 30% withholding tax. Such tax may be applied retroactively to all previous tax years for which the statute of limitations has not expired, with interest and penalties. Such a result may have a material adverse effect on our financial condition and results of operation.

   The US and Barbados recently signed a protocol to the Barbados Treaty which, when rendered effective through ratification by appropriate governmental authorities, will modify the current Barbados Treaty to cause any future dividends paid by PXRE Delaware to PXRE Barbados to be subject to a U.S. withholding tax of 30%. The imposition of withholding tax at such rate could have a material adverse effect on our financial condition and results of operations.

IF WE ARE CLASSIFIED AS A FOREIGN PERSONAL HOLDING COMPANY ("FPHC"), YOUR TAXES WOULD INCREASE.

   Although it is not anticipated that we or any of our non-U.S. subsidiaries are classified as a FPHC for U.S. federal income tax purposes, if we or any of our non-U.S. subsidiaries are classified as a FPHC, a United States person that directly or indirectly owns our common shares would be subject to adverse tax consequences.

IF YOU ACQUIRE MORE THAN 10% OF OUR SHARES AND WE OR OUR NON-U.S. SUBSIDIARIES ARE CLASSIFIED AS A CONTROLLED FOREIGN CORPORATION ("CFC"), YOUR TAXES WOULD INCREASE.

   Each U.S. Holder (as defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the "Code")) of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during a taxable year, and who owns, directly or indirectly through foreign entities on the last day of the CFC's taxable year, at least 10% of the total combined voting power of all classes of shares of the CFC entitled to vote, must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC's "subpart F income," even if the subpart F income is not distributed. A foreign corporation is considered a CFC if "10% U.S. Shareholders" own (directly, indirectly through foreign entities or by attribution by application of the constructive ownership rules (i.e., "constructively")) more than 50% of the total combined voting power of all classes of voting stock of such foreign corporation, or the total value of all stock of such corporation. A "10% U.S. Shareholder" is a U.S. Holder who owns (directly, indirectly through foreign entities or constructively) at least 10% of the total combined voting power of all classes of stock entitled to vote of the foreign corporation. For purposes of taking into account insurance income, a CFC also includes a foreign insurance company in which more than 25% of the total combined voting power of all classes of stock (or more than 25% of the total value of the stock) is owned by 10% U.S. Shareholders, on any day during the taxable year of such corporation, if the gross amount of premiums or other consideration for the reinsurance or the issuing of insurance or annuity contracts exceeds 75% of the gross amount of all premiums or other consideration in respect of all risks.

   We believe that because of the anticipated dispersion of our share ownership, provisions in our organizational documents that limit voting power and other factors, no U.S. person who owns our shares directly or indirectly through one or more foreign entities should be treated as owning (directly, indirectly through foreign entities or constructively) 10% or more of the total voting power of all classes of our shares.

   However, due to the attribution provisions of the Code regarding determination of beneficial ownership, there is a risk that the IRS could assert that one or more of our non-U.S. subsidiaries are CFCs and that U.S. holders of our common shares who own 10% or more of the value of our common shares should be treated as owning 10% or more of the total voting power of all classes of our shares notwithstanding the reduction of voting power discussed above.

IF WE OR A NON-U.S. SUBSIDIARY IS DETERMINED TO HAVE "RELATED PARTY INSURANCE INCOME" ("RPII"), YOU MAY BE SUBJECT TO U.S. TAXATION ON YOUR PRO RATA SHARE OF SUCH INCOME.

   If the RPII of any of our non-U.S. insurance subsidiaries were to equal or exceed 20% of such company's gross insurance income in any taxable year and direct or indirect insureds (and persons related to such insureds) own (or are treated as owning directly or indirectly through entities) 20% or more of our voting power or value, then a U.S. person who owns our shares (directly or indirectly through foreign entities) on the last day of the taxable year would be required to include in its income for U.S. federal income tax purposes such person's pro rata share of such non-U.S. insurance subsidiary's RPII for the entire taxable year, determined as if such RPII were distributed proportionately only to U.S. persons at that date regardless of whether such income is distributed. In addition, any RPII that is includible in the income of a U.S. tax-exempt organization may be treated as unrelated business taxable income. The amount of RPII earned by the non-U.S. insurance subsidiaries (generally, premium and related investment income from the direct or indirect insurance or reinsurance of any direct or indirect U.S. holder of common shares or any person related to such holder) will depend on a number of factors, including the geographic distribution of the non-U.S. insurance subsidiaries' business and the identity of persons directly or indirectly insured or reinsured by the non-U.S. insurance subsidiaries. We believe that the gross RPII of each non-U.S. insurance subsidiary did not in prior years of operation and is not expected in the foreseeable future to equal or exceed 20% of such subsidiary's gross insurance income, and we do not expect the direct or indirect insureds of the non-U.S. insurance subsidiaries (and related persons) to directly or indirectly own 20% or more of either the voting power or value of our common shares, but we cannot be certain that this will be the case because some of the factors that determine the existence or extent of RPII may be beyond our knowledge and/or control.

   The RPII rules provide that if a U.S. person disposes of shares in a foreign insurance corporation in which U.S. persons own 25% or more of the shares
(even if the amount of RPII is less than 20% of the corporation's gross insurance income and the ownership of its shares by direct or indirect insureds and related persons is less than the 20% threshold), any gain from the disposition will generally be treated as ordinary income to the extent of the holder's share of the corporation's undistributed earnings and profits that were accumulated during the period that the holder owned the shares (whether or not such earnings and profits are attributable to RPII). In addition, such a holder will be required to comply with certain reporting requirements, regardless of the amount of shares owned by the holder. These RPII rules should not apply to dispositions of our common shares because we will not ourselves be directly engaged in the insurance business. The RPII provisions, however, have never been interpreted by the courts or the U.S. Treasury Department in final regulations, and regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made thereto or whether any such changes, as well as any interpretation or application of RPII by the IRS, the courts or otherwise, might have retroactive effect. The U.S. Treasury Department has authority to impose, among other things, additional reporting requirements with respect to RPII. Accordingly, the meaning of the RPII provisions and the application of those provisions to us and our subsidiaries is uncertain.

IF WE ARE CLASSIFIED AS A PASSIVE FOREIGN INVESTMENT COMPANY ("PFIC"), YOUR TAXES WOULD INCREASE.

   Although it is not anticipated that we will be classified as a PFIC for U.S. income tax purposes, if we are classified as a PFIC, it would have material adverse tax consequences for U.S. persons that directly or indirectly own our common shares, including subjecting such U.S. persons to a greater tax liability than might otherwise apply and subjecting such U.S. persons to tax on amounts in advance of when tax would otherwise be imposed. There are currently no regulations regarding the application of the PFIC provisions to an insurance company. New regulations or pronouncements interpreting or clarifying these rules may be forthcoming. We cannot predict what impact, if any, such guidance would have on persons subject to U.S. federal income tax that directly or indirectly own our common shares.

CHANGES IN U.S. FEDERAL INCOME TAX LAW COULD BE RETROACTIVE AND MAY SUBJECT US OR OUR NON-U.S. SUBSIDIARIES TO U.S. FEDERAL INCOME TAXATION.

   The tax laws and interpretations regarding whether a company is engaged in a U.S. trade or business or whether a company is a CFC, PHC, FPHC, or PFIC, or has RPII are subject to change, possibly on a retroactive basis. There are currently no regulations regarding the application of the PFIC rules to an insurance company. The IRS recently announced that it intends to scrutinize insurance companies domiciled outside the U.S. and apply the PFIC rules to companies that are not active insurance companies, and to the portion of a non-U.S. insurance company's income not derived in the active conduct of an insurance business. Additionally, the regulations regarding RPII are still in proposed form. New regulations or pronouncements interpreting or clarifying such rules will likely be forthcoming from the IRS. We are not able to predict if, when or in what form such guidance will be provided and whether such guidance will be applied on a retroactive basis.

   Legislation has been proposed in the U.S. Congress which would continue to treat certain U.S. corporations which reincorporate in non-U.S. jurisdictions as U.S. corporations for U.S. federal income tax purposes or would, among other things, require such corporations to obtain pre-approval for certain related party transactions from the IRS. In addition, legislation has been proposed that would allow the IRS to reallocate the amount of income between related persons who are parties to a reinsurance transaction. As proposed, certain of these provisions would apply on a retroactive basis and could cause us or our U.S. subsidiaries to be subject to increased taxation in the U.S. We cannot predict whether or not these or similar proposals will be enacted in the future.

THE ORGANIZATION FOR ECONOMIC COOPERATION AND DEVELOPMENT AND THE EUROPEAN UNION ARE CONSIDERING MEASURES THAT MIGHT INCREASE OUR TAXES AND REDUCE OUR NET INCOME.

   A number of multinational organizations, including the European Union, the Organization for Economic Cooperation and Development, also referred to in this prospectus as OECD, the Financial Action Task Force and the Financial Stability Forum, also referred to in this prospectus as FSF, have all recently identified some countries as not participating in adequate information exchange, engaging in harmful tax practices or not maintaining adequate controls to prevent corruption, such as money laundering activities. Recommendations to limit such harmful practices are under consideration by these organizations, and a report published on November 27, 2001 by the OECD at the behest of FSF titled "Behind the Corporate Veil: Using Corporate Entities for Illicit Purposes," contains an extensive discussion of specific recommendations. The OECD has threatened non-member jurisdictions that do not agree to cooperate with the OECD with punitive sanctions by OECD member countries, though specific sanctions have yet to be adopted by OECD member countries. It is as yet unclear what these sanctions will be, who will adopt them and when or if they will be imposed. In a June 26, 2000 report, Bermuda was not listed as a tax haven jurisdiction by the OECD because it previously signed a letter committing itself to eliminating harmful tax practices by the end of 2005 and to embrace international tax standards for transparency, exchange of information, and the elimination of regimes for financial and other services that attract businesses with no substantial domestic activity. We cannot assure you, however, that the action taken by Bermuda would be sufficient to preclude all effects of the measures or sanctions described above, which, if ultimately adopted, could adversely affect Bermuda companies such as us.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS


   This prospectus and the documents incorporated by reference contain various forward-looking statements and include assumptions concerning our operations, future results and prospects. Statements included in this prospectus, as well as statements made by or on our behalf in press releases, written statements or other documents filed with the Securities and Exchange Commission, which we refer to in this prospectus as the "SEC," or in our communications and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, which are not historical in nature are intended to be, and are identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. These forward-looking statements, identified by words such as "intend," "believe," "anticipate," or "expects" or variations of such words or similar expressions are based on current expectations and are subject to risk and uncertainties. In light of the risks and uncertainties inherent in all future projections, the inclusion of forward-looking statements in this report should not be considered as a representation by us or any other person that our objectives or plans will be achieved. We caution investors and analysts that actual results or events could differ materially from those set forth or implied by the forward-looking statements and related assumptions, depending on the outcome of certain important factors including, but not limited to, the following:

   (i) because of exposure to catastrophes, our financial results may vary significantly from period to period;

   (ii) we may be overexposed to losses in certain geographic areas for certain types of catastrophic events;

   (iiii) we operate in a highly competitive environment;

   (iv) reinsurance prices may decline, which could affect our profitability;

   (v) underwriting reinsurance includes the application of judgment, the assessment of probabilities and outcomes, and the assumption of correlations, which are subject to inherent uncertainties;

   (vi) reserving for losses includes significant estimates, which are also subject to inherent uncertainties;

   (vii) a decline in the credit rating assigned to our claims-paying ability may impact our potential to write new or renewal business;

   (viii) a decline in our ratings may require us to transfer premiums retained by us into a beneficiary trust or may allow clients to terminate their contract with us;

   (ix) our investment portfolio is subject to market and credit risks, which could result in a material adverse impact on our financial position or results;

   (x) because we depend on a few reinsurance brokers for a large portion of our revenue, loss of business provided by them could adversely affect us; and our reliance on reinsurance brokers exposes us to their credit risk;

   (xi) we may be adversely affected by foreign currency fluctuations;

   (xii) retrocessional reinsurance subjects us to credit risk and may become unavailable on acceptable terms;

   (xiii) the impairment of our ability to provide collateral to cedents could affect our ability to offer reinsurance in certain markets;

   (xiv) the reinsurance business is historically cyclical, and we may experience periods with excess underwriting capacity and unfavorable premium rates; conversely, we may have a shortage of underwriting capacity when premium rates are strong;

   (xv) regulatory constraints may restrict our ability to operate our business;

   (xvi) contention by the United States Internal Revenue Service that we or our offshore subsidiaries are subject to U.S. taxation could result in a material adverse impact on our financial position or results; and

   (xvii) changes in tax laws, tax treaties, tax rules and interpretations could result in a material adverse impact on our financial position or results.

   In addition to the factors outlined above that are directly related to our business, we are also subject to general business risks, including, but not limited to, adverse state, federal or foreign legislation and regulation, adverse publicity or news coverage, changes in general economic factors and the loss of key employees. The factors listed above should not be construed as exhaustive.

   We undertake no obligation to release publicly the results of any future revisions we may make to forward looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.


              CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND
            EARNINGS TO FIXED CHARGES AND PREFERRED SHARE DIVIDENDS


   The following table sets forth our consolidated ratios of earnings to fixed charges and earnings to fixed charges and preferred share dividends for the periods indicated.


                                             (UNAUDITED)
                                              SIX MONTHS
                                                ENDED                   YEAR ENDED
                                               JUNE 30,                DECEMBER 31,
                                              -----------   ----------------------------------
                                             2004    2003   2003    2002   2001    2000   1999
                                             ----    ----   ----    ----   ----    ----   ----
Ratio of earnings to fixed charges(1) ....   6.43    4.89   5.22    4.64    --      --     --
Ratio of earnings to combined fixed
  charges and preferred dividends(2)......   4.03    3.14   3.32    3.07    --      --     --

---------------
(1) The ratios of earnings to fixed charges were determined by dividing consolidated earnings by total fixed charges. For purposes of the ratios of earnings to fixed charges, (i) earnings consist of consolidated income before considering income taxes, fixed charges and minority interest and
    (ii) fixed charges consist of interest on indebtedness, interest expense on premiums withheld under certain ceded reinsurance contracts and that portion of rentals which is deemed by our management to be an appropriate interest factor. Earnings were inadequate to cover fixed charges by $22.5 million, $22.8 million and $55.3 million for the years ended December 31, 2001, 2000, and 1999 respectively.
(2) The ratios of earnings to combined fixed charges and preferred dividends were determined by dividing consolidated earnings by total fixed charges and preferred dividends. For purposes of the ratios of earnings to combined fixed charges and preferred dividends, (1) earnings consist of consolidated income before considering income taxes, fixed charges and minority interest and (2) fixed charges consist of interest on indebtedness, interest expense on premiums withheld under certain ceded reinsurance contracts and that portion of rentals which is deemed by our management to be an appropriate interest factor. Earnings were inadequate to cover fixed charges and preferred dividends by $22.5 million, $22.8 million and $55.3 million for the years ended December 31, 2001, 2000, and 1999 respectively.

                                USE OF PROCEEDS


   Unless otherwise set forth in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities we offer by this prospectus for general corporate purposes, which may include, among other things:

   o additions to working capital;

   o repurchase of outstanding common shares; and

   o repayment of indebtedness.

   We anticipate that we will raise additional funds from time to time through equity or debt financing, including borrowings under revolving credit agreements, to finance our businesses worldwide.

   We will not receive any proceeds from the sales of common shares by the selling shareholders.


                                PXRE GROUP LTD.

   We provide reinsurance products and services to a worldwide marketplace through subsidiary operations in the United States, Europe, Bermuda and Barbados. Our primary focus is providing property catastrophe reinsurance and retrocessional coverage to a worldwide group of clients. Property catastrophe reinsurance generally covers claims arising from large catastrophes such as hurricanes, windstorms, hailstorms, earthquakes, volcanic eruptions, fires, industrial explosions, freezes, riots, floods and other man-made or natural disasters. Substantially all of our non-finite reinsurance products have been, and will continue to be, offered on an excess-of-loss basis with aggregate limits on our exposure to losses. This means that we do not begin to pay our clients' claims until their claims exceed a certain specified amount and our obligation to pay those claims is limited to a specified aggregate amount.

   We also offer our clients property-per-risk, marine and aviation reinsurance and retrocessional products. Unlike property catastrophe reinsurance, which protects against the accumulation of a large number of related losses arising out of one catastrophe, per-risk excess of loss reinsurance protects our clients against a large loss arising from a single risk or location. Substantially all of our property-per-risk and marine and aviation reinsurance and retrocessional business is also written on an excess-of-loss basis with aggregate limits on our exposure to losses.

   We also provide our clients with finite reinsurance products. Finite reinsurance contracts are highly customized for each transaction. If the loss experience with respect to the risks assumed by us is as expected or better than expected, our finite clients may share in the profitability of the underlying business through premium adjustments or profit commissions. If the loss experience is worse than expected, our finite clients may participate in this negative outcome to a certain extent. In addition, we offer finite reinsurance products where investment returns on the funds transferred to us affect the profitability of the contract and the magnitude of any premium or commission adjustments.

   We conduct our business primarily through our principal operating subsidiaries, PXRE Reinsurance, PXRE Bermuda, PXRE Solutions, S.A., which we call "PXRE Europe," PXRE Solutions Inc., which we call "PXRE Solutions," and PXRE Barbados.

   o PXRE Reinsurance is a broker-market reinsurer which principally underwrites treaty reinsurance for property (including marine and aerospace) risks.

   o PXRE Bermuda is a broker-market reinsurer which principally underwrites treaty reinsurance for property (including marine and aerospace) risks.

   o PXRE Europe, a Belgian reinsurance intermediary, and PXRE Solutions, a U.S. reinsurance intermediary, perform reinsurance intermediary activities on behalf of PXRE Bermuda, PXRE Reinsurance and PXRE Barbados.

   o PXRE Barbados provides finite reinsurance coverages to clients and provides reinsurance coverage to other PXRE entities.

   Our principal executive offices are at PXRE House, 110 Pitts Bay Rd, Pembroke HM 208, Bermuda, and its telephone number is (441) 296-5858. Under the heading, "Consolidated Ratios of Earnings to Fixed Charges and Earnings to Fixed Charges and Preferred Share Dividends" the term "PXRE" includes PXRE Group Ltd. and its consolidated subsidiaries.


                         DESCRIPTION OF DEBT SECURITIES


   The following description of our debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. The senior debt securities are to be issued under an indenture (the "senior indenture") between PXRE and a U.S. banking institution as trustee, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. The subordinated debt securities are to be issued under an indenture (the "subordinated indenture") between PXRE and a U.S. banking institution as trustee, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. The senior indenture and the subordinated indenture are sometimes referred to in this prospectus collectively as the "indentures" and each individually as a "indenture." The particular terms of the debt securities offered by any prospectus supplement, including additional covenants, if any, and the extent to which the general provisions described below may apply to the offered debt securities, will be described in the prospectus supplement.

   The description below is a summary of the material terms and provisions of the indentures and the debt securities, and does not contain all of the information that may be important to you. You should carefully review the applicable indenture, the debt securities and the information in the applicable prospectus supplement before you decide to invest in our debt securities. The indentures are substantially identical, except for provisions relating to subordination and certain of our covenants that may be described in a prospectus supplement.

GENERAL

   The indentures will not limit the aggregate principal amount of debt securities that we may issue thereunder and will provide that we may issue debt securities thereunder from time to time in one or more series. (Section 3.1) The indentures will not limit the amount of other Indebtedness (as defined below) or debt securities, other than certain secured Indebtedness as described below, which we or our subsidiaries may issue.

   Unless otherwise provided in a prospectus supplement, the senior debt securities will be our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities of each series will be our unsecured obligations, subordinated in right of payment to the prior payment in full of all our Senior Indebtedness (which term includes senior debt securities) with respect to such series, as described below under "Subordination of Subordinated Debt Securities" and in the applicable prospectus supplement.

   Because we are a holding company, our rights and the rights of our creditors (including the holders of debt securities) and shareholders to participate in any distribution of assets of any of our subsidiaries upon that subsidiary's liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary's creditors, except to the extent that we, ourselves, may be a creditor with recognized claims against the subsidiary.
The right of our creditors (including the holders of debt securities) to participate in the distribution of shares that we own in certain of our subsidiaries, including our insurance subsidiaries, may also be subject to approval by certain insurance regulatory authorities having jurisdiction over those subsidiaries.

   The prospectus supplement relating to the particular debt securities offered will describe the following terms of the offered debt securities:

   o the title of those debt securities and the series in which those debt securities will be included;

   o any limit upon the aggregate principal amount of those debt securities;

   o the date or dates, or the method or methods, if any, by which the date or dates will be determined, on which the principal of those debt securities will be payable;

   o the rate or rates at which those debt securities will bear interest, if any, which rate may be zero in the case of certain debt securities issued at an issue price representing a discount from the principal amount payable at maturity, or the method by which the rate or rates will be determined (including, if applicable, any remarketing option or similar method), and the date or dates from which the interest, if any, will accrue or the method by which the date or dates will be determined;

   o the date or dates on which interest, if any, on those debt securities will be payable and any regular record dates applicable to the date or dates on which interest will be so payable;

   o whether and on what terms we will have the option to redeem those debt securities in lieu of paying additional amounts in respect of certain Bermuda taxes, fees, duties, assessments or governmental charges that might be imposed on holders of those debt securities (and the terms of that option);

   o the place or places where the principal of, any premium or interest on or any additional amounts with respect to those debt securities will be payable, any of those debt securities may be surrendered for registration of transfer or exchange, and any of those debt securities may be surrendered for conversion or exchange;

   o whether any of those debt securities are to be redeemable at our option and, if so, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which those debt securities may be redeemed, in whole or in part, at our option;

   o whether we will be obligated to redeem or purchase any of those debt securities pursuant to any sinking fund or analogous provision or at the option of any holder and, if so, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which those debt securities will be redeemed or purchased, in whole or in part, pursuant to that obligation, and any provisions for the remarketing of those debt securities so redeemed or purchased;

   o if other than denominations of $1,000 and any integral multiple thereof, the denominations in which any debt securities will be issuable;

   o whether the debt securities will be convertible into common shares and/or exchangeable for other securities, whether or not issued by us and, if so, the terms and conditions upon which those debt securities will be so convertible or exchangeable;

   o if other than the principal amount, the portion of the principal amount (or the method by which such portion will be determined) of those debt securities that will be payable upon declaration of acceleration of the maturity thereof;

   o if other than United States dollars, the currency, including composite currencies, of payment of the principal of, any premium or interest on or any additional amounts with respect to any of those debt securities;

   o whether the principal of, any premium or interest on or any additional amounts with respect to those debt securities will be payable, at our election or a holder, in a currency, other than that in which those debt securities are stated to be payable and the date or dates on which, the period or periods within which, and the other terms and conditions upon which, that election may be made;

   o any index, formula or other method used to determine the amount of payments of principal of, any premium or interest on or any additional amounts with respect to those debt securities;

   o those debt securities are to be issued in the form of one or more global securities and, if so, the identity of the depositary for such global security or securities;

   o whether those debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the specific subordination provisions applicable thereto;

   o in the case of subordinated debt securities, the relative degree, if any, to which those subordinated debt securities of the series will be senior to or be subordinated to other series of subordinated debt securities or other indebtedness of ours in right of payment, whether those other series of subordinated debt securities or other indebtedness is outstanding or not;

   o whether the provisions described below under "Discharge, Defeasance and Covenant Defeasance" will be applicable to those debt securities;

   o whether any of those debt securities are to be issued upon the exercise of warrants, and the time, manner and place for those debt securities to be authenticated and delivered; and

   o any other terms of those debt securities and any other deletions from or modifications or additions to the applicable indenture in respect of those debt securities. (Section 3.1)

   In the event that we make any deletions from, modifications of or additions to the Events of Default or convenants described in this prospectus, we will set forth the deletions, modifications or additions in a post-effective amendment to the registration statement of which this prospectus forms a part.

   We will have the ability under the indentures to "reopen" a previously issued series of debt securities and issue additional debt securities of that series or establish additional terms of that series. We are also permitted to issue debt securities with the same terms as previously issued debt securities. (Section 3.1)

   Unless otherwise provided in the related prospectus supplement, principal, premium, interest and additional amounts, if any, with respect to any debt securities will be payable at the office or agency maintained by us for those purposes (initially the corporate trust office of the trustee). Interest may be paid by check mailed to the persons entitled thereto at their addresses appearing on the security register or by transfer to an account maintained by the payee with a bank located in the United States. Interest on debt securities will be payable on any interest payment date to the persons in whose names the debt securities are registered at the close of business on the regular record date with respect to the interest payment date. All paying agents, initially designated by us for the debt securities will be named in the related prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place where the principal of, any premium or interest on or any additional amounts with respect to the debt securities are payable. (Sections 3.7 and 10.2)

   Unless otherwise provided in the related prospectus supplement, the debt securities may be presented for transfer (duly endorsed or accompanied by a written instrument of transfer, if so required by us or the security registrar) or exchanged for other debt securities of the same series (containing identical terms and provisions, in any authorized denominations, and of a like aggregate principal amount) at the office or agency maintained by us for those purposes (initially the corporate trust office of the trustee). This transfer or exchange will be made without service charge, but we may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses then payable. We will not be required to (1) issue, register the transfer of, or exchange, debt securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any of those debt securities and ending at the close of business on the day of such mailing or (2) register the transfer of or exchange any debt security so selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part. (Section 3.5) We will appoint the trustee as security registrar. Any transfer agent (in addition to the security registrar) initially designated by us for any debt securities will be named in the related prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place where the principal of, any premium or interest on or any additional amounts with respect to the debt securities are payable. (Section 10.2)

   The debt securities will be issued only in fully registered form without coupons in minimum denominations of $1,000 and any integral multiple thereof, unless otherwise provided in the related prospectus supplement. (Section 3.2) The debt securities may be represented in whole or in part by one or more global debt securities registered in the name of a depositary or its nominee and, if so represented, interests in the global debt security will be shown on, and transfers thereof will be effected only through, records maintained by the designated depositary and its participants as described below.

   The debt securities may be issued as original issue discount securities (bearing no interest or bearing interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their principal amount. United States Federal income tax and other considerations applicable to original issue discount securities will be described in the related prospectus supplement.

   If the purchase price of any debt securities is payable in one or more foreign currencies or currency units or if any debt securities are denominated in one or more foreign currencies or currency units or if the principal of, or any premium or interest on, or any additional amounts with respect to, any debt securities is payable in one or more foreign currencies or currency units, the restrictions, elections, certain United States Federal income tax considerations, specific terms and other information with respect to the debt securities and the foreign currencies or currency units will be set forth in the related prospectus supplement.

   We will comply with Section 14(e) under the Exchange Act, and any other tender offer rules under the Exchange Act which may then be applicable, in connection with any obligation of ours to purchase debt securities at the option of the holders. Any such obligation applicable to a series of debt securities will be described in the related prospectus supplement.

   Unless otherwise described in a prospectus supplement relating to any debt securities, the indentures will not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit rating. You should refer to the prospectus supplement relating to a particular series of debt securities for information regarding to any deletions from, modifications of or additions to the Events of Default described below or covenants of ours contained in the indentures, including any addition of a covenant or other provisions providing event risk or similar protection.

CONVERSION AND EXCHANGE

   The terms, if any, on which debt securities of any series are convertible into or exchangeable for common shares, preferred shares or other securities, whether or not issued by us, property or cash, or a combination of any of the foregoing, will be set forth in the related prospectus supplement. The terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at our option, in which the securities, property or cash to be received by the holders of the debt securities would be calculated according to the factors and at such time as described in the related prospectus supplement.

GLOBAL SECURITIES

   The debt securities of a series may be issued in whole or in part in the form of one or more global debt securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to the series.

   The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to the series. We anticipate that the following provisions will apply to all depositary arrangements.

   Upon the issuance of a global security, the depositary for the global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global security. These accounts will be designated by the underwriters or agents with respect to the debt securities or by us if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to persons that may hold interests through participants.

   Ownership of beneficial interests in such global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee (with respect to interests of participants) and on the records of participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

   So long as the depositary for a global security, or its nominee, is the registered owner of the global security, the depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as described below, owners of beneficial interests in a global security will not be entitled to have debt securities of the series represented by the global security registered in their names and will not receive or be entitled to receive physical delivery of debt securities of that series in definitive form.

   Principal of, any premium and interest on, and, any additional amounts with respect to, debt securities registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing the debt securities. Neither we, the trustee, any paying agent nor the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global security for the debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

   We expect that the depositary for a series of debt securities or its nominee, upon receipt of any payment with respect to such debt securities, will credit immediately participant's accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the global security for the debt securities as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of such participants.

   The indentures will provide that if (1) the depositary for a series of debt securities notifies us that it is unwilling or unable to continue as depositary or if the depositary ceases to be eligible under the applicable indenture and a successor depositary is not appointed by us within 90 days of written notice, (2) we determine that debt securities of a particular series will no longer be represented by global securities and executes and delivers to the trustee a company order to this effect or (3) an Event of Default with respect to a series of debt securities has occurred and is continuing; the global securities will be exchanged for debt securities of such series in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations. The definitive debt securities will be registered in such name or names as the depositary shall instruct the trustee. (Section 3.5) It is expected that such instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in global securities.

PAYMENT OF ADDITIONAL AMOUNTS

   We will make all payments of principal of and premium, if any, interest and any other amounts on, or in respect of, the debt securities of any series without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Bermuda or any other foreign jurisdiction (each, a "taxing jurisdiction") or any political subdivision or taxing authority thereof or therein, unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by
(x) the laws (or any regulations or rulings promulgated thereunder) of a taxing jurisdiction or any political subdivision or taxing authority thereof or therein or (y) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in a taxing jurisdiction or any political subdivision thereof). If a withholding or deduction at source is required, we will, subject to certain limitations and exceptions described below, pay to the holder of any such debt security such additional amounts as may be necessary so that every

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
net payment of principal, premium, if any, interest or any other amount made to the holder, after the withholding or deduction, will not be less than the amount provided for in the debt security and the applicable indenture to be then due and payable.

   We will not be required to pay any additional amounts for or on account of:

      1. any tax, fee, duty, assessment or governmental charge of whatever nature which would not have been imposed but for the fact that such holder
   (a) was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the relevant taxing jurisdiction or any political subdivision thereof or otherwise had some connection with the relevant taxing jurisdiction other than by reason of the mere ownership of, or receipt of payment under, the debt security, (b) presented the debt security for payment in the relevant taxing jurisdiction or any political subdivision thereof, unless the debt security could not have been presented for payment elsewhere, or (c) presented the debt security for payment more than 30 days after the date on which the payment in respect of the debt security became due and payable or provided for, whichever is later, except to the extent that the holder would have been entitled to such additional amounts if it had presented the debt security for payment on any day within that 30-day period;

      2. any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

      3. any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder or the beneficial owner of the debt security to comply with any reasonable request by us addressed to the holder within 90 days of such request (a) to provide information concerning the nationality, residence or identity of the holder or such beneficial owner or (b) to make any declaration or other similar claim or satisfy any information or reporting requirement, which in either case is required or imposed by statute, treaty, regulation or administrative practice of the relevant taxing jurisdiction or any political subdivision thereof as a precondition to exemption from all or part of such tax, assessment or other governmental charge; or

      4. any combination of items (1), (2) and (3).

      In addition, we will not pay additional amounts with respect to any payment of principal of, or premium, if any, interest or any other amounts on, any debt security to any holder who is a fiduciary or partnership or other than the sole beneficial owner of the debt security to the extent such payment would be required by the laws of the relevant taxing jurisdiction (or any political subdivision or relevant taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to the fiduciary or a member of that partnership or a beneficial owner who would not have been entitled to those additional amounts had it been the holder of the debt security. (Section 10.4)

EVENTS OF DEFAULT

   The applicable prospectus supplement will contain the Events of Default with respect to the series of debt securities issued under the applicable indenture (whatever the reason for the Event of Default and whether it will be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body). We expect that the Events of Default that may apply to each series of debt securities may include:

     (1) default in the payment of any interest on any debt security of a series, or any additional amounts payable with respect thereto, when the interest becomes or the additional amounts become due and payable, and continuance of the default for a period of 30 days;

     (2) default in the payment of the principal of or any premium on any debt security of a series, or any additional amounts payable with respect thereto, when the principal or premium becomes or the additional amounts become due and payable either at maturity, upon any redemption, by declaration of acceleration or otherwise;

     (3) default in the deposit of a sinking fund payment, if any, when and as due by the terms of a debt security of the series;

     (4) default in the performance, or breach, of any of our covenants or warranties contained in the applicable indenture for the benefit of such series or in the debt securities of such series, and the continuance of the default or breach for a period of 60 days after there has been given written notice as provided in the indenture;

     (5) if any event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness of ours (including an Event of Default under any other series of debt securities), whether the Indebtedness now exists or is hereafter created or incurred, happens and consists of default in the payment of more than $50,000,000 in principal amount of the Indebtedness at the maturity thereof (after giving effect to any applicable grace period) or results in the Indebtedness in principal amount in excess of $50,000,000 becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and the default is not cured or such acceleration is not rescinded or annulled within a period of 30 days after there has been given written notice as provided in the applicable indenture;

     (6) we shall fail within 60 days to pay, bond or otherwise discharge any uninsured judgment or court order for the payment of money in excess of $50,000,000, which is not stayed on appeal or is not otherwise being appropriately contested in good faith;

     (7)  certain events in our bankruptcy, insolvency or reorganization; and

     (8) any other Event of Default provided in or pursuant to the applicable indenture with respect to debt securities of the series. (Section 5.1)

   If an Event of Default with respect to the debt securities of any series (other than an Event of Default described in (7) of the preceding paragraph) occurs and is continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series by written notice as provided in the applicable indenture may declare the principal amount (or such lesser amount as may be provided for in the debt securities of the series) of all outstanding debt securities of that series to be due and payable immediately. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain other provisions of the applicable indenture, the holders of not less than a majority in principal amount of the debt securities of that series may, under certain circumstances, rescind and annul such declaration of acceleration. An Event of Default described in (7) of the preceding paragraph will cause the principal amount and accrued interest (or such lesser amount as provided for in the debt securities of such series) to become immediately due and payable without any declaration or other act by the trustee or any holder. (Section 5.2)

   Each indenture provides that, within 90 days after the occurrence of any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to the debt securities of any series (a "default"), the trustee will transmit, in the manner set forth in the indenture, notice of the default to the holders of the debt securities of that series unless such default has been cured or waived; provided, however, that except in the case of a default in the payment of principal of, or premium, if any, or interest, if any, on, or additional amounts or any sinking fund or purchase fund installment with respect to, any debt security of that series, the trustee may withhold the notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or responsible officers of the trustee in good faith determine that the withholding of such notice is in the best interest of the holders of debt securities of that series; and provided, further, that in the case of any default of the character described in (5) of the second preceding paragraph, no such notice to holders will be given until at least 30 days after the default occurs. (Section 6.2)

   If an Event of Default occurs and is continuing with respect to the debt securities of any series, the trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of debt securities of that series by all appropriate judicial proceedings. (Section 5.3) Each indenture provides that, subject to the duty of the trustee during any default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities, unless the holders shall have offered to the trustee reasonable indemnity. (Section 6.1) Subject to such provisions for the indemnification of the trustee, and subject to applicable law and certain other provisions of the applicable indenture, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of such series. (Section 5.12)

MODIFICATION AND WAIVER

   We and the trustee may modify or amend either indenture with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby,

   o change the stated maturity of the principal of, or any premium or installment of interest on, or any additional amounts with respect to, any debt security,

   o reduce the principal amount of, or the rate (or modify the calculation of such rate) of interest on, or any additional amounts with respect to, or any premium payable upon the redemption of, any debt security,

   o change our obligation to pay additional amounts with respect to any debt security,

   o reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity thereof or the amount thereof provable in bankruptcy,

   o change the redemption provisions of any debt security or adversely affect the right of repayment at the option of any holder of any debt security,

   o reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation or modify the payment terms of any sinking fund or similar obligation,

   o change the place of payment or the coin or currency in which the principal of, any premium or interest on or any additional amounts with respect to any debt security is payable,

   o impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt security (or, in the case of redemption, on, or after the redemption date or, in the case of repayment at the option of any holder, on or after the repayment date),

   o reduce the percentage in principal amount of the outstanding debt securities, the consent of whose holders is required in order to take specific actions,

   o reduce the requirements for quorum or voting by holders of debt securities in Section 15.4 of each indenture,

   o modify any of the provisions in the applicable indenture regarding the waiver of past defaults and the waiver of certain covenants by the holders of debt securities except to increase any percentage vote required or to provide that other provisions of the indenture cannot be modified or waived without the consent of the holder of each debt security affected thereby,

   o make any change that adversely affects the right to convert or exchange any debt security into or for our common shares or other securities (whether or not issued by us), cash or property in accordance with its terms,

   o modify any of the provisions of the subordinated indenture relating to the subordination of the subordinated debt securities in a manner adverse to holders of subordinated debt securities, or

   o modify any of the above provisions. (Section 9.2)

   In addition, no supplemental indenture may directly or indirectly modify or eliminate the subordination provisions of the subordinated indenture in any manner which might terminate or impair the subordination of the subordinated debt securities of any series to Senior Indebtedness with respect to such series without the prior written consent of each holder of such Senior Indebtedness. (Section 9.7 of the subordinated indenture)

   We and the trustee may modify or amend either indenture and the debt securities of any series without the consent of any holder in order to, among other things;

   o provide for a successor to PXRE pursuant to a consolidation, amalgamation, merger or sale of assets in accordance with the terms of the applicable indenture;

   o add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us by the applicable indenture;

   o provide for a successor trustee with respect to the debt securities of all or any series;

   o cure any ambiguity or correct or supplement any provision in either indenture which may be defective or inconsistent with any other provision, or to make any other provision with respect to matters or questions arising under either indenture which will not adversely affect the interests of the holders of debt securities of any series;

   o change the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of debt securities under either indenture;

   o add any additional Events of Default with respect to all, or any series of debt securities;

   o secure the debt securities;

   o provide for conversion or exchange rights of the holders of any series of debt securities; or

   o make any other change that does not materially adversely affect the interests of the holders of any debt securities then outstanding under the applicable indenture. (Section 9.1)

   The holders of at least a majority in principal amount of the outstanding, debt securities of any series may, on behalf of the holders of all debt securities of that series, waive compliance by us with certain covenants of the applicable indenture. (Section 10.8 of the senior indenture; Section 10.6 of the subordinated indenture) The holders of not less than a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive any past default and its consequences under the applicable indenture with respect to the debt securities of that series, except a default (1) in the payment of principal of, any premium or interest on or any additional amounts with respect to debt securities of that series or (2) in respect of a covenant or provision of the applicable indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of any series affected. (Section 5.13)

   Under each indenture, we are required to furnish the trustee annually a statement as to our performance of certain obligations under the indenture and as to any default in our performance. We are also required to deliver to the trustee, within five days after occurrence thereof, written notice of any Event of Default, or any event which after notice or lapse of time or both would constitute an Event of Default, resulting from the failure to perform or breach of any covenant or warranty contained in the applicable indenture or the debt securities of any series. (Section 10.9 of the senior indenture;
Section 10.7 of the subordinated indenture)

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

   We may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the trustee, in trust, funds in U.S. dollars or in the Foreign Currency (as defined below) in which the debt securities are payable in an amount sufficient to pay the entire indebtedness on those debt securities with respect to principal and any premium, interest and additional amounts to the date of such deposit (if such debt securities have become due and payable) or to the maturity thereof, as the case may be. (Section 4.1)

   Each indenture provides that, unless the provisions of defeasance and covenant defeasance are made inapplicable to the debt securities of or within any series pursuant to Section 3.1 of each indenture, we may elect either (1) to defease and be discharged from any and all obligations with respect to the debt securities (except for, among other things, the obligation to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on the debt securities and other obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency with respect to such the securities and to hold moneys for payment in trust) ("defeasance") or (2) to be released from its obligations with respect to the debt securities under certain covenants as described in the related prospectus supplement, and any omission to comply with the obligations will not constitute a default or an Event of Default with respect to the debt securities ("covenant defeasance"). Defeasance or covenant defeasance, as the case may be, will be conditioned upon the irrevocable deposit by PXRE with the Trustee, in trust, of an amount in U.S. dollars or in the Foreign Currency in which the debt securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to the debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of, any premium and interest on, and any additional amounts with respect to, the debt securities on the scheduled due dates. (Section 4.2)

   Such a trust may only be established if, among other things, (1) the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the applicable indenture or any other material agreement or instrument to which we are a party or by which we are bound; (2) no Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to the debt securities to be defeased will have occurred and be continuing on the date of establishment of such a trust and, with respect to defeasance only, at any time during the period ending on the 123rd day after such date and (3) we have delivered to the trustee an opinion of counsel (as specified in the applicable indenture) to the effect that the holders of the debt securities will not recognize income, gain or loss for United States Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by us, a Revenue Ruling published by the Internal Revenue Service or a change in applicable United States Federal income tax law occurring after the date of the applicable indenture. (Section 4.2)

   "Foreign Currency" means any currency, currency unit or composite currency, including, without limitation, the euro, issued by the government of one or more countries other than the United States of America or by any recognized confederation or association of such governments. (Section 1.1)

   "Government Obligations" means debt securities which are (1) direct obligations of the United States of America or the government or the governments which issued the Foreign Currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government or governments which issued the Foreign Currency in which the debt securities of such series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government or governments, and which, in the case of clauses (1) and (2), are not callable or redeemable at the option of the issuer or issuers thereof, and will also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of or any other amount with respect to any such Government Obligation held by the custodian for the account of the holder of such depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of the depository receipt from any amount received by the custodian with respect to the Government Obligation or the specific payment of interest on or principal of or any other amount with respect to the Government Obligation evidenced by the depository receipt. (Section 1.1)

   If after PXRE has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series, (1) the holder of a debt security of, that series is entitled to, and does, elect pursuant to Section 3.1 of the applicable indenture or the terms of the debt security to receive payment in a currency other than that in which such deposit has been made in respect of the debt security, or (2) a Conversion Event (as defined below) occurs in respect of the Foreign Currency in which such deposit has been made, the indebtedness represented by the debt security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of, any premium and interest on, and any additional amounts with respect to, the debt security as the debt security becomes due out of the proceeds yielded by converting the amount or other properties so deposited in respect of the debt security into the currency in which the debt security becomes payable as a result of the election or the Conversion Event based on (a) in the case of payments made pursuant to clause (1) above, the applicable market exchange rate for such currency in effect on the second business day prior to the payment, date, or
(b) with respect to a Conversion Event, the applicable market exchange rate for the Foreign Currency in effect (as nearly as feasible) at the time of the Conversion Event. (Section 4.2)

   "Conversion Event" means the cessation of use of (1) a Foreign Currency both by the government of the country or countries which issued the Foreign
Currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community or (2) any currency unit or composite currency for the purposes for which it was established. All payments of principal of, any premium and interest on and any additional amounts with respect to any debt security that are payable in a Foreign Currency that ceases to be used by the government or governments of issuance will be made in U.S. dollars. (Section 1.1)

   In the event we effect covenant defeasance with respect to any debt securities and those debt securities are declared due and payable because of the occurrence of any Event of Default other than an Event of Default with respect to any covenant as to which there has been covenant defeasance, the amount in such Foreign Currency in which those debt securities are payable, and Government Obligations on deposit with the trustee, will be sufficient to pay amounts due on those debt securities at the time of the stated maturity but may not be sufficient to pay amounts due on those securities at the time of the acceleration resulting from that Event of Default. However, we would remain liable to make payment of such amounts due at the time of acceleration.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

   The subordinated debt securities of each series will, to the extent set forth in the subordinated indenture, be subordinate in right of payment to the prior payment in full of all Senior Indebtedness with respect to that series. (Section 16.1 of the subordinated indenture). Upon any payment or distribution of our assets of any kind or character, whether in cash, property or securities to creditors upon our dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due upon all Senior Indebtedness with respect to the subordinated debt securities of any series will first be paid in full, or payment thereof provided for in money in accordance with its terms, before the holders of subordinated debt securities of that series are entitled to receive or retain any payment on account of principal of, or any premium or interest on, or any additional amounts with respect to, the subordinated debt securities of that series, and to that end the holders of that Senior Indebtedness will be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other of our Indebtedness being subordinated to the payment of subordinated debt securities of such series, which may be payable or deliverable in respect of the subordinated debt securities of that series upon any such dissolution, winding-up, liquidation or reorganization or in any bankruptcy, insolvency, receivership or other proceeding. (Section 16.3 of the subordinated indenture)

   By reason of this subordination, in the event of liquidation or insolvency of PXRE, holders of Senior Indebtedness with respect to the subordinated debt securities of any series and holders of our other obligations that are not subordinated to that Senior Indebtedness may recover more, ratably, than the holders of the subordinated debt securities of such series.

   Subject to the payment in full of all Senior Indebtedness with respect to the subordinated debt securities of any series, the rights of the holders of the subordinated debt securities of such series will be subrogated to the rights of the holders of that Senior Indebtedness to receive payments or distributions of our cash, property or securities applicable to that Senior Indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, the subordinated debt securities of that series have been paid in full. (Section 16.4 of the subordinated indenture)

   No payment of principal (including redemption and sinking fund payments) of or any premium or interest on or any additional amounts with respect to the subordinated debt securities of any series may be made (1) if any Senior Indebtedness with respect to that series is not paid when due and any applicable grace period with respect to a default has ended and that default has not been cured or waived or ceased to exist, or (2) if the maturity of any Senior Indebtedness with respect to such series has been accelerated because of a default. (Section 16.2 of the subordinated indenture)

   The subordinated indenture does not limit or prohibit us from incurring additional Senior Indebtedness, which may include Indebtedness that is senior to the subordinated debt securities of any series, but subordinate to our other obligations. The senior debt securities will constitute Senior Indebtedness with respect to the subordinated debt securities of each series under the subordinated indenture.

   The term "Senior Indebtedness" means, with respect to the subordinated debt securities of any particular series, all our Indebtedness outstanding at any time, except (1) the subordinated debt securities of such series, (2) Indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such Indebtedness is subordinated to or ranks equally with the subordinated debt securities of such series, (3) Indebtedness of PXRE to an Affiliate of PXRE, (4) interest accruing after the filing of a petition initiating any bankruptcy, insolvency or other similar proceeding unless such interest is an allowed claim enforceable against us in a proceeding under federal or state bankruptcy laws and (5) trade accounts payable. Senior Indebtedness with respect to the subordinated debt securities of any particular series will continue to be Senior Indebtedness with respect to the subordinated debt securities of such series and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness. (Sections 1.1 and 16.8 of the subordinated indenture)

   The subordinated indenture provides that the foregoing subordination provisions, insofar as they relate to any particular series of subordinated debt securities, may be changed prior to the issuance. Any such change would be described in the related prospectus supplement.

NEW YORK LAW TO GOVERN

   The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in that state. (Section 1.13)

INFORMATION CONCERNING THE TRUSTEE

   We may from time to time borrow from, maintain deposit accounts with and conduct other banking transactions with the indenture trustees and affiliates of the indenture trustees in the ordinary course of business.

   Under each indenture, each indenture trustee is required to transmit annual reports to all holders regarding eligibility and qualifications as trustee under the applicable indenture and related matters. (Section 7.3)


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
                            DESCRIPTION OF WARRANTS


   We may issue warrants for the purchase of our preferred shares or common shares. Warrants may be issued independently or together with preferred shares or common shares and may be attached to or separate from these securities. Each series of warrants will be issued under a separate warrant agreement. We will distribute a prospectus supplement with regard to each issue or series of warrants.

WARRANTS TO PURCHASE PREFERRED SHARES OR COMMON SHARES

   Each prospectus supplement for warrants to purchase preferred shares or common shares, will describe:

   o the title of the warrants;

   o the securities for which the warrants are exercisable;

   o the price or prices at which the warrants will be issued;

   o if applicable, the number of the warrants issued with a specified principal amount of our debt securities or each preferred share or common share;

   o if applicable, the date on and after which such warrants and the related securities will be separately transferable;

   o any provisions for adjustment of the number or amount of preferred shares or common shares receivable upon exercise of the warrants or the exercise price of the warrants;

   o if applicable, a discussion of material federal income tax considerations; and

   o any other material terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

EXERCISE OF WARRANTS

   Each warrant will entitle the holder of the warrant to purchase the principal amount of preferred shares or common shares at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants offered in the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

   Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the preferred shares or common shares to be purchased upon such exercise. If less than all of the warrants represented by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

   Prior to the exercise of any warrants to purchase preferred shares or common shares, holders of the warrants will not have any of the rights of holders of the preferred shares or common shares purchasable upon exercise, including the right to vote or to receive any payments of dividends on the preferred shares or common shares purchasable upon exercise.


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
                          DESCRIPTION OF SHARE CAPITAL


   We were incorporated as an exempted company under the Companies Act 1981 of Bermuda, as amended. Accordingly, the rights of our shareholders are governed by Bermuda law and our memorandum of association and bye-laws.

   Our authorized share capital consists of 50,000,000 common shares, 20,000,000 convertible common shares and 10,000,000 preferred shares. Under the consent of the Bermuda Monetary Authority, persons who are not residents of Bermuda may freely hold, vote and transfer the shares that we are offering in this prospectus, provided that our common shares remain listed on the New York Stock Exchange.

COMMON SHARES

   As of August 3, 2004 there were issued and outstanding:

   o 14,416,571 common shares; and

   o 17,914.672 preferred shares convertible into 12,981,646.37 convertible common shares, which are convertible into 12,981,646.37 common shares, based on the adjusted conversion price of $13.80 as of June 30, 2004.

   Our outstanding preferred shares are convertible into convertible common shares and the convertible common shares are convertible into common shares on the terms described under "Outstanding Preferred Shares" below. All of the outstanding common shares are fully paid and nonassessable and the common shares when issued upon conversion of the preferred shares and the convertible common shares will be fully paid and nonassessable. Our common shares are traded on the New York Stock Exchange under the symbol "PXT."

   Our board of directors may issue, grant options exercisable for or otherwise dispose of our authorized common shares to any persons and on any terms they deem appropriate, provided the issuance does not violate Bermuda law or our bye-laws and we obtain Bermuda Monetary Authority approval in applicable circumstances.

   The transfer agent and registrar for the common shares is American Stock Transfer & Trust Company.

   The common shares have the dividend, voting, liquidation and preemptive rights set forth below unless otherwise specified in the prospectus supplement being used to offer the common shares. The applicable prospectus supplement will describe the terms of the common shares including, where applicable, the following:

   o the number of shares to be offered;

   o the offering price or prices;

   o to the extent permitted by applicable law, whether the common shares will be issued in certificated or book-entry form;

   o information with respect to any book-entry procedures; and

   o any additional terms of the common shares which are not inconsistent with the provisions of our bye-laws.

   The common shares will be, when issued against payment therefor, fully paid and nonassessable. Holders of our common shares have no preemptive, redemption, conversion or sinking fund rights. The rights of holders of common shares will be subject to, and may be adversely affected by, the rights of holders of any preferred shares that have been issued and may be issued in the future and any convertible common shares that may be issued in the future. See "Description of Share Capital--Outstanding Preferred Shares" for a description of those preferred shares. The board of directors of PXRE may issue additional preferred shares to obtain additional financing, in connection with acquisitions, to officers, directors and employees of PXRE and its subsidiaries pursuant to benefit plans or otherwise and for other proper corporate purposes.


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
   LIQUIDATION RIGHTS

   In the event of our liquidation, dissolution, or winding-up, the holders of common shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all our debts and liabilities and the liquidation preference of any outstanding preferred shares. Additional authorized but unissued common shares may be issued by our board of directors without the approval of the shareholders.

   Because we are a holding company, our rights, and the rights of holders of our securities, including the holders of common shares, to participate in the distribution of assets of any of our subsidiaries upon that subsidiary's liquidation or recapitalization will be subject to the prior claims of that subsidiary's creditors and preferred shareholders, except to the extent we may be a creditor with recognized claims against the subsidiary or a holder of preferred shares, as the case may be, of the subsidiary.

   VOTING RIGHTS AND SHAREHOLDER MEETINGS

   Each common share has one vote, except that if, and so long as, the shares controlled (as described below) by any person constitute more than 9.9% of the voting power of our outstanding shares, including common shares, the voting rights with respect to the "controlled shares" owned by that person will be limited, in the aggregate, to a voting power of 9.9%. Our board of directors may in its discretion waive the 9.9% limitation on a case by case basis. Our board of directors has waived the 9.9% limitation with respect to Capital Z Financial Services Fund II, L.P. and Capital Z Financial Services Private Fund II, L.P., which we refer to collectively as "Capital Z," and certain of their affiliates.

   Under our bye-laws, "controlled shares" include, among other things, (i) all shares of PXRE that a person owns within the meaning of Section 958(a) of the Internal Revenue Code of 1986, as amended, which we call the "Code," or is considered as owning by applying the rules of Section 958(b) of the Code, (ii) all shares of PXRE that a person owns by applying the rules of Sections 544 or 554 of the Code, and (iii) all shares of PXRE that a person owns directly, indirectly or beneficially as a result of the possession of sole or shared voting power within the meaning of Section 13(d)(3) of the Exchange Act and the rules and regulations promulgated thereunder. These voting reallocation provisions could make it difficult or impossible for any person or group of persons acting in concert to acquire control of us without agreement by our board of directors.

   Our bye-laws provide that the quorum required for a general meeting of shareholders is a majority of the outstanding shares entitled to vote at the meeting present in person or by proxy. In general, matters are determined by a simple majority of votes cast by our common shareholders, except as otherwise required by law and our bye-laws.

   Under our bye-laws, the vote of 66 2/3% of the outstanding shares entitled to vote and the approval of a majority of the board is required to amend our bye-laws regarding the appointment and removal of directors, remuneration, powers and duties of the board, indemnification of directors and officers, director's interests and the procedures for amending bye-laws. Any share entitled to vote may be voted by written proxy and proxies may be valid for all general meetings. There are no limitations under Bermuda law on the voting rights of non-resident or foreign shareholders.

   Under Bermuda law, a company is required to convene at least one general shareholders' meeting per calendar year. Under Bermuda law and our bye-laws, general meetings of shareholders may either be annual or special. Under Bermuda law, special general meetings must be called upon the request of shareholders holding not less than 10% of the paid up share capital of the company carrying the right to vote at general meetings. Directors may also convene special general meetings as they deem necessary.

   Bermuda law requires that shareholders be given at least five days' advance notice of a general meeting, although the accidental omission of notice to any person does not invalidate the proceedings at a meeting. Under our bye-laws, notice of annual general meetings and special general meetings must be made in writing at least 21 days before the meeting.


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
   ELECTION OR REMOVAL OF DIRECTORS

   Under Bermuda law and our bye-laws, directors are elected at the annual general meeting to serve until their successors are elected or appointed, unless they are earlier removed or resign.

   The election of our Class I, II and III directors is determined by a simple majority of votes cast by our common shareholders, except as otherwise required by law. Our shareholders do not have cumulative voting rights. Accordingly, holders of a majority of the common shares entitled to vote in any election of directors may elect all Class I, II and III directors. Our Class IV directors are designated and elected solely by holders of our preferred shares and convertible common shares.

   Under Bermuda law and our bye-laws, a director may be removed at a special general meeting of shareholders specifically called for that purpose, provided that the director was served with at least 14 days' notice. The director has a right to be heard at the meeting. Any vacancy created by the removal of a director at a special general meeting may be filled at that meeting by the election of another director in his or her place or, in the absence of any election, by the board of directors.

   DUTIES OF DIRECTORS AND OFFICERS

   Under the Companies Act 1981, the duties of directors and officers are to act honestly and in good faith with a view to the best interests of the company and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Every director and officer of a Bermuda company is also required to comply with the provisions of a Bermuda Companies Act 1981, all related regulations and the relevant company's bye-laws. In addition, the directors are subject to common law fiduciary duties. These duties include the duty to act bona fide in the best interests of the company, and not for any collateral purpose.

   Under Bermuda law, the directors' duties are owed to the company itself, not to its shareholders or members, creditors, or any class of either shareholders, members or creditors. In discharging his or her duties, a director is required to exercise the care and skill which may be reasonably expected of a person with the director's skills and experience.

   Bermuda law renders void any provision in the bye-laws or in any contract between a company and any director exempting him or her from or indemnifying him or her against any liability in respect of any fraud or dishonesty of which he or she may be guilty in relation to the company. In addition, the Companies Act 1981 provides that where a director, officer or auditor of a company is found liable to any person for damages arising out of the performance of any function of his or her duties, he will only be held jointly and severally liable if it is proved that he or she knowingly engaged in fraud or dishonesty. In any other case, the court will determine the percentage of responsibility of all parties it determines have contributed to the loss or liability of the plaintiff, and the liability of any one director, officer or auditor shall be equal to the total loss suffered by the plaintiff multiplied by the director's, officer's or auditor's percentage of responsibility as determined by the court.

   Our board of directors is currently divided into four classes and comprised of 11 directors. The specific number of directors constituting the board of directors is determined from time to time by resolution of our shareholders at a general meeting. The directors of the class elected at each annual general meeting hold office for a term of three years, with the term of each class expiring at successive annual general meetings of shareholders. A total of four Class IV directors are elected solely by the holders of our Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares in accordance with our bye-laws and the terms of the Description of Stock for Series A Convertible Voting Preferred Shares, Series B Convertible Voting Preferred Shares, Series C Convertible Voting Preferred Shares, Class A Convertible Voting Common Shares, Class B Convertible Voting Common Shares and Class C Convertible Voting Common Shares adopted by our board of directors on December 9, 2001, which we refer to as the "outstanding preferred description of stock".


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
   DIVIDENDS

   The holders of common shares will receive such dividends, if any, as may be declared by our board of directors out of funds legally available for that purpose. Under Bermuda law, we may not declare or pay a dividend, or make a distribution out of contributed surplus, if there are reasonable grounds for believing that (i) we are, or after the payment would be, unable to pay our liabilities as they fall due, or (ii) the realizable value of our assets after the payment or distribution would be less than the aggregate amount of our liabilities and our issued share capital and share premium accounts. All dividends unclaimed for a period of six years after having been declared will be forfeited and revert to us. Except as noted in this paragraph, there are no limitations under Bermuda law on the rights of non-resident or foreign shareholders to receive dividends.

   Under the terms of the Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares, so long as the preferred shareholders maintain certain ownership thresholds during certain time periods, we may not increase dividends paid upon our common shares above a permitted amount or make distributions upon our common shares above a permitted amount without approval of certain of our shareholders.

   As of August 3, 2004 our subsidiaries have issued approximately $167.1 million of subordinated debt securities. Of this amount, approximately $5.2 million have been purchased by certain subsidiaries of ours for investment purposes. From time to time, our affiliates may issue, in private placements, additional subordinated debt securities. In connection with the issuance of subordinated debt securities, we have agreed, among other things, that if full distributions on the subordinated debt securities have not been paid or set apart for payment or we are in default of its related guarantee obligations, PXRE, with certain exceptions, will not declare or pay dividends, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to any of its share capital, including the common shares.

   CHANGES IN CAPITAL

   We may from time to time by shareholder resolution passed by a simple majority of our common shares, convertible common shares (on a fully converted basis) and preferred shares (on a fully converted basis):

   o increase our share capital to be divided into shares in the amount that the resolution prescribes;

   o divide our shares into several classes with different rights;

   o consolidate and divide any or all of our share capital into shares of a larger amount than our existing shares;

   o sub-divide any of our shares into shares of a smaller amount than that fixed by our memorandum of association, as long as the proportion between the amount paid and the amount, if any, unpaid on each reduced share be the same as on the share from which the reduced share is derived;

   o cancel shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person, and diminish the amount of our share capital by the amount of the cancelled shares;

   o change the currency denomination of our share capital; and

   o authorize the reduction of issued share capital or any share premium.

   TRANSFER OF SHARES

   Transfer of shares must be in writing. The instrument of transfer of a share may be in any form which our board of directors approves.

   MODIFICATION OF RIGHTS

   Our bye-laws provide that, subject to Bermuda law and the limitation on controlled shares, the rights attached to any class of common shares may be modified by a resolution passed at a separate general meeting of the holders representing at least 66 2/3% of the votes cast of that class. For purposes of this meeting, one

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
or more shareholders present in person or by proxy representing at least a majority of the issued and outstanding shares of that class and entitled to vote will be a quorum.

   BORROWING POWER

   Neither Bermuda law nor our memorandum of association nor our bye-laws restrict in any way our power to borrow and raise funds. The decision to borrow funds is passed by or under direction of our board of directors, with no shareholders' resolution being required.

CONVERTIBLE COMMON SHARES

   As of August 3, 2004 there were no convertible common shares outstanding.

   Except as otherwise provided, each class of convertible common shares (which includes the Class A Common Shares, Class B Common Shares and Class C Common Shares) has the same voting rights as common shares. Each class of convertible common shares has the same rights, preferences and privileges as each other class of convertible common shares, except as described in the outstanding description of preferred stock which has been filed as an exhibit to the registration statement of which this prospectus forms a part. The convertible common shares automatically convert into common shares on a one- for-one basis upon a transfer of record ownership to any person other than the original purchasers, or any of their respective affiliates or limited partners (including, without limitation, in connection with a public offering of the shares), or a person approved by our board of directors in its sole discretion. Convertible common shares may be converted at the option of the holder into common shares on a one-for-one basis at any time that the holder would be entitled to vote preferred shares generally in the election of directors in accordance with the outstanding preferred description of stock. Our Class IV directors are designated solely by holders of our convertible common shares and preferred shares. The holders of convertible common shares do not vote for any other directors.

   In accordance with the requirements of the Securities and Exchange Commission, under the registration statement of which this prospectus forms a part, we are registering convertible common shares into which convertible preferred shares held by certain of our selling shareholders may be converted. The selling shareholders do not intend to sell either the convertible preferred shares or the convertible common shares, and have entered into an agreement with us not to do so.

OUTSTANDING PREFERRED SHARES

   As of August 3, 2004, there were approximately 17,914.672 preferred shares outstanding.

   On April 4, 2002, in a private placement, we issued 15,000 shares of our preferred shares in a private placement under Section 4(2) of the 1933 Act not involving any public offering. We sold the preferred shares to a limited number of sophisticated investors through direct negotiation without general solicitation or general advertising. We issued 7,500 shares of Series A Preferred Shares, allocated to two sub-series of shares, 5,000 shares allocated to sub-series Al (Al Preferred Shares) and 2,500 shares allocated to sub-series A2 (A2 Preferred Shares); the issuance of 5,000 shares of Series B Preferred Shares, allocated to two sub-series of shares, 3,333.333 shares allocated to Series B1 (B1 Preferred Shares) and 1,666.667 shares allocated to Series B2 (B2 Preferred Shares); and 2,500 shares of Series C Preferred Shares, allocated to two sub-series of shares, 1,666.667 shares allocated to Series Cl (Cl Preferred Shares) and 833.333 shares allocated to Series C2 (C2 Preferred Shares). The material terms and provisions of the rights, preferences and privileges of the preferred shares and convertible common shares are contained in the outstanding preferred description of stock, which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

   PRIORITY

   The respective rights of each series of preferred shares to receive dividends rank pari passu with each other, junior only to the Junior Subordinated Deferrable Interest Debentures due 2027 of PXRE Delaware, capital securities issued by our subsidiaries and the guarantees with respect to those capital securities, and senior to common shares, convertible common shares and all other classes and series of our capital shares,

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
including without limitation other classes and series of preferred shares. Upon our dissolution, liquidation or winding up, the respective holders of each series of preferred shares would have, pari passu, the right to receive, subject to remaining funds, cash equal to the liquidation preference for the respective series of preferred shares and prior to the junior shares. If the remaining funds distributable upon our liquidation, dissolution or winding-up are insufficient to permit payment to the respective holders of each series of preferred shares of the full preferential amounts, then the remaining funds shall be distributed ratably among the preferred shares.

   VOTING

   The preferred shares vote on a fully converted basis with the common shares and other voting securities, together as a single class, on all matters which are submitted to a vote of the shareholders, other than the election of directors, except that in no event will purchasers and their respective affiliates be permitted to exercise voting rights, collectively through our securities, in excess of 49.9% of our aggregate voting power on any shareholder matter. In addition as described above under "Common Shares-- Voting Rights and Shareholder Meetings," our bye-laws provide that, subject to the sole discretion of the board of directors, no person is entitled to exercise voting power in excess of a maximum limitation of 9.9% of the votes conferred on all our issued and outstanding shares. Our board of directors may in its discretion waive the 9.9% limitation on a case by case basis. Our board of directors has waived the 9.9% limitation with respect to Capital Z and certain of their affiliates. Our Class IV directors are designated solely by holders of our preferred shares and convertible common shares. The holders of preferred shares do not vote for any other directors.

   For each series of preferred shares, for so long as any preferred shares remain issued and outstanding, unless otherwise provided by law, the affirmative vote of at least 50% of all the preferred shares issued and outstanding for that series will be necessary to permit us to:

   o authorize, create, designate, issue or sell any securities with rights that rank pari passu with or senior to the preferred shares of that series or adversely affect the holders of those preferred shares or convertible common shares for such series, or amend any existing capital shares if the effect is to rank such capital shares pari passu with those preferred shares; in any manner alter or change the rights or other terms of the preferred shares or convertible common shares for such series as set forth in the outstanding preferred description of stock;

   o reclassify any capital shares into shares that are either senior to or pari passu with the preferred shares for that series in terms of dividends and other distributions or that would adversely affect the rights appertaining to common shares or convertible common shares, as the case may be, which those holders of preferred shares would have after conversion of the preferred shares into convertible common shares for that series or conversion of the convertible common shares into common shares;

   o amend, alter or repeal any provision of our memorandum of association or bye-laws if such action would have an adverse effect on the rights of the holders of preferred shares for the series or those rights appertaining to convertible common shares or common shares which those holders would have after conversion of those preferred shares into convertible common shares or convertible common shares into common shares; or

   o make any change to the authorized number of preferred shares or convertible common shares or issuance of any additional preferred shares or convertible common shares except that the consent of the Series C Preferred Shares is not necessary in order to change the authorized number of or issuance of preferred shares or convertible common shares.

   Additionally, consent will be required in order for us to take certain acts for so long as the initial purchasers of the preferred shares, their respective affiliates and limited partners meet certain ownership thresholds. The acts which require consent include:

   o involving, at any time before April 4, 2005, one or more redemptions, offers to purchase, tender offers or other acquisitions of common shares by or on behalf of us collectively involving the payment by or on behalf of us of cash or other consideration having an aggregate fair market value in excess of an

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
     amount equal to 20% of the cumulative amount by which our consolidated net income in any calendar year commencing with the year ending December 31, 2002 exceeds $50,000,000 minus the sum of all cash and the fair market value of all non-cash consideration paid in respect of redemptions, offers to purchase, tender offers or other acquisitions of our share capital on or after December 10, 2001;

   o resulting in our sale where the per share consideration paid to holders of preferred shares on an as converted basis is less than 200% of the current conversion price of the preferred shares;

   o resulting in the sale or transfer of 25% or more of our assets;

   o resulting in a voluntary delisting of our common shares from the New York Stock Exchange;

   o involving or resulting in the incurrence of additional indebtedness in excess of $50,000,000 in the aggregate at any time before April 4, 2005, not including the first $55,000,000 of any refinancing of the First Amended and Restated Credit Agreement, dated August 31, 1999, among PXRE Delaware, PXRE Group Ltd., PXRE (Barbados) Ltd., certain lenders and First Union National Bank or resulting in a ratio of indebtedness to total capital in excess of 0.25 to 1.00 at any time on or after April 4, 2005;

   o effecting or attempting to effect our voluntary liquidation, dissolution or winding-up;

   o resulting in an expansion by us into lines of business other than continuing lines of business in which we are currently involved;

   o increasing the amount of dividends paid with respect to common shares, at a cumulative annualized rate of more than 10% at any time before April 4, 2005;

   o involving the purchase or renewal of retrocessional or reinsurance coverage from companies that are below certain standards, with certain exceptions for coverages consistent with past practice;

   o effecting any acquisition by us at any time before April 4, 2005 involving aggregate consideration in excess of $50,000,000;

   o increasing investment in any hedge funds beyond amounts held at September 30, 2001 without the prior unanimous approval of the investment committee of the board of directors; and

   o at any time on or after April 4, 2005, resulting in payment of any dividend or other distribution with respect to common shares or resulting in a redemption, offer to purchase, tender offer or other acquisition of our share capital involving consideration having an aggregate fair market value in excess of the greater of the permitted tender offer amount and the permitted dividend amount described in the first and eighth bullets list above.

   DIVIDENDS

   The preferred shares are entitled to receive, when, as and if declared by the board of directors and to the extent of funds legally available for the payment of dividends, cumulative dividends per share at the rate per annum of 8% of the sum of the stated value on each share plus any accrued and unpaid dividends on the preferred shares, payable on a quarterly basis. To the extent dividends are not paid when due, dividends will be payable and accrue at the rate of 10% per annum compounded quarterly until paid. These dividends, if declared by the board of directors, will be payable in shares of preferred shares prior to April 4, 2005 and cash thereafter. We, in our sole election, may decide, in substitution in whole or in part for dividends payable in preferred shares, to pay dividends in cash to the extent of any dividends that, if paid in additional shares of preferred shares, would otherwise cause the initial purchasers of the preferred shares and their affiliates to own more than 49.9% of our share capital on a fully-diluted and fully-converted basis.

   CONVERSION

   For each series, each preferred share, in whole or in part, is convertible at any time at the option of the holder into convertible common shares for the series. The number of convertible common shares per preferred share issuable upon any conversion will be determined by dividing a liquidation preference for the

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
series equal to the aggregate original purchase price of the preferred shares plus accrued but unpaid dividends, by the conversion price then in effect.

   The initial conversion price was $15.69. The conversion price is subject to adjustment to avoid dilution in the event of recapitalization, reclassification, stock split, consolidation, merger, amalgamation or other similar event or an issuance of additional common shares in a private placement below the fair market value or in a registered public offering below 95% of fair market value (in each case, fair market value being the value immediately prior to the date of announcement of issuance) or without consideration. In addition, the conversion price is subject to adjustment, for certain loss and loss expense development on reserves for losses incurred on or before September 30, 2001 (and loss adjustment expenses related thereto), on an after-tax basis, equal to an amount computed in accordance with a formula as set forth in the outstanding preferred description of stock. The conversion price is also subject to adjustment if we experience adverse loss development in excess of a $7 million after-tax threshold. As of June 30, 2004, we had incurred $28.2 million of net after-tax adverse development above this $7 million threshold, resulting in an adjusted conversion price of $13.80.

   Al Preferred Shares, Bl Preferred Shares and Cl Preferred Shares will be mandatorily convertible into Class A Convertible Common Shares, Class B Convertible Common Shares and Class C Convertible Common Shares, respectively, on April 4, 2005, and] all remaining preferred shares will be mandatorily convertible into convertible common shares on April 4, 2008. The conversion price used in connection with the mandatory conversion of Al Preferred Shares, B1 Preferred Shares and Cl Preferred Shares includes price protection.

   Notwithstanding the foregoing, on any conversion date, to the extent necessary to prevent the initial purchasers of preferred shares and their affiliates from owning more than 49.9% of our share capital upon conversion, we shall have the right (but not the obligation) to make a cash payment in lieu of convertible common shares equal to the fair market value of the convertible common shares that would have been received in excess of the 49.9% limitation in connection with any conversion, plus, in certain circumstances, an additional tax gross-up amount to take into account the difference between the federal income tax rate on long-term capital gains and the federal ordinary income tax rate that might apply to the recipient on the receipt of a cash payment in lieu of convertible common shares. The outstanding preferred description of stock does not provide for redemption of the preferred shares.

   In accordance with the requirements of the Securities and Exchange Commission, under the registration statement of which this prospectus forms a part, we are registering outstanding preferred shares held by certain of our selling shareholders that may be converted into common shares that may be sold from time to time. The selling shareholders do not intend to sell either the convertible preferred shares or the convertible common shares into which the preferred are convertible, and have entered into an agreement with us not to do so.

OFFERED PREFERRED SHARES

   The following summary of the terms of the offered preferred shares does not contain all of the information that may be important to you. You should carefully review the applicable description of stock, our bye-laws and the information in the applicable prospectus supplement before you decide to invest in our preferred shares.

   The rights of holders of preferred shares offered by this prospectus will be subject to, and may be adversely affected by, issuances of preferred shares in the future. Under some circumstances, alone or in combination with certain provisions of our memorandum of association and bye-laws, described below under "--Additional Provisions of our Memorandum of Association and Bye-laws," our issuances of preferred shares may discourage or make more difficult an acquisition of PXRE that the board of directors deems undesirable.

   Our board of directors has the power, without further action by our shareholders, unless action is required by applicable laws or regulations or by the terms of outstanding preferred shares, to issue preferred shares in one or more series and to fix the voting rights, designations, preferences and other terms applicable

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
to the preferred shares to be issued. The board of directors may issue preferred shares to obtain additional financing, in connection with acquisitions, as compensation to our officers, directors or employees and our subsidiaries in accordance with benefit plans or otherwise and for other proper corporate purposes. We must obtain consent from the holders of a majority of the outstanding preferred shares of a series before certain securities that rank pari passu or senior to that series, in terms of the payment of dividends or distribution of assets, may be issued.

   Our board of directors has authorized the issuance of one or more series of additional preferred shares and has authorized a committee of the board of directors to establish and designate series and to fix the number of shares and the relative rights, preferences and limitations of the respective series of the preferred shares offered by this prospectus and the applicable prospectus supplement. The offered preferred shares, if and when issued and sold, will be fully paid and nonassessable.

   TERMS SPECIFIED IN PROSPECTUS SUPPLEMENT

   The following description sets forth some general terms and provisions of the offered preferred shares. The number of shares and all of the relative rights, preferences and limitations of the respective series of offered preferred shares that the board of directors or the committee establishes will be described in the applicable prospectus supplement. The terms of particular series of offered preferred shares may differ, among other things, in:

   o designation;

   o number of shares that constitute the series;

   o dividend rate, or the method of calculating the dividend rate;

   o dividend periods, or the method of calculating the dividend periods;

   o redemption provisions, including whether or not, on what terms and at what prices the shares will be subject to redemption at our option;

   o voting rights;

   o preferences and rights upon liquidation or winding-up;

   o whether or not and on what terms the shares will be convertible into or exchangeable for our shares of any other class, series or security or those of any other corporation or any other property;

   o whether depositary shares representing the offered preferred shares will be offered and, if so, the fraction or multiple of a share that each depositary share will represent; and

   o the other rights and privileges and any qualifications, limitations or restrictions of those rights or privileges.

   We have summarized below the material provisions of a series of offered preferred shares. The board of directors or a duly authorized committee of the board of directors will adopt the resolutions to be included in a description of stock prior to the issuance of a series of offered preferred shares.

   Any series or class of preferred shares could, as determined by our board of directors at the time of issuance, rank senior to our common shares with respect to dividends, voting rights, redemption and liquidation rights. The preferred shares authorized are of the type commonly known as blank-check preferred shares.

   The prospectus supplement relating to the new series will specify whether the series of preferred shares will be issued separately, as part of warrant units or upon exercise of warrants.

   RANKING

   Each new series of preferred shares will rank equally with each other series of preferred shares and prior to our common shares regarding the distribution of dividends or disposition of other assets, unless otherwise specified in the applicable prospectus supplement.

   DIVIDENDS

   Unless otherwise specified in the applicable prospectus supplement, holders of each new series of preferred shares will be entitled to receive cash dividends, if declared by the board of directors or a duly authorized committee out of funds legally available for cash dividends. For each series, we will specify in the applicable prospectus supplement:

   o the dividend rates;

   o whether the rates will be fixed or variable or both;

   o the dates of distribution of the cash dividends; and

   o whether the dividends on any series of preferred shares will be cumulative or non-cumulative.

   We will pay dividends to holders of record of preferred shares as they appear on our records, on the record dates fixed by the board of directors or a duly authorized committee.

   We cannot declare or pay full dividends on funds set apart for the payment of dividends on any series of preferred shares unless dividends have been paid or set apart for payment on a proportionate basis with other equity securities that rank equally with the preferred shares regarding the distribution of dividends. If we do not pay full dividends on all equity securities that rank equally, then each series of preferred shares will share dividends in proportion with our other equity securities that rank equally with that series.

   CONVERSION AND EXCHANGE

   The prospectus supplement for any new series of preferred shares will state the terms and other provisions, if any, on which shares of the new series of preferred shares are convertible into common shares or exchangeable for securities of a third party.

   REDEMPTION

   We will specify in the prospectus supplement applicable to each new series of preferred shares:

   o whether it will be redeemable at any time, in whole or in part, at our option or the holder of the preferred shares;

   o whether it will be subject to mandatory redemption pursuant to a sinking fund or on other terms; and

   o the redemption prices.

   In the event that preferred shares are partially redeemed, the shares to be redeemed will be determined by lot, on a proportionate basis or any other method determined to be equitable by the board of directors.

   Dividends will cease to accrue on preferred shares called for redemption, and all rights of holders of redeemed shares will terminate, on and after a redemption date, except for the right to receive the redemption price, unless we default in the payment of the redemption price.

   LIQUIDATION PREFERENCE

   Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of each series of preferred shares will be entitled to receive:

   o distributions upon liquidation in the amount set forth in the applicable prospectus supplement; plus

   o any accrued and unpaid dividends.

   These payments will be made to holders of preferred shares out of our assets available for distribution to shareholders before any distribution is made on any securities ranking junior to the preferred shares regarding liquidation rights.

   In the event that holders of preferred shares are not paid in full upon our liquidation, dissolution or winding up, then these holders will share, on a proportionate basis, any future distribution of our assets with holders of our other securities that rank equally with them.

   After payment of the full amount of the liquidation preference to which they are entitled, the holders of each series of preferred shares will not be entitled to any further participation in any distribution of our assets.

   VOTING RIGHTS

   The holders of preferred shares will have no voting rights except as indicated in the certificate of designations relating to the series, the applicable prospectus supplement or as required by applicable law.

   TRANSFER AGENT AND REGISTRAR

   We will specify each of the transfer agent, registrar, dividend disbursing agent and redemption agent for each new series in the applicable prospectus supplement.

   RESERVATION OF COMMON SHARES

   We have reserved for issuance the full number of convertible common shares issuable on conversion of the preferred shares and the full number of common shares issuable on conversion of the convertible common shares out of the total of our authorized but unissued convertible common shares and common shares to permit the conversion of the preferred shares into common shares including the preferred shares that may be converted by our selling shareholders.

ADDITIONAL PROVISIONS OF OUR MEMORANDUM OF ASSOCIATION AND BYE-LAWS

   ACCESS TO BOOKS AND RECORDS AND DISSEMINATION OF INFORMATION

   Members of the general public have the right to inspect our public documents available at the office of the Registrar of Companies in Bermuda. These documents include our certificate of incorporation, memorandum of association, including its objects and powers, and any alteration to our memorandum of association.

   Our shareholders have the additional right to inspect our bye-laws, minutes of general meetings and our audited financial statements, which must be presented at the annual general meeting. As a company whose shares are listed on an appointed stock exchange, we may prepare and send our shareholders summarized financial statements instead of audited financial statements. If we choose to prepare summarized financial statements, we must make a copy of the summarized financial statements available for inspection by the public at our registered office in Bermuda. Our register of shareholders is also open to inspection by shareholders without charge and to members of the general public on the payment of a fee. We are required to maintain our share register in Bermuda but may, subject to the provisions of the Companies Act 1981, establish a branch register outside Bermuda. Our current branch register outside Bermuda is maintained at American Stock Transfer & Trust Company.

   We are required to keep at our registered office a register of our directors and officers that is open for inspection for not less than two hours in each day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

   AMENDMENT OF MEMORANDUM OF ASSOCIATION AND BYE-LAWS

   Bermuda law provides that the memorandum of association of a company may be amended by a special resolution passed at a general meeting of shareholders of which due notice has been given. In certain circumstances, an amendment to the memorandum of association also requires the approval of the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion. However, approval of the Bermuda Minister of Finance is not required for an amendment that alters or reduces a company's share capital as provided in the Companies Act 1981. Except as set forth in our bye-laws, our bye-laws may be amended by a special resolution passed by a majority of votes cast at a general meeting.

   Under Bermuda law, the holders of an aggregate of no less than 20% in par value of a company's issued share capital have the right to apply to the Bermuda Court for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting. This does not apply to an amendment that alters or reduces a company's share capital as provided in the Companies Act 1981. Where an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda Court. An application for amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering a company's memorandum is passed. Application may be made on behalf of the persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. The application may not be made by persons voting in favor of the amendment.

   APPRAISAL RIGHTS AND SHAREHOLDER SUITS

   Under Bermuda law, in the event of an amalgamation of two Bermuda companies, a shareholder who did not vote in favor of the amalgamation and is not satisfied that fair value has been paid for his or her shares may apply to the Bermuda Court to appraise the fair value of the shares. The amalgamation of a company with another company requires the amalgamation agreement to be approved by:

   o a meeting of the holders of shares of the amalgamating company;

   o a meeting of the holders of each class of shares of the amalgamating company; and

   o in certain circumstances, the consent of the Bermuda Minister of Finance (who may grant or withhold consent at his or her discretion).

   Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong done to the company where the act complained of:

   o is alleged to be beyond the corporate power of the company;

   o is illegal; or

   o would result in the violation of the company's memorandum of association or bye-laws.

   Furthermore, consideration would be given by the Bermuda courts to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company's shareholders than those who actually approved it.

   When the affairs of a company are being conducted in a manner oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Bermuda courts for an order regulating the company's conduct of affairs in the future or ordering the purchase of the shares of any shareholder by other shareholders or by the company.

   Bermuda Monetary Authority consent will be required for the issuance and or transfer of any preferred shares and for any common shares that do not currently benefit from the existing Bermuda Monetary Authority permission.

   Pursuant to our bye-laws, we and each of our members have agreed to waive any claim or right of action we might have against any of our directors or officers with respect to any action taken by the director or officer or the failure of the director or officer to take any action in the performance of his or her duties or supposed duties with or for the company. This waiver does not, however, extend to any matter in respect of any fraud or dishonesty that may attach to the director or officer.

                      DESCRIPTION OF THE DEPOSITARY SHARES


   We may, at our option, elect to offer fractional shares or some multiple of offered preferred shares, rather than individual offered preferred shares. If we choose to do so, we will issue depositary receipts for depositary shares, each of which will represent a fraction or a multiple of a share of a particular series of offered preferred shares as described below.

   The following description of the depositary shares, depositary receipts and the deposit agreement is a summary of the material terms and provisions of those documents and does not contain all of the information that may be important to you. You should carefully review the depositary shares, depositary receipts, the deposit agreement and the information in the applicable prospectus supplement before you decide to invest in our depositary shares.

   The offered preferred shares of any series represented by depositary shares will be deposited under a deposit agreement among us, a depositary selected by us, which we refer to as the "Preferred Share Depositary," and the holders from time to time of depositary receipts issued under the agreement. The depositary will be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, in proportion to the fraction or multiple of an offered preferred share represented by that depositary share, to all the rights and preferences of the offered preferred shares represented by that depositary share, including dividend, voting and liquidation rights.

   The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional or multiple shares of the related series of offered preferred shares. Immediately following the issuance of shares of a series of offered preferred shares, we will deposit those shares with the Preferred Share Depositary, which will then issue and deliver the depositary receipts to the purchasers. Depositary receipts will only be issued evidencing whole depositary shares. A depositary receipt may evidence any number of whole depositary shares.

DIVIDENDS AND OTHER DISTRIBUTIONS

   The Preferred Share Depositary will distribute all cash dividends or other cash distributions received on the related series of offered preferred shares to the record holders of depositary receipts relating to those series in proportion to the number of the depositary shares evidenced by depositary receipts those holders own.

   If we make a distribution other than in cash, the Preferred Share Depositary will distribute the property it receives to the record holders of depositary receipts in proportion to the number of depositary shares evidenced by depositary receipts those holders own, unless the Preferred Share Depositary determines that the distribution cannot be made proportionately among those holders or that it is not feasible to make the distribution. In that event, the Preferred Share Depositary may, with our approval, sell the property and distribute the net proceeds to the holders in proportion to the number of depositary shares evidenced by depositary receipts they own.

   The amount distributed to holders of depositary shares will be reduced by any amounts required to be withheld by us or the Preferred Share Depositary on account of taxes or other governmental charges.

WITHDRAWAL OF SHARES

   Upon surrender of the depositary receipts at the corporate trust office of the Preferred Share Depositary and upon payment of the taxes, charges and fees provided for in the deposit agreement and compliance with any other requirement of the deposit agreement, the holder of the depositary shares evidenced by those depositary receipts is entitled to delivery of the number of whole shares of the related series of offered preferred shares and all money or other property, if any, represented by those shares. Holders of depositary receipts representing any number of whole offered preferred shares will be entitled to receive whole shares of the related series of offered preferred shares, but those holders of whole offered preferred shares will not thereafter be entitled to deposit those offered preferred shares with the Preferred Share Depositary or to

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
receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number representing whole shares of the related series of offered preferred shares to be withdrawn, the Preferred Share Depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

VOTING THE OFFERED PREFERRED SHARES

   Upon receiving notice of any meeting at which the holders of any series of the offered preferred shares are entitled to vote, the Preferred Share Depositary will mail the information contained in the notice of the meeting to the record holders of the depositary receipts relating to that series of offered preferred shares. Each record holder of the depositary receipts on the record date, which will be the same date as the record date for the related series of offered preferred shares, may instruct the Preferred Share Depositary how to exercise his or her voting rights. The Preferred Share Depositary will endeavor, insofar as practicable, to vote or cause to be voted the maximum number of whole offered preferred shares represented by those depositary shares in accordance with those instructions received sufficiently in advance of the meeting, and we will agree to take all reasonable action that may be deemed necessary by the Preferred Share Depositary in order to enable the Preferred Share Depositary to do so. The Preferred Share Depositary will abstain from voting offered preferred shares for which it does not receive specific instructions from the holder of the depositary shares representing them.

REDEMPTION OF DEPOSITARY SHARES

   Depositary shares will be redeemed from any proceeds received by the Preferred Share Depositary resulting from the redemption, in whole or in part, of the series of the offered preferred shares represented by those depositary shares. The redemption price per depositary share will equal the applicable fraction or multiple of the redemption price per share payable with respect to the series of the offered preferred shares. If we redeem shares of a series of offered preferred shares held by the Preferred Share Depositary, the Preferred Share Depositary will redeem as of the same redemption date the number of depositary shares representing the offered preferred shares that we redeem. If less than all the depositary shares will be redeemed, the depositary shares to be redeemed will be selected by lot or substantially equivalent method determined by the Preferred Share Depositary.

   After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding, and all rights of the holders of the depositary shares will cease, except the right to receive the monies payable and any other property to which the holders were entitled upon the redemption upon surrender to the Preferred Share Depositary of the depositary receipts evidencing the depositary shares. Any funds deposited by us with the Preferred Share Depositary for any depositary shares that the holders fail to redeem will be returned to us after a period of two years from the date the funds are deposited.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

   We may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time and from time to time by agreement with the Preferred Share Depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts will not be effective unless it has been approved by the holders of at least a majority of the depositary shares then outstanding, and no amendment may impair the right of any holder of any depositary receipts, described above under "--Withdrawal of Shares," to receive shares of the related series of offered preferred shares and any money or other property represented by those depositary shares, except in order to comply with mandatory provisions of applicable law. We may terminate the deposit agreement at any time with at least 60 days' prior written notice to the Preferred Share Depositary. Within 30 days of the date of the notice, the Preferred Share Depositary will deliver or make available for delivery to holders of depositary receipts, upon surrender of the depositary receipts evidencing the depositary shares, the number of whole shares of the related series of offered preferred shares as are represented by the depositary receipts. The deposit agreement will automatically terminate after there has been a final distribution on the related series of offered preferred shares in connection with our liquidation, dissolution or winding up and that distribution has been made to the holders of depositary shares.

CHARGES OF PREFERRED SHARE DEPOSITARY

   We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay all charges of the Preferred Share Depositary in connection with the initial deposit of the related series of offered preferred shares, the initial issuance of the depositary shares, all withdrawals of shares of the related series of offered preferred shares by holders of depositary shares and the registration of transfers of title to any depositary shares. However, holders of depositary shares will pay other transfer and other taxes and governmental charges and the other charges expressly provided in the deposit agreement to be for their accounts.

LIMITATION ON LIABILITY OF COMPANY AND PREFERRED SHARE DEPOSITARY

   Neither we nor the Preferred Share Depositary will be liable if prevented or delayed by law, by any provision of our bye-laws or of the depositary shares or by any circumstance beyond its control from performing its obligations under the deposit agreement. Our obligations and those of the Preferred Share Depositary under the deposit agreement will be limited to performance with best judgment and in good faith of their duties thereunder, except that they will be liable for negligence or willful misconduct in the performance of their duties thereunder, and they will not be obligated to appear in, prosecute or defend any legal proceeding related to any depositary receipts, depositary shares or related series of offered preferred shares unless satisfactory indemnity is furnished.

PREFERRED SHARE DEPOSITARY AS TRANSFER AGENT AND REGISTRAR

   The Preferred Share Depositary will act as transfer agent and registrar for depositary receipts, and, if offered preferred shares of a series are redeemable, the Preferred Share Depositary will act as redemption agent for the corresponding depositary receipts.

RESIGNATION AND REMOVAL OF PREFERRED SHARE DEPOSITARY

   The Preferred Share Depositary may resign at any time by delivering to us written notice of its election to do so, and we may at any time remove the Preferred Share Depositary. Any resignation or removal will take effect upon the appointment of a successor Preferred Share Depositary. A successor must be appointed by us within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and a combined capital and surplus of at least $50,000,000.

REPORTS TO HOLDERS

   We will deliver all required reports and communications to holders of the offered preferred shares to the Preferred Share Depositary, and it will forward those reports and communications to the holders of depositary shares.

                              FORMS OF SECURITIES


   Each debt security or warrant will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Both certificated securities in definitive form and global securities will be issued in registered form, where our obligation runs to the holder of the security named on the face of the security. Definitive securities name you or your nominee as the owner of the security, and, in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities or warrants represented by these global securities. The depositary maintains a computerized system that will reflect each investor's beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

GLOBAL SECURITIES

   We may issue the registered debt securities or warrants in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or its nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities.

   Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

   If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

   Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

   So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture or warrant agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture or warrant agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture or warrant agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture or warrant agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

   Payments of principal of, and premium, if any, and interest on, debt securities, and any payments to holders with respect to warrants represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. Neither we, the trustees, the warrant agents nor any of our other agents, agents of the trustees or agents of the warrant agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

   We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants' accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of those participants.

   If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. In addition, we may at any time and in our sole discretion decide not to have any of the securities represented by one or more registered global securities. If we make that decision, we will issue securities in definitive form in exchange for all of the registered global security or securities representing those securities. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, or other relevant agent of ours or theirs. It is expected that the depositary's instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.


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
                              SELLING SHAREHOLDERS


   Up to 12,981,646 common shares may be sold from time to time in one or more offerings by the selling shareholders. Such common shares will be issued upon conversion of preferred shares issued and outstanding prior to August 3, 2004. We will not receive any proceeds from sales of common shares by the selling shareholders.

   In accordance with the requirements of the Securities and Exchange Commission, we are registering convertible preferred shares and convertible common shares into which the convertible preferred shares convert. The selling shareholders do not intend to sell either the convertible preferred shares nor the convertible common shares, and have entered into an agreement with us not to do so. None of the selling shareholders has committed to sell any shares under this prospectus. The common shares offered by this prospectus may be offered from time to time by the selling shareholders named below.

   All expenses related to the registration of the shares owned by the selling shareholders will be paid by us; provided, however, that the selling shareholders are obligated to pay any underwriting fees, discounts or commissions in connection with the registration.

   The following table sets forth information relating to the selling shareholders' beneficial ownership of our common stock as of August 3, 2004:


                                                                                                                 COMMON SHARES
                                                                                                                 BENEFICIALLY
                            COMMON SHARES BENEFICIALLY                                                          OWNED AFTER THE
                            OWNED PRIOR TO THE OFFERING                                                            OFFERING
                          ------------------------------                     MAXIMUM          MAXIMUM       -----------------------
                                            PERCENT OF       NUMBER OF      NUMBER OF        NUMBER OF                   PERCENT OF
                                              COMMON        CONVERTIBLE    CONVERTIBLE         COMMON                      COMMON
                                              SHARES         PREFERRED        COMMON           SHARES                      SHARES
SELLING SHAREHOLDERS        NUMBER(1)     OUTSTANDING(2)     SHARES(3)      SHARES(4)        OFFERED(5)     NUMBER(6)   OUTSTANDING
--------------------        ---------     --------------    -----------   -------------    -------------    ---------   -----------
Capital Z Partners,
  Ltd., &
  Affiliates(7).......     6,501,656.91        23.7%          8,957.34     6,490,823.91     6,490,823.91       10,833       0.04%
Reservoir Capital
  Management L.L.C. &
  Affiliates(8).......     3,411,081.94        12.4%          4,490.61     3,254,065.94     3,254,065.94      157,016       0.57%
RER Reinsurance
  Holdings, L.P.(9)...     2,077,063.04         7.6%          2,866.35     2,077,063.04     2,077,063.04            0       0.00%
SAB Capital Advisors,
  L.L.C. and
  Affiliates(10)......     2,231,649.28         8.2%          1,480.95     1,073,149.28     1,073,149.28    1,158,500       4.23%
Robert Stavis(11).....       100,766.20         0.4%            119.43        86,544.20        86,544.20       14,222       0.05%
                          -------------        ----          ---------    -------------    -------------    ---------       ----
   Total..............    14,322,217.37        52.3%         17,914.68    12,981,646.37    12,981,646.37    1,340,571       4.89%
                          =============        ====          =========    =============    =============    =========       ====

---------------
(1) Includes common shares held on the date hereof, plus common shares issuable upon conversion of preferred shares, plus common shares issuable upon exercise of options and/or warrants exercisable within 60 days of the date hereof, plus restricted common shares.
(2) Applicable percentage ownership is based on 14,416,571 common shares outstanding as of August 3, 2004 plus 12,981,646 common shares issuable upon conversion of the preferred shares, plus 13,221 common shares issuable upon exercise of options held by the selling shareholders exercisable within 60 days, plus 18,500 restricted common shares held by the selling shareholders and 1,308,850 common shares beneficially owned by the selling shareholders.
(3) Includes issued and outstanding Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares.
(4) Assumes all of the preferred shares are converted into convertible common shares, although the selling shareholders may sell all, part or none of their preferred shares covered by the registration statement of which this prospectus forms a part. Includes Class A Common Shares, Class B Common Shares and Class C Common Shares issuable upon conversion of the Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares, respectively.
(5) Includes only common shares issuable upon conversion of the convertible common shares into which the issued and outstanding preferred shares convert.
(6) Assumes all of the common shares issuable upon conversion of preferred shares are sold, although the selling shareholders may sell all, part or none of their common shares covered by the registration statement of which this prospectus forms a part.
(7) According to the Company's Share Register, Capital Z holds 8,957.337 preferred shares, which includes 5,939.918 A1 Preferred Shares and 2,969.959 A2 Preferred Shares owned by Capital Z Fund and 31.640 A1 Preferred Shares and 15.820 A2 Preferred Shares owned by Capital Z Private Fund. The 8,957.337 preferred shares held by Capital Z are convertible into 6,490,823.913 common shares. In addition, Capital Z Management, LLC holds 7,500 common shares, 5,834 of which are restricted common shares, and options exercisable within 60 days to purchase 3,333 common shares that were granted to it under our Director Stock Plan as the designee of Susan Fleming and Bradley Cooper, members of our board of directors.
(8) According to the Company's Share Register, Reservoir Capital Partners Master Fund, L.P. ("Reservoir Master Fund") and Reservoir Capital Partners, L.P. ("Reservoir Partners" and, together with Reservoir Master Fund and their various affiliates, "Reservoir") hold the 4,490.611 preferred shares, which includes 2,562.641 B1 Preferred Shares and 1,281.322 B2 Preferred Shares owned by Reservoir Partners and 431.099 B1 Preferred Shares and 215.549 B2 Preferred Shares owned by Reservoir Master Fund. The 4,490.611 preferred shares held by Reservoir are convertible into 3,254,065.942 common shares. According to an Amended
     Schedule 13D filed on July 15, 2002 by Reservoir, Reservoir holds 150,350 common shares. In addition, Reservoir holds 5,000 common shares, 4,167 of which are restricted common shares, and options exercisable within 60 days to purchase 1,666 common shares that were granted to it under our Director Stock Plan as a designee of Craig Huff, a member of our board of directors.
(9) According to the Company's Share Register, RER holds the 2,866.347 preferred shares, consisting of 1,910.898 C1 Preferred Shares and 955.449 C2 Preferred Shares owned by Rainwater. The 2,866.347 preferred shares held by RER are convertible into 2,077,063.043 common shares. Based on the Amended Schedule 13D filed on July 15, 2002, we believe Richard Rainwater, as the sole general partner of RER, has the sole voting and dispositive power with respect to the 2,866.347 preferred shares held by RER.
(10) According to amendment number three to the Schedule 13G filed with the Commission on February 17, 2004 by SAB Capital Advisors, L.L.C. and the other entities and person named therein (collectively, the "SAB Entities"), the SAB Entities beneficially own 1,158,500 of the common shares indicated opposite their name in the above table by virtue of: SAB Capital Partners, L.P.'s beneficial ownership of 541,699 common shares; SAB Capital Partners II, L.P.'s beneficial ownership of 13,630 common shares; SAB Capital Advisors, L.L.C.'s beneficial ownership of 555,329 common shares; and the beneficial ownership of 603,171 common shares by SAB Capital Management, L.L.C. and SAB Overseas Capital Management, L.P. The amended Schedule 13G reports that each of the SAB Entities share voting and dispositive power with respect to the common shares reported as beneficially owned. The amended Schedule 13G also reports that Mr. Scott A. Bommer beneficially owns, and shares voting and dispositive power with respect to, all 1,158,500 common shares beneficially owned by the other SAB Entities. According to the Company's Share Register, as of August 3, 2004, the various SAB entities also collectively held 1,480.946 Series B Preferred Shares as follows: SABCPI held 473.744 B1 Preferred Shares and 236.871 B2 Preferred Shares, SABCPII held 15.128 B1 Preferred Shares and 7.564 B2 Preferred Shares, and SABOF held 498.426 B1 Preferred Shares and 249.213 B2 Preferred Shares. The Preferred Shares held by the SAB Entities are convertible into 1,073,149.275 common shares.
(11) Includes 6,000 common shares, 4,501 of which are restricted common shares, and options exercisable within 60 days to purchase 8,222 common shares. Mr. Stavis also holds 119.431 preferred shares, consisting of
     79.621 C1 preferred shares and 39.810 C2 preferred shares, which, 119.431 preferred shares are ultimately convertible into 86,544.202 common shares.

                              PLAN OF DISTRIBUTION


   The securities being offered by this prospectus may be sold by us or the selling shareholders:

   o through agents,

   o to or through one or more underwriters on a firm commitment or best efforts basis,

   o through put or call option transactions relating to the securities,

   o through broker-dealers (acting as agent or principal),

   o directly by us or the selling shareholders to purchasers, through a specific bidding or auction process or otherwise, or

   o through a combination of any such methods of sale.

   The distribution of securities may be effected from time to time in one or more transactions, including block transactions and transactions on the New York Stock Exchange or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or the selling shareholders or from the purchasers of the securities. The selling shareholders and dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If the selling shareholders or such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act of 1933, as amended, which we refer to as the Securities Act.

   Agents may from time to time solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

   If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and prospectus supplement will be used by the underwriters to resell the securities.

   If a dealer is used in the sale of the securities, we, the selling shareholders or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

   We and the selling shareholders may directly solicit offers to purchase the securities and we or the selling shareholders may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

   Agents, underwriters and dealers may be entitled under agreements which may be entered into with us or the selling shareholders to indemnification by us or the selling shareholders against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us and/or the selling shareholders to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement will describe the terms and conditions of the indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

   Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

   Any person participating in the distribution of common shares registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common shares by that person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common shares to engage in market-making activities with respect to our common shares. These restrictions may affect the marketability of our common shares and the ability of any person or entity to engage in market-making activities with respect to our common shares.

   Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. For a description of these activities, see the information under the heading "Underwriting" in the applicable prospectus supplement.

   In connection with the sales of the common shares, the selling shareholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the common shares in the course of hedging their positions. The selling shareholders may also sell short the common shares and deliver common shares to close out short positions, or loan or pledge the common shares to broker-dealers that, in turn, may sell the securities.

   To our knowledge, there are currently no plans, arrangements or understandings between any selling shareholder and any underwriter, broker-dealer or agent regarding the sale of the common shares by any selling shareholder. The selling shareholders may decide not to sell all or a portion of the common shares offered by them pursuant to this prospectus or may decide not to sell common shares under this prospectus. However, the selling shareholders do not intend to offer for resale either the convertible preferred shares or any convertible common shares and have entered into an agreement with us not to do so. In addition, the selling shareholders may transfer, devise or give the common shares by other means not described in this prospectus. Any common shares that qualify for sale pursuant to Rule 144 of the Securities Act, or Regulation S under the Securities Act, may be sold under Rule 144 or Regulation S rather than pursuant to this prospectus.


                                 LEGAL MATTERS


   Certain legal matters with respect to Bermuda law will be passed upon for us by Conyers Dill & Pearman, Hamilton, Bermuda. Certain legal matters with respect to United States and New York law will be passed upon for us by Sidley Austin Brown & Wood LLP. Sidley Austin Brown & Wood LLP will rely on the opinion of Conyers Dill & Pearman with respect to Bermuda law.


                                    EXPERTS

   The consolidated financial statements and financial statement schedules of PXRE Group Ltd. as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the reports of

KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit reports refer to the adoption of the provisions of FAS 133 "Accounting for Derivative Instruments and Hedging Activities," during 2001.


                          CERTAIN ERISA CONSIDERATIONS


   Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which we refer to as a "plan," should consider the fiduciary standards of ERISA in the context of the plan's particular circumstances before authorizing an investment in these securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

   ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans, individual retirement accounts and other arrangements including individual retirement accounts and Keogh plans that are subject to ERISA and/ or Section 4975 of the Code (also "plans"), and "parties in interest" within the meaning of ERISA or "disqualified persons" within the meaning of the Code. Prohibited transactions within the meaning of ERISA or the Code could arise, for example, if these securities are acquired by or with the assets of a plan with respect to which we or one of our subsidiaries or affiliates is a service provider, unless the securities are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or
Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

   The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of these securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

   Unless otherwise specified in the applicable prospectus supplement, these securities may not be purchased or held by any plan, any entity whose underlying assets include "plan assets" by reason of any plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction. Unless otherwise specified in the applicable prospectus supplement, any purchaser, including any fiduciary purchasing on behalf of a plan, or holder of these securities will be deemed to have represented, in its corporate and fiduciary capacity, by its purchase and holding thereof that it either (a) is not a plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any plan or (b) or such purchase and holding will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

   Under ERISA, assets of a plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the plan has invested. Accordingly, insurance company general accounts that include assets of a plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing these securities on behalf of or with "plan assets" of any plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

   Purchasers of these securities have exclusive responsibility for ensuring that their purchase and holding of the securities do not violate the prohibited transaction rules of ERISA or the Code.

                           BERMUDA MONETARY AUTHORITY


   The Bermuda Monetary Authority has classified us as a non-resident of Bermuda for exchange control purposes. Accordingly, the Bermuda Monetary Authority does not restrict our ability to convert currency, other than Bermuda dollars, held for our account to any other currency, to transfer funds in and out of Bermuda or to pay dividends or other forms of payment to non-Bermuda residents who are shareholders or holders of our other securities, other than in Bermuda dollars.

   We have obtained the permission of the Bermuda Monetary Authority for the issuance and free transferability of our share capital that we may offer as described in this document to and between non-residents of Bermuda for exchange control purposes. This permission is subject to the condition that our common shares be listed on an appointed stock exchange, which includes the New York Stock Exchange. No further permission from the Bermuda Monetary Authority will be required to issue our shares or to transfer our shares between persons regarded as non-resident in Bermuda for exchange control purposes. Approvals or permissions received from the Bermuda Monetary Authority do not constitute a guaranty by the Bermuda Monetary Authority as to our performance or our creditworthiness. Accordingly, in giving those approvals or permissions, the Bermuda Monetary Authority will not be liable for our performance or default or for the correctness of any opinions or statements expressed in this document.

SUPERVISION, INVESTIGATION AND INTERVENTION

   The Bermuda Monetary Authority may appoint an inspector with extensive powers to investigate the affairs of an insurer if the Bermuda Monetary Authority believes that such an investigation is in the best interests of the insurer's policyholders or persons who may become policyholders. In order to verify or supplement information otherwise provided to the Bermuda Monetary Authority, the Bermuda Monetary Authority may direct an insurer to produce documents or information relating to matters connected with its business. In addition, the Bermuda Monetary Authority has the power to require the production of documents from any person who appears to be in possession of such documents as the Authority may reasonably require for the performance of its functions under the Insurance Act. The Bermuda Monetary Authority has the power in respect of a person registered under the Insurance Act, to appoint a professional person to prepare a report on any aspect of any matter about which the Bermuda Monetary Authority has required or could require information. If it appears to the Bermuda Monetary Authority to be desirable in the interests of the clients of a person registered under the Insurance Act, the Bermuda Monetary Authority may also exercise these powers in relation to any company that is or has at any relevant time been (a) a parent company, subsidiary company or related company of that registered person, (b) a subsidiary company of a parent company of that registered person, (c) a parent company of a subsidiary company of that registered person or (d) a company in the case of which a shareholder controller of that registered person, either alone or with any associate or associates, holds 50 per cent or more of the shares or is entitled to exercise, or control the exercise of more than 50 per cent of the voting power at a general meeting.

   If it appears to the Bermuda Monetary Authority that there is a risk of an insurer becoming insolvent, or that the insurer is in breach of the Insurance Act or any conditions imposed upon its registration, the Bermuda Monetary Authority may, among other things, direct the insurer (i) not to take on any new insurance business, (ii) not to vary any insurance contract if the effect would be to increase its liabilities, (iii) not to make certain investments,
(iv) to liquidate certain investments, (v) to maintain in, or transfer to the custody of a specified bank, certain assets, (vi) not to declare or pay any dividends or other distributions or to restrict the making of such payments and/or (vii) to limit its premium income. The Bermuda Monetary Authority intends to meet with each Class 4 insurance company on a voluntary basis, every two years.

DISCLOSURE OF INFORMATION

   In addition to powers under the Insurance Act to investigate the affairs of an insurer, the Bermuda Monetary Authority may require certain information from an insurer (or certain other persons) to be produced to them. The Bermuda Monetary Authority has the power to assist other regulatory authorities, including foreign insurance regulatory authorities, with their investigations involving insurance and reinsurance companies in Bermuda but subject to restrictions. For example, the Bermuda Monetary Authority must be satisfied that the assistance being requested is in connection with the discharge of regulatory responsibilities of the foreign regulatory authority. Further, the Bermuda Monetary Authority must consider whether cooperation is in the public interest. The grounds for disclosure are limited and the Insurance Act provides sanctions for breach of the statutory duty of confidentiality.

   Under the Companies Act, the Minister of Finance has been given powers to assist a foreign regulatory authority that has requested assistance in connection with inquiries being carried out by it in the performance of its regulatory functions. The Minister's powers include requiring a person to furnish information, to produce documents, to attend and to give assistance and answer questions in connection with inquiries. The Minister must be satisfied that the assistance requested by the foreign regulatory authority is for the purpose of its regulatory functions and that the request is in relation to information in Bermuda that a person possesses or controls. The Minister must consider, amongst other things, whether it is in the public interest to give the information.


              UNENFORCEABILITY OF CERTAIN UNITED STATES JUDGMENTS


   PXRE Group Ltd. is organized under the laws of Bermuda. In addition, some of our directors and officers, as well as the experts named in this prospectus reside outside of the United States. A substantial portion of our and their assets are or may be located outside the United States. As a result it may not be possible for the holders of our common or preferred shares or holders of other securities to effect service of process within the United States upon us and them or to enforce against us and them in U.S. courts judgments based on the civil liability provisions of the securities laws of the United States. However, investors may serve us with process in the United States with respect to actions against us arising out of or in connection with violations of securities laws of the United States, relating to offers and sales of the securities covered by this prospectus, by serving CT Corporation, our United States agent irrevocably appointed for that purpose.

   In addition, there is significant doubt as to whether the courts of Bermuda would recognize or enforce judgments of U.S. courts obtained against us or our directors or officers based on the liability provisions of the securities laws of the United States or any state or hear actions brought in Bermuda against us or those persons based on those laws. We have been advised by our Bermuda legal counsel, Conyers Dill & Pearman, that the United States and Bermuda do not currently have as treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a U.S. judgment would be enforceable in Bermuda against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by the Bermuda Court as having jurisdiction over us or our directors or officers, as determined by reference to the Bermuda conflict of law rules. A judgment debt from a U.S. court that is final and for a sum certain based on U.S. federal securities laws may not be enforceable in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

   U.S. statutory law and related regulations are not enforceable by original action in Bermuda and investors could not rely upon U.S. federal securities laws to assert a cause of action in the Bermuda courts. There are, however, remedies available under Bermuda common law, equity and under Bermuda statutes that would be available to investors in the Bermuda courts against the registrant, affiliates of the registrant, underwriters, or any named expert. These remedies will not be identical to the remedies available under U.S. statutory law and may not be as extensive.


                          DIFFERENCE IN CORPORATE LAWS

   The Companies Act 1981 of Bermuda, which applies to us, differs in material respects from laws generally applicable to U.S. corporations and their shareholders. Set forth below is a summary of significant provisions of the Companies Act, including modifications adopted pursuant to the bye-laws, applicable to us which differ in some respects from provisions of Delaware corporate law. Because the following statements are summaries, they do not purport to deal with all aspects of Bermuda law that may be relevant to us and our shareholders.

ALTERNATE DIRECTORS

   Bermuda law provides that each director may appoint an alternate director, who shall have the power to attend and vote at any meeting of the board of directors or committee at which that director is not personally present and to sign written consents in place of that director. Delaware law does not provide for alternate directors.

COMMITTEES OF THE BOARD OF DIRECTORS

   Our bye-laws provide, as permitted by Bermuda law, that the board of directors may delegate any of its powers to committees that the board appoints, and those committees may consist partly or entirely of non-directors. Delaware law allows the board of directors of a corporation to delegate many of its powers to committees, but those committees may consist only of directors.

FIDUCIARY DUTIES OF DIRECTORS AND OFFICERS

   In addition to common law fiduciary duty to us, the Companies Act 1981 of Bermuda imposes the following fiduciary duties on each director and officer:

   Duty to act honestly and in good faith with a view to the best interests of the company. In conflict of interest situations, a director or officer must place the best interests of the company above the director's own personal interests. A director or officer may not use his or her position as a director or officer to make a personal profit from opportunities that rightfully belong to the company.

   Duty to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. A director or officer must act reasonably in accordance with the level of skill expected from a person of his or her knowledge and experience. A director must attend diligently to the company's affairs, but may, in doing so, act on an intermittent, rather than a continuous, basis. A director or officer may delegate management functions to suitably qualified persons, although the director or officer will not avoid duty by delegation to others.

   These two duties are similar to the duty of loyalty and the duty of care that directors and officers have under Delaware law. Delaware courts generally presume that directors have fulfilled their duty of care so long as their conduct does not involve fraud, illegality, conflict of interest, lack of a rational business purpose or gross negligence. A Bermuda court is likely to interfere with decisions of directors only if the directors acted in bad faith or exceeded the powers granted to them under a company's bye-laws, or it the court finds that no reasonable board of directors could have come to the decision that was reached.

   Under Bermuda law, directors and officers owe fiduciary duties to the company as a whole and not to shareholders individually. If a company suffers any losses due to acts or omissions of its directors or officers that constitute a breach of their duties to the company, then the company may be able to recover its losses from those directors or officers. Examples of this type of situation would be misappropriation of the company's assets or transactions undertaken on behalf of the company for an unlawful purpose. Under Delaware law, directors and officers owe fiduciary duties to both the corporation and its shareholders.

INTERESTED DIRECTOR TRANSACTIONS

   Bermuda law and our bye-laws provide that any transaction entered into by us in which a director has an interest is not voidable by us nor can the director be liable to us for any profit realized pursuant to the transaction provided the nature of the interest is disclosed at the first opportunity at a meeting of directors or in writing to the directors. Under Delaware law, this type of transaction would not be voidable if:

   o the material facts as to the director's relationship or interest and as to the transaction are disclosed or are known to the board of directors, and the board, in good faith, authorizes the transaction by the affirmative vote of a majority of the disinterested directors;

   o the material facts as to the director's relationship or interest and as to the transaction are specifically approved, in good faith, by vote of the shareholders; or

   o the transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors or the shareholders.

   Under Delaware law, the interested director could be held liable for a transaction in which the director derived an improper personal benefit.

BUSINESS COMBINATIONS

   A Bermuda company may not enter into business combinations with its large shareholders or affiliates, without obtaining prior approval from its board of directors and, in certain instances, its shareholders. Examples of business combinations include mergers, asset sales and other transactions in which a large shareholder or affiliate receives or could receive a financial benefit that is greater than that received or to be received by other shareholders. A Delaware company may not enter into a business combination with an interested shareholder for a period of three years from the time the person became an interested shareholder unless it obtained either:

   o prior approval from its board of directors of the business combination or transaction, which resulted in the person becoming an interested shareholder; or

   o simultaneous or subsequent approval by its board of directors and a supermajority of its shareholders.

   Notwithstanding the previous sentence, the prior approval of its board of directors and/or a supermajority of its shareholders would not be required if, upon consummation of the transaction which resulted in the person becoming an interested shareholder, the interested shareholder owned at least 85% of the outstanding voting shares at the time the transaction commenced or if the company expressly opted out of this statute in its articles of incorporation. Under Delaware law, an interested shareholder is someone who, together with its affiliates and associates, owns 15% or more of our outstanding voting shares.

MERGERS AND SIMILAR ARRANGEMENTS

   We may acquire the business of another Bermuda exempted company or a company incorporated outside Bermuda of which the business is within the business purposes as set forth in our memorandum of association. We may, with the approval of a majority of votes cast at a general meeting of our shareholders at which a quorum is present, amalgamate with another Bermuda company or with a body incorporated outside of Bermuda. In the case of an amalgamation, a shareholder may apply to a Bermuda court for a proper valuation of the shareholder's shares if the shareholder is not satisfied that fair value has been paid for the shares. The court ordinarily would not disapprove the transaction on that ground absent evidence of fraud or bad faith. Under Delaware law, with some exceptions, a merger, consolidation or sale of all or substantially all of the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote on the transaction (rather than, as in Bermuda, a majority of votes cast). Delaware law also provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any subsidiary of which it owns at least 90% of the outstanding shares of each class of share capital. Upon this type of merger and unless the parent corporation owns 100% of the subsidiary's shares, dissenting shareholders of the subsidiary would have appraisal rights for the shares of the subsidiary.

TAKEOVERS

   Bermuda law provides that where an offer is made for shares of a company and within four months of the offer the holders of not less than 90% of the shares which are the subject of the offer accept the offer, the company may, by notice, require the nontendering shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to the court within one month of the notice objecting to the transfer. The burden is on the dissenting shareholders to show that the court should exercise its direction to enjoin the required transfer, which the court will be unlikely to do unless there is evidence of fraud or bad faith or collusion between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders. There are no directly comparable provisions under Delaware law, although as set forth above under "Mergers and Similar Arrangements," a parent corporation holding 90% of a subsidiary's shares could cause a merger of that subsidiary, which would give any minority shareholders dissenter rights.

SHAREHOLDER'S SUIT

   The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in many United States jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in the name of the company to remedy a wrong done to a company where the act complained of is alleged to be beyond the corporate power of the company, is illegal or would result in the violation of the company's memorandum of association or bye-laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where any act requires the approval of a greater percentage of our shareholders than actually approved it. The winning party in this type of an action generally would be able to recover a portion of attorneys' fees incurred in connection with the action. Our bye-laws provide that shareholders waive all claims or rights of action that they might have, individually or in the right of the company, against any director or officer for any act or failure to act in the performance of the director's or officer's duties, except with respect to any fraud or dishonesty of the director or officer. Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In these types of actions, the court has discretion to permit the winning party to recover its attorneys' fees.

LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS

   Bermuda law and our bye-laws provide that a company and its shareholders may waive all claims or rights of action that it or they might have, individually or in the right of the company, against any director or officer for any act or failure to act in the performance of that director's or officer's duties. However, this waiver does not apply to claims involving fraud or dishonesty. This waiver may have the effect of barring claims arising under U.S. federal securities laws. Under Delaware law, a corporation may include in its certificate of incorporation provisions limiting the personal liability of its directors to the corporation or its shareholders for monetary damages for many types of breach of fiduciary duty. However, these provisions may not limit liability for any breach of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, the authorization of unlawful dividends, share repurchases or share redemptions, or any transaction from which a director derived an improper personal benefit. Moreover, these provisions would not be likely to bar claims arising under U.S. federal securities laws. Our bye-laws do not provide for these specific types of limitation of liability of our directors and officers.

INDEMNIFICATION OF DIRECTORS

   In accordance with Bermuda law, we may indemnify our directors or officers in their capacity as directors or officers against all civil liabilities for any loss arising out of, or liability attaching to them by virtue of, any rule of law in respect of any negligence, default, breach of duty or breach of trust of which a director or officer may be guilty in relation to the company other than in respect of the director's or officer's fraud or dishonesty. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action, suit or proceeding by reason of his or her position if:

   o the director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation; and

   o with respect to any criminal action or proceeding, the director or officer had no reasonable cause to believe his or her conduct was unlawful.


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
ENFORCEMENT OF JUDGMENTS AND OTHER MATTERS

   We have been advised by Conyers Dill & Pearman, our Bermuda counsel, that there is doubt as to whether:

   o an investor would be able to enforce, in the courts of Bermuda, judgments of United States courts against us or our directors or officers, as well as the experts name in this prospectus, based on the civil liability provisions of the United States federal securities laws; or

   o an investor would be able to bring an original action in the courts of Bermuda to enforce liabilities against us or our directors and officers, as well as the experts name in this prospectus, based solely on United States federal securities laws.

   We also have been advised by Conyers Dill & Pearman that there is no treaty in effect between the United States and Bermuda providing for enforcement of judgments based on securities laws, and there are grounds upon which Bermuda courts may decide not to enforce judgments of Unites States courts. Certain remedies available under the laws of United States jurisdictions, including some remedies available under the United federal securities laws, may not be allowed in Bermuda courts as contrary to Bermuda public policy. See also "Unenforceability of Certain United States Judgments".

INSPECTION OF CORPORATE RECORDS

   Members of the general public have the right to inspect our public documents at the office of the Registrar of Companies in Bermuda, which will include our memorandum of association, including its objects and powers, and any alteration to our memorandum of association and documents relating to any increase or reduction of authorized share capital. Our shareholders have the additional right to inspect our bye-laws, minutes of general meetings and audited financial statements (and, if applicable, summarized financial statements), which must be presented to the general meeting of shareholders. The register of our shareholders is also open to inspection by shareholder without charge, and to members of the public for a fee. We are required to maintain our share register in Bermuda but may establish a branch register outside Bermuda. We are required to keep at our registered office a register of our directors and officers, which is open for inspection by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records. Delaware law permits any shareholder to inspect or obtain copies of a corporation's shareholder list, share ledger and its other books and records for any purpose reasonably related to the person's interest as a shareholder.

                                  [PXRE LOGO]

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, each Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamilton, Bermuda, on the 22nd day of November, 2004.




                              PXRE GROUP LTD.
                              (Registrant)



                              By:          /s/ Jeffrey L. Radke
                                 -----------------------------------------------
                                  Name:    Jeffrey L. Radke
                                  Title:   President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the date indicated.


                         SIGNATURE                                                    TITLE
                         ---------                                                    -----

                   /s/ Jeffrey L. Radke
           ------------------------------------
                     Jeffrey L. Radke                                 President and Chief Executive Officer
                                                                          (Principal Executive Officer)


                   /s/ John M. Modin
           ------------------------------------
                       John M. Modin                            Senior Vice President and Chief Financial Officer
                                                              (Principal Financial Officer and Principal Accounting
                                                                                     Officer)



                   /s/ *
           ------------------------------------
                      Gerald L. Radke                                         Chairman and Director


                  /s/ *
           ------------------------------------
                    F. Sedgwick Browne                                               Director


                  /s/ *
           ------------------------------------
                     Bradley E. Cooper                                               Director


                  /s/ *
           ------------------------------------
                    Robert W. Fiondella                                              Director


                  /s/ *
           ------------------------------------
                     Susan S. Fleming                                                Director


                         SIGNATURE                                                    TITLE
                         ---------                                                    -----


                   /s/ *
           ------------------------------------
                     Franklin D. Haftl                                               Director



                  /s/ *
           ------------------------------------
                       Craig A. Huff                                                 Director


                  /s/ *
           ------------------------------------
                    Mural R. Josephson                                               Director


                 /s/ *
           ------------------------------------
                      Wendy Luscombe                                                 Director


                 /s/ *
           ------------------------------------
                   Philip R. McLoughlin                                              Director


                 /s/ *
           ------------------------------------
                     Robert M. Stavis                                                Director




                                                            *By:             /s/ Jeffrey L. Radke
                                                             --------------------------------------------------------
                                                                            Jeffrey L. Radke
                                                                            Attorney-in-Fact




                                                            By:             /s/ John M. Modin
                                                             --------------------------------------------------------
                                                                            John M. Modin
                                                                            Authorized U.S. Representative

Dated:  November 22, 2004
